     As filed with the Securities and Exchange Commission on May 1, 1997
                                                            Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        SPANISH BROADCASTING SYSTEM, INC.
             (Exact name of registrant as specified in its charter)


                                                            4832
                                                (Primary Standard Industrial
             DELAWARE                           Classification Code Number)                          13-3827791
   (State or other jurisdiction                                                                   (I.R.S. Employer
of incorporation or organization)           (SEE TABLE OF ADDITIONAL REGISTRANTS)                Identification No.)

                       26 WEST 56TH STREET                                                 RAUL ALARCON, JR.
                     NEW YORK, NEW YORK 10019                                      SPANISH BROADCASTING SYSTEM, INC.
                          (212) 541-9200                                                  26 WEST 56TH STREET
           (Address, including zip code, and telephone                                  NEW YORK, NEW YORK 10019
           number, including area code, of registrant's                                      (212) 541-9200
                   principal executive offices)                                 (Name, address, including zip code, and
                                                                                 telephone number, including area code,
                                                                                         of agent for service)

                                   COPIES TO:

                                 JASON SHRINSKY
                             WILLIAM E. WALLACE, JR.
                   KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
                                 425 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 836-8000


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:

                         CALCULATION OF REGISTRATION FEE


==============================================================================================================
                                                                    AMOUNT TO           PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                BE REGISTERED    OFFERING PRICE PER SECURITY
--------------------------------------------------------------------------------------------------------------
11% Senior Notes due 2004, Series B                                $75,000,000                100%
--------------------------------------------------------------------------------------------------------------
14-1/4% Senior Exchangeable Preferred Stock, Series B                175,000                  $905
--------------------------------------------------------------------------------------------------------------
14-1/4% Exchange Debentures due 2005, Series B                         (2)                     --
--------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value                                   (3)                     --
--------------------------------------------------------------------------------------------------------------
Guarantees of 11% Senior Notes due 2004, Series B                       --                     --
==============================================================================================================

=========================================================================================================
                                                             PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                OFFERING PRICE(1)      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
11% Senior Notes due 2004, Series B                                  $75,000,000             $22,727.27
---------------------------------------------------------------------------------------------------------
14-1/4% Senior Exchangeable Preferred Stock, Series B               $158,375,000             $47,992.42
---------------------------------------------------------------------------------------------------------
14-1/4% Exchange Debentures due 2005, Series B                            --                     (2)
---------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value                                      --                     (3)
---------------------------------------------------------------------------------------------------------
Guarantees of 11% Senior Notes due 2004, Series B                         --                     (4)
=========================================================================================================

(1) Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.
(2) Such indeterminate amount as may be issuable upon exchange of the 14-1/4% Senior Exchangeable Preferred Stock. No separation consideration will be received for the 14-1/4% Exchange Debentures due 2005 so issued.
(3) Such indeterminate amount as may be issuable upon the occurrence of certain events. See "Description of the Senior Preferred Stock and Exchange Debentures -- Senior Preferred Stock -- Sale of AM Stations", " -- Future Equity Infusion" and "Voting" and "Description of Senior Preferred Stock and Exchange Debentures -- Exchange Debentures -- Sale of AM Stations." No separate consideration will be received for the shares of Class A Common Stock so issued.
(4) Pursuant to Rule 457(n), no registration fee is payable with respect to the Guarantees.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                         TABLE OF ADDITIONAL REGISTRANTS

==================================================================================================================================
                                                   STATE OR OTHER JURISDICTION  PRIMARY STANDARD INDUSTRIAL     I.R.S. EMPLOYER
                    NAME                                  OF INCORPORATION         CLASSIFICATION NUMBER     IDENTIFICATION NUMBER
----------------------------------------------------------------------------------------------------------------------------------
Spanish Broadcasting System, Inc. ...............         New Jersey                        4832                   13-3181941
----------------------------------------------------------------------------------------------------------------------------------
Spanish Broadcasting System of California, Inc. .         California                        4832                   92-3952357
----------------------------------------------------------------------------------------------------------------------------------
Spanish Broadcasting System of Florida, Inc. ....           Florida                         4832                   58-1700848
----------------------------------------------------------------------------------------------------------------------------------
Alarcon Holdings, Inc. ..........................          New York                         6512                   13-3475833
----------------------------------------------------------------------------------------------------------------------------------
Spanish Broadcasting System Network, Inc. .......          New York                         4899                   13-3511101
----------------------------------------------------------------------------------------------------------------------------------
SBS Promotions, Inc. ............................          New York                         7999                   13-3456128
----------------------------------------------------------------------------------------------------------------------------------
SBS of Greater New York, Inc. ...................          New York                         4832                   13-3888732
==================================================================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED MAY 1, 1997

PRELIMINARY PROSPECTUS

                        SPANISH BROADCASTING SYSTEM, INC.

                                OFFER TO EXCHANGE

                       11% SENIOR NOTES DUE 2004, SERIES A
                                       FOR
                       11% SENIOR NOTES DUE 2004, SERIES B
                                       AND
              14-1/4% SENIOR EXCHANGEABLE PREFERRED STOCK, SERIES A
                                       FOR
              14-1/4% SENIOR EXCHANGEABLE PREFERRED STOCK, SERIES B


                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON ___________, 1997, UNLESS EXTENDED

         Spanish Broadcasting System, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letters of Transmittal (the "Exchange Offer"), to exchange (i) its 11% Senior Notes due 2004, Series B (the "Series B Notes") for an equal principal amount of its outstanding 11% Senior Notes due 2004, Series A (the "Series A Notes"), of which an aggregate of $75,000,000 in principal is outstanding as of the date hereof, and (ii) one new share of its 14-1/4% Senior Exchangeable Preferred Stock, Series B (the "Series B Senior Preferred Stock") for each outstanding share of its 14-1/4% Senior Exchangeable Preferred Stock, Series A (the "Series A Senior Preferred Stock"), of which 175,000 shares are outstanding. The form and the terms of each of the Series B Notes and the Series B Senior Preferred Stock will be the same as the form and terms of each of the Series A Notes and the Series A Senior Preferred Stock, respectively, except that (i) each of the Series B Notes and the Series B Senior Preferred Stock will be registered under the Securities Act of 1933, as amended (the "Securities Act") and hence will not bear legends restricting the transfer thereof and (ii) holders of each of the Series B Notes and the Series B Senior Preferred Stock will not be entitled to certain rights of holders of Series A Notes and Series A Senior Preferred Stock, respectively, under the Registration Rights Agreements (as defined herein), which will terminate upon consummation of the Exchange Offer. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." (continued on next page)

     SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR SERIES A SECURITIES IN THE EXCHANGE OFFER.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
             ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESEN-
                  TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is         , 1997.

         Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes that the Series B Notes and Series B Senior Preferred Stock to be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such Series B Securities (as defined herein) from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series B Securities are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Series B Securities. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives Series B Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Securities. The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Securities received in exchange for Series A Securities (as defined herein) where such Series A Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         Holders of Series A Notes and Series A Senior Preferred Stock whose Series A Notes and Series A Senior Preferred Stock are not tendered and accepted in the Exchange Offer will continue to hold such Series A Notes and Series A Senior Preferred Stock and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the indenture governing the Series A Notes and the Series B Notes and the certificate of designation governing the Series A Senior Preferred Stock, respectively. Following consummation of the Exchange Offer, the holders of Series A Notes and Series A Senior Preferred Stock will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Series A Notes and Series A Senior Preferred Stock held by them. The Series B Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the indenture (the "Indenture") dated as of March 15, 1997 governing the Series A Notes and the Series B Notes. The Series A Notes and the Series B Notes are sometimes referred to herein collectively as the "Notes." The Series A Senior Preferred Stock and the Series B Senior Preferred Stock are sometimes referred to herein collectively as the "Senior Preferred Stock". The Series A Notes and the Series A Senior Preferred Stock are sometimes referred to herein collectively as the "Series A Securities." The Series B Notes and the Series B Senior Preferred Stock are sometimes referred to herein collectively as the "Series B Securities."

         The Notes will bear interest at the rate of 11% per annum, payable in cash semi-annually on each March 15 and September 15, commencing September 15, 1997. The Notes will be redeemable at the option of the Company, in whole or in part, on or after March 15, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, the Company may redeem in the aggregate up to 25% of the original principal amount of Notes at any time prior to March 15, 2000, at a redemption price equal to 110% of the principal amount thereof plus accrued and unpaid interest thereon to the redemption date with the Net Proceeds (as defined herein) of one or more Public Equity Offerings (as defined herein); provided that at least $56,250,000 aggregate principal amount of Notes would remain outstanding after giving effect to any such redemption. Upon a Change of Control (as defined herein), each holder will be entitled to require the Company to purchase such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. The Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company. The Notes will be guaranteed (the "Guarantees") on a senior unsecured basis, jointly and severally, by each of the Company's subsidiaries (the "Guarantors"). As of December 29, 1996, after giving pro forma effect to the Transactions (as defined herein), the Company and the Guarantors would have had $179.9 million of senior indebtedness outstanding (including the Notes). The Notes and the Guarantees will be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company and the Guarantors.

         Dividends on the Senior Preferred Stock will be payable semi-annually on each March 15 and September 15, commencing September 15, 1997, at a rate per annum of 14-1/4% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to March 15, 2002 either in cash or by the issuance of additional shares of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. The liquidation preference of the Senior Preferred Stock will be $1,000 per share. The Senior Preferred Stock is redeemable, at the option of the Company, in whole or in part, at any time on or prior to March 15, 2000 at a redemption price equal to 105% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. After March 15, 2000 and prior to March 15, 2002, the Senior Preferred Stock is not redeemable. On or after March 15, 2002, the Senior Preferred Stock is redeemable, at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accumulated and unpaid dividends to the date of redemption. The Company is required, subject to certain limitations, to redeem all of the Senior Preferred Stock outstanding on March 15, 2005 at a redemption price equal to 100% of the liquidation preference thereof plus accumulated and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control, the Company will, subject to certain conditions, offer to purchase all of the outstanding shares of Senior Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of purchase.

         Subject to certain conditions, the Senior Preferred Stock is exchangeable in whole or in part on a pro rata basis, at the option of the Company, on any dividend payment date for the Company's 14-1/4% Exchange Debentures due 2005 (including any such securities paid in lieu of cash dividends, as described herein, the "Exchange Debentures"); provided, that immediately after giving effect to any partial exchange, there shall be outstanding shares of Senior Preferred Stock with an aggregate liquidation preference of not less than $75 million and not less than $50 million in aggregate principal amount of Exchange Debentures. In addition, subject to certain conditions, the Company has agreed to exchange all outstanding Senior Preferred Stock for Exchange Debentures when such an exchange is permitted under the terms of its Indebtedness (as defined herein). Interest on the Exchange Debentures will be payable at a rate of 14-1/4% per annum and will accrue from the date of issuance thereof. Interest on the Exchange Debentures will be payable semi-annually in cash or, at the option of the Company, on or prior to March 15, 2002 in additional Exchange Debentures, in arrears on each March 15 and September 15, commencing on the first such date after the exchange of the Senior Preferred Stock for the Exchange Debentures. The Exchange Debentures mature on March 15, 2005. The Exchange Debentures are redeemable, at the option of the Company, in whole or in part, at any time on or prior to March 15, 2000 at a redemption price equal to 105% of the aggregate principal amount thereof, plus accrued an unpaid interest to the date of redemption. After March 15, 2000 and prior to March 15, 2002, the Exchange Debentures are not redeemable. On and after March 15, 2002 the Exchange Debentures are redeemable, at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption.

         The Exchange Debentures will be subordinated to all existing and future Senior Debt (as defined herein) of the Company and will rank pari passu with or senior to all future Indebtedness of the Company that expressly provides that it ranks pari passu with or junior to the Exchange Debentures, as the case may be. The Exchange Debentures will be unconditionally guaranteed, joint and severally, on a senior subordinated basis, by each of the Guarantors.

         The Exchange Offer is not conditioned on any minimum aggregate principal amount of Series A Notes or any minimum number of shares of Series A Senior Preferred Stock being tendered for exchange. The Company will accept for exchange any and all validly tendered Series A Securities not withdrawn prior to 5:00 p.m., New York City time, on __________, 1997 unless extended by the Company, in its sole discretion (the "Expiration Date"). Tenders of Series A Securities may be withdrawn at any time prior to the Expiration Date. The Exchange

Offer is subject to certain customary conditions. See "The Exchange Offer -- Conditions." The Company has agreed to pay all expenses incident to the Exchange Offer. The Company will not receive any proceeds from the Exchange Offer.

         The Series A Securities constitute securities for which there is no established trading market. Any Series A Securities not tendered and accepted in the Exchange Offer will remain outstanding. The Company does not currently intend to list the Series B Securities on any securities exchange. To the extent that any Series A Securities are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Series A Securities could be adversely affected. No assurances can be given as to the liquidity of the trading market for either the Series A Securities or the Series B Securities.

         The Company has been advised by CIBC Wood Gundy Securities Corp., the initial purchaser (the "Initial Purchaser") of the Series A Securities, that it intends to make a market in the Series A Securities and that, following the Exchange Offer, it intends to make a market in the Series B Securities; however, the Initial Purchaser is under no obligation to do so and any market making activities with respect to the Series B Securities may be discontinued at any time.

         THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF SERIES A NOTES OR SERIES A SENIOR PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Series B Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Series B Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the public reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information can also be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval System which is publicity available through the Commission's Web Site (http: www.sec. gov). Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference.

         Pursuant to the Indenture relating to the Series B Notes and the Certificate of Designation relating to the Series B Senior Preferred Stock, the Company has agreed to furnish to IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), and to registered holders of the Notes and the Senior Preferred Stock, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then required to file reports with the Commission. The Company has agreed that, whether or not the Company is subject to filing requirements under Section 13 or 15(d) of the Exchange Act, and so long as any Notes or Senior Preferred Stock remain outstanding, it will file such other reports as it may determine or as may be required by law.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference herein all documents and reports filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom the Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company at 26 West 56th Street, New York, New York 10019, telephone number (212) 541-9200, attention Chief Financial Officer.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         Certain statements under the captions "Summary," "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the ability of the Company to implement its business and acquisition strategy; the ability of the Company to obtain financing; changes in the industry; competition; availability of key personnel; and changes in or the failure to comply with government regulations. See "Risk Factors." As a result of the foregoing and other factors, no assurance can be given as to the future results, levels of activity and achievements of the Company. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of these statements.

                             SOURCES OF INFORMATION

         Unless otherwise indicated, all market revenue rankings that are contained in this Prospectus are based on information for calendar year 1995 contained in James H. Duncan, Jr., Duncan's Radio Market Guide (1996 ed.). Unless otherwise indicated, rank in audience share data in this Prospectus is based on the "12+ average quarter hour share" -- the number of persons, aged 12 and over, who listen to a radio station for at least five minutes in a quarter-hour segment Monday through Sunday, 6:00 a.m. to midnight in the most recent survey period (Fall 1996) as reported by the Arbitron Company ("Arbitron"), Arbitron Radio Market Reports (copyright 1996). Further, and unless otherwise noted, references herein to the rank of a station among all the radio stations within a market has been determined with reference to all radio stations rated by Arbitron within the applicable market. Area of Dominant Influence ("ADI") information contained herein is based on Arbitron's 1993 ADI definitions. Unless otherwise indicated, all references to the demographic statistics in this Prospectus are derived from Strategy Research Corporation's 1996 United States Hispanic Market Study (the "SRC Study"), United States Census Bureau and Hispanic Business Magazine. The SRC Study is sponsored by advertisers and other businesses targeting the Hispanic market, including the Company and many of its principal competitors. Radio weekly reach information is derived from the RADAR@ reports released on national radio use, as compiled by Statistical Research, Inc. from RADAR 54, Volume 1, Fall 1996.

                                     SUMMARY

         The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements and notes contained elsewhere in this Prospectus. Unless the context otherwise indicates, as used herein, the "Company" or "SBS" means Spanish Broadcasting System, Inc., a Delaware corporation, and its wholly owned subsidiaries, the "Acquisitions" means the acquisition by the Company of WYSY-FM in Chicago and WRMA-FM and WXDJ-FM in Miami, and the "Pending Dispositions" means the planned disposition by the Company of KXMG-AM in Los Angeles, WCMQ-AM in Miami, WXLX-AM in New York and WSKP-FM in Key West, Florida. The Company's fiscal year is defined as the twelve months ended on the last Sunday in September.

                                   THE COMPANY

         The Company is one of the leading Spanish-language radio broadcasting companies in the United States. Following the consummation of the Pending Dispositions, the Company will own and operate seven major market FM radio stations in Los Angeles, New York, Chicago and Miami, which are the #1, #2, #3 and #12 radio revenue markets in the United States, respectively. In addition, these metropolitan areas represent the four largest Hispanic media markets in general, as measured by total media expenditures targeted at the Hispanic population, with over 43% of the United States Hispanic population residing within these markets. The Company also owns and operates an FM radio station in Key Largo, Florida.

         The Company has begun implementing several strategic initiatives designed to enhance the underlying asset value of the Company's radio properties and improve operating performance, including: (i) the acquisition of four new FM radio stations in three key markets, (ii) the disposition of its three AM radio stations and one of its smaller market FM stations, and (iii) the addition of experienced operating management to supervise its radio stations on a regional level. Following the consummation of its dispositions, the Company will focus primarily upon the successful integration of its new radio properties and the improvement of the competitive position and financial performance of its existing radio stations.

         The Company intends to capitalize on the combined national marketing power derived from owning and operating radio stations in the four largest Hispanic media markets in the United States and the economies of scale and ability to target multiple demographics resulting from multiple station ownership within a particular market. Multiple station ownership is expected to allow the Company the opportunity to offer advertising packages on multiple radio stations at attractive price levels and expand the market for advertising targeted at Hispanics, thereby allowing the Company to capture a larger share of a market's overall advertising revenues. The Company's acquisition of WPAT-FM in March 1996 added a second Spanish-language FM outlet to the New York metropolitan market and created the first Spanish-language FM duopoly serving the country's #2 Hispanic media market. The Company's acquisitions of WRMA-FM and WXDJ-FM (the #1 and #2 ranked Spanish-language stations in Miami, respectively) in March 1997 created the first FM triopoly in the #3 Hispanic media market in the United States. Finally, SBS's opportunistic acquisition of WYSY-FM in Chicago from Infinity Holding Corp. of Orlando ("Infinity") will enable the Company to introduce only the second high power Spanish-language FM station in the nation's #4 Hispanic media market.

         During 1996, the Company reassessed its business strategy and determined that its AM radio stations, comprised of WXLX-AM, KXMG-AM and WCMQ-AM, as well as one of its smaller market FM stations, WSKP-FM, did not offer substantial opportunities for growth as compared to its major market FM radio stations. As a result, the Company has decided to redeploy the capital invested in these assets and focus on the development of its major market FM stations which management believes offer significantly better coverage of the Hispanic population to advertisers.

         In order to continue to improve the financial performance of its radio station portfolio, the Company has supplemented its management team with personnel from leading national media companies who have experience in improving station programming and operating results. In particular, the Company has recently hired three radio industry professionals who will have regional responsibility for each of the Company's markets. Mr. Russell Oasis, Executive Vice President-Programming and Chief Operating Officer of the Miami stations, joined the Company in connection with the acquisitions of WRMA-FM and WXDJ-FM, where as general manager of these stations, he was responsible for building and maintaining their #1 and #2 positions in the Miami Spanish-language radio market. Mr. Oasis was also instrumental in reformatting WCMQ-FM, the Company's existing Miami FM station, in October 1996, which increased WCMQ-FM's audience ratings from a 2.1 share for the Summer 1996 Arbitron rating period to a 3.7 share for the Fall 1996 Arbitron rating period in its targeted demographic market. Mr. Oasis is responsible for managing all three of the Company's Miami stations. Mr. Carey Davis, Vice President and General Manager of the New York stations, recently joined the Company after spending the past 11 years with Westinghouse/CBS, including six years as General Sales Manager of WINS-AM in New York City and most recently as Vice President/Sales Development for the CBS and Westinghouse stations. Mr. Davis has extensive radio experience in the New York market and was recently named 1996 National Association of Broadcasters Sales Manager of the Year. Mr. Stephen Humphries, Vice President/Western Region and General Manager of the Los Angeles stations, with responsibility for the Chicago station, joined the Company from Heftel Broadcasting Corp. in October 1996 and has over 20 years of radio industry experience.

                                 MARKET OVERVIEW

         The Company broadcasts primarily to the United States Hispanic population, which is one of the most rapidly growing segments of the United States population. With approximately 27.2 million Hispanics, the United States has the fifth largest Hispanic population in the world. The Hispanic population is highly concentrated in discrete geographic areas, with approximately 63% of all Hispanics residing in the ten largest Hispanic markets in the United States. By the year 2010, Hispanics are projected to account for approximately 13.5% of the total population of the United States and will be the country's largest minority group. According to market studies, the United States Hispanic population has an estimated annual disposable income in excess of $228 billion and is more brand conscious than the general population. In addition, approximately 78% of Hispanics living in the United States prefer to speak Spanish at home, further contributing to the popularity of Spanish-language radio as a source of Spanish-language entertainment, information and culture.

         Primarily due to these factors, the Company believes that the United States Hispanic population represents an attractive market for local and national advertisers. Total media advertising expenditures targeting Hispanics have increased significantly from $166 million in 1983 to an estimated approximately $1.2 billion in 1996, with $322 million, or 28%, of the total Hispanic media advertising allocated to radio advertising. In 1996, Hispanics accounted for approximately 6.0% of total purchasing power while the Company estimates that Spanish-language advertising expenditures accounted for less than 2.7% of total advertising expenditures in all media. The Company believes that the current disparity between the level of Hispanic contribution to total U.S. purchasing power and the level of media expenditures targeting the Hispanic market will lessen and that Spanish-language radio advertising rates will approach general market rate levels. In addition, the Company believes that advertisers are increasingly realizing that radio advertising is an effective means of reaching the Hispanic population.

         After giving effect to the Pending Dispositions, the Company will own and operate seven major market FM radio stations in the four largest Hispanic media markets in the United States:

         Los Angeles: KLAX-FM serves the Los Angeles metropolitan area, which is the #1 radio revenue market and the #1 Hispanic media market in the United States, with an ADI population of approximately 16.1 million of which approximately 37.3% is Hispanic. Of the 46 Arbitron-ranked radio stations serving the Los Angeles metropolitan area, KLAX-FM is currently the #2 ranked Spanish-language radio station and the #5 ranked station overall. KLAX-FM's overall ratings increased from a 3.4 share for the Summer 1996 Arbitron rating period to a 4.0 share for the Fall 1996 Arbitron rating period. The Company's recent programming enhancements and management changes have resulted in these ratings improvements which management believes will improve the operating results of KLAX-FM.

         New York: WSKQ-FM and WPAT-FM serve the New York City metropolitan area, which is the #2 radio revenue market and the #2 Hispanic media market in the United States, with an ADI population of approximately 20.0 million of which approximately 16.4% is Hispanic. WPAT-FM was acquired in March 1996 and reprogrammed with a romantic adult contemporary format designed to complement WSKQ-FM's upbeat salsa and merengue "Latin Power" format. WSKQ-FM and WPAT-FM are the only two Spanish-language FM stations serving the New York metropolitan area. Of the 43 Arbitron-ranked radio stations serving the New York metropolitan area, WSKQ-FM and WPAT-FM are the #1 and #2 ranked Spanish-language stations and are the #5 and #15 ranked stations overall. As a result of the acquisition of WPAT-FM, the Company's combined New York ratings increased from a 5.5 share for the Fall 1995 Arbitron rating period to a 7.2 share for the Fall 1996 Arbitron rating period.

         Miami: WRMA-FM, WXDJ-FM and WCMQ-FM serve the Miami metropolitan area, which is the #12 radio revenue market and the #3 Hispanic media market in the United States, with an ADI population of approximately 3.7 million of which approximately 37.1% is Hispanic. Of the 34 Arbitron-ranked stations serving the Miami metropolitan area, WRMA-FM, WXDJ-FM and WCMQ-FM are the #1, #2 and #5 ranked Spanish-language radio stations and the #4, #5 and #15 ranked stations overall. The Company reformatted WCMQ-FM in October 1996 with a "Spanish Oldies" format to complement the adult contemporary and "Latin Power" formats of WRMA-FM and WXDJ-FM and to further expand the Company's revenue base. Since this format change, WCMQ-FM's ratings have improved from a 2.1 share for the Summer 1996 Arbitron rating period to a 3.7 share for the Fall 1996 Arbitron rating period in its targeted demographic of persons, aged 25 to 54.

         Chicago: WYSY-FM serves the Chicago metropolitan area, which is the #3 radio revenue market and the #4 Hispanic media market in the United States with an ADI population of approximately 9.4 million of which approximately 11.8% is Hispanic. The Company intends to change the station's programming of WYSY-FM from 70s' rock to Spanish-language in the near future. Upon consummation of such reprogramming, WYSY-FM will be only the second high-power Spanish-language FM station covering the Chicago metropolitan area. The Company believes that the Chicago Spanish-language radio market is underserved and offers significant opportunities for growth.

         The Company also owns and operates an FM radio station in Key Largo, Florida.

                               THE EXCHANGE OFFER

Registration Rights Agreement.......   The Series A Securities were sold in transactions exempt from the registration requirements of the Securities Act by the Company on March
                                       27, 1997 to CIBC Wood Gundy Securities Corp. (the "Initial Purchaser")
                                       pursuant to a Securities Purchase Agreement dated as of March 24, 1997 by and among the Company, the Guarantors named therein and the Initial
                                       Purchaser (the "Purchase Agreement").  The Initial Purchaser subsequently sold the Series A Notes and Series A Senior Preferred Stock to qualified institutional buyers in reliance on Rule 144A under the Securities Act.
                                       The Company entered into a Notes Registration Rights Agreement dated March
                                       15, 1997 (the "Notes Registration Rights Agreement") and a Preferred Stock
                                       Registration Rights Agreement dated March 15, 1997 (the "Preferred Stock
                                       Registration Rights Agreement" and, together with the Notes Registration
                                       Rights Agreement, the "Registration Rights Agreements") which grants the holders of the Series A Notes and the Series A Senior Preferred Stock,
                                       respectively, certain exchange and registration rights.  The Exchange
                                       Offer is intended to satisfy such rights. The holders of the Series B
                                       Securities are not entitled to any exchange or registration rights with respect to the Series B Securities.  See "The Exchange Offer -- Purposes
                                       and Effects of the Exchange Offer."

The Exchange Offer..................   The Company is offering to exchange (i) $1,000 principal amount of Series
                                       B Notes for each $1,000 principal amount of Series A Notes that are properly tendered and accepted and (ii) one share of Series B Senior
                                       Preferred Stock for each share of Series A Preferred Stock properly tendered and accepted.  The Company will issue Series B Securities on or promptly after the Expiration Date.  As of the date hereof, there is
                                       $75,000,000 aggregate principal amount of Series A Notes outstanding and
                                       175,000 shares of Series A Senior Preferred Stock outstanding.  The terms of the Series B Securities are substantially identical in all respects to the terms of the Series A Securities for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Series B Securities are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant restricting transfer absent registrations under the Securities Act and (ii) holders of the Series B
                                       Securities will not be entitled to certain rights of holders of the Series
                                       A Securities under the Registration Rights Agreements, which rights will terminate upon the consummation of the Exchange Offer.  See "The Exchange
                                       Offer."  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Series A Notes or any minimum number of shares of
                                       Series A Senior Preferred Stock being tendered for exchange.

                                       Based on an interpretation by the Commission set forth in no-action letters issued to third parties, the Company believes that the Series B Securities issued pursuant to the Exchange Offer in exchange for Series A Securities may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Series B Securities directly from the Company to resell pursuant to
                                       Rule 144A under the Securities Act or any other available exemption under the
                                       Securities Act or (ii) a person that is an affiliate (as defined in Rule 405 under the

                                       Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Series B Securities in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Series B Securities. Each broker-dealer that receives the
                                       Series B Securities for its own account in exchange for the Series A Securities, where such Series A Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Securities. The
                                       Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Expiration Date.....................   The Exchange Offer will expire at 5:00 p.m., New York City time,
                                       on             , 1997, unless the Exchange Offer is extended by the
                                       Company in its reasonable discretion, in which case the term "Expiration
                                       Date" shall mean the latest date and time to which the Exchange Offer is extended.

Conditions to the
Exchange Offer......................   The Exchange Offer is subject to certain customary conditions, which may be waived by the Company.  See "The Exchange Offer -- Conditions."  The
                                       Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such conditions.

Procedures for Tendering
Original Notes......................   Each holder of Series A Securities wishing to accept the Exchange Offer must complete, sign and date the respective Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Series A Securities and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein.  Series A Securities may be physically delivered, but physical delivery is not required if a confirmation of a book-entry transfer of such Original Notes to the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Depository") is delivered in a timely fashion.  By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Series B
                                       Securities acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Series B
                                       Securities, whether or not such person is the holder, that neither the holder nor any such other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such Series B Securities and that neither the holder nor any such person is an "affiliate," as defined under Rule 405 of the
                                       Securities Act, of the Company.  Each broker or dealer that receives
                                       Series B Securities for its own account in exchange for Series A
                                       Securities, where such Series A Securities were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B

                                       Securities. See "The Exchange Offer -- Procedures for Tendering" and "Plan of
                                       Distribution."

Special Procedures for
Beneficial Owner....................   Any beneficial owner whose Series A Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.  If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of
                                       Transmittal and delivering his Series A Securities, either make appropriate arrangements to register ownership of the Series A Securities in such owner's name or obtain a properly completed bond power from the registered holder.  The transfer of registered ownership may take considerable time and may not be completed prior to the Expiration Date.
                                       See "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures..........................   Holders of Series A Securities who wish to tender their Series A
                                       Securities and whose Series A Securities are not immediately available or who cannot deliver their Series A Securities, the Letters of Transmittal or any other documents required by the Letters of Transmittal to the
                                       Exchange Agent prior to the Expiration Date, must tender their Series A
                                       Securities according to the guaranteed delivery procedures set forth in the "Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of the Series A
Securities and Delivery of the
Series B Securities.................   Subject to the satisfaction or waiver of the conditions to the Exchange
                                       Offer, the Company will accept for exchange any and all Series A
                                       Securities which are properly tendered in the Exchange Offer prior to the
                                       Expiration Date.  The Series B Securities issued pursuant to the Exchange
                                       Offer will be delivered on the earliest practicable date following the
                                       Expiration Date.  See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal Rights...................   Tenders of Series A Securities may be withdrawn at any time prior to the
                                       Expiration Date.  See "The Exchange Offer -- Withdrawal of Tenders."

Certain Federal Income Tax
Considerations......................   For a discussion of certain federal income tax considerations relating to the exchange of the Series B Securities for the Series A Securities, see
                                       "Certain Federal Income Tax Consequences of the Exchange Offer."

Exchange Agent......................   IBJ Schroder Bank & Trust Company is serving as the Exchange Agent in connection with the Exchange Offer.  See "The Exchange Offer  -- Exchange
                                       Agent."

Effect on Holders of
the Series A Securities.............   Holders of the Series A Securities who do not tender their Series A
                                       Securities will not have further exchange rights and will continue to be subject to certain restrictions on transfer.  To the extent that Series A
                                       Securities are tendered and accepted in the Exchange Offer, the trading market for untendered Series A Securities could be adversely affected.

Use of Proceeds.....................   There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

                                THE SECURITIES

THE NOTES

         The Exchange Offer applies to $75,000,000 aggregate principal amount of the Series A Notes. The form and terms of the Series B Notes will be the same as the form and terms of the Series A Notes except that (i) the Series B Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Series B Notes will not be entitled to certain rights of holders of Series A Notes under the Notes Registration Rights Agreement which will terminate upon consummation of the Exchange Offer. The Series B Notes will evidence the same debt as the Series A Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with the Old Notes. See "Description of the Notes."

Issue...............................   $75,000,000 aggregate principal amount of 11% Senior Notes due 2004,
                                       Series B.

Maturity Date.......................   March 15, 2004.

Interest Payment Dates..............   Interest will accrue on the Notes from the date of issuance (the "Issue
                                       Date") and will be payable in cash
                                       semi-annually in arrears on each March 15
                                       and September 15, commencing September
                                       15, 1997.

Ranking.............................   The Notes will be senior unsecured obligations of the Company.  The Notes will rank senior in right of payment to all existing and future subordinated indebtedness of the Company.  The Notes will rank pari passu with the Old Notes.

Guarantees..........................   The Notes will be unconditionally guaranteed, on a senior unsecured basis, as to the payment of principal, premium, if any, and interest, jointly and severally (the "Guarantees"), by the Guarantors, which will consist of all of the Company's existing subsidiaries.  A Guarantor shall be released from its obligations under its Guarantee in certain circumstances.  See
                                       "Description of the Notes -- Guarantees."

Optional Redemption.................   The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2001 at the redemption prices set forth herein, together with accrued and unpaid interest thereon to the date of redemption.  In addition, the Company, at its option, may redeem in the aggregate up to 25% of the original principal amount of Notes at any time prior to March 15, 2000, at a redemption price equal to 110% of the principal amount thereof plus accrued and unpaid interest thereon to the redemption date with the Net Proceeds of one or more Public Equity
                                       Offerings (as defined herein); provided, however, that after any such redemption at least $56.25 million aggregate principal amount of Notes remain outstanding and that such redemption occur within 90 days following the consummation of any such Public Equity Offering.

Change of Control...................   In the event of a Change of Control, the Company will be required to make an offer to purchase all outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.  See "Description of the Notes -- Change of Control Offer."
                                       There can be no assurance that the Company will have sufficient funds or will be contractually permitted by outstanding indebtedness to pay the required purchase price for all Notes tendered by holders upon a Change of
                                       Control.

Certain Covenants...................   The Indenture contains covenants for the benefit of the holders of the
                                       Notes that, among other things, restrict the ability of the Company and its Restricted Subsidiaries (as defined herein) to: (i) incur additional
                                       Indebtedness (as defined herein); (ii) pay dividends, make distributions or make certain other restricted payments; (iii) issue stock of, or create, subsidiaries; (iv) make certain investments; (v) repurchase stock;
                                       (vi) create liens; (vii) enter into transactions with affiliates; (viii)
                                       merge or consolidate the Company or the Guarantors; and (ix) transfer or sell assets.  These covenants are subject to a number of important exceptions.  See "Description of Notes -- Certain Covenants."

                                       For more complete information regarding the Notes, including the definitions of certain capitalized terms used above, see "Description of the Notes."

SENIOR PREFERRED STOCK

         The Exchange Offer applies to the 175,000 shares of Series A Senior Preferred Stock plus any additional shares of Series A Senior Preferred Stock issued as dividends prior to the Expiration Date. The form and terms of the Series B Senior Preferred Stock are the same as the form and terms of the Series A Senior Preferred Stock except that the shares of Series B Senior Preferred Stock will be registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act. See "Description of Senior Preferred Stock and Exchange Debentures."

Liquidation Preference..............   $1,000 per share, plus accumulated and unpaid dividends.

Optional Redemption.................   The Senior Preferred Stock will be redeemable, at the option of the
                                       Company, in whole or in part, at any time on or prior to March 15, 2000 at a redemption price equal to 105% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption.  After
                                       March 15, 2000 and prior to March 15, 2002, the Senior Preferred Stock is not redeemable.  On or after March 15, 2002, the Senior Preferred Stock will be redeemable, at the option of the Company, in whole or in part at any time, at the following redemption prices (expressed as a percentage of liquidation preference) if redeemed during the twelve-month period commencing on March 15, of the applicable year set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the redemption date:


                                                     YEAR                           PERCENTAGE
                                                     ----                           ----------
                                                     2002.......................        107%
                                                     2003.......................        105%
                                                     2004 and thereafter........        100%


Mandatory Redemption................   The Company is required, subject to certain conditions, to redeem all of the Senior Preferred Stock outstanding on March 15, 2005 at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption.

Dividends...........................   At a rate equal to 14 1/4% per annum of the liquidation preference per share, payable semi-annually beginning September 15, 1997 and accumulating from the Issue Date.  The Company, at its option, may pay dividends on any dividend payment date occurring on or before March 15, 2002 either in cash or by the issuance of additional shares of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends.

Dividend Payment Dates..............   March 15 and September 15, commencing September 15, 1997.

Sale of AM Stations.................   If the Company has not (a) consummated Asset Sales including the FCC broadcast licenses of WXLX-AM, New York, KXMG-AM, Los Angeles, and
                                       WCMQ-AM, Miami, and applied the lesser of (i) $15.0 million of the Asset
                                       Sale Proceeds with respect to such Asset Sales or (ii) the excess of the
                                       Asset Sale Proceeds with respect to such Asset Sales above $25.0 million, to repurchase Notes or Old Notes, (b) received Net Proceeds from issuances of its Capital Stock (other than Disqualified Capital Stock) after the
                                       Issue Date in an amount equal to or greater than $45.0 million or (c)
                                       utilized $40.0 million of Asset Sale Proceeds from any Asset Sale(s) to repurchase Notes or Old Notes, in each case, on or prior to the AM
                                       Stations Asset Sale Date (as defined below), the Company will issue to the holders of Senior Preferred Stock and Exchange Debentures then outstanding
                                       (on a pro rata basis, based upon the liquidation preference and principal amount, respectively, thereof), to the extent permitted by applicable law,
                                       (x) on the AM Stations Asset Sale Date, shares of Class A Common Stock representing, in the aggregate, 1.5% of the Common Stock of the Company on a fully diluted basis as of the AM Stations Asset Sale Date and (y) on each anniversary of the AM Stations Asset Sale Date until such time as the
                                       Company shall have (A) received Net Proceeds from issuances of its Capital
                                       Stock (other than Disqualified Capital Stock) after the Issue Date in an amount equal to or greater than $45.0 million or (B) utilized $40.0 million of Asset Sale Proceeds from any Asset Sale(s) to repurchase Notes or Old Notes, shares of Class A Common Stock representing 1.5% of the
                                       Common Stock of the Company on a fully diluted basis as of such anniversary. See "Risk Factors -- Risks Related to Government Regulation;
                                       Limitation on Issuances of Common Stock."

                                       As used herein, "AM Stations Asset Sale Date" means April 1, 1998; provided that if, on April 1, 1998, the Company shall have entered into a legally binding sale agreement or agreements for the sale of the FCC broadcast licenses of WXLX-AM, KXMG-AM and
                                       WCMQ-AM, and the only condition to the closing of such Asset Sales is the granting by the FCC of final approval of the transfer of such licenses, the AM Stations Asset Sale
                                       Date shall be the earlier of (a) the 60th day after the FCC approves the transfer of such licenses or (b) the day the FCC denies approval of any such transfer or any such sale agreement shall have been terminated or ceased to be a legally binding agreement of the parties thereto.

Future Equity Infusion..............   If, on any dividend payment date commencing with the March 15, 2000 dividend payment date, the sum of (i) the Net Proceeds received by the
                                       Company from issuances of its Capital Stock (other than Disqualified
                                       Capital Stock) after the Issue Date, (ii) the aggregate liquidation preference of Senior Preferred Stock redeemed or repurchased by the
                                       Company (other than pursuant to the Preferred Stock Exchange Offer) and
                                       (iii) the aggregate liquidation preference of Senior Preferred Stock exchanged for Exchange Debentures does not equal or exceed $50.0 million, the Company shall issue to the holders of Senior Preferred Stock, to the extent permitted by applicable law, on each such dividend payment date shares of Class A Common Stock in an amount equal to 1% of Common Stock of the Company on a fully diluted basis as of such dividend payment date. See
                                       "Risk Factors -- Risks Related to Government Regulation; Limitation on
                                       Issuances of Common Stock."

Voting..............................   The Senior Preferred Stock will be non-voting, except as otherwise required by law and except in certain circumstances described herein, including (i) amending certain rights of the holders of the Senior
                                       Preferred Stock and (ii) the issuance of any class of equity securities that ranks on a parity with or senior to the Senior Preferred Stock.  In addition, if the Company (i) after March 15, 2002 fails to pay cash dividends in respect of two or more semi-annual dividend periods in the aggregate, (ii) fails to make a mandatory redemption or an offer to purchase upon a Change of Control, or (iii) fails to comply with certain covenants or make certain payments on its Indebtedness, holders of a majority of the shares of the Senior Preferred Stock, voting as a class, will be entitled to elect the lesser of two directors or that number of directors constituting at least 25% of the Company's board of directors.

                                       Upon the occurrence of a Voting Rights Triggering Event (as defined), the Company shall issue to the holders of Senior Preferred Stock, to the extent permitted by applicable law, on a pro rata basis, shares of Class A Common Stock in an amount equal to 2% of the Common Stock on a fully diluted basis on the date of issuance. If, on any dividend payment date after the occurrence of such Voting Rights Triggering Event, any
                                       Voting Rights Triggering Event shall be continuing, the Company shall issue to the holders of Senior Preferred Stock, to the extent permitted by applicable law, on a pro rata basis, shares of Class A Common Stock in an amount in the aggregate equal to the product of (a) that number of shares of Class A Common Stock equal to 2% of the Common
                                       Stock on a fully diluted basis as of each such dividend payment date and (b) a fraction, the numerator of which is the number of days (not to exceed 180 days) during the Dividend Period (as defined below) ending on such dividend payment date that a
                                       Voting Rights Triggering Event shall have occurred and been continuing, and the denominator of which is 180. See "Risk Factors -- Risks Related to Government
                                       Regulation; Limitation on Issuances of Common Stock." In addition, so long as a Voting
                                       Rights Triggering Event shall have occurred and be continuing, the dividend rate on the Senior Preferred Stock will increase by 2% per annum.

                                       As used herein, a "Dividend Period" is the period from the Issue Date to September 15,
                                       1997, and, thereafter, the period from a dividend payment date to the next succeeding dividend payment date.

Exchange Provisions.................   The Senior Preferred Stock will be exchangeable into the Exchange
                                       Debentures, at the Company's option, subject to certain conditions, in whole or in part, on a pro rata basis, on any scheduled dividend payment date; provided that immediately after giving effect to any partial exchange, there shall be outstanding shares of Senior Preferred Stock
                                       (whether initially issued or issued in lieu of cash dividends) with an aggregate liquidation preference of not less than $75 million and not less than $50 million of aggregate principal amount of Exchange Debentures.
                                       Subject to certain conditions, the Company has agreed to exchange all outstanding Senior Preferred Stock for Exchange Debentures when such an exchange is permitted under the terms of certain of its Indebtedness.

Ranking.............................   The Senior Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, rank senior to all classes of common stock and to all other classes of preferred stock of the Company.

Change of Control...................   In the event of a Change of Control, the Company will, subject to certain conditions, offer to purchase all outstanding shares of Senior Preferred
                                       Stock at a purchase price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of purchase.
                                       There can be no assurance that the Company will have sufficient funds to purchase all of the Senior Preferred Stock in the event of a Change of
                                       Control or that the Company would be able to obtain financing for such purpose on favorable terms, if at all.

Certain Restrictive
Provisions..........................   The Certificate of Designation (as defined herein) will contain certain restrictive provisions that, among other things, limit the ability of the
                                       Company and its subsidiaries to: (i) incur additional Indebtedness; (ii)
                                       issue preferred stock of subsidiaries; (iii) pay dividends or make certain other restricted payments; (iv) enter into transactions with affiliates;
                                       or (v) merge or consolidate with or sell all or substantially all of their assets to any other person.

EXCHANGE DEBENTURES

Issue...............................   14 1/4% Exchange Debentures due 2005 issuable in exchange for the Senior
                                       Preferred Stock in an aggregate principal amount equal to the liquidation preference of the Senior Preferred Stock so exchanged, plus accumulated and unpaid dividends to the date fixed for the exchange thereof (the
                                       "Exchange Date"), plus any additional Exchange Debentures issued from time to time in lieu of cash interest.

Maturity............................   March 15, 2005.

Interest Rate and
Payment Dates.......................   The Exchange Debentures will bear interest at a rate of 14 1/4% per annum.  Interest will accrue from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date.  Interest will be payable semi-annually in cash (or, at the option of the Company, on or prior to
                                       March 15, 2002, in additional Exchange Debentures) in arrears on each
                                       March 15, and September 15, commencing with the first such date after the
                                       Exchange Date.

Optional Redemption.................   The Exchange Debentures will be redeemable, at the option of the Company, in whole or in part, at any time on or prior to March 15, 2000 at a redemption price equal to 105% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.  After March 15,
                                       2000 and prior to March 15, 2002, the Exchange Debentures are not redeemable.  On or after March 15, 2002, the Exchange Debentures will be redeemable, at the option of the Company, in whole or in part at any time, at the following redemption prices (expressed as a percentage of principal amount) if redeemed during the twelve-month period commencing on March 15 of the applicable year set forth below, plus accrued and unpaid interest to the redemption date:

                                                     YEAR                           PERCENTAGE
                                                     ----                           ----------

                                                     2002.......................        107%
                                                     2003.......................        105%
                                                     2004 and thereafter........        100%

Sale of AM Stations.................   If the Company has not (a) consummated Asset Sales including the FCC broadcast licenses of WXLX-AM, New York, KXMG-AM, Los Angeles, and
                                       WCMQ-AM, Miami, and applied the lesser of (i) $15.0 million of the Asset
                                       Sale Proceeds with respect to such Asset Sales or (ii) the excess of the
                                       Asset Sale Proceeds with respect to such Asset Sales above $25.0 million, to repurchase Notes or Old Notes, (b) received Net Proceeds from issuances of its Capital Stock (other than Disqualified Capital Stock) after the
                                       Issue Date in an amount equal to or greater than $45.0 million or (c)
                                       utilized $40 million of Asset Sale Proceeds from any Asset Sale(s) to repurchase Notes or Old Notes, in each case, on or prior to the AM
                                       Stations Asset Sale Date, the Company will issue to the holders of Senior
                                       Preferred Stock and Exchange Debentures then outstanding (on a pro rata basis, based upon the liquidation preference and principal amount, respectively, thereof), to the extent permitted by applicable law, (x) on the AM Stations Asset Sale Date, shares of Class A Common Stock representing, in the aggregate, 1.5% of the Common Stock of the Company on a fully diluted basis as of the AM Stations Asset Sale Date and (y) on each anniversary of the AM Stations Asset Sale Date until such time as the
                                       Company shall have (A) received Net Proceeds from issuances of its Capital
                                       Stock (other than Disqualified Capital Stock) after the Issue Date in an amount equal to or greater than $45.0 million or (B) utilized $40.0 million of Asset Sale Proceeds from any Asset Sale(s) to repurchase Notes or Old Notes, shares of Class A Common Stock representing 1.5% of the
                                       Common Stock of the Company on a fully

                                       diluted basis as of such anniversary. See "Risk Factors -- Risks Related to Government
                                       Regulation; Limitation on Issuances of Common Stock."

Ranking.............................   The Exchange Debentures will be subordinated in right of payment to all existing and future Senior Debt of the Company.  The Exchange Debentures will rank pari passu or senior to any class or series of Indebtedness that expressly provides that it ranks pari passu or subordinate to the Exchange
                                       Debentures, as the case may be.

Guarantees..........................   The Exchange Debentures will be unconditionally guaranteed, jointly and severally, on a senior subordinated basis by each of the Guarantors (the
                                       "Debenture Guarantees").  The Debenture Guarantees will be general unsecured obligations of the Guarantors and will be subordinated in right of payment to all existing and future Senior Debt of the Guarantors.

Change of Control...................   In the event of a Change of Control, the Company will, subject to certain conditions, be required to offer to purchase all outstanding Exchange
                                       Debentures at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.  There can be no assurance that the Company will have sufficient funds or will be contractually permitted by outstanding indebtedness to pay the required purchase price for all Exchange Debentures tendered by holders upon a
                                       Change of Control.

Certain Covenants...................   The indenture governing the Exchange Debentures (the "Exchange Indenture")
                                       will contain certain covenants for the benefit of the holders of the
                                       Exchange Debentures that, among other things, restrict the ability of the
                                       Company and its Restricted Subsidiaries to (i) incur additional
                                       Indebtedness; (ii) pay dividends, make distributions or make certain other restricted payments; (iii) issue stock of, or create, subsidiaries; (iv)
                                       make certain investments; (v) repurchase stock; (vi) create liens; (vii)
                                       enter into transactions with affiliates; (viii) merge or consolidate the
                                       Company or the Guarantors; and (ix) transfer or sell assets.

         For a more complete description of the Senior Preferred Stock and Exchange Debentures, see "Description of Senior Preferred Stock and Exchange Debentures."

                                 USE OF PROCEEDS

         The Company will not receive any cash proceeds from the issuance of the Series B Securities pursuant to this Prospectus.

                                  RISK FACTORS

         Holders of the Series A Securities should consider carefully the information set forth under the caption "Risk Factors," and all other information set forth in this Prospectus, in evaluating the Exchange Offer.

                         THE OFFERINGS AND TRANSACTIONS

         On March 27, 1997, the Company consummated an offering (the "Notes Offering") of the Series A Notes and an offering (the "Units Offering," and together with the Notes Offering, the "Offerings") of 175,000 units (the "Units"), each Unit consisting of one share of the Series A Senior Preferred Stock and one warrant (the "Warrants") to purchase 0.428 shares of the Company's Class A Common Stock in transactions exempt from the registration requirements of the Securities Act. In conjunction with the Offerings, the Company effected a series of transactions (collectively, including the Offerings, the "Transactions") including (i) the Acquisitions, (ii) the refinancing (the "Refinancing") of the Company's Senior Secured Notes due 2001 (the "Senior Secured Notes") and Senior Exchangeable Preferred Stock, Series A (the "Series A Preferred Stock") and the repurchase of related warrants to purchase an aggregate of 6.0% of the Company's Common Stock, on a fully-diluted basis (the "Primary Warrants"), (iii) the solicitation (the "Consent Solicitation") of certain consents from the holders of the Company's 12 1/2% Senior Notes due 2002 (the "Old Notes"), and (iv) the declaration of a dividend of $4 million to stockholders and existing warrantholders (the "Distribution").

  The Acquisitions and The Refinancing

         On March 27, 1997, the Company acquired from Infinity the FCC broadcast license and substantially all of the assets used or useful in the operation of radio station WYSY-FM serving the Chicago metropolitan area for a purchase price of approximately $33.0 million, including a $3.0 million seller note. The Company believes that it was able to acquire WYSY-FM on favorable terms.

         On March 27, 1997, the Company acquired from New Age Broadcasting Inc. and The Seventies Broadcasting Corporation (the "Miami Sellers") the FCC broadcast licenses and substantially all of the assets used or useful in the operation of WRMA-FM and WXDJ-FM, the #1 and #2 ranked Spanish-language stations serving the Miami metropolitan area, for a cash purchase price of $111.0 million. In connection therewith, the Company entered into an employment agreement with Russell Oasis. As a result of the acquisition of WRMA-FM and WXDJ-FM, the Company currently operates the first FM triopoly in the Miami metropolitan market.

         Concurrently with the consummation of the Offerings, the Company redeemed or repurchased the Senior Secured Notes, Series A Preferred Stock and Primary Warrants for approximately $90.6 million. The Company issued the Senior Secured Notes and Series A Preferred Stock to partially finance the acquisition of WPAT-FM in New York in March 1996. The Primary Warrants were redeemed pursuant to the redemption price schedule which was determined at the time of issuance.

  The Distribution

         Concurrently with the consummation of the Offerings, the Company announced that it intended to declare a dividend of up to $4 million in the aggregate (the "Distribution") to its stockholders and its existing warrant holders who elected to receive their pro rata portion of the Distribution in lieu of the anti-dilution adjustment they would otherwise be entitled to as a result of the Distribution. Holders of the Company's warrants issued on June 29, 1994 have the right to receive up to approximately $600,000 of the Distribution. As of the date of this Prospectus, the Distribution has not been declared.

                            THE PENDING DISPOSITIONS

         The Company is negotiating with a potential purchaser of the assets and FCC licenses of radio stations WXLX-AM, serving the New York metropolitan area, KXMG-AM, serving the Los Angeles metropolitan area, and WCMQ-AM, serving the Miami metropolitan area. In addition, the Company is soliciting offers from financially qualified third parties to acquire the assets and FCC licenses of radio station WSKP-FM, serving the Key West, Florida market.

                     SUMMARY PRO FORMA FINANCIAL INFORMATION

         The summary unaudited pro forma statement of operations data and selected financial operating data and ratios for the fiscal year ended September 29, 1996 and the three months ended December 29, 1996 are presented to give effect to the Transactions and the WPAT-FM acquisition, which was consummated in March 1996, as if such events had occurred at the beginning of each period. The results of WYSY-FM have not been included in the pro forma statement of operations because the Company believes that such acquisition does not meet the significant test for presentation of pro forma information and would not be meaningful to an understanding of the Company's pro forma results of operations because the Company intends to reformat WYSY-FM from an English-language to a Spanish-language station in the near future. The summary pro forma balance sheet data at December 29, 1996 is presented as if, at such date, the Transactions, including the acquisition of WYSY-FM, had taken place. As a result, the pro forma statement of operations data excludes the actual and expected operating results of WYSY-FM; however, the pro forma balance sheet data, and pro forma interest expense, reflect the funding of the purchase of WYSY-FM. The pro forma financial information is not indicative of the results which would have been reported had such transactions and events actually occurred on the dates specified, nor is it indicative of the Company's future results. See "The Offerings," "Capitalization," "Pro Forma Combined Financial Statements" and the historical consolidated financial statements of the Company elsewhere in this Prospectus.

                     SUMMARY PRO FORMA FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                                     PRO FORMA        PRO FORMA
                                                    FISCAL YEAR     THREE MONTHS
                                                   ENDED 9/29/96   ENDED 12/29/96
                                                   -------------   --------------
STATEMENT OF OPERATIONS DATA:
Gross broadcasting revenues ..................        $ 74,303         $ 18,370
Less: agency commissions .....................          (9,130)          (2,215)
                                                      --------         --------
      Net revenues ...........................          65,173           16,155
Station operating expenses(1) ................          35,167            8,153
Corporate expenses ...........................           4,198              994
Depreciation and amortization ................           8,448            2,098
                                                      --------         --------
      Operating income .......................          17,360            4,910
Interest expense, net ........................          23,082            5,743
Other expense (income)(2) ....................           1,574               27
                                                      --------         --------
      Loss before income taxes and
        extraordinary items ..................          (7,296)            (860)
Income tax benefit ...........................          (1,166)            (327)
                                                      --------         --------
      Net loss ...............................          (6,130)            (533)
Dividends on preferred stock .................         (25,826)          (6,235)
                                                      --------         --------
      Loss applicable to common stock ........        $(31,956)        $ (6,768)
                                                      ========         ========

OTHER DATA:
Broadcast cash flow(3) .......................        $ 30,006         $  8,002
EBITDA(4) ....................................          25,808            7,008

Net cash interest(5) .........................          16,697            4,070
Non-cash interest ............................           6,385            1,673
                                                      --------         --------
      Interest expense, net ..................          23,082            5,743

Ratio of EBITDA to cash interest expense .....             1.5              1.7
Ratio of EBITDA to interest expense, net .....             1.1              1.2

                                                                       PRO FORMA
                                                                      AT 12/29/96
                                                                      -----------
BALANCE SHEET DATA:
Cash and cash equivalents(6) .............................            $   3,304
Net working capital ......................................               11,676
Total assets .............................................              324,871
Total debt (including current maturities) ................              179,878
Senior Preferred Stock ...................................              148,050
Stockholders' equity (deficiency) ........................               (8,915)

                                                   (see notes on following page)

                NOTES TO SUMMARY PRO FORMA FINANCIAL INFORMATION

(1) Station operating expenses include engineering, programming, selling, and general and administrative expenses.

(2) During fiscal 1996, the Company wrote down the value of its land and building located on Sunset Boulevard in Los Angeles by $697,741. The writedown was based on current market values of real estate in the Los Angeles area.

(3) The term "broadcast cash flow" means operating income before depreciation and amortization, writedown of franchise costs and corporate expenses. Broadcast cash flow should not be considered in isolation from, or as a substitute for, net income or cash flow and other consolidated income or cash flow statement data or as a measure of the Company's profitability or liquidity. Although broadcast cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles, broadcast cash flow is widely used in the broadcasting industry as a measure of a broadcasting company's operating performance.

(4) EBITDA represents income before extraordinary item, net interest expense, financing costs, income taxes, depreciation and amortization, writedown of franchise costs and other expenses and income. The Company has included information concerning EBITDA in this Prospectus because it is used by certain investors as a measure of a company's ability to service its debt obligations. EBITDA should not be used as an alternative to, or be considered more meaningful than, operating income, net income or cash flow as an indicator of the Company's operating performance.

(5) Includes cash interest on the Old Notes at the rate of 7 1/2% per annum which, commencing June 15, 1997, will accrue interest at a rate of 12.5% per annum.

(6) Pro forma cash and cash equivalents reflects the cash balance at December 29, 1996 less the cash of the Company to be used to fund the Transactions as of the anticipated closing date of the Offerings.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

         The summary historical consolidated financial data presented below under the caption "Statement of Operations Data" for each of the fiscal years in the five-year period ended September 29, 1996 are derived from the historical consolidated financial statements of the Company, which historical consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial information for the three months ended December 31, 1995 and December 29, 1996 are unaudited, but in the opinion of the Company reflect all adjustments necessary for a fair presentation of such information. Operating results for the three months ended December 29, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ended September 28, 1997. The summary historical consolidated financial data of the Company should be read in conjunction with the historical consolidated financial statements of the Company as of and for each of the fiscal years in the three-year period ended September 29, 1996, the related notes and independent auditor's report, included elsewhere in this Prospectus. For additional information see "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                   FISCAL YEAR ENDED                        THREE MONTHS ENDED
                                                                   -----------------                        ------------------
                                                 9/27/92     9/26/93    9/25/94     9/24/95     9/29/96    12/31/95    12/29/96
                                                 -------     -------    -------     -------     -------    --------    --------
STATEMENT OF OPERATIONS DATA:
Gross broadcasting revenues .................   $ 27,991    $ 35,744   $ 45,825    $ 54,152    $ 55,338    $ 13,851    $ 13,995
Less: agency commissions ....................     (3,024)     (4,116)    (5,688)     (6,828)     (6,703)     (1,746)     (1,629)
                                                --------    --------   --------    --------    --------    --------    --------
   Net revenues .............................     24,967      31,628     40,137      47,324      48,635      12,105      12,366
Station operating expenses(1) ...............     15,399      19,461     22,145      22,998      27,876       6,988       7,083
Corporate expenses(1) .......................      1,484       2,518      2,884       4,281       3,748         842         994
Depreciation and amortization ...............      3,911       3,598      3,256       3,389       4,556         820       1,395
Write-off of franchise costs (2) ............         --      16,365          --         --          --
                                                --------    --------   --------    --------    --------    --------    --------
   Operating income (loss) ..................      4,173     (10,314)    11,852      16,656      12,455       3,455       2,894
Interest expense, net .......................     14,025      14,132     14,203      12,874      16,533       3,235       5,006
Financing costs .............................        221         555      3,458          --         876          --          --
Other expense (income)(3) ...................         70         (48)       (35)        381         698          --          28
                                                --------    --------   --------    --------    --------    --------    --------
   Income (loss) before income taxes and ....    (10,143)    (24,953)    (5,774)      3,401      (5,652)        220      (2,140)
      extraordinary item
Income tax expense (benefit) ................         24          46     (2,231)      1,411      (1,166)        101        (814)
   Income (loss) before extraordinary gain ..    (10,167)    (24,999)    (3,543)      1,990      (4,486)        119      (1,326)
Extraordinary gain(4) .......................         --          --     70,255          --          --          --
                                                --------    --------   --------    --------    --------    --------    --------
   Net income (loss) ........................   $(10,167)   $(24,999)  $ 66,712    $  1,990      (4,486)        119      (1,326)
                                                ========    ========   ========    ========                ========
Dividends on preferred stock ................                                                    (2,452)                 (1,325)
                                                                                               --------                --------
   Net income (loss) applicable to
      common stock ..........................                                                  $ (6,938)               $ (2,651)
                                                                                               ========                ========

OTHER DATA:
Broadcast cash flow(5) ......................   $  9,568    $ 12,167   $ 17,992    $ 24,326    $ 20,759    $  5,117    $  5,283
EBITDA(6) ...................................      8,084       9,649     15,108      20,045      17,011       4,275       4,289
Capital expenditures ........................        928       1,723        897       4,888       3,811       1,138         956
Net cash interest ...........................     11,149      11,066     12,916       7,459       7,759       1,795       1,980
Non-cash interest ...........................      2,876       3,066      1,287       5,415       8,774       1,440       3,026
                                                --------    --------   --------    --------    --------    --------    --------
   Interest expense, net ....................     14,025      14,132     14,203      12,874      16,533       3,235       5,006

                                                                          AT
                                                                       12/29/96
                                                                       --------
BALANCE SHEET DATA:
Cash and cash equivalents .................................           $   4,899
Net working capital .......................................              10,658
Total assets ..............................................             175,552
Total debt (including current maturities) .................             138,651
Series A Preferred Stock ..................................              37,509
Shareholders' equity (deficiency) .........................              (6,466)

             NOTES TO SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

(1) Station operating expenses include engineering, programming, selling, and general and administrative expenses.

(2) Concurrently with the refinancing described below in note 4, the Company obtained appraisals for the assets of its radio stations. The appraised values of certain stations were less than the carrying values of such assets, including franchise costs, by $16,365,255, in the aggregate. Based on the appraisals and management's own evaluation of the recoverability of franchise costs in relation to the then current market conditions in the broadcasting industry, the Company reduced the carrying amounts of the applicable franchise costs by $16,365,255 through a charge to operations in the fiscal 1993 consolidated statement of operations.

(3) During fiscal 1996, the Company wrote down the value of its land and building located on Sunset Boulevard in Los Angeles by $697,741. The write down was based on current market values of real estate in the Los Angeles area.

(4) On June 29, 1994, the Company sold 107,059 units, each consisting of $1,000 principal amount of the Company's 12 1/2% Senior Notes due 2002 (the "Old Notes") and a warrant to purchase one share of Class A Common Stock at a price of $0.01 per share (collectively the "Old Warrants"). The Old Notes were issued at a substantial discount from their principal amount. The sale of the Old Notes and Old Warrants generated gross proceeds of $94,000,000 and proceeds to the Company of $87,774,002, net of financing costs of $6,225,998. Of the $94,000,000 of gross proceeds from the sale of the Old Notes and Old Warrants, $88,603,000 was allocated to the Old Notes and $5,397,000 was determined to be the value of the Old Warrants. Of the net proceeds from the sale of the Old Notes and the Old Warrants, $83,000,000 was used to satisfy in full the Company's obligations to its two former principal lenders and the balance was used to settle litigation with a former stockholder and for general corporate purposes. The Company realized a gain of $70,254,772 in connection with its repayment of all obligations to its two former principal lenders because it was able to satisfy in full these obligations at substantial discounts to their face amounts in accordance with restructuring agreements between the Company and such lenders.

(5) The term "broadcast cash flow" means operating income before depreciation and amortization, write-down of franchise costs and corporate expenses. Broadcast cash flow should not be considered in isolation from, or as a substitute for, net income or cash flow and other consolidated income or cash flow statement data or as a measure of the Company's profitability or liquidity. Although broadcast cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles, broadcast cash flow is widely used in the broadcasting industry as a measure of a broadcasting company's operating performance.

(6) EBITDA represents income before extraordinary item, net interest expense, financing costs, income taxes, depreciation and amortization, write-down of franchise costs and other expenses and income. The Company has included information concerning EBITDA in this Prospectus because it is used by certain investors as a measure of a company's ability to service its debt obligations. EBITDA should not be used as an alternative to, or be considered more meaningful than, operating income, net income or cash flow as an indicator of the Company's operating performance.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, prospective investors should review carefully the following risks.

SUBSTANTIAL LEVERAGE, HISTORY OF NET LOSSES AND INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         The Company has consolidated indebtedness that is substantial in relation to its common stockholder's equity. As of December 29, 1996, the Company had outstanding long-term indebtedness (including current portions) of approximately $138.7 million. As of December 29, 1996, on a pro forma basis after giving effect to the Transactions, the Company would have had outstanding long-term indebtedness (including current portions) of approximately $179.9 million, Senior Preferred Stock with an aggregate liquidation preference of $175.0 million and stockholder's deficit of $8.9 million. See "Capitalization."

         The Company had a net loss of $4.5 million and $1.3 million for the year ended September 29, 1996 and the three months ended December 29, 1996, respectively, and had a stockholder's deficit of $6.5 million at December 29, 1996. On a pro forma basis, after giving effect to the Transactions as if they had occurred at the beginning of each period, the Company would have had a net loss of $6.1 million and $0.5 million for the year ended September 29, 1996 and the three months ended December 29, 1996, respectively. Consequently, on that pro forma basis, the Company's earnings would have been insufficient to cover fixed charges and preferred stock dividends and accretion requirements by $32.0 million and $6.8 million for the year ended September 29, 1996 and the three months ended December 29, 1996, respectively.

         The level of the Company's indebtedness could have several important consequences to the holders of the Securities, including, but not limited to, the following: (i) a significant portion of the Company's cash flow from operations will be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited; (iii) the Company's leveraged position and the covenants contained in the Indenture governing the Old Notes ("the Old Indenture") and in the Indenture (with the Old Indenture, the "Indentures") could limit the Company's ability to compete, as well as its ability to expand and make capital improvements; and (iv) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions.

         The Company's ability to pay cash dividends on, and to satisfy the redemption obligations in respect of, the Senior Preferred Stock and to satisfy its debt obligations, including the Notes, will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. The Company anticipates that its operating cash flow will be sufficient to meet its operating expenses and to service its debt requirements as they become due. However, if the Company is unable to service its indebtedness, whether upon acceleration of such indebtedness or in the ordinary course of business, the Company will be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, or that the approval of the Federal Communications Commission (the "FCC") could be obtained on a timely basis, or at all, for the transfer of any of the stations' licenses in connection with a proposed sale of assets. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources" and "Description of the Old Notes."

POSSIBLE NON-CONSUMMATION OF THE PENDING DISPOSITIONS

         The Company has not entered into definitive agreements with respect to the sale of WXLX-AM in New York, KXMG-AM in Los Angeles, WCMQ-AM in Miami and WSKP-FM in Key West, Florida. Accordingly, the Company cannot predict what the terms of such definitive agreements will be, nor the timing of the closing of such transactions. In addition, consummation of the sale of any of such stations would usually require prior approval by the FCC of the assignment of the operating licenses thereof. As a result of the foregoing, there can be no assurance that definitive agreements will be executed or, if executed, that the dispositions will be consummated.

LIMITATIONS ON ABILITY TO PAY DIVIDENDS

         The Indentures limit the amount of cash dividends that may be paid on shares of preferred stock of the Company. However, for all dividend payment dates through and including March 15, 2002, the Company may, at its option, pay dividends in additional shares of Senior Preferred Stock in lieu of paying cash dividends.

         In addition to the limitations imposed on the payment of dividends by the Indentures, under Delaware law the Company is permitted to pay dividends on its capital stock, including the Senior Preferred Stock, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared.

         In determining the Company's ability to pay dividends, Delaware law permits the board of directors of the Company to revalue the Company's assets and liabilities from time to time to their fair market values in order to create surplus. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the Senior Preferred Stock.

RISK RELATED TO GOVERNMENT REGULATION; LIMITATION ON ISSUANCES OF COMMON STOCK

         The domestic broadcasting industry is subject to extensive federal regulation which, among other things, requires approval by the FCC for the issuance, renewal, transfer and assignment of broadcasting station operating licenses and limits the number of broadcasting properties the Company may acquire. The Telecommunications Act of 1996 (the "1996 Act"), which became law on February 8, 1996, creates significant new opportunities for broadcasting companies but also creates uncertainties as to how the FCC and the courts will enforce and interpret the 1996 Act. See "Business -- Federal Regulation of Broadcasting."

         The Company's business will continue to be dependent upon acquiring and maintaining broadcast licenses issued by the FCC, which are currently issued for a term of seven years (the 1996 Act authorizes the FCC to extend the license term to eight years, but this provision has not yet been implemented). While the Company has no reason to believe that the FCC will not grant its applications for renewal of its existing broadcasting licenses when made, there can be no assurance that pending or future renewal applications will be approved, or that renewals will not include conditions or qualifications that could adversely affect the Company's operations. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon the business, financial position or results of operations of the Company. See "Business -- Federal Regulation of Broadcasting." In addition, the loss of any of the Company's existing Los Angeles or New York stations' broadcasting licenses is an event of default under the Old Indenture and could cause an acceleration of amounts due under the Old Notes prior to maturity.

         If, as a result of the exercise of the Warrants or an issuance of Class A Common Stock to holders of Senior Preferred Stock or Exchange Debentures pursuant to the terms thereof summarized herein under "Description of the Senior Preferred Stock and Exchange Debentures -- The Senior Preferred Stock -- Sale of AM Stations," "-- Future Equity Infusion" and "-- Voting Rights" and "-- The Exchange Debentures -- Sale of AM Stations," Raul Alarcon, Jr. would no longer own more than 50% of the voting Common Stock of the Company, a "change of control" for purposes of FCC ownership rules would occur and such exercise or issuance would be subject to the prior approval by the FCC. The Company will not be obligated to give effect to any such exercise of Warrants or issue such Class A Common Stock until any such required approval is obtained, if at all. In connection with any such FCC approval, the exercising holder of a Warrant, or holder of Senior Preferred Stock or Exchange Debentures to be issued Class A Common Stock, would be required to provide certain information to be included in, and to become a party to, an FCC application with respect to such approval in order to receive the applicable shares of Class A Common Stock. In determining whether to approve a change of control, the FCC considers, among other things, the financial and legal qualifications of the prospective holders of Class A Common Stock, including compliance with FCC restrictions on alien ownership and control, compliance with rules limiting the common ownership of certain attributable interests in broadcast, cable and newspaper properties and the character qualifications of the prospective holders and the individuals holding attributable interests in them. There is no assurance that the FCC would grant such approval or that such approval, if granted, would not be subject to significant delay. In addition, there are certain other FCC regulations which restrict the ability of certain persons to own voting stock of the Company under certain circumstances. See "Business -- Federal Regulation of Radio Broadcasting" and "Description of the Senior Preferred Stock and Exchange Debentures."

COMPETITION

         Broadcasting is a highly competitive business. The Company's radio stations compete for audiences and advertising revenues with other radio stations of all formats, as well as with other media, such as newspapers, magazines, television, cable television, outdoor advertising and direct mail, within their respective markets. Audience ratings and market shares are subject to change and any adverse change in a particular market could have a material adverse effect on the revenue of stations located in that market. Future operations are further subject to many variables which could have an adverse effect upon the Company's financial performance. These variables include: economic conditions, both general and relative to the broadcasting industry; shifts in population and other demographics; the level of competition for advertising dollars with other radio stations and other entertainment and communications media; fluctuations in operating cost; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies, including the FCC. Although the Company believes that each of its stations is able to compete effectively in its respective market, there can be no assurance that any such station will be able to maintain or increase its current audience ratings and advertising revenues. Radio stations can change formats quickly. Any radio station currently broadcasting could shift its format to duplicate the format of any of the Company's stations. If a station converted its programming to a format similar to that of a station owned by the Company, the ratings and broadcast cash flow of the Company's station could be adversely affected.

NEW TECHNOLOGIES

         The FCC is considering ways to introduce new technologies to the radio broadcast industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies which significantly enhance the sound quality of AM broadcasts. The Company is unable to predict the effect any such new technology will have on the Company's financial condition and results of operations. In addition, cable television operators are introducing a new service commonly referred to as "cable radio" which provides cable television subscribers with several high-quality channels of music, news and other information, the Internet is poised to offer new and diverse forms of program distribution, and direct satellite broadcast television companies are supplying subscribers with several high quality music channels.

RISK OF ECONOMIC DOWNTURN

         The Company's broadcasting revenues could be adversely affected by a recession or downturn in the United States economy. In addition, the Company's operating results in individual geographic markets could be adversely affected by local or regional economic downturns. The Company's broadcasting revenues have been materially adversely affected by past recessions. Future economic downturns might have a material adverse effect on the Company's ability to generate advertising revenue and might materially and adversely affect the Company's financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

RISKS ASSOCIATED WITH ACQUISITIONS

         The Company has pursued and intends to continue to pursue acquisitions of radio stations as a key component of its growth strategy. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements, diversion of management time and attention and combining disparate company cultures and facilities, which could adversely affect the Company's operating results. The success of any acquisition will depend in part on the Company's ability to integrate effectively the acquired radio stations into the Company. The process of integrating such acquired businesses may involve unforeseen difficulties and may utilize a substantial portion of the Company's financial and other resources. No assurance can be given that additional suitable acquisition candidates will be identified, financed and purchased on acceptable terms, or that future acquisitions, if completed, will be successful. See "Business -- Business Strategy."

         The size, timing and integration of possible future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. As a result, operating results for any quarter may not be indicative of results that may be achieved for any subsequent quarter or for a full fiscal year.

SUBORDINATION OF EXCHANGE DEBENTURES

         The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Exchange Debentures, if issued, will be subordinated to the prior payment in full of all existing and future Senior Debt of the Company. As of December 29, 1996, on a pro forma basis after giving effect to the Transactions, approximately $179.9 million of Senior Debt would have been outstanding. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company will be available to pay obligations on the Exchange Debentures only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the Exchange Debentures, or purchase, redeem or otherwise retire the Exchange Debentures, if a payment default or a non-payment default exists with respect to certain Senior Debt, including Senior Debt under the Indentures, and, in the case of non-payment default, if a payment blockage notice has been received by the Debenture Trustee (as defined herein). See "Description of Senior Preferred Stock and Exchange Debentures -- The Exchange Debentures -- Subordination" and "Description of the Old Notes."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

         The Indentures contain certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In the event of an event of default under the Indentures, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable.

RISK OF FRAUDULENT TRANSFER CONSIDERATIONS

         The incurrence by a Guarantor or Debenture Guarantor of indebtedness under its Guarantee or Debenture Guarantee would be subject to review under relevant federal and state fraudulent transfer laws in a bankruptcy case or a lawsuit by or on behalf of unpaid creditors of such Guarantor or Debenture Guarantor or a representative of such creditors, such as a trustee or such Guarantor or Debenture Guarantor, as debtor-in-possession. Management believes the indebtedness represented by the Guarantees and, if issued, Debenture Guarantees, is being and will be incurred for proper purposes and in good faith, and that based on present forecasts, asset valuations and other financial information, each Guarantor is solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. Notwithstanding management's belief, if a court were to find that, at the time of the incurrence of indebtedness represented by a Guarantee or Debenture Guarantee, a Guarantor or Debenture Guarantor was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, such court could, among other things, void all or a portion of such indebtedness and/or subordinate such indebtedness to other existing and future indebtedness of such Guarantor or Debenture Guarantor, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Guarantee or Debenture Guarantee. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a Guarantor or Debenture Guarantor would be considered insolvent for purposes of the foregoing if the sum of its debts is greater than all its property at a fair valuation, or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

VOTING CONTROL BY PRINCIPAL STOCKHOLDER

         The Company is privately held. Raul Alarcon Jr., the Company's President and Chief Executive Officer, owns 100% of the Company's outstanding shares of Class A Common Stock which carries approximately 59% of the voting power of all the outstanding shares of Common Stock. Accordingly, Mr. Alarcon Jr. has the ability to elect the Company's directors and control the Company's policies and affairs. Such control may have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company.

CHANGE OF CONTROL

         Upon a Change of Control, the Company will be required to offer to purchase all of the shares of Senior Preferred Stock then outstanding at 101% of their liquidation preference, plus accumulated and unpaid dividends to the repurchase date and to offer to purchase all of the outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the repurchase date. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all the shares of Senior Preferred Stock and all of the Notes that the Company might be required to purchase. Moreover, as of the date of this Memorandum, the Company would not have sufficient funds available to purchase all of the outstanding shares of Senior Preferred Stock and all of the Notes pursuant to a Change of Control. In the event that the Company was required to purchase shares of Senior Preferred Stock or Notes pursuant to a Change of Control, the Company expects that it would require third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the Indentures will restrict the Company's ability to repurchase the shares of Senior Preferred Stock, including pursuant to a Change of Control. A Change of Control will also require the Company to offer to purchase all the outstanding Old Notes, the Notes and Senior Preferred Stock. The inability of the Company to purchase all of the Notes and Old Notes tendered in response to a Change of Control required by the Indentures would result in an event of default under the Indentures and could result in the acceleration of the Indebtedness thereunder. In such event, it is unlikely that the Company would be able to purchase shares of Senior Preferred Stock tendered in response to a Change of Control. See "Description of the Old Notes."

DEPENDENCE ON KEY PERSONNEL

         The Company's business depends upon the efforts, abilities and expertise of its executive officers and other key employees, including Raul Alarcon Jr., Joseph Garcia, Russell Oasis, Carey Davis and Stephen Humphries. The loss of any of these officers could have a material adverse effect on the Company's business. The Company does not maintain key man life insurance on any of its personnel.

LACK OF PUBLIC MARKET FOR THE SECURITIES AND CLASS A COMMON STOCK

         There is no existing trading market for any of the Securities or the Class A Common Stock issuable upon exercise of the Warrants or Class A Common Stock. The Initial Purchaser has advised the Company that it currently intends to make a market in the Series A Securities and the Series B Securities. The Initial Purchaser is not obligated to do so, however, and any market-making with respect to the Securities may be discontinued at any time without notice. In addition, such market-making activities in the Series A Securities may be limited during the pendency of the Exchange Offer and the pendency of any shelf registration statement. Therefore, there can be no assurance as to the liquidity of any trading market for the Series A Securities or the Series B Securities or that an active trading market for the Series B Securities will develop. The Company does not intend to apply for listing or quotation of the Series A Securities, Series B Securities or the Class A Common Stock on any securities exchange or stock market.

PROCEDURES FOR TENDER OF SERIES A SECURITIES

         The Series B Securities will be issued in exchange for Series A Securities only after timely receipt by the Exchange Agent of such Series A Securities, properly completed and duly executed Letters of Transmittal and all other required documents. Therefore, holders of Series A Securities desiring to tender such Series A Securities in exchange for Series B Securities should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Series A Securities for exchange. Any holder of Series A Securities who tenders in the Exchange Offer for the purpose of participating in a distribution of the Series B Securities will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Series B Securities for its own account in exchange for Series A Securities, where such Series A Securities were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Securities. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE SERIES A SECURITIES

         The Series A Securities have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Series A Securities that are not tendered in exchange for Series B Securities or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company does not currently anticipate that it will register the Series A Securities under the Securities Act. To the extent that Series A Securities are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Series A Securities could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange."

                               THE EXCHANGE OFFER

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

         The Series A Securities were sold by the Company on March 27, 1997 (the "Issue Date") to the Initial Purchaser pursuant to a Purchase Agreement. As a condition to the sale of the Series A Securities, the Company, the Guarantors and the Initial Purchaser entered into the Registration Rights Agreements on the Issue Date. Pursuant to the Registration Rights Agreements, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Series B Securities within 45 days after the Issue Date and (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 120 days after the Issue Date. Under existing Commission interpretations, the Series B Securities would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act will be delivered as required. A copy of each of the Registration Rights Agreements has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Company's obligations under the Registration Rights Agreements and the Purchase Agreement.

         The Company is generally not required to file any registration statement to register any outstanding Series A Securities. Holders of Series A Securities who do not tender their Series A Securities or whose Series A Securities are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Series A Securities.

         With respect to the Series B Securities, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Series B Securities directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Series A Securities for Series B Securities in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in the distribution of the Series B Securities, will be allowed to resell the Series B Securities to the public without further registration under the Securities Act and without delivering to the purchasers of the Series B Securities a prospectus that satisfies the requirements of
Section 10 of the Securities Act. However, if any holder acquires the Series B Securities in the Exchange Offer for the purpose of distributing or participating in the distribution of the Series B Securities or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Series B Securities for its own account in exchange for Series A Securities, where such Series A Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Securities. The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Pursuant to the Registration Rights Agreements, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letters of Transmittal, the Company will accept any and all Series A Securities validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Series B Notes in exchange for each $1,000 principal amount of outstanding Series A Notes and one share of Series B Senior Preferred Stock for each share of Series A Senior Preferred Stock surrendered pursuant to the Exchange Offer. Holders may tender some or all of their Series A Securities pursuant to the Exchange Offer; provided, however, that Series A Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Series A Notes or minimum number of shares of Series A Senior Preferred Stock being tendered for exchange.

         The form and terms of the Series B Securities are the same as the form and terms of the Series A Securities except that (i) the Series B Securities will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and (ii) holders of the Series B Securities will not be entitled to the certain rights of holders of Series A Securities under the Registration Rights Agreements, which rights will terminate upon the consummation of the Exchange Offer. The Series B Notes will evidence the same debt as the Series A Notes and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Series A Notes, such that all outstanding Notes will be treated as a single class of debt securities under the Indenture.

         Interest on the Series B Notes will accrue from the most recent date to which interest has been paid on the Series A Notes or, if no interest has been paid, from the Issue Date. Series A Notes accepted for exchange will cease to accrue interest from and after the date of the consummation of the Exchange Offer. Holders whose Series A Notes are accepted for exchange will not receive any payment in respect of interest on such Series A Notes otherwise payable on any interest payment date, the record date for which occurs on or after consummation of the Exchange Offer.

         As of the date of this Prospectus, $75,000,000 aggregate principal amount of the Series A Notes is outstanding and DTC is the sole holder of record of the Series A Notes. Only a registered holder of the Series A Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of DTC or the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Series A Notes entitled to participate in the Exchange Offer.

         As of the date of this Prospectus, 175,000 shares of Series A Senior Preferred Stock are outstanding and DTC is the sole record holder of the Series A Senior Preferred Stock. Only a registered holder of the Series A Senior Preferred Stock (or such holder's legal representative or attorney-in-fact) as reflected on the records of DTC or the transfer agent and registrar for the Series A Senior Preferred Stock may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Series A Senior Preferred Stock entitled to participate in the Exchange Offer.

         Holders of the Series A Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. Holders of Series A Senior Preferred Stock do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Certificate of Designation for the Series A Senior Preferred Stock. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreements and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

         The Company shall be deemed to have accepted validly tendered Series A Securities when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Series A Securities for the purposes of receiving the Series B Securities from the Company.

         If any tendered Series A Securities are not accepted for exchange because of an invalid tender, or due to the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Series A

Securities will be returned without expense to the tendering holders thereof (or in the case of Series A Securities tendered by book-entry transfer, such Series A Securities will be credited to the account of such holder maintained at the Depository), as promptly as practicable after the expiration or termination of the Exchange Offer.

         Holders who tender Series A Securities in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letters of Transmittal, transfer taxes with respect to the exchange of Series A Securities pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "The Exchange Offer -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; TERMINATION

         The term "Expiration Date" shall mean 5:00 p.m., New York City time on __________, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

         In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral (promptly confirmed in writing) or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Exchange Offer. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

         The Company reserves the right, in its sole discretion, (i) to delay accepting any Series A Securities, (ii) to extend the Exchange Offer, (iii) if any conditions set forth below under "-- Certain Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of Series A Securities, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to such registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under the caption "-- Certain Conditions of the Exchange Offer."

         If the Company extends the period of time during which the Exchange Offer is open, or if it is delayed in accepting for exchange of, or in issuing and exchanging the Series B Securities for, any Series A Securities, or is unable to accept for exchange of, or issue Series B Securities for, any Series A Securities pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent may, on behalf of the Company, retain all Series A Securities tendered, and such Series A Securities may not be withdrawn except as otherwise provided below in "-- Withdrawal of Tenders." The adoption by the Company of the right to delay acceptance for exchange of, or the issuance and the exchange of the Series B Securities, for any Series A Securities is subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Series A Securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the Exchange Offer.

PROCEDURES FOR TENDERING

         Only a registered holder of Series A Securities may tender such Series A Securities in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letters of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letters of Transmittal and mail or otherwise deliver such Letters of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "The Exchange Offer -- Exchange Agent" for receipt prior to the Expiration Date. In addition, either
(i) certificates for such Series A Securities must be received by the Exchange Agent along with the Letters of Transmittal, or (ii) a timely confirmation of a book-entry transfer of such Series A Securities, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holders must comply with the guaranteed delivery procedures described below.

         Any financial institution that is a participant in the Depository's Book-Entry Transfer facility system may make book-entry delivery of the Series A Securities by causing the Depository to transfer such Series A Securities into the Exchange Agent's account in accordance with the Depository's procedure for such transfer. Although delivery of Series A Securities may be effected through book-entry transfer into the Exchange Agent's account at the Depository, the Letters of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received and confirmed by the Exchange Agent at its addresses set forth under "-- Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITORY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         The tender by a holder which is not withdrawn prior to the Expiration Date will constitute a binding agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF SERIES A SECURITIES AND THE LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR SERIES A SECURITIES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

         Any beneficial owner of the Series A Securities whose Series A Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letters of Transmittal and delivering such owner's Series A Securities, either make appropriate arrangements to register ownership of the Series A Securities in such owner's name (to the extent permitted by the Indenture or the Certificate of Designation, as the case may be) or obtain a properly completed assignment from the registered holder. The transfer of registered ownership may take considerable time.

         If the Letters of Transmittal are signed by a person other than the registered holder of any Series A Securities (which term includes any participants in DTC whose name appears on a security position listing as the owner of the Series A Securities) or if delivery of the Series A Securities is to be made to a person other than the registered holder, such Series B Securities must be endorsed or accompanied by a properly completed bond power, in either case signed by such registered holder as such registered holder's name appears on such Series A Securities with the signature on the Series A Securities or the bond power guaranteed by an Eligible Institution (as defined below).

         Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution unless the Series A Securities tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or another "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Exchange Act (any of the foregoing, an "Eligible Institution").

         If the Letter of Transmittal or any Series A Securities or assignments are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letters of Transmittal.

         The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Series A Securities.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series A Securities will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Series A Securities not properly tendered or any Series A Securities, the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Series A Securities. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letters of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Securities must be cured within such time as the Company shall determine. Although the Company intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Series A Securities, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Series A Securities will not be deemed to have been made until such defects or irregularities have been cured or waived.

         While the Company has no present plan to acquire any Series A Securities which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Series A Securities which are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Series A Securities that remain outstanding subsequent to the Expiration Date or, as set forth below under "-- Certain Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Series A Securities in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

         By tendering, each holder will represent to the Company that, among other things, (i) the Series B Securities to be acquired by the holder of the Series A Securities in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of Series B Securities, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purpose of distributing the Series B Securities must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Series B Securities acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of Series B Securities obtained by such holder in exchange for Series A Securities acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company. If the holder is a broker-dealer that will receive Series B Securities for its own account in exchange for Series A Securities that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Series B Securities; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

RETURN OF SECURITIES

         If any tendered Series A Securities are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Series A Securities will be returned without expense to the tendering holder thereof (or, in the case of Series A Securities tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Series A Securities will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

         The Exchange Agent will make a request to establish an account with respect to the Series A Securities at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's system may make book-entry delivery of Series A Securities by causing the Depository to transfer such Series A Securities into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Series A Securities may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

         Holders who wish to tender their Series A Securities and (i) whose Series A Securities are not immediately available or (ii) who cannot deliver their Series A Securities (or complete the procedures for book-entry transfer), the Letters of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

              (a) the tender is made through an Eligible Institution;

              (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Series A Securities (if available) and the principal amount of Series A Notes and/or the number of shares of Series A Senior Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof) together with the certificate(s) representing the Series A Securities in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Series A Securities delivered electronically), and any other documents required by the Letters of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

              (c) such properly executed Letters of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Series A Securities in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Series A Securities delivered electronically), and all other documents required by the Letters of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Series A Securities according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided herein, tenders of Series A Securities may be withdrawn at any time prior to the Expiration Date. To withdraw a tender of Series A Securities in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must
(i) specify the name of the person having deposited the Series A Securities to be withdrawn (the "Depositor"), (ii) identify the Series A Securities to be withdrawn (including the certificate number or numbers (if applicable) and principal amount of such Series A Notes and/or number of shares of Series A Senior Preferred Stock), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Series A Securities were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Series A Securities so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Series B Securities will be issued with respect thereto unless the Series A Securities so withdrawn are validly retendered. Properly withdrawn Series A Securities may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Series B Securities for, any Series A Securities not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Series A Securities, if any of the following conditions exist:

              (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company or there shall have occurred any material adverse development in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

              (b) there shall have been any material change, or development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries which, in the reasonable judgment of the Company, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

              (c) there shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the judgment of the Company, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

              (d) any governmental approval which the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby shall have not been obtained.

         If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Series A Securities and return all tendered Series A Securities to the tendering holders, (ii) extend the Exchange Offer and retain all Series A Securities tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Series A Securities (see "The Exchange Offer -- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Series A Securities which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Series A Securities, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

         Holders may have certain rights and remedies against the Company under the Registration Rights Agreements should the Company fail to consummate the Exchange Offer, notwithstanding a failure of the conditions stated above. See "Description of the Notes" and "Description of the Senior Preferred Stock and the Exchange Debentures." Such conditions are not intended to modify those rights or remedies in any respect.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in the Company's reasonable discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

TERMINATION OF CERTAIN RIGHTS

         All rights under the Registration Rights Agreements (including registration rights) of holders of the Series A Securities eligible to participate in this Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Series A Security, certain information in order to permit resales of such Series A Securities pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Series A Securities by broker-dealers for a period of 180 days from the date on which the Registration Statement is declared effective and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of 180 days from the date on which the Registration Statement is declared effective. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXCHANGE AGENT

         IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. All questions and requests for assistance as well as all correspondence in connection with the Exchange Offer and the Letters of Transmittal should be addressed to the Exchange Agent, as follows:

              By Facsimile:                      By Overnight Courier:
             (212) 858-2611               IBJ Schroder Bank & Trust Company
    Call (212) 858-2103 to confirm                One State Street
          receipt of facsimile.                New York, New York 10004
                                          Attn: Securities Processing Window,
                                                Sabeclla One, (SC-1)

                By Hand:                              By Mail:
IBJ Schroder Bank & Trust Company      IBJ Schroder Bank & Trust Company
           One State Street                         P.O. Box 84
       New York, New York 10004                 Bowling Green Station
Attn: Securities Processing Window,       New York, New York 10274-0084
      Sabeclla One, (SC-1)            Attn: Reorganization Operations Department

         Requests for additional copies of this Prospectus, the Letters of Transmittal or the Notice of Guaranteed Delivery should be directed to the Exchange Agent.

FEES AND EXPENSES

         The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

         The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

         The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $__________. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

         The Company will pay all transfer taxes, if any, applicable to the exchange of Series A Securities pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Series A Securities pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letters of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder of Series A Securities.

ACCOUNTING TREATMENT

         The Series B Notes and the Series B Senior Preferred Stock will be recorded at the same carrying value as the Series A Notes and the Series A Senior Preferred Stock as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Notes and Preferred Stock.

          CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

         The following summary of the material anticipated federal income tax consequences of the Exchange Offer is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. Holders of Series A Notes and Series A Senior Preferred Stock should note the following summary is not binding on the Internal Revenue Service (the "Service") and there can be no assurance that the Service will take a similar view with respect to the tax-consequences described below. No ruling has been or will be requested by the Company from the Service on any tax matters relating to the Series A Notes, the Series B Notes, the Series A Preferred Stock or the Series B Senior Preferred Stock. This summary is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, financial institutions, insurance companies and tax-exempt organizations, may be subject to special rules. ALL HOLDERS OF NOTES AND SENIOR PREFERRED STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING SERIES A NOTES FOR SERIES B NOTES OR SERIES A SENIOR PREFERRED STOCK FOR SERIES B SENIOR PREFERRED STOCK.

         The exchange of the Series B Notes for the Series A Notes and the Series B Senior Preferred Stock for the Series A Senior Preferred Stock pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because Series B Notes and shares of Series B Senior Preferred Stock should not be considered to differ materially in kind or extent from Series A Notes and shares of Series A Senior Preferred Stock respectively. Rather, Series B Notes and shares of Series B Senior Preferred Stock received by a holder should be treated as a continuation of Series A Notes or shares of Series A Senior Preferred Stock, as the case may be, in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging either the Series A Notes for the Series B Notes or the Series A Senior Preferred Stock for the Series B Senior Preferred Stock pursuant to the Exchange Offer. If, however, the exchange of either the Series A Notes for the Series B Notes or the Series A Senior Preferred Stock for the Series B Senior Preferred Stock were treated as an "exchange" for federal income tax purposes, such exchange should constitute a recapitalization for federal income tax purposes. Holders exchanging either the Series A Notes or the Series A Senior Preferred Stock pursuant to such recapitalization should not recognize any gain or loss upon the exchange.

         For a summary of the material anticipated federal income tax consequences of the purchase, ownership and disposition of the Notes, Preferred Stock and Exchange Debentures, see "Certain Federal Income Tax Considerations."

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives Series B Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Securities received in exchange for Series A Securities, where such Series A Securities were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until __________, 1997, all dealers effecting transactions in the Series B Securities may be required to deliver a prospectus.

         The Company will not receive any proceeds from any sale of Series B Securities by broker-dealers. Series B Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Securities, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commission or concessions from any such broker-dealer and/or the purchasers of any such Series B Securities. Any broker-dealer that resells Series B Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Series B Securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Series B Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensations under the Securities Act. The Letters of Transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letters of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Series A Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                   THE COMPANY


         The Company is one of the leading Spanish-language radio broadcasting companies in the United States. Following the consummation of the Pending Dispositions, the Company will own and operate seven major market FM radio stations in Los Angeles, New York, Chicago and Miami, which are the #1, #2, #3 and #12 radio revenue markets in the United States, respectively. In addition, these metropolitan areas represent the four largest Hispanic media markets in general, as measured by total media expenditures targeted at the Hispanic population, with over 43% of the United States Hispanic population residing within these markets. The Company also owns and operates an FM radio station in Key Largo, Florida.

         The Company has begun implementing several strategic initiatives designed to enhance the underlying asset value of the Company's radio properties and improve operating performance, including: (i) the acquisition of four new FM radio stations in three key markets, (ii) the disposition of its three AM radio stations and one of its smaller market FM stations, and (iii) the addition of experienced operating management to supervise all of its radio stations on a regional level. Following the consummation of its planned dispositions, the Company will focus primarily upon the successful integration of its new radio properties and the improvement of the competitive position and financial performance of its existing radio stations.

         The Company was incorporated under the laws of Delaware in June 1994 to serve as a holding company for six active corporations which own, operate or service radio stations. The Company's principal executive offices are located at 26 West 56th Street, New York, New York 10019, and its telephone number is (212) 541-9200.

                                  THE OFFERINGS

         All of the net proceeds from the Offerings were or will be used to (i) acquire radio stations WRMA-FM and WYDJ-FM in Miami, Florida and WYSY-FM in Chicago, Illinois, (ii) refinance the Company's Senior Secured Notes and Series A Preferred Stock and repurchase the Primary Warrants, (iii) solicit certain consents from the holders of the Old Notes and (iv) make the Distribution. The following table sets forth the actual gross proceeds to the Company from the Offerings and the application of such proceeds (dollars in thousands):

SOURCES OF PROCEEDS:

Series A Notes ...................................................      $ 75,000
Series A Preferred Stock with Warrants ...........................       175,000
Cash on hand .....................................................         1,595
                                                                        --------
         Total Sources of Proceeds ...............................      $251,595
                                                                        ========

USES OF PROCEEDS:

Purchase of WRMA-FM and WXDJ-FM ..................................      $111,000
Purchase of WYSY-FM(1) ...........................................        30,000
Redemption of Senior Secured Notes, Series A Preferred Stock
  and Primary Warrants(2) ........................................        90,595
Distribution(3) ..................................................         4,000
Transaction fees and expenses(4) .................................        16,000
                                                                        --------
         Total Uses of Proceeds ..................................      $251,595
                                                                        ========

(1) Represents the cash portion of the purchase price and excludes the $3 million note issued by the Company to Infinity.

(2) The Senior Secured Notes bear interest at a rate of 12 1/4% per annum payable quarterly, increasing by 0.25% for each three-month period from the issue date to March 1997, and 0.50% for each period of three months thereafter, provided that the interest rate may not exceed 14.75% per annum. The Senior Secured Notes are due on June 1, 2001. The Series A Preferred Stock is entitled to dividends at the rate of 12.75% per annum payable quarterly, increasing by 0.25% for each period of three months from the issue date through March 1997 and 0.50% for each period of three months thereafter, provided that at no time will the dividend rate exceed 15.25%. The Company is required to redeem the Series A Preferred Stock on December 1, 2002. The Primary Warrants are being redeemed pursuant to the redemption price schedule which was determined at the time of issuance.

(3) Assumes $600,000 of dividends will be paid to the holders of the warrants issued in connection with the Old Notes.

(4) Includes fees and expenses incurred in connection with the Transactions, including the Initial Purchaser's discounts, the consent fee paid to holders of the Old Notes, acquisition costs related to the acquisitions of WYSY-FM, WRMA-FM and WXDJ-FM and related legal, accounting and other expenses.

                                 CAPITALIZATION

         The following table sets forth, as of December 29, 1996: (i) the actual capitalization of the Company and (ii) the pro forma capitalization of the Company to reflect the Transactions. The information set forth below should be read in conjunction with the historical consolidated financial statements and the notes thereto of the Company and the historical financial statements and the notes thereto of New Age Broadcasting, Inc. and The Seventies Broadcasting Corporation included elsewhere in this Prospectus, "Pro Forma Combined Financial Statements", "The Offerings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                           DECEMBER 29, 1996
                                                           -----------------
                                                        ACTUAL         PRO FORMA
                                                        ------         ---------
                                                            (IN THOUSANDS)

Cash and cash equivalents(1) .....................     $   4,899      $   3,304
                                                       =========      =========
Long-term debt (including current portion):
   Senior Secured Notes ..........................     $  36,773      $      --
   Old Notes(2) ..................................       100,799        100,799
   Series A Notes ................................            --         75,000
   Note payable to Infinity ......................            --          3,000
   Other debt, including current maturities of $48         1,079          1,079
                                                       ---------      ---------
         Total long-term debt ....................       138,651        179,878
Series A Preferred Stock .........................        37,509             --
Series A Senior Preferred Stock(3) ...............            --        148,050
Stockholders' equity (deficiency) ................        (6,466)        (8,915)
                                                       ---------      ---------
         Total capitalization ....................     $ 169,694      $ 319,013
                                                       =========      =========

(1) Pro forma cash and cash equivalents reflects the cash balance at December 29, 1996 less the cash of the Company to be used to fund the Transactions as of the anticipated closing date of the Offerings.

(2) The Old Notes were issued at a discount from the principal amount to maturity thereof and will be fully accredit to such principal amount at maturity of approximately $107.1 million on June 15, 1997.

(3) The $175.0 million initial liquidation preference of the Senior Preferred Stock has been reduced to its carrying value by approximately $10.3 million of estimated fees and expenses related to the Units Offering and by approximately $16.6 million related to the value attributed to the Warrants.

                     PRO FORMA COMBINED FINANCIAL STATEMENTS

         The unaudited pro forma combined statement of operations data for the fiscal year ended September 29, 1996 and the three months ended December 29, 1996 are presented to give effect to the Transactions and the WPAT-FM acquisition, which was consummated in March 1996, as if such events had occurred at the beginning of each period. The results of WYSY-FM have not been included in the pro forma statement of operations because the Company believes that such acquisition does not meet the significance test for presentation of pro forma information and would not be meaningful to an understanding of the Company's pro forma results of operations because the Company intends to reformat WYSY-FM from an English-language to a Spanish-language station in the near future. The pro forma balance sheet data at December 29, 1996 is presented as if, at such date, the Transactions, including the acquisition of WYSY-FM, had occurred. As a result, the pro forma statement of operations data excludes the actual and expected operating results of WYSY-FM, however, the pro forma balance sheet data, and pro forma interest expense, reflects the funding of the purchase of WYSY-FM.

         The purchase prices of WYSY-FM, WXDJ-FM and WRMA-FM were determined based upon arms-length negotiations between the Company and the sellers. The purchase price for the Acquisitions have been allocated primarily to franchise costs and other intangibles. This preliminary allocation of purchase price may change upon final appraisal of the fair market value of the net assets acquired.

         In the opinion of management, all adjustments necessary to present fairly this pro forma information have been made.

         These pro forma combined financial statements should be read in conjunction with the Company's consolidated financial statements and the notes thereto as of and for the fiscal year ended September 29, 1996 and the three months ended December 29, 1996 and with the combined financial statements and the notes thereto of New Age Broadcasting, Inc. and The Seventies Broadcasting Corporation for the year ended September 30, 1996 and the three months ended December 31, 1996 included elsewhere in the Prospectus. THE PRO FORMA INFORMATION IS NOT NECESSARILY INDICATIVE OF THE RESULTS THAT WOULD HAVE BEEN REPORTED HAD SUCH EVENTS ACTUALLY OCCURRED ON THE DATES SPECIFIED, NOR IS IT INDICATIVE OF THE COMPANY'S FUTURE RESULTS.

                        PRO FORMA COMBINED BALANCE SHEET
                              AT DECEMBER 29, 1996
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                  Historical
                                                                  ----------
                                                                            WXDJ/
                                                         The Company        WRMA (a)      Adjustments          Pro Forma
                                                         -----------        --------      -----------          ---------
ASSETS

Current assets.......................................       $ 16,564        $ 3,584     $ (3,584)(b)         $ 17,582
                                                                                            1,018(c)
Property and equipment, net..........................         19,319          1,679       (1,679)(b)           19,319
Franchise costs and other intangible assets, net.....        133,033         25,181        33,500(d)          279,033
                                                                                         (25,181)(b)
                                                                                          112,500(c)
Other assets.........................................          6,636            307         3,675(f)            8,937
                                                                                            (307)(b)
                                                                                          (1,374)(g)
           Total assets..............................       $175,552        $30,751     $118,568             $324,871
                                                            ========        =======      =======             ========


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities..................................         $5,906         $2,529      $(2,529)(b)           $5,906
Long-term debt:
    Senior Secured Notes, net of
        unamortized discount.........................         36,773                     (36,773)(c)               --
    Old Notes, net of unamortized discount...........        100,799                                          100,799
    Series A Notes...................................                                      75,000(f)           75,000
    Other long-term debt.............................          1,031         21,050      (21,050)(b)            4,031
                                                                                            3,000(d)
Series A Preferred Stock.............................         37,509                     (37,509)(c)               --
Series A Senior Preferred Stock......................                                     158,375(f)          148,050
                                                                                         (10,325)(f)
Stockholders' equity (deficiency)....................        (6,466)          7,172       (7,172)(b)          (8,915)
                                                                                          (4,000)(c)
                                                                                         (13,700)(c)
                                                                                          (1,374)(g)

                                                                                           16,625(f)
                                                            --------        -------      --------            --------
        Total liabilities and stockholders'
          deficiency................................        $175,552        $30,751      $118,568            $324,871
                                                            ========        =======      ========            ========



                                                  (see notes on following pages)

                    NOTES TO PRO FORMA COMBINED BALANCE SHEET
                                 (IN THOUSANDS)
                                   (UNAUDITED)

 (a) To reflect historical balance sheet data for WXDJ-FM/WRMA-FM as of December 31, 1996 as reflected in the unaudited financial statements of New Age Broadcasting Inc. and The Seventies Broadcasting Corporation which were acquired as part of the Transactions.

 (b) To eliminate assets and liabilities and stockholders' equity of WXDJ-FM/WRMA-FM not purchased or assumed in the WXDJ-FM/WRMA-FM acquisitions.

 (c)     To reflect the use of proceeds for the following:

         Redemption of Senior Secured Notes at par:
              Carrying value at December 29, 1996.........................................................    $36,773
              Redemption price over carrying value which would be
                  charged to earnings as an extraordinary item............................................      1,612
                                                                                                              -------
                                                                                                              $38,385
                                                                                                              =======
         Redemption of Series A Preferred Stock at par:
              Carrying value at December 29, 1996.........................................................    $37,509
              Redemption price over carrying value charged to stockholders' equity (deficiency)...........      3,765
                                                                                                                -----
                                                                                                              $41,274
                                                                                                              =======

         Redemption of Primary Warrants, charged to stockholders' equity (deficiency).....................    $ 8,323
                                                                                                              =======

         Distribution to common shareholders and holders of Old Warrants..................................    $ 4,000
                                                                                                              =======

         Excess proceeds as of December 29, 1996.  The amounts required to redeem the Senior
              Secured Notes and the Series A Preferred Stock increased after December 29, 1996 as a result of additional interest and dividends accruing which would be payable in additional Senior Secured Notes and Series A Preferred Stock, respectively.
              Consequently a significant portion of these excess proceeds were needed to redeem the
              Senior Secured Notes and Series A Preferred Stock...........................................    $ 3,018
                                                                                                              =======

(d) To reflect the acquisition of the assets of WYSY-FM, consisting primarily of franchise costs and other intangibles. The preliminary allocation of the purchase price may change upon final appraisal of the fair market value of the net assets acquired.

         Cash consideration to the seller of WYSY-FM......................................................    $30,000
         Note payable to seller of WYSY-FM................................................................      3,000
         Estimated fees and expenses attributable to the acquisition of WYSY-FM...........................        500
                                                                                                                  ---
              Purchase price..............................................................................    $33,500
                                                                                                              =======

(e) To reflect the allocation of purchase price of WXDJ-FM/WRMA-FM to the assets acquired, primarily franchise costs and other intangibles. The preliminary allocation of the purchase price may change upon final appraisal of the fair market value of the net assets acquired.

         Cash consideration to the Miami Sellers.........................................................   $111,000
         Estimated fees and expenses attributable to the acquisition of WXDJ-FM/WRMA-FM..................      1,500
                                                                                                            --------
              Purchase price.............................................................................   $112,500
                                                                                                            ========

 (f) To reflect the Offerings and related estimated transaction fees as set forth below:

         Series A Notes............................................................................   $ 75,000
         Units consisting of
              Series A Senior Preferred Stock, at initial estimated value..........................    158,375
              Warrants, at initial estimated value.................................................     16,625
                                                                                                        ------
         Fees associated with the Notes Offering...................................................     (3,675)
         Fees associated with the Units Offering...................................................    (10,325)
                                                                                                        -------
                                                                                                      $236,000
                                                                                                      ========


 (g) To reflect the write-off of deferred financing costs relating to the Senior Secured Notes.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                            FISCAL YEAR ENDED SEPTEMBER 29, 1996
                                                --------------------------------------------------------------------
                                                    HISTORICAL
                                                THE                         WXDJ/                             PRO
                                               COMPANY       WPAT(a)        WRMA(a)      ADJUSTMENTS         FORMA(n)
                                               -------       -------        -------      -----------         --------

Gross broadcasting revenues............        $55,338         $4,315       $16,071       $(1,421)(c)          $74,303
Less: agency commissions...............        (6,703)          (316)       (2,111)                            (9,130)
                                             ---------      ---------       -------                            -------
    Net revenues.......................         48,635          3,999        13,960                             65,173
Station operating expenses.............         27,876          2,635         5,235          (579)(d)           35,167
Corporate expenses.....................          3,748            114           275             61(e)            4,198
Depreciation and amortization..........          4,556            530         1,076          2,286(f)            8,448
                                              --------       --------      --------                           --------
    Operating income (loss)............         12,455            720         7,374                             17,360
Interest expense, net..................         16,533          5,311         2,261        (1,358)(g)           23,082
                                                                                               335(h)
Other expense (income) net                       1,574       (43,641)            --         43,641(i)            1,574
                                              --------       --------    ----------                           --------
    Income (loss) before income taxes..        (5,652)         39,050         5,113                            (7,296)
Income tax expense (benefit)...........        (1,166)         12,704            --       (12,704)(j)          (1,166)
                                             ---------         ------   -----------                         ----------
    Income (loss) before extraordinary
        items..........................        (4,486)       $ 26,346      $  5,113                            (6,130)
                                                             ========      ========
    Dividends on preferred stock.......        (2,452)                                    (23,374)(k)         (25,826)
                                               -------                                                        --------
Income (loss) applicable to common stock
    before extraordinary items.........       $(6,938)                                                       $(31,956)
                                              ========                                                       =========
Ratio of earnings to fixed charges(m)..             --                                                              --
EBITDA reconciliation:
    Operating income (loss)............        $12,455                                                         $17,360
    Depreciation and amortization......          4,556                                                           8,448
                                              --------                                                        --------
    EBITDA.............................        $17,011                                                         $25,808
                                               =======                                                         =======


                                                                      THREE MONTHS ENDED DECEMBER 29, 1996
                                                             ----------------------------------------------------------
                                                                   HISTORICAL
                                                                THE          WXDJ/                              PRO
                                                              COMPANY       WRMA(b)        ADJUSTMENTS        FORMA(n)
                                                              -------       -------        -----------        --------

Gross broadcasting revenues...........................        $13,995        $4,375                            $18,370
Less:  agency commissions.............................        (1,629)         (586)                            (2,215)
                                                             --------      --------                          ---------
    Net revenues......................................         12,366         3,789                             16,155
Station operating expenses............................          7,083         1,070                              8,153
Corporate expenses....................................            994            68       $   (68)(e)              994
Depreciation and amortization.........................          1,395           246            457(f)            2,098
                                                              -------      --------                            -------
    Operating income (loss)...........................          2,894         2,405                              4,910
Interest expense, net.................................          5,007           557            179(g)            5,743
Other expense (income, net                                         27            --                                 27
                                                             --------     ---------                          ---------
    Income (loss) before income taxes.................        (2,140)         1,848             --               (860)
Income tax expense (benefit)..........................          (814)            --            487(l)            (327)
                                                            ---------     ---------                          ---------
Income (loss) before extraordinary items..............        (1,326)        $1,848                              (533)
                                                                             ======
Dividends on preferred stock..........................        (1,325)                       (4,910)(k)         (6,235)
                                                              -------                                          -------
Income (loss) applicable to common stock before
    extraordinary items...............................       $(2,651)                                         $(6,768)
                                                             ========                                         ========
Ratio of earnings to fixed charges(m)                              --                                               --
EBITDA reconciliation
    Operating income (loss)...........................         $2,894                                           $4,910
    Depreciation and amortization.....................          1,395                                            2,098
                                                                -----                                            -----
    EBITDA............................................         $4,289                                           $7,008
                                                               ======                                           ======



                                                  (see notes on following pages)

               NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

 (a) To reflect the historical operating results for WPAT-FM and WPAT-AM from October 1, 1995 through March 31, 1996 based upon unaudited financial statements. The Company began operating WPAT-FM under a local marketing agreement on January 20, 1996. The fiscal year end for WPAT-FM and WPAT-AM was December 31 under the ownership of Park Radio of Greater New York, Inc.

 (b) To reflect the historical operating results for WXDJ-FM and WRMA-FM for the period indicated based upon unaudited financial statements. The fiscal year end for WXDJ-FM and WRMA-FM was September 30, and throughout the periods presented, WXDJ-FM and WRMA-FM were under the ownership of the sellers, New Age Broadcasting, Inc. and The Seventies Broadcasting Corporation, respectively.

 (c) To adjust gross broadcasting revenues for the elimination of the revenue derived from WPAT-AM programming which was not acquired by the Company.

 (d) To eliminate expenses of WXDJ-FM and WRMA-FM relating to an unsuccessful prior sale.

 (e) To reflect adjustment to corporate expense for the elimination of corporate expenses which would not be incurred following the WPAT-FM and WXDJ-FM/WRMA-FM acquisitions and for additional salaries to be paid to Mr. Russell Oasis, a WXDJ-FM/WRMA-FM officer, based on his employment agreement with the Company.

                                                                                     YEAR ENDED       THREE MONTHS ENDED
                                                                                   SEPT. 29, 1996        DEC. 29, 1996
                                                                                   --------------     ------------------

Elimination of corporate expenses of WPAT-FM
     prior to acquisition.................................................                $ (114)            $     --
Elimination of corporate expenses of WXDJ-FM/WRMA-FM
     prior to acquisition.................................................                  (275)                (68)
Additional salary to Mr. Russell Oasis....................................                    450                  --
                                                                                            -----             -------
     Pro forma adjustment.................................................                 $   61             $  (68)
                                                                                           ======             =======


 (f) To reflect additional pro forma depreciation and amortization related to the acquisitions of WPAT-FM based upon the final purchase price and to the acquisitions of WXDJ-FM, WRMA-FM and WYSY-FM based upon a preliminary allocation of the total consideration and related amortization reflected as follows:



                                                                   WPAT              WXDJ/WRMA                   TOTAL
                                                                   ----              ---------                   -----
Franchise costs and other intangible assets,
     net................................................           $86,359              $112,500               $198,859

Year ended September 29, 1996:
     Pro forma amortization.............................          $  1,079             $   2,813              $   3,892
     Less:  depreciation and amortization-historical....             (530)               (1,076)                (1,606)
                                                                 ---------            ----------             ----------
     Pro forma adjustment...............................          $    549             $   1,737              $   2,286
                                                                  ========             =========              =========
Three months ended December 29, 1996:
     Pro forma amortization...............................................               $   703                $   703
     Less:  depreciation and amortization-historical......................                 (246)                  (246)
                                                                                        --------               --------
     Pro forma adjustment.................................................               $   457                $   457
                                                                                         =======                =======

 (g)     To reflect adjustments to interest expense as a result of the
         Transactions:

                                                                                        YEAR ENDED            THREE MONTHS ENDED
                                                                                      SEPT. 29, 1996          DEC. 29, 1996
                                                                                      --------------          -------------
Pro forma interest on the Notes at 11% per annum..........................                $8,250                 $2,063
Pro forma interest on the seller note to Infinity (assumed interest rate
     of 10% per annum)....................................................                   300                     75
Pro forma amortization of debt issuance costs of the Notes................                   525                    131
Interest expense, including amortization of debt issuance costs, on the
     Senior Secured Notes retired in the Transactions.....................               (2,861)                (1,533)
Interest expense -- WPAT-FM-historical....................................               (5,311)                     --
Interest expense -- WXDJ-FM/WRMA-FM-historical............................               (2,261)                  (557)
                                                                                         -------                -------
Pro forma adjustment......................................................              $(1,358)                $   179
                                                                                        ========                =======


 (h) To eliminate interest income on the approximately $17.2 million down payment of cash used to finance the acquisition of WPAT-FM based upon the average interest rate of 3.9% earned by the Company during the six months ended March 31, 1996.

 (i) To adjust for other income of WPAT-FM resulting from the sale of its assets prior to its acquisition by the Company which would not have been realized by the Company.

 (j) To eliminate income tax expense of Park Radio of Greater New York, Inc. prior to the acquisition of radio station WPAT-FM by the Company which would not have been incurred by the Company.

 (k)     To reflect adjustments to preferred stock dividends as a result of the
         Transactions:

                                                                                        YEAR ENDED          THREE MONTHS ENDED
                                                                                       SEPT. 29, 1996          DEC. 29, 1996
                                                                                       --------------          -------------
Elimination of dividends on Series A Preferred Stock......................             $   2,452                 $1,325
Assumed dividends on Senior Preferred Stock at
     14 1/4$ per annum....................................................              (25,826)                (6,235)
                                                                                        --------                -------
Pro forma adjustment......................................................             $(23,374)              $ (4,910)
                                                                                       =========              =========


 (l)     To reflect income tax effect of the above items.

 (m) For purposes of this computation, earnings are defined as earnings or loss before extraordinary items and fixed charges. Fixed charges are the sum of (i) interest costs, (ii) amortization of deferred financing costs, (iii) the portion of operating lease rental expense that is representative of the interest factor (deemed to be one third) and (iv) dividends on preferred stock. Historical and pro forma earnings were inadequate to cover fixed charges by $6,938 and $31,956, respectively, for the fiscal year ended September 29, 1996 and $2,651 and $6,768 for the three months ended December 29, 1996.

(n) The following table summarizes pro forma operating data adjusted to eliminate the historical operating results of stations WXLX-AM, KXMG-AM, WCMQ-AM and WSKP-FM that the Company intends to sell:

                                           YEAR ENDED SEPTEMBER 29, 1996             THREE MONTHS ENDED DECEMBER 29, 1996
                                           -----------------------------             ------------------------------------
                                                      HISTORICAL                                       HISTORICAL
                                                  RESULTS OF STATIONS   ADJUSTED                    RESULTS OF STATIONS    ADJUSTED
                                       PRO FORMA    HELD FOR SALE      PRO FORMA    PRO FORMA        HELD FOR SALE        PRO FORMA
                                       ---------    -------------      ---------    ---------        -------------        ---------
Net revenues......................   $ 65,173        $(10,795)          $54,378       $16,155            $(2,424)         $13,731
Income (loss) before
    extraordinary items...........   $ (6,130)       $ (1,444)          $ (7,574)     $  (533)           $  (246)         $  (779)
Loss applicable to
    common stock before
    extraordinary items...........   $ 31,956        $ (1,444)          $(33,400)     $(6,768)           $  (246)         $(7,014)
EBITDA............................   $ 25,808        $ (1,823)          $ 23,985      $ 7,008            $  (349)         $ 6,659

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                          (IN THOUSANDS, EXCEPT RATIOS)

         The selected historical consolidated financial data presented below under the caption "Statement of Operations Data" for each of the fiscal years in the five-year period ended September 29, 1996 are derived from the historical consolidated financial statements of the Company, which historical consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial information for the three months ended December 31, 1995 and December 29, 1996 are unaudited, but in the opinion of the Company reflect all adjustments necessary for a fair presentation of such information. Operating results for the three months ended December 29, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ended September 28, 1997. The selected historical consolidated financial data of the Company should be read in conjunction with the historical consolidated financial statements of the Company as of and for each of the fiscal years in the three-year period ended September 29, 1996, the related notes and independent auditor's report, included elsewhere in this Prospectus. For additional information see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                           FISCAL YEAR ENDED                      THREE MONTHS ENDED(8)
                                             9/27/92    9/26/93    9/25/94   9/24/95    9/29/96    12/31/95  12/29/96
                                             -------    -------    -------   -------    -------    --------  --------
STATEMENT OF OPERATIONS DATA:

Gross broadcasting revenues..............    $27,991    $35,744    $45,825   $54,152    $55,338    $13,851    $13,995
Less: agency commissions.................    (3,024)    (4,116)    (5,688)   (6,828)    (6,703)    (1,746)    (1,629)
                                             -------    -------    -------   -------    -------    -------    -------
   Net revenues..........................     24,967     31,628     40,137    47,324     48,635     12,105     12,366
Station operating expenses(1)............     15,399     19,461     22,145    22,998     27,876      6,988      7,083
Corporate expenses(1)....................      1,484      2,518      2,884     4,281      3,748        842        994
Depreciation and amortization............      3,911      3,598      3,256     3,389      4,556        820      1,395
Write-off of franchise costs (2).........         --     16,365         --        --         --         --         --
                                             -------    -------    -------   -------    -------    -------    -------
   Operating income (loss)...............      4,173   (10,314)     11,852    16,656     12,455      3,455      2,894
Interest expense, net....................     14,025     14,132     14,203    12,874     16,533      3,235      5,006
Financing costs..........................        221        555      3,458        --        876         --         --
Other expense (income)(3)................         70       (48)       (35)       381        698         --         28
                                             -------    -------    -------   -------    -------    -------    -------
   Income (loss) before income taxes and
      extraordinary item.................   (10,143)   (24,953)    (5,774)     3,401    (5,652)        220    (2,140)
Income tax expense (benefit).............         24         46    (2,231)     1,411    (1,166)        101      (814)
                                             -------    -------    -------   -------    -------    -------    -------
   Income (loss) before extraordinary gain  (10,167)   (24,999)    (3,543)     1,990    (4,486)        119    (1,326)
Extraordinary gain(4)....................         --         --     70,255        --         --         --         --
                                             -------    -------    -------   -------    -------    -------    -------
   Net income (loss).....................  $(10,167)  $(24,999)    $66,712    $1,990    (4,486)    $   119    (1,326)
                                           ========   ========     =======    ======    ======     =======    ======

Dividends on preferred stock.............                                               (2,452)               (1,325)
                                                                                        -------                -----
   Net income (loss) applicable to
      common stock.......................                                              $(6,938)              $(2,651)
                                                                                       ========              ========

OTHER DATA:

Broadcast cash flow(5)...................     $9,568    $12,167    $17,992   $24,326    $20,759     $5,117     $5,283
EBITDA(6)................................      8,084      9,649     15,108    20,045     17,011      4,275      4,289
Capital expenditures.....................        928      1,723        897     4,888      3,811      1,138        956
Net cash interest........................     11,149     11,066     12,916     7,459      7,759      1,795      1,980
Non-cash interest........................      2,876      3,066      1,287     5,415      8,774      1,440      3,026
                                             -------    -------    -------   -------    -------    -------    -------
   Interest expense, net.................     14,025     14,132     14,203    12,874     16,533      3,235      5,006
Ratio of earnings to fixed charges(7)....         --         --         --      1.15         --       1.04         --


                                                                                     AT
BALANCE SHEET DATA:                                    9/27/92    9/26/93    9/25/94    9/24/95    9/29/96   12/29/96
-------------------                                    -------    -------    -------    -------    -------   --------
Cash and cash equivalents...........................  $  2,691   $  4,398   $ 12,137    $17,817   $  5,468   $  4,899
Net working capital (deficiency)....................  (135,587)  (142,807)    11,981     21,994      9,172     10,658
Total assets........................................    97,107     81,630     98,733    103,629    176,860    175,552
Total debt (including current maturities)...........   120,877    123,076     93,573     95,523    135,914    138,651
Series A Preferred Stock............................        --         --         --         --     35,939     37,509
Shareholders' deficiency............................   (47,829)   (75,218)    (2,960)    (1,150)    (3,569)    (6,466)

                   NOTES TO SELECTED HISTORICAL FINANCIAL DATA

 (1) Station operating expenses include engineering, programming, selling and general and administrative expenses.

 (2) Concurrently with the refinancing described below in note 4, the Company obtained appraisals for the assets of its radio stations. The appraised values of certain stations were less than the carrying values of such assets, including franchise costs, by $16,365,255, in the aggregate. Based on the appraisals and management's own evaluation of the recoverability of franchise costs in relation to the then current market conditions in the broadcasting industry, the Company reduced the carrying amounts of the applicable franchise costs by $16,365,255 through a charge to operations in the fiscal 1993 consolidated statement of operations.

 (3) During fiscal 1996, the Company wrote down the value of its land and building located on Sunset Boulevard in Los Angeles by $697,741. The write down was based on current market values of real estate in the Los Angeles area.

 (4) On June 29, 1994, the Company sold 107,059 units, each consisting of $1,000 principal amount of the Company's Old Notes and the Old Warrants. The Old Notes were issued at a substantial discount from their principal amount. The sale of the Old Notes and Old Warrants generated gross proceeds of $94,000,000 and proceeds to the Company of $87,774,002, net of financing costs of $6,225,998. Of the $94,000,000 of gross proceeds from the sale of the Old Notes and Old Warrants, $88,603,000 was allocated to the Old Notes and $5,397,000 was determined to be the value of the Old Warrants. Of the net proceeds from the sale of the Old Notes and the Old Warrants, $83,000,000 was used to satisfy in full the Company's obligations to its two former principal lenders and the balance was used to settle litigation with a former stockholder and for general corporate purposes. The Company realized a gain of $70,254,772 in connection with its repayment of all obligations to its two former principal lenders because it was able to satisfy in full these obligations at substantial discounts to their face amounts in accordance with restructuring agreements between the Company and such lenders.

 (5) The term "broadcast cash flow" means operating income before depreciation and amortization, write-down of franchise costs and corporate expenses. Broadcast cash flow should not be considered in isolation from, or as a substitute for, net income or cash flow and other consolidated income or cash flow statement data or as a measure of the Company's profitability or liquidity. Although broadcast cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles, broadcast cash flow is widely used in the broadcasting industry as a measure of a broadcasting company's operating performance.

 (6) EBITDA represents income before extraordinary item, net interest expense, financing costs, income taxes, depreciation and amortization, write-down of franchise costs and other expenses and income. The Company has included information concerning EBITDA in this Prospectus because it is used by certain investors as a measure of a company's ability to service its debt obligations. EBITDA should not be used as an alternative to, or be considered more meaningful than, operating income, net income or cash flow as an indicator of the Company's operating performance.

 (7) For purposes of this computation, earnings are defined as earnings or loss before extraordinary items and fixed charges. Fixed charges are the sum of (i) interest costs, (ii) amortization of deferred financing costs, (iii) the portion of operating lease rental expense that is representative of the interest factor (deemed to be one third) and (iv) dividends on preferred stock. Earnings were inadequate to cover fixed charges by $10,167,000, $24,999,000, $3,543,000 and $4,486,000 for
         fiscal years 1992 through 1994 and 1996
         respectively. For the three month period ended December 29, 1996, earnings were inadequate to cover fixed costs by $1,326,000.

(8) For the three months ended December 29, 1996, the Company reported 14 weeks of revenues and expenses as compared to 13 weeks for the three months ended December 31, 1995.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The Company's financial results depend on a number of factors, including the strength of the national economy and the local economies served by the Company's stations, total advertising dollars dedicated to the markets served by the Company's stations, advertising dollars targeted to the Hispanic consumers in the markets served by the Company's stations, the Company's stations' audience ratings, the Company's ability to provide popular programming, local market competition from other radio stations and other advertising media, and government regulation and policies.

         Gross revenues derived from radio advertising are affected primarily by the advertising rates the Company's radio stations are able to charge and the number of advertisements that can be broadcast without jeopardizing audience listening levels and the resultant audience ratings. Advertising rates are, in large part, based upon each station's ability to attract audiences in demographic groups targeted by advertisers. Audience levels are generally measured by quarterly Arbitration Radio Market Reports. Each of the Company's stations strives to maximize net revenues by actively managing the amount of airtime available for sale and adjusting prices based upon local market conditions and audience ratings.

         In the radio broadcasting industry, stations may utilize trade or barter agreements to provide advertising time in exchange for goods or services (such as travel and products used in promotional campaigns or "give-aways") instead of cash compensation. In each of fiscal 1994, 1995 and 1996, the Company sold approximately 91%, 94% and 94%, respectively, of its available advertising time for cash. The Company believes that its percentage of advertising time sold for cash will increase in the future as its stations' ratings increase.

         Although advertising contracts are generally short-term, the Company has long-term relationships with many of its advertisers. In fiscal 1996, approximately 80% of the Company's gross revenues from the broadcast of advertising was generated from local advertising and approximately 20% was from national advertising. Each station's local sales staff solicits advertising directly from local advertisers or through an advertising agency representing local advertisers. During the first quarter of fiscal 1997, the Company terminated its relationship with Katz Communications, Inc. ("Katz") who served as the Company's national sales representative for national broadcast advertising. During the second quarter of fiscal 1997, the Company entered into a new five-year agreement with Caballero Spanish Media, LLC, a division of Interep, to act as its new national sales representative on terms which the Company believes are more favorable than the Katz contract. See "Business--Advertising."

         In March 1996, the Company acquired WPAT-FM in New York for $86.4 million including financing costs and the Company's results include the operations of WPAT-FM from such date. Pursuant to the terms of a local marketing agreement, the Company began operating WPAT-FM on January 26, 1996 and the revenues of WPAT-FM and costs of the local marketing agreement are included in the Company's operating results from that date until the date of the acquisition.

         The Company reports its revenues and expenses on a broadcast month basis. For fiscal 1996, the Company reported 53 weeks of revenues and expenses as compared to 52 weeks for each of fiscal 1995 and fiscal 1994. For the first quarter of fiscal 1997, the Company reported 14 weeks of revenues and expenses as compared to 13 weeks for the first quarter of fiscal 1996.

         As is true of other radio groups, the Company's performance is customarily measured by its ability to generate broadcast cash flow and EBITDA. Although broadcast cash flow and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, the Company believes that broadcast cash flow and EBITDA are useful in evaluating the Company because such measures are accepted by the broadcasting industry as generally recognized measures of performance and are used by securities industry analysts who publish reports on the performance of broadcasting companies. In addition, the Company has included information concerning EBITDA in this Memorandum because it is used by certain investors as a measure of a company's ability to service its debt obligations and it is also the basis for determining compliance with certain covenants in the Indentures and the Certificate of Designation. Broadcast cash flow and EBITDA are not intended to be substitutes for operating income (as determined in accordance with generally accepted accounting principles), or alternatives to cash flow from operating activities (as a measure of liquidity), or alternatives to net income.

         The Company's revenues fluctuate throughout the year. The Company's second fiscal quarter (January through March) generally produces the lowest revenues for the year and the third fiscal quarter (April through June) generally produces the highest revenues, primarily due to increased levels of advertising during this period. The Company's operating results in any period may also be affected by the occurrence of advertising and promotional expenses that do not produce commensurate revenues in the period in which the expenses are incurred. As a result of Arbitration's practice of reporting radio ratings on a quarterly basis, the potential effects of changes in audience ratings on the Company's advertising revenues may be delayed.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED DECEMBER 29, 1996 COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 1995

         Net revenue. Net revenues increased from $12.1 million for the three months ended December 31, 1995, to $12.4 million for the three months ended December 29, 1996, an increase of $0.3 million, or 2.2%. The increase in net revenues resulted primarily from an increase in net revenues of $0.9 million from the Company's New York stations, partially offset by a decrease in net revenues of $0.7 million from the Company's Miami stations. The increase in net revenues from New York resulted from the inclusion of WPAT-FM in the three month period ending December 29, 1996. The decrease in net revenues from Miami resulted primarily from a format change at WCMQ-FM during October 1996 and management transition related to the Acquisitions. The Los Angeles stations posted similar results to the prior year period.

         Operating expenses. Total operating expenses increased from $8.7 million in the three months ended December 31, 1995, to $9.5 million in the three months ended December 29, 1996, an increase of $0.8 million or 9.5%. The higher operating expenses were caused by an increase of $0.1 million in broadcasting operating expenses, an increase of $0.1 million in corporate expenses and an increase of $0.6 million in depreciation and amortization expense.

         The increase in broadcasting operating expenses resulted from the increased engineering and programming expenses related to the operation of the new station, WPAT-FM as well as an increase in transmitter rent of WXLX-AM due to lease payments for two transmitter sites during the station's transition process of moving the transmitter site to its new location in Lyndhurst, New Jersey. This was offset by a decrease in selling, general and administrative expenses caused by a decrease in salaries and commissions and improved collections in the New York market.

         The Company's corporate expenses increased primarily due to the creation of a new senior position for programming and operations. The increase in depreciation and amortization expense was mostly caused by the additional amortization of the franchise costs associated with the acquisition of WPAT-FM.

         Operating income. Operating income decreased from $3.5 million during the three months ended December 31, 1995 to $2.9 million during the three months ended December 29, 1996, a decrease of $0.6 million or 16.2%. The decrease was due to the increase in operating expenses which was partially offset by the increase in net revenues.

         EBITDA. EBITDA (defined as earnings before net interest, income taxes, depreciation and amortization and other income and expense items) was $4.3 million during the three months ended December 31, 1995 and $4.3 million during the three months ended December 29, 1996.

         Other expenses. Other expenses, comprised mostly of interest expenses, increased from $3.2 million in the three months ended December 31, 1995 to $5.0 million in the three months ended December 29, 1996, an increase of $1.8 million or 55.6%. The increase was caused by higher interest expenses associated with the issuance of Senior Secured Notes to partially finance the acquisition of WPAT-FM.

         Net income (loss). The Company had a net loss of $1.3 million for the three months ended December 29, 1996 compared to net income of $0.1 million in the three months ended December 31, 1995. The change resulted primarily from the increased interest expenses combined with the decrease in operating income, previously discussed.

  FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

         Net revenue. Net revenues increased to $48.6 million for fiscal 1996 from $47.3 million for fiscal 1995, an increase of $1.3 million, or 2.7%. This increase was due primarily to an increase in net revenues generated by the Company's stations in New York and Miami, offset by lower revenues from the Los Angeles stations. The newly acquired radio station WPAT-FM which commenced operations in January 1996 had net revenues of $4.6 million. In addition, the Company's other New York stations experienced net revenue increases primarily as a result of rating increases that allowed the stations to increase their advertising rates. The Miami stations contributed to the net revenues growth due to more effective sales efforts. These increases were partially offset by a decrease in the Company's Los Angeles stations which were adversely affected by a decline in ratings. In fiscal 1996, net revenues from national advertising decreased 5% while local advertising increased by 3%.

         Operating expenses. Total operating expenses increased to $36.2 million during fiscal 1996 from $30.7 million during fiscal 1995, an increase of $5.5 million or 17.9%. As a percentage of net revenues, total operating expenses increased to 74.4% in fiscal 1996 from 64.8% in fiscal 1995. The increase was caused by increases of $1.1 million in engineering and programming expenses, $3.7 million in selling, general and administrative expenses and $1.2 million in depreciation and amortization, partially offset by a $0.5 million decline in corporate expenses.

         The primary reasons for the increase in engineering and programming expenses were the costs associated with operating the newly acquired station in New York, WPAT-FM, the settlement of a lawsuit with an ex-employee in Miami, the increase in salary and a starting bonus for a new on-air personality in Miami and increased engineering costs in the New York and Miami markets. Selling, general and administrative expenses were also impacted by the operation of WPAT-FM. Additionally, the Company's other stations in the New York market experienced increases in selling salaries, bonuses and national representative commissions due to the sales improvements, the settlement of a lawsuit with a former customer and the reserve of a loan to a former employee. The Los Angeles stations' advertising and promotional expenses increased primarily due to billboard and television campaigns. The Miami stations experienced a rise in salaries and commissions resulting from higher revenues. Sports related programming increased due to the first year of the Company broadcasting the Miami Dolphins' football games.

         The lower corporate expenses were caused by lower bonuses, as well as lower professional fees. An increase in depreciation and amortization resulted mainly from the amortization of the franchise costs related to the WPAT-FM purchase.

         Operating income. Operating income decreased from $16.7 million in fiscal 1995 to $12.5 million in fiscal year 1996, a decrease of $4.2 million or 25.1%. This decrease was due to the increase in operating expenses partially offset by the increase in net revenues.

         EBITDA. EBITDA decreased to $17.0 million from $20.0 million, a decrease of $3.0 million, or 15.0%. Such decrease, similar to operating income, was caused by the increase in operating expenses exclusive of depreciation and amortization, partially offset by the increase in net revenues.

         Other expenses. Other expenses, comprised of interest expense, net of interest income and refinancing costs, increased to $18.1 million from $13.3 million, an increase of $4.8 million, or 36.1%. The increase resulted mainly from the additional interest incurred on the Senior Secured Notes issued during this fiscal year to help purchase WPAT-FM. Additionally, the Company incurred non-recurring financial costs and wrote down the carrying value of a building in Los Angeles.

         Net income (loss). The Company had a net loss of $4.5 million in fiscal year 1996 compared to net income of $2.0 million in fiscal year 1995. This change was caused by the decrease in operating income combined with the increase in other expenses, previously discussed.

  FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

         Net revenues. Net revenues increased to $47.3 million for fiscal 1995 from $40.1 million for fiscal 1994, an increase of $7.2 million, or 18.0%. The increase in net revenues primarily was due to the significant growth in net revenues in New York as a result of advertising price increases related to WSKQ-FM's improved Arbitration ranking, growth in net revenues in Miami due to promotional and sports programming events, and to a lesser extent, growth in net revenues in Los Angeles due to a 41.5% increase in national advertising at KLAX-FM and KXMG-AM. In fiscal 1995, net revenues from national and local advertising increased 41% and 18%, respectively.

         Operating expenses. Total operating expenses increased to $30.7 million in fiscal 1995 from $28.3 million in fiscal 1994, an increase of $2.4 million or 8.5%. However, as a percentage of net revenues, total operating expenses decreased to 64.8% in fiscal 1995 from 70.5% in fiscal 1994. Operating expenses increased in fiscal 1995 as follows: corporate expenses increased by $1.4 million, selling, general and administrative expenses increased by $0.6 million, engineering and programming expenses increased by $0.2 million and depreciation and amortization increased by $0.1 million. Corporate expenses increased as a result of higher salaries, bonuses (principally to Messrs. Alarcon Jr. and Garcia totaling approximately $783,000), professional fees and insurance costs. Selling, general and administrative expenses increased in all markets, primarily as a result of higher promotion expenses and higher sales commissions due to increased net revenues. The increase in engineering and programming expenses resulted primarily from higher music license fees related to increased sales in New York and the settlement of a lawsuit relating to music license fees.

         Operating income. For fiscal 1995, the Company had operating income of $16.7 million compared to operating income of $11.9 million for fiscal 1994, an increase of $4.8 million, or 40.3%. This growth was caused by the increase in net revenues in fiscal 1995, which was offset by the increase in operating expenses discussed above.

         EBITDA. EBITDA increased to $20.0 million during fiscal 1995 from $15.1 million during fiscal 1994, an increase of $4.9 million or 32.5%. The growth in EBITDA was caused by an increase in net revenues which was partially offset by the increase in operating expenses discussed above. EBITDA margin increased to 42.4% during fiscal 1995 from 37.6% during fiscal 1994.

         Other expenses. Other expenses decreased to $13.3 million in fiscal 1995, from $17.6 million in fiscal 1994, a decrease of $4.3 million or 24.4%. The principal reasons for the decrease were the absence of refinancing costs in fiscal 1995, higher interest income of $0.5 million, as well as lower interest expenses. These decreases were offset by a charge of $0.4 million related to the settlement of litigation with a former stockholder.

         Net income. The Company had net income of $2.0 million for fiscal 1995 compared to a net income of $66.7 million for fiscal 1994. This decrease was due primarily to the absence in fiscal 1995 of an extraordinary gain of $70.3 million (net of income taxes) associated with the refinancing of the Company's indebtedness in fiscal 1994. Excluding the extraordinary gain, the Company had a net loss of $3.5 million in fiscal 1994 compared to net income of $2.0 million for fiscal 1995. The increase in net income before extraordinary items in fiscal 1995 was due primarily to the increase in the Company's operating income in fiscal 1995 described above and the decrease in other expenses.

LIQUIDITY AND CAPITAL RESOURCES

         Cash flow generated from operations was $0.5 million for the three months ended December 29, 1996, as compared to $1.5 million for the three months ended December 31, 1995. Cash flow generated from operations was $8.8 million for fiscal 1996, $14.4 million for fiscal 1995 and $4.1 million for fiscal 1994.

         Net cash used in financing activities was $0.1 million for the three months ended December 29, 1996 as compared to $0.9 million for the three months ended December 31, 1995. Net cash generated by financing activities in fiscal 1996 was $69.0 million primarily due to the issuance of the Senior Secured Notes and the Series A Preferred Stock to finance the acquisition of WPAT-FM in March 1996. Net cash used by financing activities in fiscal 1995 was $3.8 million, primarily to repay indebtedness. Net cash generated by financing activities in fiscal 1994 was $4.5 million. In June 1994, the Company received $94.0 million of gross proceeds from the issuance of the Old Notes, the proceeds of which were primarily used to retire existing indebtedness.

         For the three months ended December 31, 1995 and fiscal 1996, cash used in other investing activities was $3.0 million and $86.4 million, respectively. Such amounts related to the acquisition of WPAT-FM. Cash used in investing activities for other periods discussed was immaterial.

         Historically, the Company's capital expenditures have been for the improvements and technical upgrades of its broadcasting equipment as well as for acquisitions of and upgrades of its facilities. For the three months ended December 29, 1996, capital expenditures were $1.0 million, primarily used for the construction of a new tower and antenna system at its newly leased site in New Jersey for WXLX-AM. For the three months ended December 31, 1995, capital expenditures were $1.1 million, used for the upgrade of the Company's Los Angeles building. In fiscal 1996, the Company invested $3.8 million in capital expenditures, mostly for the construction of the WXLX-AM tower and antenna system. In fiscal 1995, the Company's capital expenditures were $4.9 million, of which $3.6 million was used to produce and upgrade a building to which the Company relocated the studio and administrative facilities for its Los Angeles stations; $0.3 million used to upgrade the studio and technical equipment in Los Angeles; and $0.4 million used to purchase the antenna and broadcast license of WSKP-FM in Key West. In fiscal 1994, capital expenditures were $0.9 million, primarily related to tower improvements of the New York FM station, construction of a new transmitting facility in Key West, Florida and equipment purchases for all of the radio stations.

         Management believes that cash from operating activities should be sufficient to permit the Company to meet required cash interest obligations (which will consist of cash interest expense on the Notes and cash interest expense on the Old Notes, which, commencing June 15, 1997, will accrue cash interest at a rate of 12 1/2% per annum) for the next five years, capital expenditures and operating obligations. However, significant assumptions (none of which can be assured) underlie this belief, including that (i) the Company will be able to successfully integrate the Acquisitions, (ii) economic conditions within the radio broadcasting market and economic conditions generally will not deteriorate in any material respect, (iii) the Company will be able to successfully implement its business strategy, (iv) the Company will not incur any material unforeseen liabilities, including, without limitation, environmental liabilities, and (v) no future acquisition will adversely affect the Company's liquidity. The Company expects that it may be required to refinance the Old Notes on or prior to their maturity on June 15, 2002, and no assurance can be given that it will not be required to refinance the Notes and/or the Senior Preferred Stock. No assurance can be given that any such refinancing, if required, will be obtained on terms satisfactory to the Company, if at all. See "Risk Factors--Substantial Leverage, History of Net Losses and Insufficiency of Earnings to Cover Fixed Charges and Preferred Stock Dividends." The Company expects to supplement its cash from operating activities with the proceeds from any consummated Pending Disposition. However, no assurance can be given that any such Pending Disposition will be consummated. See "Risk Factors--Possible Non-Consummation of the Pending Dispositions."

                                    BUSINESS

         The Company is one of the leading Spanish-language radio broadcasting companies in the United States. Following the consummation of the Pending Dispositions, the Company will operate seven major market FM radio stations in Los Angeles, New York, Chicago and Miami, which are the #1, #2, #3 and #12 radio revenue markets in the United States, respectively. In addition, these metropolitan areas represent the four largest Hispanic media markets in general, as measured by total media expenditures targeted at the Hispanic population, with over 43% of the United States Hispanic population residing within these markets. The Company also owns and operates an FM station in Key Largo, Florida.

         The following table sets forth certain information concerning the radio stations to be owned and operated by the Company upon completion of the Pending Dispositions and the markets they serve:

                                                                                      STATION RANK AND
                                                                                        NUMBER-OF
                                                                                     STATIONS IN MARKET(4)     DATE OF
                                                                                     ---------------------     -------
                                RANKING
                               BY-SIZE-OF   RANKING OF
                                HISPANIC     MARKET-BY      STATION          PRIMARY
 MARKET SERVED AND               MEDIA         RADIO      PROGRAMMING      DEMOGRAPHIC                                   LICENSE
 STATION CALL LETTERS (1)      MARKET (2)   REVENUES(3)      FORMAT          TARGET    SPANISH    ALL   ACQUISITIONS(5)  EXPIRATION
 ------------------------      ----------   -----------      ------          ------    -------    ---   ---------------  ----------
Los Angeles, CA                  1             1
    KLAX-FM...........                                   Ranchera            18-49       2/10    5/46      12/88         12/97
New York, NY                     2             2
    WSKQ-FM...........                                   Latin Power         18-49        1/5    5/43      1/89          6/98
    WPAT-FM...........                                   Adult Contemporary  25-54        2/5   15/43      3/96          6/98
Miami, FL                        3             12
    WRMA-FM...........                                   Adult Contemporary  25-54       1/10    4/34      3/97          2/04
    WXDJ-FM...........                                   Latin Power         18-49       2/10    5/34      3/97          2/04
    WCMQ-FM...........                                   Spanish Oldies      25-54       5/10   15/34      12/86         2/04
    WZMG-FM(6)........          --             --        Adult Contemporary  25-54        --      --       7/95          2/04
Chicago, IL                      4             3
    WYSY-FM(7)........                                   --                               --      --       3/97          12/04




(1) Actual city of license may differ from the geographic market served. For example, KLAX-FM is licensed to Long Beach, California and serves the Los Angeles metropolitan area. WPAT-FM is licensed to Paterson, New Jersey and serves the New York metropolitan area.

(2) Ranking by size of the Hispanic media market as measured by total media market expenditures in the principal market served by the station among all United States markets. Source: Hispanic Business Magazine.

(3) Ranking of market by radio revenues in 1995 as reported by Duncan's Radio Market Guide (1996 ed.).

(4) Rank as reported in Arbitration's Fall 1996 Radio Market Report, 12+ share.

(5) The dates shown represent the date of acquisition by the Company or its subsidiaries.

(6)      WZMQ-FM in Key Largo, Florida is not rated by Arbitron.

(7) WYSY-FM is currently programmed with a 70's rock format. The Company intends to reprogram this station with a Spanish-language format in the near future. Upon its reprogramming, WYSY-FM will be the seventh Spanish language station in the market. There are 43 Arbitration rated stations in the market.

INDUSTRY BACKGROUND

         General. Radio reaches approximately 96% of all Americans over the age of 12. Radio stations derive their gross revenues primarily from the sale of advertising. Total radio advertising spending in the United States rose from $5.1 billion in 1992 to an estimated $6.7 billion in 1995, an annual compound rate of growth of 9.4%. Advertisers generally regard radio as an efficient means of reaching specifically identified demographic groups. Stations are typically identified by format, such as country, adult/contemporary, news/talk and Spanish-language, among others. Through a station's format, a broadcaster focuses on specific demographic groups, making its station attractive to advertisers who also target these groups. The ability to deliver an audience comprised of individuals targeted by a particular advertiser may make a station attractive to that advertiser even though the station may not command a large share of total radio listeners in that market. Formats evolve or change as new formats gain popularity and the composition of audiences change. The largest portion of a radio station's programming is usually produced by the radio station itself. This programming includes locally produced shows featuring recorded music, news and talk shows. Additional programming may be obtained from various radio syndication services on a cash, barter (the exchange of goods and services for advertising) or cash-plus-barter basis.

         Ratings. A station's programming determines the demographics of each station's listeners and, in part, the station's market share. These factors, in turn, largely determine the price of commercial air time paid by advertisers. A station's listening audience is measured by rating service surveys of the number of radios tuned to the station at various times of the day. The generally accepted method of measuring the overall size of a radio station's audience ("ratings") is by reference to "12+ average quarter hour share"--the number of persons, aged 12 and over, who listen to the station for at least five minutes in a quarter-hour segment Monday through Sunday, 6 a.m. to midnight, as published by Arbitration. Arbitration periodically samples radio listeners in defined market areas, principally through the use of diaries maintained by randomly selected listeners. A station's audience share is calculated by dividing (i) the average number of persons listening to a particular station for at least five minutes during an average quarter hour in a given time period by
(ii) the average number of such persons for all stations in the market area. Arbitration also measures listener levels in a number of demographic categories classified by the age and gender of the audience. This information is used by advertisers to target specific audience segments.

THE HISPANIC MARKET IN THE UNITED STATES

         The Company broadcasts primarily to United States Hispanics which is one of the most rapidly growing segments of the United States population. With approximately 27.2 million Hispanics, representing approximately 10.3% of the total population, the United States has the fifth largest Hispanic population in the world. The United States Hispanic population is highly concentrated in discrete geographic areas, with approximately 63% of all Hispanics residing in the ten largest Hispanic markets in the United States. By the year 2010, Hispanics are projected to account for approximately 13.5% of the total population of the United States and will be the country's largest minority group. According to market studies, the United States Hispanic population has an estimated annual disposable income in excess of $228 billion and is more brand conscious than the general population. In addition, approximately 78% of Hispanics living in the United States prefer to speak Spanish at home, further contributing to the popularity of Spanish-language radio as a source of Spanish-language entertainment, information and culture.

         In addition to its anticipated rapid growth, the Hispanic market has several other characteristics which, the Company believes, make it attractive to advertisers, including the following:

                  - United States Census Bureau data indicate that Hispanic households are larger than those of the general population, with 3.4 persons living in an average Hispanic household compared to 2.6 persons living in the average household;

                  - the Hispanic population is generally younger than the general population, with a median age of 26.6 years compared to 34.0 years;

                  - Hispanic consumers generally spend a higher percentage of their disposable income on consumer goods than the general public; and

                  - market studies have shown that Hispanics are generally more brand conscious than the general population.

         Primarily due to these factors, the Company believes that the United States Hispanic population represents an attractive market for local and national advertisers. Total media advertising expenditures targeting Hispanics have increased significantly from $166 million in 1983 to an estimated approximately $1.2 billion in 1996, with $322 million, or 28%, of the total Hispanic media advertising allocated to radio advertising. In 1996, Hispanics accounted for approximately 6.0% of total purchasing power while the Company estimates that Spanish-language advertising expenditures accounted for less than 2.7% of total advertising expenditures in all media. The Company believes that the current disparity between the level of Hispanic contribution to total U.S. purchasing power and the level of media expenditures targeting the Hispanic market will lessen and that Spanish-language radio advertising rates will approach general market rate levels. In addition the Company believes that advertisers are increasingly realizing that radio advertising is an effective means of reaching the Hispanic population.

         The Hispanic population is concentrated in major markets making it more accessible to national advertisers. Over 43% of the Hispanic population in the United States resides in the Company's markets--Los Angeles, New York, Miami and Chicago. The following table sets forth the top ten Hispanic markets in the United States and the percentage of the national Hispanic population contained in each market.

                     TOP TEN UNITED STATES HISPANIC MARKETS

                                                          HISPANIC POPULATION                PERCENTAGE OF UNITED STATES
RANK                            MARKET                       IN THE MARKET                  HISPANIC POPULATION IN MARKET
----                            ------                       -------------                  -----------------------------
1.                   Los Angeles                               6,012,300                                22.1%
2.                   New York                                  3,278,100                                12.0
3.                   Miami                                     1,358,100                                 5.0
4.                   San Francisco-San Jose                    1,120,000                                 4.1
5.                   Chicago                                   1,106,800                                 4.1
6.                   Houston                                   1,078,600                                 4.0
7.                   San Antonio                               1,018,000                                 3.7
8.                   McAllen/Brownsville                         803,800                                 3.0
9.                   Dallas-Ft. Worth                            740,000                                 2.7
10.                  El Paso                                     644,800                                 2.4


BUSINESS STRATEGY

         To capitalize on the opportunities provided by the growing Hispanic market, the Company has developed a strategy to own, operate and acquire radio stations in areas with large Hispanic populations, increase its existing market shares and enter new markets through focused programming, promotion and marketing. The Company believes that this strategy will provide the basis for enhanced Spanish-language media penetration, increased advertising rates and improved operating results. In addition, by appealing to different demographic groups, the Company believes that its strategy will result in an increased customer base for its advertisers. Specific elements of this strategy are described as follows:

         Market Specific Programming. The Company formats the programming of each of its stations to capture a dominant position within each market. Most of the Company's stations emphasize music programming due to a strong audience preference for music and because music programming is comparatively less expensive to produce than other radio formats. The Company utilizes research consultants and performs periodic music testing to assess listener preferences for the station's music and services and refines its programming to reflect the results of its research. The Hispanic population in the United States is diverse, consisting of numerous identifiable groups each with its own cultural and musical heritage. Examples of such groups are the Mexicans in California, Texas and Illinois, Puerto Ricans and Dominicans in New York and Cubans in Florida. The Company is intimately familiar with the musical tastes and the preferences of these various ethnic Hispanic groups and customizes its programming accordingly within each market.

         Multiple Station Ownership. The Company intends to capitalize on those situations where it owns multiple radio stations in a single market which access a broad demographic cross section of the Hispanic population. Multiple station ownership is expected to allow the Company to offer advertisers the ability to increase penetration of the local Hispanic population through advertising packages on multiple radio stations at attractive price levels and expand the market for advertising targeted at Hispanics, thereby allowing the Company to capture a larger share of the market's overall radio advertising revenue. Multiple station ownership also allows the Company to leverage shared resources and expertise in administration, programming and sales which reduces the overall operating costs of the stations in the market. Further cost savings can be achieved through consolidating broadcasting facilities and eliminating duplicative overhead. The Company believes that these factors represent a competitive advantage over other radio stations which operate as stand-alone entities. In March 1996, the Company acquired WPAT-FM, which together with WSKQ-FM created the first Spanish-language FM duopoly serving the New York metropolitan market. Similarly, as a result of the acquisition of WRMA-FM and WXDJ-FM, the Company operates the first FM triopoly in the Miami metropolitan market.

         Local Management and Focused Cost Control. The Company employs talented local management teams in each of its markets which are responsible for the day-to-day operations of the Company's radio stations. The local management teams generally consist of a general manager, sales manager, programming director and business manager. The Company generally prefers to staff stations with managers who have experience and knowledge of the local radio market and the local Hispanic market. Because of the diversity of the Hispanic populations from region to region in the United States, this team-oriented approach allows decisions regarding day-to-day programming, sales and promotional efforts to be made by local managers and improves the Company's flexibility and responsiveness to changing conditions in each of the markets it serves. Corporate management regularly provides stations with advice and support in the development of advertising and marketing strategies and in sales force training, and is responsible for national sales development, long-range strategic planning, corporate policies and procedures, resource allocation, monitoring performance and maintaining overall control of the stations.

         Management believes that it is important to maintain the lowest possible cost structure while achieving its operating objectives. The Company seeks to reduce station operating costs by consolidating multiple station facilities in a given market. The Company's financial review process examines expense items for possible reduction and its financial reporting system allows management to monitor expense variances on a monthly basis at the station level.

         Effective Utilization of Promotions. The Company believes an effective promotional effort plays a significant role in adding new listeners and increasing time spent listening. Special promotional appearances, such as station van appearances at client events, concerts and tie-ins to major events form an important part of the Company's marketing strategy. Many of these events enable the Company to offer its advertisers an additional means of reaching their target audiences. In addition, the Company's stations use promotional events to promote listener participation by having celebrities and radio personalties in attendance and by running contests in conjunction with the event. Many of these activities are co-sponsored by local television stations and newspapers, providing the Company's advertisers with a larger combined audience. The Company's promotional and marketing campaigns focus on increasing Hispanic consumer awareness of advertisers' products, creating and reinforcing consumer awareness of stores which sell specific brands, creating consumer incentives to visit the stores and to purchase the brands and building and sustaining the images of particular brands and stores.

         Increase Community Involvement. The Company has historically been, and plans to continue to be, actively involved within the local communities that it serves. The Company's radio stations participate in numerous community programs, fund-raisers and activities benefiting the local community and Hispanics overseas. Other examples of the Company's community involvement include free public service announcements, free equal-opportunity employment announcements, tours and discussions held by station radio personalities with school and community groups designed to limit drug and gang involvement, free concerts and events designed to support the stability of the family and the local Hispanic community, and extended coverage, when necessary, of significant events which have an impact on the Hispanic population. In addition, the Company's stations and members of its management have received numerous community service awards and acknowledgments from government entities and community and philanthropic organizations for their service to the community. The Company believes this involvement helps to build and maintain station awareness and listener loyalty.

         Expansion Strategy. The Company has historically grown through a combination of internal growth and through acquisitions. The Company's expansion strategy is to selectively acquire FM radio stations in major Hispanic markets at prices that are attractive relative to the Company's potential to increase the acquired stations' operating cash flow. The Company may acquire stations in its existing markets to take advantage of the benefits of multiple station ownership or in other markets with a large Hispanic population where the Company believes opportunities exist for the Company to achieve significant audience and revenue share. In analyzing a potential radio station acquisition, the Company considers many factors including: (i) the size of the Hispanic market the station may serve; (ii) the characteristics and the anticipated growth of the market; (iii) the nature and number of competitive stations in the market; (iv) the possibility of obtaining a synergistic combination with additional stations in a given market; (v) the existing quality and potential quality of the station's broadcast signal and transmission facility; (vi) the station's ratings, revenue and operating cash flow if the station is a Spanish-language station; (vii) the price and terms of the purchase in relation to the estimated potential broadcast cash flow for the station or stations; and (viii) the radio and other media competition in the market. The relative importance of these factors will vary with each situation, although the size and anticipated growth of the Hispanic market, number and nature of competitive stations in the market and likelihood of creating a synergistic combination of stations within the market are typically prime considerations.

RADIO STATION PORTFOLIO

         After giving effect to the Pending Dispositions, the Company will own and operate seven FM radio stations in the four largest Hispanic media markets.

         LOS ANGELES. KLAX-FM serves the Los Angeles market which is the #1 radio revenue market and the #1 Hispanic market in the United States, with an ADI population of approximately 16.1 million, of which approximately 37.3%, is Hispanic. From 1993 to 1996, Hispanic radio advertising revenue in Los Angeles grew at an annual compound growth rate of 21.6%. The station features a Ranchera format, best described as regional Mexican music including Grupo (romantic ballads) and Norteno (music from border states north of Mexico). Of the 46 Arbitration-ranked radio stations serving the Los Angeles metropolitan area, KLAX-FM is currently the #2 ranked Spanish-language radio station and the #5 ranked station overall. The Company's recent programming enhancements and management changes have resulted in ratings improvements which management believes will improve the operating results of this station. KLAX-FM's overall ratings increased from a 3.4 share for the Summer 1996 Arbitration rating period to a 4.0 share for the Fall 1996 Arbitration rating period. KLAX-FM is licensed at 97.9 MHz. With its transmitter site in Baldwin Hills, KLAX-FM has a powerful radio signal which enables it to reach Los Angeles County in addition to Orange County, and parts of Ventura, San Bernardino,

Riverside and San Diego counties. The Company has an application pending before the FCC to change its city of license from Long Beach to East Los Angeles and to move its transmitting facilities to Flint Peak, thereby allowing the station to extend its coverage to an additional 1.9 million listeners. KLAX-FM has an auxiliary transmitter in Long Beach, California.

         Set forth below are the individual Arbitration shares of KLAX-FM in the Los Angeles market from Winter 1996 through Fall 1996.

                    ARBITRATION SHARES IN LOS ANGELES MARKET

                                                                          1996
                            AUDIENCE               WINTER                SPRING                SUMMER                 FALL
                            --------               ------                ------                ------                 ----
KLAX-FM                        12+                   3.2                   3.3                   3.4                   4.0
                              25-54                  3.7                   3.3                   4.0                   4.4


         NEW YORK CITY. WSKQ-FM and WPAT-FM serve the New York City metropolitan area, which is the #2 radio revenue market and the #2 Hispanic media market in the United States, with an ADI population of approximately 20.0 million, of which approximately 16.4% is Hispanic. From 1993 to 1996, Hispanic radio advertising revenue in New York grew at an annual compound growth rate of 22.9%. Of the 43 Arbitration-ranked radio stations serving the New York metropolitan area, WSKQ-FM and WPAT-FM are currently the #1 and #2 ranked Spanish-language radio stations and the #5 and #15 ranked stations overall. As a result of the acquisition of WPAT-FM, the Company's combined New York rating increased from a
5.5 share for the Fall 1995 Arbitration rating period to a 7.2 share for the Fall 1996 Arbitration rating period. WSKQ-FM and WPAT-FM are the only Spanish-language FM stations serving the New York market.

         WSKQ-FM. WSKQ-FM was the first Spanish-language FM station to serve the New York City metropolitan area, making its debut in 1989. In 1993, the Company changed the station format to a Latin Power format to increase ratings and revenues. Since that time, WSKQ-FM has been the #1 ranked Spanish-language radio station in the New York metropolitan market. The Latin Power format is a mix of fast paced music such as salsa and merengue. WSKQ-FM is licensed at 97.9 MHz. The antenna for WSKQ-FM is on the top of the Empire State Building and covers New York City, northern New Jersey, much of Suffolk, Nassau and Westchester counties in New York, and parts of Fairfield County in Connecticut. WSKQ-FM's signal in the New York metropolitan area is comparable to other leading FM stations serving this area.

         WPAT-FM. The Company acquired WPAT-FM in March 1996 because the Company believed that the New York Spanish-language radio market was underserved. Upon its acquisition, WPAT-FM was reformatted with a Spanish-language romantic adult contemporary format designed to complement WSKQ-FM's upbeat salsa and merengue format. The Company believes that the acquisition and reformatting of WPAT-FM has served to expand the Spanish-language listening audience in the New York metropolitan area. WPAT-FM is licensed at 93.1 MHz and transmits from an antenna on top of the World Trade Center. The station's signal covers New York City, northern New Jersey, much of Suffolk, Nassau and Westchester counties in New York and parts of Fairfield County in Connecticut. WPAT-FM has clarity of sound within the New York metropolitan area comparable to other leading FM stations serving this area.

         Set forth below are the individual Arbitration shares of WSKQ-FM and WPAT-FM in the New York market from Winter 1996 through Fall 1996.

                    ARBITRATION SHARES IN THE NEW YORK MARKET

                                                                     1996
                          AUDIENCE             WINTER               SPRING              SUMMER                FALL
                          --------             ------               ------              ------                ----
WSKQ-FM                      12+                 4.4                  3.6                 4.2                  4.3
                            25-54                5.3                  4.3                 5.0                  5.3
WPAT-FM                      12+                 3.3                  2.8                 3.2                  2.9
                            25-54                4.0                  3.4                 4.0                  3.5



         MIAMI. WRMA-FM, WXDJ-FM and WCMQ-FM serve the Miami metropolitan market, which is the #12 radio revenue market and the #3 Hispanic media market in the United States with an ADI population of approximately 3.7 million, of which approximately 37.1% is Hispanic. From 1993 to 1996, Hispanic radio advertising revenue in Miami grew at an annual compound growth rate of 16.2%. Of the 34 Arbitration-ranked radio stations serving the Miami metropolitan area, WRMA-FM, WXDJ-FM and WCMQ-FM are currently the #1, #2 and #5 ranked Spanish language radio stations and the #4, #5 and #15 ranked stations overall. The Company also owns and operates WZMQ-FM which serves the Florida Keys.

         WRMA-FM. WRMA-FM went on the air in August 1994 when the previous owner acquired WTPX-FM, an underperforming FM station. The call letters were changed to WRMA-FM and the station was reformatted to a Spanish-language adult contemporary format, consisting of a blend of ballads and pop songs from the 1970's to today. WRMA-FM is licensed at 106.7 MHz. Its transmitter location is on top of the Biscayne Tower in downtown Miami. The Company believes WRMA-FM's signal provides market coverage of the Miami metropolitan area comparable to other FM stations licensed to this area.

         WXDJ-FM. WXDJ-FM has served the Miami market since February 1992. Together with WRMA-FM, WXDJ formed the first Spanish-language FM duopoly serving the Miami metropolitan market. WXDJ-FM plays a blend of salsa and merengue targeting the emerging musical tastes of the rapidly changing face of the Miami Hispanic population. WXDJ-FM is licensed at 95.7 MHz. Its transmitter is located on top of the Biscayne Tower located in downtown Miami. The Company believes WXDJ-FM's signal provides market coverage of the Miami metropolitan area comparable to other FM stations licensed to this area.

         WCMQ-FM. The Company reformatted WCMQ-FM in October 1996 with a "Spanish Oldies" format consisting of pop hits from the 1960's and 1970's to fill a programming void and to complement the formats of WRMA-FM and WXDJ-FM. WCMQ-FM's ratings in its target demographics of adults 25 to 54 have improved dramatically since the format change, increasing from a 2.1 market share for the Summer 1996 Arbitration rating period to a 3.7 share for the Fall 1996 Arbitration rating period. WCMQ-FM is licensed at 92.3 MHz. Its main transmitter location is on top of the Biscayne Tower in downtown Miami and its auxiliary transmitter is located in Hialeah, Florida. The Company believes WCMQ-FM's signal provides market coverage of the Miami metropolitan area comparable to other FM stations licensed in this area.

         WZMQ-FM. WZMQ-FM has served the Key Largo and Florida Keys community since January 1990. WZMQ-FM plays Spanish-language adult contemporary music, consisting of a blend of ballads and pop songs from the 1970's to today. WZMQ-FM is licensed at 103.9 MHz. Its transmitter is located in Key Largo, Florida. The Company believes that WZMQ-FM's signal provides market coverage of the Key Largo area comparable to other FM stations licensed to this area.

         Set forth below are the individual Arbitration shares of WCMQ-FM, WXDJ-FM and WRMA-FM in the Miami market from Winter 1996 through Fall 1996. WZMQ-FM located in Key Largo, Florida is not rated by Arbitration.

                     ARBITRATION SHARES IN THE MIAMI MARKET

                                                                     1996
                          Audience             Winter               Spring              Summer                Fall
                          --------             ------               ------              ------                ----
WRMA-FM                      12+                 4.8                  5.4                 4.3                  4.5
                            25-54                5.5                  6.0                 5.1                  4.8
WXDJ-FM                      12+                 3.0                  3.2                 3.0                  4.4
                            25-54                3.5                  4.1                 3.5                  5.3
WCMQ-FM                      12+                 1.4                  2.1                 2.2                  2.8
                            25-54                1.5                  2.0                 2.1                  3.7


         CHICAGO. WYSY-FM serves the Chicago metropolitan area, which is the #3 radio revenue market and the #4 Hispanic media market with an ADI population of approximately 9.4 million of which 11.8% is Hispanic. From 1993 to 1996, Hispanic radio advertising revenue in Chicago grew at an annual compound growth rate of 17.0%. Of the 43 Arbitration-ranked radio stations in the Chicago metropolitan area, there is currently only one high power Spanish-language FM station. Accordingly, the Company believes that this market is underserved and offers significant opportunities for growth. The Company intends to change this station's format from 70's rock to Spanish-language in the near future. WYSY-FM is licensed at 107.9 MHz. The Company believes WYSY-FM's signal provides market coverage of the Chicago metropolitan area comparable to other FM stations licensed to this area.

NON-CORE STATIONS

         During 1996, the Company reassessed its business strategy and determined that its portfolio of AM radio stations, comprised of WXLX-AM, KXMG-AM and WCMQ-AM, as well as one of its smaller market FM stations, WSKP-FM, did not offer substantial opportunities for growth as compared to its portfolio of major market FM radio stations. As a result, the Company has decided to redeploy the capital invested in these assets and focus on the development of its major market FM stations, which management believes offer significantly better coverage of the Hispanic population to advertisers.

ADVERTISING

         Virtually all radio station revenue is derived from advertising. This revenue is usually classified in one of two categories--"national" and "local." "National" connotes advertising that is solicited by a national representative firm that represents the station and is compensated on a commission-only basis. "Local" refers to advertising purchased by advertisers in the local community served by a particular station.

         The Company believes that radio is one of the most efficient and cost-effective means for advertisers to reach targeted demographic groups. Advertising rates charged by a radio station are based primarily on the station's ability to attract listeners in a given market and on the attractiveness to advertisers of the station's listener demographics. Rates vary depending upon a program's popularity among the listeners an advertiser is seeking to attract, the number of advertisers vying for available air time and the availability of alternative media in the market. Radio advertising rates generally are highest during the morning and afternoon drive-time hours which are the peak hours for radio audience listening. The Company believes that having multiple stations in a market is desirable to national advertisers and, as a result, commands attractive advertising rates. The Company believes it will be able to increase its rates as new and existing advertisers recognize the increasing desirability of targeting the growing Hispanic population in the United States.

         Each station broadcasts a predetermined number of advertisements each hour with the actual number depending upon the format of a particular station. The Company determines the number of advertisements broadcast hourly that can maximize the station's available revenue dollars without jeopardizing its audience listener levels. While there may be shifts from time to time in the number of advertisements broadcast during a particular time of the day, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

         The Company's revenue mix between local and national advertising varies significantly by market. Management's objective for its stations is to increase the level of national advertising since national advertising generally commands a higher dollar rate per advertising spot than does local advertising. Approximately 80% of the Company's advertising is local and 20% is national.

         During the first quarter of fiscal 1997, the Company terminated its relationship with Katz who had served as the Company's national sales representative for national broadcast advertising. Katz's termination resulted from a dispute over the Company's exclusivity arrangement with Katz. The Company and Katz have entered into a settlement agreement pursuant to which the Company released Katz from any further obligation under the contract. During the second quarter of fiscal 1997, the Company entered into a new five year agreement with Caballero Spanish Media, LLC, a division of Interep, to act as its new national sales representative which the Company believes is more favorable than the Katz contract.

         Although the majority of the Company's advertising contracts are short-term (generally running for less than one month), the Company has long-term relationships with some of its advertisers. In each of its broadcasting markets, the Company employs salespeople to obtain local advertising revenues. The Company believes that its local sales force is crucial in maintaining relationships with key local advertisers and agencies and identifying new advertisers. The Company generally pays sales commissions to its local sales staff upon the receipt from advertisers of the payments related to such sales. The Company offers assistance to local advertisers by providing them with studio facilities to produce 60-second commercials free of charge.

COMPETITION

         The success of each of the Company's stations depends significantly upon its audience ratings and its share of the overall advertising revenue within its market. The radio broadcasting industry is a highly competitive business. Each of the Company's radio stations competes with other radio stations in its market area (both Spanish-language and English-language), as well as with other advertising media such as newspapers, broadcast television, cable television, magazines, outdoor advertising, transit advertising and direct mail marketing. Several of the stations with which the Company competes are subsidiaries of large national or regional companies that have substantially greater resources than the Company. Factors which are material to competitive position include management experience, the station's rank in its market, power, signal and frequency, and audience demographics (including the nature of the Spanish market targeted by a particular station).

SEASONALITY

         The Company's revenues and cash flow are typically lowest in the first calendar quarter and highest in the second calendar quarter. Seasonal fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures.

MANAGEMENT AND PERSONNEL

         The Company has recently hired three radio industry professionals who will have regional responsibility for each of the Company's markets. Mr. Russell Oasis, Executive Vice President-Programming and Chief Operating Officer of the Miami stations, joined the Company in connection with the acquisitions of WRMA-FM and WXDJ-FM, where as general manager of these stations, he was responsible for building and maintaining their #1 and #2 positions in the Miami market. Mr. Oasis was also instrumental in reformatting WCMQ-FM, the Company's existing Miami FM station, in October 1996, which increased WCMQ-FM's audience ratings from a 2.1 share for the Summer 1996 Arbitration rating period to a 3.7 share for the Fall 1996 Arbitration rating period in its targeted demographic market. Mr. Oasis is responsible for managing all three of the Company's Miami stations. Mr. Carey Davis, Vice President and General Manager of the New York stations, recently joined the Company after spending the past 11 years with Westinghouse/CBS, including six years as General Sales Manager of WINS-AM in New York City and most recently as Vice President/Sales Development for the CBS and Westinghouse stations. Mr. Davis has extensive radio experience in the New York market and was recently named 1996 National Association of Broadcasters Sales Manager of the Year. Mr. Stephen Humphries, Vice President/Western Region and General Manager of the Los Angeles stations, with responsibility for the Chicago station, joined the Company from Heftel Broadcasting Corp. in October 1996 and has over 20 years of radio industry experience.

         As of December 29, 1996, the Company had approximately 240 full-time employees of whom 11 were primarily involved in management, 102 in programming, 47 in sales, 35 in general administration and eight in technical activities.

         The Company operates with a small headquarters' staff in New York. To facilitate efficient management from its headquarters, the Company accesses and utilizes computerized accounting systems from its properties to provide current information to management on station operations and to assist in cost control and the preparation of monthly financial statements. Corporate executives regularly visit each station to monitor its operations and ensure that headquarters' policies are implemented.

FEDERAL REGULATION OF RADIO BROADCASTING

         Existing Regulation and Legislation. Radio broadcasting is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (the "Communications Act"), and by the Telecommunications Act of 1996 (the "1996 Act"). The Communications Act prohibits the operation of a radio broadcasting station except under a license issued by the FCC and empowers the FCC, among other things, to issue, renew, revoke and modify broadcasting licenses; assign frequency bands; determine stations' frequencies, locations, and power; regulate the equipment used by stations; adopt other regulations to carry out the provisions of the Communications Act; impose penalties for violation of such regulations; and impose fees for processing applications and other administrative functions. The Communications Act prohibits the assignment of a license or the transfer of control of a licensee without prior approval of the FCC.

         The 1996 Act represents the most comprehensive overhaul of the country's telecommunications laws in more than 60 years. The 1996 Act significantly changes both the broadcast ownership rules and the process for renewal of broadcast station licenses. The 1996 Act also relaxes local radio ownership restrictions, and the FCC continues to explore implementation of new ownership policies in a series of rule makings. The FCC has already implemented some changes through Commission orders. The 1996 Act establishes a "two-step" renewal process that limits the FCC's discretion to consider applications filed in competition with an incumbent's renewal application. Additionally, the 1996 Act substantially liberalizes the national broadcast ownership rules, eliminating the national radio limits.

         This new regulatory flexibility has engendered aggressive local, regional, and/or national acquisition campaigns. Removal of previous station ownership limitations on leading incumbents (i.e., existing networks and major station groups) has increased sharply the competition for, and the prices of, attractive stations.

         Multiple Ownership Restrictions. The FCC has promulgated rules that, among other things, limit the ability of individuals and entities to own or have an official position or ownership interest above a certain level

(an "attributable" interest, as defined more fully below) in broadcast stations, as well as other specified mass media entities. Prior to the passage of the 1996 Act, these rules included limits on the number of radio stations that could be owned on both a national and local basis. On a national basis, the rules generally precluded any individual or entity from having an attributable interest in more than 20 AM radio stations and 20 FM radio stations.

         The 1996 Act substantially relaxed the radio ownership limitations. The FCC began its implementation of the 1996 Act with several orders issued on March 8, 1996. The Act and the FCC's subsequently issued rule changes eliminated the national ownership restriction, allowing a single entity to own nationally any number of AM or FM broadcast stations. The Act and the FCC's new rules also greatly eased local radio ownership restrictions. As with the old rules, the maximum allowable varies depending on the number of radio stations within a market. In markets with more than 45 stations, one company may own, operate or control eight stations, with no more than five in any one service (AM or FM). In markets of 30-44 stations, one company may own seven stations, with no more than four in any one service; in markets with 15-29 stations, one entity may own six stations, with no more than four in any one service. In markets with 14 commercial stations or less, one company may own up to five stations or 50% of all of the stations, whichever is less, with no more than three in any one service.

         In 1992, the FCC placed limitations on time brokerage (local marketing) agreements through which the licensee of one radio station provides programming for another licensee's station in the same market. Stations operating in the same service (e.g., where both stations are AM) and in the same market are prohibited from simulcasting more than 25% of their programming. Moreover, in determining the number of stations that a single entity may control, an entity programming a station pursuant to an LMA is required, under certain circumstances, to count that station toward its maximum even though it does not own the station.

         A number of cross-ownership rules pertain to licensees of television and radio stations. FCC rules, the Communications Act or both generally prohibit an individual or entity from having an attributable interest in both a television station and a radio station, daily newspaper or cable television system that is located in the same local market area served by the television station. The FCC has employed a liberal waiver policy with respect to the TV/radio cross-ownership restriction (the so-called "one-to-a-market" rule), generally permitting common ownership of one AM, one FM, and one TV station in any of the 25 largest markets, provided there are at least 30 separately owned stations in the market. The 1996 Act directed the FCC to extend its one-to-a-market waiver policy to the top 50 markets, consistent with the public interest, convenience and necessity; however, the FCC has not yet implemented this provision. Moreover, in a pending 1995 rulemaking the FCC has proposed eliminating the one-to-a-market rule entirely. In addition, there is now pending a Notice of Inquiry which explores possible changes in the newspaper/radio cross-ownership waiver policy.

         Expansion of the Company's broadcast operations in particular areas and nationwide will continue to be subject to the FCC's ownership rules and any further changes the FCC or Congress may adopt. Significantly, the 1996 Act requires the Commission to review its remaining ownership rules biennially--as part of its regulatory reform obligations--to determine whether its various rules are still necessary. The Company cannot predict the impact of the biennial review process or any other agency or legislative initiatives upon the FCC's broadcast rules. Further, the 1996 Act's relaxation of the FCC's ownership rules may increase the level of competition in one or more of the markets in which the Company's stations are located, particularly to the extent that any of the Company's competitors may have greater resources and thereby be in a better position to capitalize on such changes.

         Under the FCC's ownership rules, a direct or indirect purchaser of certain types of securities of the Company could violate FCC regulations if that purchaser owned or acquired an "attributable" or "meaningful" interest in other media properties in the same areas as stations owned by the Company or in a manner otherwise prohibited by the FCC. All officers and directors of a licensee, as well as general partners, limited partners who are not properly "insulated" from management activities, and stockholders who own five percent or more of the outstanding voting stock of a licensee (either directly or indirectly), generally will be deemed to have an attributable interest in the licensee. Certain institutional investors who exert no control or influence over a licensee may own up to ten percent of such outstanding voting stock without being considered "attributable." Under current FCC regulations, debt instruments, non-voting stock, properly insulated limited partnership interests (as to which the licensee certifies that the limited partners are not "materially involved" in the management and operation of the subject media property), warrants and voting stock held by minority stockholders in cases in which there is a single majority stockholder generally are not attributable. The FCC's "cross-interest" policy, which precludes an individual or entity from having a "meaningful" (even though not attributable) interest in one media property and an attributable interest in a broadcast, cable or newspaper property in the same area, may be invoked in certain circumstances to reach interests not expressly covered by the multiple ownership rules. See the Notice of Inquiry referred to above.

         In January 1995, the FCC initiated a rulemaking proceeding designed to permit a "thorough review of [its] broadcast media attribution rules." Among the issues on which comment was sought were (i) whether to change the voting stock attribution benchmarks from five percent to ten percent and, for passive investors, from ten percent to twenty percent; (ii) whether there are any circumstances in which non-voting stock interests, which are currently considered non-attributable, should be considered attributable; (iii) whether the FCC should eliminate its single majority shareholder exception (pursuant to which voting interests in excess of five percent are not considered cognizable if a single shareholder owns more than fifty percent of the voting power); (iv) whether to relax insulation standards for business development companies and other widely-held limited partnerships; (v) how to treat limited liability companies and other new business forms for attribution purposes; (vi) whether to eliminate or modify the cross-interest policy; and (vii) whether to adopt a new policy which would consider whether multiple cross interests or other significant business relationships (such as time brokerage agreements, debt relationships or holdings of nonattributable interests), which individually do not raise concerns, raise issues with respect to diversity and competition. In November 1996, the FCC issued a Further Notice of Proposed Rulemaking intended to change rules regarding attribution in light of the 1996 Act. The Company cannot predict with certainty when this proceeding will be concluded or whether any of these standards will be changed. Should the attribution rules be changed, the Company is unable to predict what effect, if any, such changes would have on the Company or its activities.

         License Grant and Renewal. Prior to the passage of the 1996 Act, radio broadcasting licenses generally were granted or renewed for a period of seven years upon a finding by the FCC that the "public interest, convenience, and necessity" would be served thereby. At the time an application is made for renewal of a radio license, parties in interest may file petitions to deny the application, and such parties, including members of the public, may comment upon the service the station has provided during the preceding license term. In addition, prior to passage of the 1996 Act, any person was permitted to file a competing application for authority to operate on the station's channel and replace the incumbent licensee. Renewal applications were granted without a hearing if there were not competing applications or if issues raised by petitioners to deny such applications were not serious enough to cause the FCC to order a hearing. If competing applications were filed, a full comparative hearing was required, sometimes encompassing years of expensive litigation and uncertainty.

         Under the 1996 Act, the statutory restriction on the length of broadcast licenses has been amended to allow the FCC to grant broadcast licenses for terms of up to eight years, although the FCC has not yet implemented this provision. The 1996 Act also requires renewal of a broadcast license if the FCC finds that (1) the station has served the public interest, convenience, and necessity; (2) there have been no serious violations of either the Communications Act or the FCC's rules and regulations by the licensee; and (3) there have been no other serious violations which taken together constitute a pattern of abuse. In making its determination, the FCC may still consider petitions to deny but cannot consider whether the public interest would be better served by a person other than the renewal applicant. Instead, under the 1996 Act, competing applications for the same frequency may be accepted only after the Commission has denied an incumbent's application for renewal of license.

         By order dated April 12, 1996, the FCC modified its rules to implement the new two-step renewal procedure and to eliminate the right to file an application that is mutually exclusive with a renewal. Also on April 12, 1996, the FCC issued a notice of Proposed Rulemaking to consider how to implement the new (longer) license term provision of the 1996 Act.

         Although in the vast majority of cases broadcast licenses are granted by the FCC even when petitions to deny are filed against them, there can be no assurance that any of the Company's stations' licenses will be renewed.

         Alien Ownership Restrictions. The Communications Act restricts the ability of foreign entities or individuals to own or hold certain interests in broadcast licenses. Foreign governments, representatives of foreign governments, non-U.S. citizens, representatives of non-U.S. citizens, and corporations or partnerships organized under the laws of a foreign nation are barred from holding broadcast licenses. Non-U.S. citizens, collectively, may directly or indirectly own or vote up to twenty percent of the capital stock of a licensee. In addition, a broadcast license may not be granted to representatives or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by non-U.S. citizens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. The FCC has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation, and the FCC has made such an affirmative finding only in limited circumstances. The Communications Act previously also prohibited grant of a broadcast station license (i) to any corporation with an alien officer or director, or (ii) to any corporation controlled by another corporation with any alien officers or more than one-fourth alien directors. The restrictions on non-U.S. citizens serving as officers or directors of licensees and their parent corporations have been eliminated, however, by the 1996 Act effective October 7, 1996.

         Other Regulations Affecting Radio Broadcasting Stations. The FCC has significantly reduced its past regulation of broadcast stations, including elimination of formal ascertainment requirements and guidelines concerning amounts of certain types of programming and commercial matter that may be broadcast. In 1990, the U.S. Supreme Court refused to review a lower court decision that upheld the FCC's 1987 action invalidating most aspects of the Fairness Doctrine, which had required broadcasters to present contrasting views on controversial issues of public importance. The FCC has, however, continued to regulate other aspects of fairness obligations in connection with certain types of broadcasts. In addition, there are FCC rules and policies, and rules and policies of other federal agencies, that regulate matters such as political advertising practices, equal employment opportunity, application procedures and other areas affecting the business or operations of broadcast stations.

         Recent Developments, Proposed Legislation and Regulation. The FCC presently is seeking comment on its policies designed to increase minority ownership of mass media facilities. Congress, however, has enacted legislation that eliminated the minority tax certificate program of the FCC, which gave favorable tax treatment to entities selling broadcast stations to entities controlled by an ethnic minority. In addition, a recent Supreme Court decision has cast into doubt the continued validity of other FCC programs designed to increase minority ownership of mass media facilities.

         Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation and ownership of the Company's broadcast properties. In addition to the changes and proposed changes noted above, such matters include, for example, the license renewal process, spectrum use fees, political advertising rates, potential restrictions on the advertising of certain products (liquor, beer and wine, for example) and the rules and policies to be applied in enforcing the FCC's equal employment opportunity regulations. Other matters that could affect the Company's broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry.

         The foregoing does not purport to be a complete summary of all the provisions of the Communications Act, or the 1996 Act, nor of the regulations and policies of the FCC thereunder. The 1996 Act also covers satellite and terrestrial delivery of digital audio radio service, and direct broadcast satellite systems. Proposals for additional or revised regulations and requirements are pending before and are being considered by Congress and federal regulatory agencies from time to time. Also, various of the foregoing matters are now, or may become, the subject of court litigation, and the Company cannot predict the outcome of any such litigation or the impact on its broadcast business.

PROPERTIES

         The Company's corporate headquarters are located in New York City. The types of properties required to support each of the Company's radio stations include offices, broadcasting studios and antenna towers where its broadcasting transmitters and antenna equipment are located. The Company owns the building housing its corporate headquarters in New York City which also houses the WSKQ-FM and WPAT-FM studios. In the Fall of 1995, the Company relocated the offices and studios of KLAX-FM in Los Angeles to a new facility which the Company purchased in October 1994. During fiscal 1996, the building located on Sunset Boulevard was written down. See Note 4 to the Financial Statements. The studios and offices of the Company's Miami and South Florida stations are located in leased facilities with a lease term that expires in 2012. See "Certain Relationships and Related Transactions." The Company owns the auxiliary transmitter site for KLAX-FM in Long Beach, California and leases its other transmitter sites, with lease terms that expire from 1996 to 1998, assuming all renewal options are exercised.

         The transmitter sites for the Company's stations are material to the Company's overall operations. Management believes that its properties are in good condition and are suitable for its operations; however, the Company continually seeks opportunities to upgrade its properties. The Company owns substantially all of the equipment used in its radio broadcasting business.

ENVIRONMENTAL MATTERS

         The Company's transmitter for WXLX-AM in Lyndhurst, New Jersey is located on a former landfill. As the lessee of the property under a long-term lease, the Company could become liable for costs associated with remediation of the site. There can be no assurance that material costs or liabilities will not be incurred in the event that cleanup of this site is required.

LEGAL PROCEEDINGS

         Alfredo Rodriguez v. Spanish Broadcasting System of California, Inc.; Spanish Broadcasting System, Inc.; Raul Alarcon, Los Angeles Superior Court Case No. BC156965. A former general manager of SBS' Los Angeles' radio stations filed suit in October 1996 alleging wrongful termination and breach of contract, and damages of approximately $2 million. SBS believes that the claim is without merit, since the general manager voluntarily resigned. The case is at an early stage, and has been tendered to SBS' insurance carrier for coverage. SBS is vigorously defending the claim.

         From time to time the Company is involved in litigation incidental to the conduct of its business. such as contract matters and employee-related matters. The Company is not currently a party to any other litigation which, in the opinion of management, is likely to have a materially adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The following table sets forth the names, ages and positions of the directors, executive officers and certain key employees of the Company upon consummations of the Offerings. Each director of the Company serves until his successor is elected and qualifies. The Company intends to appoint two additional independent directors within 90 days of the consummation of the Offerings.

NAME                         AGE       CURRENT POSITION WITH THE COMPANY
----                         ---       ---------------------------------

Raul Alarcon Jr*              40       President and Chief Executive Officer
                                       and a Director of the Company
Jose Grimalt                  68       Secretary and a Director of the Company
Joseph Garcia                 51       Executive Vice President, Chief Financial
                                       Officer of the Company and Assistant
                                       Secretary
Russell Oasis                 46       Executive Vice President--Programming
                                       and Chief Operating Officer of the
                                       Miami Stations
Carey Davis                   43       Vice President and General Manager of
                                       the New York Stations
Stephen Humphries             44       Vice President/Western Region and
                                       General Manager of the
                                       Los Angeles Stations
Pablo Raul Alarcon Sr.        70       Chairman of the Board of Directors of
                                       the Company
Arnold Sheiffer*              63       Director of the Company

* Member of the Audit and the Compensation Committees of the Board of Directors.

         Raul Alarcon Jr. has been the President and Chief Executive Officer of the Company since its formation in June 1994. He also serves as the President and a Director of Spanish Broadcasting System, Inc., a New Jersey corporation that is wholly-owned by the Company ("SBS-NJ"), and President or Vice President of those of the Company's other subsidiaries that own and operate the Company's radio stations. Mr. Alarcon Jr. joined SBS-NJ as a sales manager in 1983 and became a Director and the President and Chief Executive Officer of SBS-NJ in 1986. Mr. Alarcon Jr. is responsible for the Company's long-range strategic planning and was instrumental in the acquisition and financing of each of the Company's radio stations. Mr. Alarcon Jr. is the son of Mr. Alarcon Sr. and the son-in-law of Mr. Grimalt.

         Jose Grimalt has been the Secretary of the Company since its formation in June 1994. He also serves as a Director and the Secretary of SBS-NJ and those of the Company's subsidiaries that own and operate the Company's radio stations. From 1969 to 1986, Mr. Grimalt owned and operated Spanish language station WLVH-FM in Hartford, Connecticut with a contemporary Spanish language music format. In 1984, Mr. Grimalt became a stockholder and the President of the Company's California subsidiary which operates KXMG-AM in Los Angeles. Mr. Grimalt is Mr. Alarcon Jr.'s father-in-law.

         Joseph Garcia has been the Chief Financial Officer of the Company since the Company was formed in June 1994. He was appointed Vice President in March 1996. He joined SBS-NJ in 1984 and since then has served as the Chief Financial Officer of SBS-NJ and those of the Company's subsidiaries that own and operate the Company's radio stations. Before joining SBS-NJ, Mr. Garcia spent thirteen years in financial positions with

General Foods, Philip Morris and Revlon, where he was Manager of Financial Planning for Revlon-Latin America. In addition to conventional financial duties, Mr. Garcia assists the Company's President in formulating strategic plans for the acquisition of radio properties and negotiating for bank financing and capital formation.

         Russell Oasis has been the Executive Vice President-Programming of the Company and Chief Operating Officer of WCMQ-FM in Miami since September 1996 and the Chief Operating Officer of WXDJ-FM and WRMA-FM since the acquisition of such stations. From 1979 to 1993, Mr. Oasis was a founder and principal of the Ad Team Advertising Agency.

         Carey Davis has been the Vice President and General Manager of the New York stations since February 1997. Mr. Davis previously spent 11 years with Westinghouse/CBS Corp., including six years as the General Sales Manager for WINS-AM in New York City and most recently as Vice President/Sales Development for the CBS and Westinghouse stations.

         Stephen Humphries has been the Vice President/Western Region and General Manager of the Los Angeles stations since October 1996 and WYSY-FM since its acquisition. From 1995 to 1996, Mr. Humphries was the Vice President of Heftel-Texas, Inc., an affiliate of Heftel Broadcasting Corp. From 1994 to 1995, Mr. Humphries was a co-founder of HCI, a consulting firm that provided sales and programming consultation sources to radio stations. Prior to that, he was the Executive Vice President of TK Communications from 1989 to 1994.

         Pablo Raul Alarcon Sr. has been the Chairman of the Board of Directors of the Company since its formation in June 1994. He also serves as the Chairman of the Board of SBS-NJ, and those of the Company's other subsidiaries that own and operate the Company's radio stations. Mr. Alarcon Sr. has been involved in Spanish language radio broadcasting for much of his life. Mr. Alarcon Sr. is the father of Raul Alarcon Jr. Simultaneously with the consummation of the Offerings, Mr. Alarcon Sr. will have no continuing managerial role in the operations of the Company's Miami FM stations but will operate WZMQ-FM.

         Arnold Sheiffer was elected to the Company's Board of Directors in December 1994. He is a private investor. From January 1990 until September 30,1994, Mr. Scheiffer was an officer, director and stockholder of Katz, the largest national sales representation firm in the broadcasting industry. From January 1992 until September 30, 1994, Mr. Sheiffer served as Executive Vice President and Chief Operating Officer of Katz. From January 1990 to January 1992, he was Senior Vice President and Chief Financial Officer of Katz. From June 1989 until January 1990, Mr. Sheiffer was retained by Katz as a financial consultant. For approximately 30 years prior thereto, Mr. Sheiffer was the managing partner of A. Sheiffer & Company, certified public accountants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee are Messrs. Alarcon, Jr. and Scheiffer. Mr. Alarcon, Jr. is the President and Chief Executive Officer of the Company. See "Certain Relationships and Related Transactions."

         The Compensation Committee did not meet in fiscal 1996. Compensation of the Company's executive officers for fiscal 1996 was determined by Mr. Alarcon, Jr.

EXECUTIVE COMPENSATION

         The following sets forth all compensation awarded to, earned by or paid for services rendered to the Company and its subsidiaries in all capacities during the fiscal years 1996, 1995 and 1994 by the Company's Chief Executive Officer and the Company's next three highest paid executive officers at September 29, 1996, whose annual salary and bonus exceeded $100,000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                 OTHER ANNUAL
NAME                      PRINCIPAL POSITION          YEAR        SALARY           BONUS         COMPENSATION
----                      ------------------          ----        ------           -----         ------------

Raul Alarcon Jr.          President and Chief         1996       $746,584          $237,000        $        (2)
                          Executive Officer           1995        374,725(1)        552,000                 (2)
                                                      1994        412,222(1)            -0-                 (2)

Pablo Raul Alarcon Sr.    Chairman of the Board       1996        464,000           112,000                 (2)
                          of Directors                1995        424,246           100,000                 (2)
                                                      1994        271,698(3)        100,000                 (2)

Jose Grimalt              Secretary and Director      1996        250,000            12,000                 (2)
                                                      1995        235,000               -0-                 (2)
                                                      1994        129,808               -0-          253,230(4)

Joseph A. Garcia          Executive Vice President    1996        214,659             5,000                 (2)
                          and Chief Financial         1995        182,807           231,000                 (2)
                          Officer                     1994        124,211            20,000                 (2)

(1) Excludes amounts paid by the Company in connection with the lease by the Company of an apartment in New York, New York owned by Mr. Alarcon, Jr. and used by the Company's employees and customers. See "Certain Relationships and Related Transactions."

(2) Excludes perquisites and other personal benefits, securities or property which aggregate the lesser of $50,000 or 10% of the total of annual salary and bonus.

(3) Includes $30,000 paid in connection with Mr. Alarcon Sr.'s daily morning broadcasts.

(4) Includes $166,782 paid as a one percent commission on revenues from advertisers on the Company's radio stations in Los Angeles for the year ended September 25, 1994, and $75,000 worth of advertising time bartered by the Company for an automobile used by Mr. Grimalt. Excludes $24,000 of interest paid by the Company to Mr. Grimalt during the year ended September 25, 1994, on account of a loan made by Mr. Grimalt to the Company. See "Certain Relationships and Related Transactions."

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

         In September 1996, the Company entered into a one-year employment agreement with Russell Oasis, pursuant to which Mr. Oasis will serve as the Executive Vice President-Programming of the Company and Chief Operating Officer of the Miami stations. Mr. Oasis will be paid a base salary of $450,000. Additionally, he will be paid a cash bonus if the Company's broadcast cash flow percentage increases to certain agreed upon levels.

         In February 1997, the Company entered into a three-year employment agreement with Carey Davis, pursuant to which Mr. Davis will serve as the Vice President and General Manager of the New York stations. Mr. Davis will be paid a base salary of $225,000 per year and will receive customary executive benefits. Additionally, he will be paid a cash bonus in the event the New York stations achieve certain broadcast cash flow targets. The agreement also contains a non-competition provision for a three-month period following termination of Mr. Davis' employment.

         In March 1997, the Company entered into a five-year employment agreement with Raul Alarcon, Jr. pursuant to which Mr. Alarcon, Jr. will continue to serve as President and Chief Executive Officer of the Company. The agreement provides for a base salary of $1.3 million, which may be increased by the Board of

Directors in its sole discretion. Under the terms of the agreement, Mr. Alarcon, Jr. will be paid a cash bonus equal to the sum of (i) 2.5% of the dollar increase in same station revenue in the aggregate for any fiscal year and (ii) 5.0% of the dollar increase in same station broadcast cash flow for any fiscal year (collectively "Incentive Compensation"). If Mr. Alarcon, Jr.'s employment is terminated by the Company as a result of Mr. Alarcon, Jr.'s disability (as defined), or by Mr. Alarcon, Jr. for Good Reason, he will be entitled to receive all accrued salary, bonuses and Incentive Compensation to the date of termination plus his salary, bonuses and Incentive Compensation for the remainder of the term of his employment agreement. Mr. Alarcon, Jr. will also receive certain executive benefits, including use of automobiles, and an apartment in New York City (not to exceed $150,000 per year). Mr. Alarcon, Jr. will also be reimbursed for his relocation expenses to Miami, Florida in an amount not to exceed $100,000. Pursuant to Mr. Alarcon, Jr.'s employment agreement, and in connection with the Offerings, the Company will declare a dividend of $4 million of which Mr. Alarcon, Jr. will receive 78.2% (or $3.1 million).

OPTION PLAN

         The Company adopted a stock option plan in 1994 (the "Plan") pursuant to which 26,750 shares of the Company's Class A Common Stock are reserved for issuance upon the exercise of options to be granted thereunder. Officers, directors and/or key employees of the Company are eligible to participate in the Plan. As of December 29, 1996, no options had been granted under the Plan.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

         The Company's Amended and Restated Certificate of Incorporation (the "Charter") limits the liability of directors to the maximum extent permitted by Delaware law, which specifies that a director of a company adopting such a provision will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director denied an improper personal benefit.

         The Company's By-laws provide for mandatory indemnification of directors and authorize indemnification for officers (and others) in such manner, under such circumstances and to the fullest extent permitted by the Delaware General Corporation Law, which generally authorizes indemnification as to all expenses incurred or imposed as a result of actions, suits or proceedings if the indemnified parties act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company. The Company believes that these provisions are necessary or useful to attract and retain qualified persons as directors and officers.

         There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information concerning the beneficial ownership of the Company's common stock as of the date of this Prospectus by:
(i) each person known to the Company to own beneficially more than 5% of any class of common stock; (ii) each director and each named executive officer; and
(iii) all directors and executive officers of the Company as a group. All shares are owned with sole voting and investment power.

                                                                                               PERCENTAGE       PERCENT-
                                                                                                   OF            AGE OF
                                                                                                ECONOMIC         VOTING
                                                  PERCENT                       PERCENT-        OWNERSHIP       POWER OF
                                                     OF                          AGE OF          OF ALL            ALL
                                    CLASS A       CLASS A        CLASS B         CLASS B         COMMON          COMMON
EXECUTIVE OFFICERS(1)              SHARES(2)       SHARES       SHARES(2)        SHARES           STOCK           STOCK
---------------------              ---------       ------       ---------        ------           -----           -----

Pablo Raul Alarcon Sr.                 --            --           36,400           75%              6%             31%

Raul Alarcon Jr.                    558,135         100%            --             --              92%             59%

Jose Grimalt                           --            --           12,133           25%              2%             10%

Arnold Sheiffer                        --            --             --             --              --              --

Joseph Garcia                          --            --             --             --              --              --

Russell Oasis                          --            --             --             --              --              --

All executive officers and
directors as a group                558,135         100%          48,533          100%            100%            100%

(1) The address of all directors and executive officers in this table, unless otherwise specified, is c/o Spanish Broadcasting System, Inc., 26 West 56th Street, New York, New York 10019.

(2) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition, of a security). A person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In 1992, Raul Alarcon Jr. organized Nuestra Telefonica, Inc., a New York corporation ("Nuestra") to operate long distance telephone service in Spanish to serve the Hispanic population in the markets served by the Company's radio stations. In February 1993, Nuestra entered into an access agreement with a common carrier and commenced operations. From May 1993 until July 1994, Nuestra regularly advertised its Spanish language long distance telephone service on the Company's radio stations in Los Angeles and New York and while Nuestra purchased this air time at standard station rates, it has deferred payment to the Company until Nuestra generates sufficient revenues to make these payments. Since July 1994, while the Company has sold air time and provided services to Nuestra on substantially the same terms and conditions as with unrelated third parties, Nuestra has only sporadically advertised its services on the Company's stations in Los Angeles and New York. As of December 29, 1996, Nuestra owed the Company $663,059, primarily for advertising services. Mr. Alarcon, Jr. has personally guaranteed the payment of the aggregate amount of Nuestra's obligations to the Company incurred on or prior to June 29, 1994, which aggregated $533,124, since these obligations were not paid by December 31, 1995. Mr. Alarcon, Jr., the Company's President and Chief Executive Officer, is Nuestra's Chairman and majority shareholder. Joseph A. Garcia, the Company's Chief Financial Officer, is Nuestra's President and a minority shareholder. Since June 1995, Nuestra has not utilized any air time on the Company's radio stations.

         In 1992, Messrs. Alarcon, Sr. and Alarcon, Jr. acquired a building in Coral Gables, Florida, for the purpose of housing the studios of WCMQ-AM and WCMQ-FM. In June 1992, SBS-Florida, a subsidiary of the Company, entered into a 20-year net lease with Messrs. Alarcon Sr. and Alarcon Jr. for the Coral Gables building which provides for a base monthly rent of $9,000. This building currently houses the offices and studios of WCMQ-AM and WCMQ-FM and WZMQ-FM. The lease on the stations' previous studios expired in October 1993, was for less than half the space of the stations' present studios and had a monthly rental of approximately $7,500. Based upon its prior lease for studio space, the Company believes that the lease for the current studio is at market rates.

         Effective July 1993, Messrs. Alarcon, Sr. and Alarcon, Jr. executed promissory notes to the Company for the principal amounts of $492,173 and $1,617,086, respectively. The promissory notes represent loans made by the Company to Messrs. Alarcon, Sr. and Alarcon, Jr. over several prior years. The promissory notes were due in 2001 and bore interest at the rate of six (6%) percent per annum until July 19, 1994 and thereafter at the lesser of nine (9%) percent per annum or the prime rate charged by The Chase Manhattan Bank, N.A. Principal on the notes was payable at maturity and interest on the unpaid principal amount was payable annually. In December 1995, the Company exchanged the promissory notes described above for amended and restated notes in the principal amounts of $577,323 and $1,896,913 due from Messrs. Alarcon Sr. and Alarcon Jr., respectively. The amended and restated notes bear interest at the rate of 6.36% per annum, and mature on December 30, 2025, and are payable in thirty (30) equal annual installments of $43,570 and $143,158, respectively, on December 30th of each year commencing December 30, 1996.

         For the year ended September 29, 1996, the Company paid operating expenses aggregating approximately $126,000 for a boat owned by CMQ Radio, Inc. ("CMQ"), a North Carolina corporation owned equally by Messrs. Alarcon, Sr. and Alarcon, Jr. The boat is used by the Company for business entertainment. For the year ended September 29, 1996, the amount paid by the Company for its use of the boat owned by CMQ was comparable to amounts it would have paid had the Company leased the boat from an unaffiliated party.

         The Company leases a two-bedroom furnished condominium apartment in midtown Manhattan from Mr. Alarcon, Jr. for a monthly rent of $9,000. The lease commenced in August 1987 and will end in August 1997, unless sooner terminated by Mr. Alarcon, Jr. Generally, the apartment is used by the Company's executives, customers and business associates. The Company believes that the lease for this apartment is at market rates.

         Mr. Alarcon, Sr.'s brother-in-law is employed by the Company as the Operations Manager of the Company's Miami stations for which he was paid $82,062 (including bonus) for the year ended September 29, 1996.

         Mr. Grimalt's son is employed by the Company as a commissioned salesman for which he was paid $100,912 for the year ended September 29, 1996.

         In August 1995, the Company loaned $200,000 to a former employee, which amount remains outstanding. The amount is fully reserved.

         In September 1996, the Company entered into an agreement with the Miami Sellers for the acquisition of radio stations WXDJ-FM and WRMA-FM. Russell Oasis, Executive Vice President-Programming and Chief Operating Officer of the Miami stations, was one of the sellers of such stations.

                          DESCRIPTION OF THE OLD NOTES

         The following summary of the Old Notes does not purport to be complete and is qualified in its entirety by reference to the Old Indenture.

         In June 1994, the Company issued approximately $107.1 million of 12 1/2% Senior Notes due 2002 (the "Old Notes") under an Indenture (the "Old Indenture") dated as of June 29, 1994 among the Company, the Guarantors named therein and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). Capitalized terms used in this section and not otherwise defined herein shall have the meanings set forth in the Old Indenture.

         The Old Notes bear cash interest at a rate of 7 1/2% per annum on their principal amount until June 15, 1997 and at a rate of 12 1/2% per annum on their principal amount from and after such date until maturity. The Old Notes are senior unsecured obligations of the Company. The Old Notes rank senior to all future subordinated indebtedness of the Company. The Old Notes are unconditionally guaranteed, on a senior basis, as to the payment of principal, premium, if any, and interest, jointly and severally, by all of the active direct and indirect subsidiaries of the Company.

         The Old Notes are not redeemable at the option of the Company, except that the Company, at its option, may redeem up to $20 million aggregate principal amount of the Old Notes on or prior to June 15, 1997 at 110% of the Accredit Value of the Old Notes, plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of one or more public offerings of shares of Common Stock; provided, that upon the completion of any such redemption there remains outstanding at least $80 million aggregate principal amount of the Old Notes and that such redemption occurs within 60 days following the closing of any such public equity offering. The Trustee shall select by lot or in such other manner as it deems fair and equitable the Old Notes to be redeemed if fewer than all the Old Notes are to be redeemed. There are no mandatory redemption requirements with respect to the Old Notes.

         In the event of a Change of Control, the Company is required to make an offer to purchase all of the outstanding Old Notes at a purchase price equal to 101% of the Accredit Value of the Old Notes, in the case of a purchase prior to June 15, 1997, and thereafter at a purchase price equal to 101% of the principal amount thereof, in each case plus accrued and unpaid interest thereon to the date of purchase.

         The Old Indenture restricts, among other things, the incurrence of additional indebtedness, the payment of dividends and distributions, the creation of liens, the issuance of stock of subsidiaries, transactions with affiliates, the making of certain investments, asset sales, merger or consolidation of the Company and the Guarantors or the transfer of their assets, subject to certain exceptions.

         In connection with the Offerings, the Company obtained consents from the holders of the Old Notes to permit (i) the issuance of the Notes, (ii) the issuance of the $3 million seller note in connection with the acquisition of WYSY-FM, (iii) the repurchase of the Primary Warrants and (iv) the payment of the Distribution. In addition, pursuant to the Consent Solicitation, the Company will be required to use the greater of $25.0 million, in the aggregate, of, or 50% of, the net proceeds from asset sales including the radio broadcast licenses of WXLX-AM, KXMG-AM and WCMQ-AM to make an offer to purchase Old Notes at a purchase price of 110% of the accreted value thereof, plus accrued and unpaid interest, if any, to the date of purchase.

                            DESCRIPTION OF THE NOTES

         The Series A Notes were, and the Series B Notes will be, issued under an Indenture, dated as of March 15, 1997 (the "Indenture") among the Company, the Guarantors and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The form and term of the Series B Notes will be the same as the form and terms of the Series A Notes except that (i) the Series B Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Series B Notes will not be entitled to certain rights of holders of the Series A Notes under the Notes Registration Rights Agreement, which will terminate upon consummation of the Exchange Offer. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The following is a summary of the material terms and provisions of the Notes. This summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the Indenture (including the definitions contained therein). Definitions relating to certain capitalized terms are set forth under "--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference.

GENERAL

         The Notes are limited in aggregate principal amount to $75,000,000. The Notes are general unsecured obligations of the Company, ranking pari passu with the Old Notes and senior in right of payment to the Senior Preferred Stock and any future subordinated indebtedness of the Company.

         The Notes will be unconditionally guaranteed (each, a "Guarantee"), as to payment of principal, premium, if any, and interest, jointly and severally, by the Guarantors (together with each other Restricted Subsidiary which guarantees payment of the Notes pursuant to the covenant described under "Certain Covenants-- Limitation on Creation of Subsidiaries").

MATURITY, INTEREST AND PRINCIPAL

         The Notes will mature on March 15, 2004. The Notes will bear cash interest at a rate of 11% per annum from the date of original issuance. Interest will be payable semi-annually in arrears on March 15 and September 15, commencing September 15, 1997, to holders of record of the Notes at the close of business on the immediately preceding March 1, and September 1, respectively. Interest on the Series B Notes will accrue from (A) the later of (i) the last interest payment date on which interest was paid on the Series A Notes surrendered in exchange therefor or (ii) if the Series A Notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment, or (B) if no interest has been paid on the Series A Notes, from the Issue Date.

         The interest rate on the Notes is subject to increase, and such Additional Interest (as defined below) will be payable on the payment dates set forth above, in certain circumstances, if the Notes (or other securities substantially similar to the Notes) are not registered with the Commission within the prescribed time periods. Upon consummation of the Exchange Offer, such registration requirements will have been met and no Additional Interest will be payable with respect to the Notes, except as set forth below. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) any holder of Notes notifies the Company within the specified time period that (a) due to a change in law or policy it is not entitled to participate in the Exchange Offer,
(b) due to a change in law or policy it may not resell the Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (c) it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company or

(iii) the Company has not consummated the Exchange Offer within 180 days of the Issue Date and holders of a majority in principal amount of Notes outstanding so request, the Company and the Guarantors shall use their best efforts to have a shelf registration statement (the "Notes Shelf Registration Statement") covering resales of the Series A Notes declared effective and kept effective, supplemented and amended until the third anniversary of the Issue Date or such shorter period that will terminate when all the transfer restricted Notes covered by the Notes Shelf Registration Statement are sold pursuant thereto or cease to be transfer restricted Notes. In the event that (i) the applicable Registration Statement is not filed with the Commission on or prior to the date specified herein for such filing, (ii) the applicable Registration Statement has not been declared effective by the Commission on or prior to the date specified herein for such effectiveness after such obligation arises, (iii) if the Exchange Offer is required to be consummated hereunder, the Company has not exchanged Series B Notes for all Series A Notes validly tendered and not validly withdrawn in accordance with the terms of the Exchange Offer by the Consummation Date or (iv) the applicable Registration Statement is filed and declared effective but shall thereafter cease to be effective or usable in connection with the Exchange Offer or resales of transfer restricted Notes during a period in which it is required to be effective hereunder without being succeeded immediately by any additional Registration Statement covering the Notes, (each such event referred to in clauses (i) through (iv) above, a "Notes Registration Default"), then the interest rate on transfer restricted Notes will increase ("Additional Interest"), with respect to the first 90-day period immediately following the occurrence of such Notes Registration Default by 0.50% per annum and will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Notes Registration Defaults have been cured, up to a maximum amount of 2.00% per annum. Following the cure of all Notes Registration Defaults, the accrual of Additional Interest will cease and the interest rate will revert to the original rate.

REDEMPTION

         Optional Redemption. The Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, on and after March 15, 2001, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on March 15 of the applicable year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

               YEAR                                           PERCENTAGE
               ----                                           ----------

               2001                                              105.50%
               2002                                              102.75%
               2003 and thereafter                               100.00%

         Optional Redemption Upon Public Equity Offerings. At any time, or from time to time, on or prior to March 15, 2000, the Company may, at its option, use the Net Proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 25% of the Notes originally issued at a redemption price of 110% of the principal thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least $56,250,000 principal amount of Notes would remain outstanding immediately after giving effect to any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 90 days after the consummation of any such Public Equity Offering.

         As used herein, "Public Equity Offering" means an underwritten public offering of Common Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

         In the event of redemption of fewer than all of the Notes, the Trustee shall select by lot or in such other manner as it shall deem fair and equitable the Notes to be redeemed. The Notes will be redeemable upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Notes. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Company shall fail to redeem any such Note.

CERTAIN COVENANTS

         The Indenture contains, among others, the following covenants.

Limitation on Additional Indebtedness

         The Company will not, and will not permit any Restricted Subsidiary of the Company to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness), provided that the Company may incur Indebtedness and any Restricted Subsidiary created after the Issue Date may incur Acquisition Indebtedness if (a) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the Company's total consolidated Indebtedness to the Company's EBITDA (determined on a pro forma basis for the last four fiscal quarters of the Company for which financial statements are available at the date of determination) is less than 6.75 to 1 if the Indebtedness is incurred on or prior to March 15, 2000 and 6.25 to 1 if the Indebtedness is incurred thereafter; provided, however, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness or Acquisition Indebtedness, then such ratio shall be determined by giving effect to (on a pro forma basis as if the transaction had occurred at the beginning of the four-quarter period) to both the incurrence or assumption of such Acquired Indebtedness or Acquisition Indebtedness by the Company or a Restricted Subsidiary, as the case may be, and the inclusion in the Company's EBITDA of the EBITDA of the acquired Person, business, property or assets, and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

         Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may incur Permitted Indebtedness; provided that the Company shall not incur any Permitted Indebtedness that ranks junior in right of payment to the Notes that has a maturity or mandatory sinking fund payment prior to the maturity of the Notes.

Limitation on Restricted Payments

         The Company will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

               (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted
         Payment:

               (b) immediately after giving effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness"; and

               (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 100% of the Company's EBITDA from the Issue Date to the date of determination minus 1.4 times the Company's Consolidated Interest Expense from the Issue Date to the date of determination (or in the event such amount shall be a deficit, minus 100% of such deficit), (2) 100% of the aggregate Net Proceeds and the fair market value of marketable securities or other property received by the Company from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock, Capital Stock of the Company issued to any Subsidiary of the Company and the proceeds from the issuance of Capital Stock pursuant to the Warrants or the Old Warrants) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted or exercised or exchanged, as the case may be. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

         The provisions of this covenant shall not prohibit (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture, (ii) so long as no Default or Event of Default shall have occurred and be continuing, the retirement of any shares of Capital Stock of the Company or subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock) of the Company, or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock), (iii) so long as no Default or Event of Default shall have occurred and be continuing, the redemption or retirement of Indebtedness of the Company subordinated to the Notes in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Company that is contractually subordinated in right of payment to the Notes to at least the same extent as the subordinated Indebtedness being redeemed or retired, (iv) so long as no Default or Event of Default shall have occurred and be continuing, the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock; provided that (a) such Disqualified Capital Stock is not subject to mandatory redemption earlier than the maturity of the Notes, (b) such Disqualified Capital Stock is in an aggregate liquidation preference that is equal to or less than the sum of (x) the aggregate liquidation preference of the Disqualified Capital Stock being retired, (y) the amount of accrued and unpaid dividends, if any, and premiums owed, if any, on the Disqualified Capital Stock being retired and (z) the amount of customary fees, expenses and costs related to the incurrence of such Disqualified Capital Stock and (c) such Disqualified Capital Stock is incurred by the same person that initially incurred the Disqualified Capital Stock being retired, except that the Company may incur Disqualified Capital Stock to refund or refinance Disqualified Capital Stock of any Wholly-Owned Restricted Subsidiary of the Company, (v) the payment of cash dividends on the Senior Preferred Stock when such dividends are required to be paid in cash in accordance with the Certificate of Designation, (vi) as long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends and distributions to the stockholders and warrantholders of the Company on or after the Issue Date in an amount not to exceed $4,000,000 in the aggregate, (vii) the exchange of Senior Preferred Stock for Exchange Debentures and (viii) so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed $3,000,000. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (c) of the immediately preceding paragraph, amounts expended pursuant to clauses (i) (excluding dividends and distributions pursuant to clause (vi)), (ii), (v) and
(viii) shall be included in such calculation.

         Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitation on Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements, and that no Default or Event of Default will result from making the Restricted Payment.

Limitation on Investments

         The Company will not and will not permit any of its Restricted Subsidiaries to, make any Investment other than (i) a Permitted Investment or
(ii) an Investment that is made as a Restricted Payment in compliance with the "Limitation on Restricted Payments" covenant, after the Issue Date.

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Limitation on Liens

         The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or asset of the Company or any of its Restricted Subsidiaries or any shares of stock or debt of any of its Restricted Subsidiaries which owns property or assets, now owned or hereafter acquired, other than Permitted Liens.

Limitation on Transactions with Affiliates

         The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (including entities in which the Company or any of its Restricted Subsidiaries own a minority interest) or holder of 10% or more of the Company's Common Stock (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (i) such Affiliate Transaction is between or among the Company and its Wholly-Owned Subsidiaries; or (ii) the terms of such Affiliate Transaction are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1,000,000 which is not permitted under clause (i) above, such Affiliate Transaction(s) must be approved by a majority of the board of directors of the Company (including a majority of the disinterested directors). In transactions with a value in excess of $3,000,000 which are not permitted under clause (i) above, in addition to the requirements set forth in the immediately preceding sentence, the Company must obtain a written opinion as to the fairness of such a transaction from a nationally recognized expert with experience in appraising the terms of conditions of the type of business or transaction or series of transactions for which approval is required.

         The foregoing provisions will not apply to (i) any Restricted Payment that is not prohibited by the provisions described under "Limitations on Restricted Payments" contained herein or (ii) any transaction approved by the board of directors of the Company, with an officer or director of the Company or of any Subsidiary of the Company in his or her capacity as officer or director entered into in the ordinary course of business, including compensation and employee benefit arrangements with any officer or director of the Company or of any Subsidiary of the Company that are customary for public companies in the radio broadcasting industry.

Limitation on Creation of Subsidiaries

         The Company shall not create or acquire, nor permit any of its Restricted Subsidiaries to create or acquire, any Subsidiary other than (i) a Restricted Subsidiary existing as of the date of the Indenture, (ii) a Restricted Subsidiary that is acquired in connection with the acquisition by the Company of a radio station or radio broadcast license (and which Restricted Subsidiary was not expressly created in contemplation of such acquisition);
(iii) a Restricted Subsidiary created after the Issue Date; or (iv) an Unrestricted Subsidiary; provided, however, that each Restricted Subsidiary acquired or created pursuant to clause (ii) or (iii) shall have executed a Guarantee, satisfactory in form and substance to the Trustee (and with such documentation relating thereto as the Trustee shall require, including, without limitation a supplement or amendment to the Indenture and opinions of counsel as to the enforceability of such Guarantee), pursuant to which such Restricted Subsidiary shall become a Guarantor. As of the Issue Date, the Company will have no active Subsidiaries, other than the Guarantors. See "Description of the Notes--General."



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
Limitation on Certain Asset Sales

         The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or its Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company's board of directors, and evidenced by a board resolution); (ii) not less than 85% of the consideration received by the Company or its Restricted Subsidiaries, as the case may be, is in the form of cash or cash equivalents (those equivalents allowed under "Temporary Cash Investments"); and (iii) the Asset Sale Proceeds received by the Company or any such Restricted Subsidiary are applied (a) to the extent the Company elects, (x) to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another person) used or useful in media businesses, provided that such investment occurs or the Company or a Restricted Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 181st day following receipt of such Asset Sale Proceeds (the "Reinvestment Date") and Asset Sale Proceeds contractually committed are so applied within 360 days following the receipt of such Asset Sale Proceeds or (y) to repay, repurchase or redeem any Indebtedness of the Company or a Guarantor incurred in compliance with this Indenture which is not subordinate in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be; and (b) to the extent not applied pursuant to clause (iii)(a), if on the Reinvestment Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $10,000,000, the Company shall apply an amount equal to such Available Asset Sale Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (an "Excess Proceeds Offer"). If an Excess Proceeds Offer is not fully subscribed, the Company may retain the portion of the Available Asset Sale Proceeds not required to repurchase Notes.

         If the Company is required to make an Excess Proceeds Offer, the Company shall mail, within 30 days following the Reinvestment Date, a notice to the holders stating, among other things: (1) that such holders have the right to require the Company to apply the Available Asset Sale Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Company, that each holder must follow in order to have such Notes repurchased; and (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the repurchase of such Notes.

Limitation on Preferred Stock of Restricted Subsidiaries

         The Company will not permit any Restricted Subsidiary of the Company to issue any Preferred Stock (except Preferred Stock to the Company or a Restricted Subsidiary) or permit any Person (other than the Company or a Restricted Subsidiary) to hold any such Preferred Stock unless the Company or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under "Limitation on Additional Indebtedness" in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

Limitation on Capital Stock of Restricted Subsidiaries

         The Company will not (i) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary of the Company, other than Capital Stock of a Restricted Subsidiary of the Company which owns or holds only property or assets acquired by the Company and its Restricted Subsidiaries after the Issue Date, or (ii) permit any of its Restricted Subsidiaries to issue any Capital Stock, other than to the Company or a Wholly-Owned Restricted Subsidiary of the Company. The foregoing restrictions shall not apply to (a) an Asset Sale made in compliance with "Limitation on Certain Asset Sales", (b) the issuance of Preferred Stock in compliance with the covenant described under "Limitation on Preferred Stock of Subsidiaries" or (c) a pledge or


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
hypothecation or other Lien on Capital Stock of a Restricted Subsidiary pursuant to a Permitted Lien securing Bank Indebtedness.

Limitation on Sale and Lease-Back Transactions

         The Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into any Sale and Lease-Back Transaction unless (i) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, as determined by a board resolution of the Company and (ii) the Company could incur the Attributable Debt in respect of such Sale and Lease-Back Transaction in compliance with the covenant described under "Limitation on Additional Indebtedness."

Payments for Consent

         Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

CHANGE OF CONTROL OFFER

         Within 20 days of the occurrence of a Change of Control, the Company shall notify the Trustee in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") the outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest thereon to the Change of Control Payment Date (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant,

         Within 20 days of the occurrence of a Change of Control, the Company also shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register maintained by the Registrar of the Notes, a notice stating:

               (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

               (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 20 business days from the date such notice is mailed (the "Change of Control Payment Date"));

               (3) that any Note not tendered will continue to accrue interest;

               (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

               (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

               (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date,


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
         a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

               (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

               (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

               (9) the name and address of the Paying Agent.

         On the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Notes or portions thereof so accepted for cancellation. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Company shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

         The Indenture provides that, if the Company or any Restricted Subsidiary thereof has issued any outstanding (i) Indebtedness that is subordinated in right of payment to the Notes or any Guarantee or (ii) Preferred Stock, and the Company or such Subsidiary is required to repay, repurchase, redeem or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock in the event of a change of control of the Company, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any such repayment, repurchase, redemption or distribution with respect to such subordinated Indebtedness or Preferred Stock until such time as the Company shall have paid the Change of Control Purchase Price in full to the holders of Notes that have accepted the Company's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of the Notes.

         In the event that a Change of Control occurs and the holders of Notes exercise their right to require the Company to purchase Notes, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Company will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

MERGER AND CONSOLIDATION

         The Company will not and will not permit any Guarantor (other than a Guarantor to be released from its obligations under its Guarantee as described under "--Guarantees"), to consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless: (i) the Company or the Guarantor, as the case may be, shall be the continuing Person, or the Person (if other than the Company or the Guarantor) formed by such consolidation or into which the Company or the Guarantor, as the case may be, is merged or to which the properties and assets of the Company or the Guarantor, as the case may be, are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company or the Guarantor, as the case may be, under the Notes or its Guarantee and the Indenture, and the obligations under the Indenture shall remain in full force and effect; (ii) immediately before and


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
immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis the Company or such person could incur at least $1.00 additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness," provided that a Guarantor may merge into the Company or another person that is a Guarantor without complying with this clause (iii).

         In connection with any consolidation, merger or transfer contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

GUARANTEES

         The Notes are guaranteed on a senior unsecured basis by the Guarantors. The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees of other Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

         A Guarantor shall be released from all of its obligations under its Guarantee if all or substantially all of its assets are sold or all of its Capital Stock owned by the Company and its Restricted Subsidiaries is sold, in each case in a transaction in compliance with the covenant described under "Limitation on Certain Asset Sales," or the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, the Company or another Guarantor in a transaction in compliance with "Merger and Consolidation," and such Guarantor has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

EVENTS OF DEFAULT

         The following events are defined in the Indenture as "Events of Default":

               (i) default in payment of any principal of, or premium, if any, on the Notes;

               (ii) default for 30 days in payment of any interest on the Notes;

               (iii) default by the Company or any Guarantor in the observance or performance of any other covenant in the Notes, Guarantees or the Indenture for 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

               (iv) failure to pay when due principal, interest or premium in an aggregate amount of $3,000,000 or more with respect to any Indebtedness of the Company or any Restricted Subsidiary thereof, or the acceleration of any such Indebtedness aggregating $3,000,000 or more which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 30 days after written notice as provided in the Indenture, or such acceleration shall not be rescinded or annulled within 10 days after written notice as provided in the Indenture;


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
               (v) any final judgment or judgments for the payment of money in excess of $3,000,000 shall be rendered against the Company or any Restricted Subsidiary thereof, and shall remain undischarged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; or

               (vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary thereof.

         The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

         The Indenture will provide that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable, the entire principal amount of all the Notes then outstanding plus accrued interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than nonpayment of accelerated principal, premium, or interest, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such principal, premium and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

         The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

         No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted on such Note on or after the respective due dates expressed in such Note.

DEFEASANCE AND COVENANT DEFEASANCE

         The Indenture provides the Company may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from their obligations with respect to the Notes under certain covenants contained in the Indenture and described above under "Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) (i) to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended,


                                       90
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and (ii) describing either a private ruling concerning the Notes or a published ruling of the Internal Revenue Service, to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred.

MODIFICATION OF INDENTURE

         From time to time, the Company, the Guarantors and the Trustee may, without the consent of holders of the Notes, amend the Indenture or the Notes or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any holder. The Indenture contains provisions permitting the Company, the Guarantors and the Trustee, with the consent of holders of at least a majority in principal amount of the outstanding Notes, to modify or supplement the Indenture or the Notes, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture, Guarantees or the Notes, (ii) reduce the rate of or change the time for payment of interest on any Note, (iii) reduce the principal of or premium on or change the stated maturity of any Note, (iv) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York, (v) change the amount or time of any payment required by the Notes or reduce the premium payable upon any redemption of Notes, or change the time when such redemption may be made, (vi) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note, or (vii) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby.

REPORTS TO HOLDERS

         So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission and to the holders of the Notes. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish such information to the Commission and holders of the Notes.

COMPLIANCE CERTIFICATE

         The Company will deliver to the Trustee on or before 100 days after the end of the Company's fiscal year and on or before 50 days after the end of each of the first, second and third fiscal quarters in each year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

THE TRUSTEE

         The Trustee under the Indenture is the Registrar and Paying Agent with regard to the Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

TRANSFER AND EXCHANGE

         Holders of the Notes may transfer or exchange Notes in accordance with the Indenture. The Registrar under the Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer


                                       91
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documents, and to pay any taxes and fees required by law or permitted by the
Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before selection of the Notes to be redeemed.

         The registered holder of a Note may be treated as the owner of it for all purposes.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

         "Acquisition Indebtedness" means Indebtedness incurred by the Company or by a Restricted Subsidiary the proceeds of which are used for the acquisition of a media business and related facilities and assets or for the construction of a facility pursuant to a construction permit issued by the FCC.

         "Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the present fair ratable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding Indebtedness in respect of the Guarantee, as they become absolute and matured.

         "Affiliate" of any specified person means any other person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that (a) beneficial ownership of at least 10% of the voting securities of a person shall be deemed to be control and (b) for purposes of the "Limitation on Transactions with Affiliates" covenant for so long as Raul Alarcon Sr., Raul Alarcon Jr. or Jose Grimalt are directors, officers or shareholders of the Company, they, their respective spouses, lineal descendants and any person controlled by any of them shall be Affiliates of the Company and its Subsidiaries.

         "Asset Sale" means the sale, transfer or other disposition (other than to the Company or any of its Restricted Subsidiaries) in any single transaction or series of transactions of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Company, (b) all or substantially all of the assets of the Company or of any Restricted Subsidiary thereof, or (c) all or substantially all of the assets of any radio station, or part thereof, owned by the Company or any Restricted Subsidiary thereof, or a division, line of business or comparable business segment of the Company or any Restricted Subsidiary thereof; provided that Asset Sales shall not include sales, leases, conveyances, transfers or other dispositions to the Company or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Restricted Subsidiary.


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         "Asset Sale Proceeds" means, with respect to any Asset Sale, (i) cash received by the Company or any Restricted Subsidiary of the Company from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale, (c) provision for minority interest holders in any Restricted Subsidiary of the Company as a result of such Asset Sale and (d) deduction of appropriate amounts to be provided by the Company or any such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or any such Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (ii) promissory notes and other noncash consideration received by the Company or any such Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash.

         "Attributable Debt" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of (i) the fair value of the property subject to such arrangement (as determined by the board of directors of the Company) and (ii) the present value (discounted at the interest rate implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

         "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sales that have not been applied in accordance with clauses (iii)(a) or (iii)(b), and that have not been the basis for an Excess Proceeds Offer in accordance with clause (iii)(b) of the first paragraph of "Certain Covenants--Limitation on Certain Asset Sales".

         "Bank Indebtedness" means (i) Indebtedness of the Company incurred in accordance with the Indenture owing to one or more commercial banking institutions that are members of the Federal Reserve System and (ii) any guarantee by a Guarantor of any Indebtedness of the Company of the type set forth in clause (i) of this definition.

         "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

         "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

         "Certificate of Designation" means the Certificate of Designation creating the Senior Preferred Stock, as in effect on the Issue Date.

         A "Change of Control" of the Company will be deemed to have occurred at such time as (i) any person (including a person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
Act) of 50% or more of the total voting power of the Company's Common Stock,
(ii) prior to a Public Equity Offering, Permitted Holders shall cease to own beneficially at least 40% of the total voting power of the Company's Common Stock, (iii) any person (including a person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner of more than 30% of the total voting power of the Company's Common Stock, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company, (iv) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or

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surviving corporation or pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, or (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the board of directors of the Company.

         "Common Stock" of any person means all Capital Stock of such person that is generally entitled to (i) vote in the election of directors of such person or (ii) if such person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such person.

         "Consolidated Interest Expense" means, with respect to any person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such person and its Subsidiaries on a consolidated basis (including, but not limited to, cash dividends paid on Preferred Stock, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales)) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company).

         "Consolidated Net Income" means, with respect to any person, for any period, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the Net Income of any person (the "other person") in which the person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other person to be consolidated into the net income of the person in question in accordance with
GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the person in question or the Subsidiary, (b) the Net Income of any Subsidiary of the person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the Notes or the Indenture) shall be excluded to the extent of such restriction or limitation, (c) (i) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, and (d) extraordinary gains and losses shall be excluded.

         "Credit Facility" means Indebtedness of the Company and its Restricted Subsidiaries under a revolving credit facility in an aggregate principal amount not to exceed the greater of (a) $10,000,000 or (b) 75% of the net book value of the Company's accounts receivable.

         "Disqualified Capital Stock" means any Capital Stock of the Company or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness. Without limitation of

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the foregoing, Disqualified Capital Stock shall be deemed to include (i) any
Preferred Stock of a Restricted Subsidiary of the Company and (ii) any Preferred Stock of the Company, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Company is obligated to pay current dividends or distributions in cash during the period prior to March 15, 2004; provided, however, that Preferred Stock of the Company or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Company or such Restricted Subsidiary, which provisions have substantially the same effect as the provisions of the Indenture described under "Change of Control," shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions; and provided, further that the Senior Preferred Stock shall be deemed not to be Disqualified Capital Stock.

         "EBITDA" means, for any person, for any period, an amount equal to (a) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such Period (but only including Redeemable Dividends in the calculation of such Consolidated Interest Expense to the extent that such Redeemable Dividends have not been excluded in the calculation of Consolidated Net Income), plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing Consolidated Net Income for such period, minus (b) all non-cash items increasing Consolidated Net Income for such period, all for such person and its Subsidiaries determined in accordance with GAAP, except that with respect to the Company each of the foregoing items shall be determined on a consolidated basis with respect to the Company and its Restricted Subsidiaries only, provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment of such person shall be included only (x) if cash income has been received by such person with respect to such Investment during each of the previous four fiscal quarters, or (y) if the cash income derived from such Investment is attributable to Temporary Cash Investments.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Debentures" means 14 1/4% Exchange Debentures due 2005 of the Company issuable in exchange for Senior Preferred Stock.

         "GAAP" means generally accepted accounting principles as in effect on the Issue Date.

         "incur" means, with respect to any Indebtedness or other obligation of any person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such person (and "incurrence," "incurred," "incurrable," and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

         "Indebtedness" means (without duplication), with respect to any person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a lien to which the property or assets owned or held by such person is subject, whether or

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not the obligation or obligations secured thereby shall have been assumed, (iii)
guarantees of items of other persons which would be included within this definition for such other persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (v) in the case of the Company, Disqualified Capital Stock of the Company or any Restricted Subsidiary thereof, and (vi) obligations of any such person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP). The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount, including the Old Notes, is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be "Indebtedness" of the Company or any Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

         "Infinity Note" means the $3,000,000 aggregate principal amount of Indebtedness issued by the Company to Infinity Holding Corp. of Orlando on the Issue Date.

         "Interest Rate Agreement" means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

         "Investments" means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any person or the making of any investment in any person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

         "Issue Date" means the date the Notes are first issued by the Company and authenticated by the Trustee under the Indenture.

         "Lien" means with respect to any property or assets of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention, agreement having substantially the same economic effect as any of the foregoing).

         "Net Income" means, with respect to any person for any period, the net income (loss) of such person determined in accordance with GAAP.

         "Net Proceeds" means (a) in the case of any sale of Capital Stock by the Company or any of its Restricted Subsidiaries, the aggregate net proceeds received by the Company or such Restricted Subsidiary, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the board of directors of the

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Company, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Company or any of its Restricted Subsidiaries which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Company or such Restricted Subsidiary upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Company in connection therewith). For the avoidance of doubt, the issuance of Senior Preferred Stock as payment of dividends on Senior Preferred Stock shall be deemed to result in no Net Proceeds received by the Company from any such issuance.

         "Officers' Certificate" means, with respect to any person, a certificate signed by the Chairman of the Board of Directors, the President or any Vice President and the Treasurer or any assistant Treasurer of such person that shall comply with applicable provisions of the Indenture.

         "Old Notes" means the $107,059,000 aggregate principal amount of 12 1/2% Senior Notes due 2002 of the Company.

         "Old Warrants" means Warrants issued pursuant to the Warrant Agreement dated as of June 29, 1994 between the Company and IBJ Schroder Bank & Trust Company, as Warrant Agent.

         "Permitted Holders" means (i) Raul Alarcon Jr., (ii) the heirs, executors. administrators testamentary, trustees, legatees or beneficiaries of the person described in (i) and (iii) a trust, the beneficiaries of which include only persons described in (i) and (ii) and their respective spouses and lineal descendants.

         "Permitted Indebtedness" means:

                  (i) Indebtedness of the Company or any Restricted Subsidiary arising under or in connection with the Credit Facility;

                  (ii) Indebtedness under the Notes and the Guarantees;

                  (iii) Indebtedness not covered by any other clause of this definition which is outstanding on the date of the Indenture (including the Old Notes and guarantees thereof and the Infinity Note);

                  (iv) Indebtedness of the Company to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary;

                  (v) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business which Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed 5% of the Company's consolidated total assets;

                  (vi) Refinancing Indebtedness;

                  (vii) Indebtedness represented by any guarantee by a Guarantor of Indebtedness of the Company permitted to be incurred under the Indenture; and

                  (viii) other Indebtedness of the Company not to exceed $2,000,000 at any one time outstanding.

         "Permitted Investments" means, for any person, Investments made on or after the date of the Indenture consisting of

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                  (i) Investments by the Company, or by a Restricted Subsidiary
         thereof, in the Company or a Restricted Subsidiary;

                  (ii) Temporary Cash Investments;

                  (iii) Investments by the Company, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment (a) such person becomes a Restricted Subsidiary of the Company or (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary thereof;

                  (iv) an Investment that is made by the Company or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Company or Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under "Limitation on Sale of Assets";

                  (v) Investments by the Company or any of its Restricted Subsidiaries in any other person pursuant to the terms of a "local marketing agreement" or similar arrangement relating to a radio station owned or licensed by such person; and

                  (vi) other Investments not to exceed $3,000,000 at any one time outstanding.

                  "Permitted Liens" means (i) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary of the Company or at the time such corporation is merged into the Company or any of its Restricted Subsidiaries; provided that such Liens are not incurred in connection with, or in contemplation of, such corporation becoming a Restricted Subsidiary of the Company or merging into the Company or any of its Restricted Subsidiaries, (ii) Liens securing Ratio Indebtedness, (iii) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended, (iv) Liens in favor of the Company or any of its Restricted Subsidiaries, (v) Liens securing industrial revenue bonds, (vi) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the Indenture, provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) the principal amount of the Indebtedness secured by such Lien, does not exceed 100% of such costs, and (c) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item, (vii) Liens on Capital Stock of Restricted Subsidiaries and accounts receivable, the proceeds thereof and related records to secure the Credit Facility, (viii) Liens securing Bank Indebtedness, (ix) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business, which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (x) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $500,000 in the aggregate at any one time outstanding, (xi) Liens securing Acquisition Indebtedness, provided that such Liens do not extend to or cover any Property other than the Property acquired with the proceeds of such Acquisition Indebtedness and any improvements thereto, and
         (xii) any extensions, substitutions, replacements or renewals of the foregoing.

         "Preferred Stock" means any Capital Stock of a person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such person over the holders of other Capital Stock issued by such person.

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         "Property" of any person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such person and its Subsidiaries under GAAP.

         "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such person incurred in connection therewith.

         "Ratio Indebtedness" means (i) Indebtedness of the Company incurred pursuant to the first paragraph of the covenant described under "Certain Covenants--Limitation on Additional Indebtedness" which is not Refinancing Indebtedness and (ii) any guarantee by a Guarantor of any Indebtedness of the Company of the type set forth in clause (i) of this definition.

         "Redeemable Dividend" means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.

         "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries (other than pursuant to clause (iv) of the definition of "Permitted Indebtedness") pursuant to the terms of the Indenture, but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Notes, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and (v) such Refinancing Indebtedness is incurred by the same person that initially incurred the Indebtedness being refunded, refinanced or extended, except that the Company may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly-Owned Subsidiary of the Company.

         "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Restricted Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary of the Company (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock), and (y) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Restricted Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Subsidiaries (other than Capital Stock owned by the Company or a Wholly-Owned Restricted Subsidiary of the Company), (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Notes or

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a Guarantee (other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), (iv) the making of any Investment or guarantee of any Investment in any person other than a Permitted Investment, (v) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (vi) forgiveness of any Indebtedness of an Affiliate of the Company to the Company or a Restricted Subsidiary existing on the Issue Date.

         "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Issue Date. The board of directors of the Company may designate any Unrestricted Subsidiary or any person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant.

         "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person in contemplation of such leasing.

         "Senior Preferred Stock" means the 14 1/4% Senior Exchangeable Preferred Stock of the Company.

         "Subsidiary" of any specified person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with generally accepted accounting principles such entity is consolidated with the first-named person for financial statement purposes.

         "Temporary Cash Investments" means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase; (ii) Investments in certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000 and rated at least A by Standard & Poor's Corporation and A-2 by Moody's Investors Service, Inc., maturing within 365 days of purchase; or (iii) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses (i) and
(ii).

         "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Company which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the board of directors of the Company; provided that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with the covenant set forth under "Limitation on Restricted Payments." The Trustee shall be given prompt notice by the Company of each resolution adopted by the board of directors of the Company under this provision, together with a copy of each such resolution adopted.

         "Warrants" mean the Warrants issued pursuant to the Warrant Agreement dated as of March 15, 1997 between the Company and IBJ Schroder Bank & Trust Company, as Warrant Agent.

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         "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary which is a Wholly-Owned Subsidiary.

         "Wholly-Owned Subsidiary" means any Subsidiary of the Company, all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

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          DESCRIPTION OF SENIOR PREFERRED STOCK AND EXCHANGE DEBENTURES

THE SENIOR PREFERRED STOCK

         The form and terms of the Series B Senior Preferred Stock are the same as the form and terms of the Series A Senior Preferred Stock except that (i) the Series B Senior Preferred Stock will have been registered under the Securities Act and thus will not bear restrictive legends restricting the transfer thereof and (ii) holders of Series B Senior Preferred Stock will not be entitled to certain rights of holder of Series A Senior Preferred Stock under the Preferred Stock Registration Rights Agreement, which will terminate upon consummation of the Exchange Offer. The form and terms of the Series B Exchange Debentures will be the same as the Series A Exchange Debentures, except that the Registered Exchange Debentures will have been registered under the Securities Act. The following is a summary of the material terms and provisions of the Senior Preferred Stock. This summary does not purport to be a complete description of the Senior Preferred Stock and is subject to the detailed provisions of, and qualified in its entirety by reference to, the provisions of the Certificates of Designation relating thereto (including the definitions contained therein). Definitions relating to certain capitalized terms are set forth under "--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Certificates of Designation and such definitions are incorporated herein by reference.

GENERAL

         Pursuant to the Certificate of Designation for the Series A Senior Preferred Stock, 175,000 shares of Senior Preferred Stock with a liquidation preference of $1,000 per share were authorized for issuance in the Units Offering, plus up to 238,930 additional shares as may be issued in payment of dividends in the event the Company elects to pay dividends on the Senior Preferred Stock by issuing additional shares of Senior Preferred Stock. See "--Dividends" below. The Certificate of Designation for the Series B Senior Preferred Stock authorizes 175,000 shares of Series B Senior Preferred Stock, plus up to 238,930 additional shares as may be issued in payment of dividends in the event the Company so elects. Subject to certain conditions, the Senior Preferred Stock is exchangeable for Exchange Debentures at the option of the Company on any dividend payment date. The Senior Preferred Stock, when issued, will be fully paid and nonassessable, and the holders thereof will not have any subscription or preemptive rights.

RANKING

         The Senior Preferred Stock ranks, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company, senior to all classes of common stock of the Company, and to each other class of capital stock or series of preferred stock established after the date of this Memorandum (collectively, "Junior Securities"). The Company may not issue any class or series of capital stock ranking senior to or on a parity with the Senior Preferred Stock with respect to dividend distributions or distributions upon liquidation, winding-up or dissolution of the Company without the approval of the holders of at least a majority of the shares of Senior Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class; provided, however, that the Company can issue additional shares of Senior Preferred Stock to satisfy dividend payments on outstanding shares of Senior Preferred Stock.

DIVIDENDS

         Holders of the Senior Preferred Stock will be entitled to receive, when, as and if declared by the board of directors of the Company, out of funds legally available therefor, dividends on the Senior Preferred Stock at a rate per annum equal to 14 1/4% of the liquidation preference per share of Senior Preferred Stock, payable semiannually; provided that so long as a Voting Rights Triggering Event shall have occurred and be continuing, additional dividends will accumulate on the Senior Preferred Stock at a rate per annum equal to 2% of the

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liquidation preference per share of the Senior Preferred Stock, payable semiannually. All dividends will be cumulative whether or not earned or declared on a daily basis from the Issue Date and will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 1997, to holders of record on the March 1 and September 1 immediately preceding the relevant dividend payment date. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to March 15, 2002 either in cash or by the issuance of additional shares of Senior Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. In the event that on or prior to March 15, 2002 dividends are declared and paid through the issuance of additional shares of Senior Preferred Stock, as provided in the previous sentence, such dividends shall be deemed paid in full and will not accumulate. After March 15, 2002, dividends must be paid in cash. The Indenture and the Old Indenture restrict the Company's ability to pay cash dividends on its Capital Stock and will prohibit such payments in certain instances and other future agreements may provide the same. See "Description of Notes" and "Description of Old Notes."

         Unpaid dividends accumulating after March 15, 2002 on the Senior Preferred Stock for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not more than forty-five days prior to the payment thereof, as may be fixed by the board of directors of the Company.

         The dividend rate on the Senior Preferred Stock is subject to increase, and such Additional Dividends (as defined below) will be payable on the dividend payment dates set forth above, in certain circumstances, if the Senior Preferred Stock (or other securities substantially similar to the Senior Preferred Stock) are not registered with the Commission within the prescribed time periods. Upon consummation of the Exchange Offer, such registration requirements will have been met and no Additional Dividends will be payable with respect to the Senior Preferred Stock, except as set forth below. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) any holder of Preferred Stock notifies the Company within the specified time period that (a) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy it may not resell the Series B Preferred Stock acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (c) it is a broker-dealer and owns Senior Preferred Stock acquired directly from the Company or an affiliate of the Company or (iii) the Company has not consummated the Exchange Offer within 180 days of the Issue Date and holders of a majority of outstanding shares of Senior Preferred Stock outstanding so request, the Company shall use its best efforts to have a shelf registration statement (the "Preferred Stock Shelf Registration Statement") declared effective, supplemented and amended until the third anniversary of the Issue Date or such shorter period that will terminate when all the transfer restricted Preferred Stock covered by the Preferred Stock Registration Statement are sold pursuant thereto or cease to be transfer restricted Preferred Stock. In the event that (i) the applicable Registration Statement is not filed with the Commission on or prior to the date specified herein for such filing, (ii) the applicable Registration Statement has not been declared effective by the Commission on or prior to the date specified herein for such effectiveness after such obligation arises, (iii) if the Exchange Offer is required to be Consummated hereunder, the Company has not exchanged Series B Preferred Stock for all Preferred Stock validly tendered and not validly withdrawn in accordance with the terms of the Exchange Offer by the Consummation Date or (iv) the applicable Registration Statement is filed and declared effective but shall thereafter cease to be effective or usable in connection with the Exchange Offer or resales of transfer restricted Preferred Stock during a period in which it is required to be effective hereunder without being succeeded immediately by any additional Registration Statement covering the Preferred Stock, as the case may be (each such event referred to in clauses
(a) through (d) above, a "Preferred Stock Registration Default"), then the dividend rate on transfer restricted Preferred Stock will increase ("Additional Dividends"), with respect to the first 90-day period immediately following the occurrence of such Preferred Stock Registration Default by 0.50% per annum and will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Preferred Stock Registration Defaults have been cured, up to a maximum amount of 2.00% per annum. Following the cure of all

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Preferred Stock Registration Defaults, the accrual of Additional Dividends will cease and the dividend rate will revert to the original rate.

REDEMPTION

         Optional Redemption. The Senior Preferred Stock will be redeemable, at the Company's option, in whole at any time or in part from time to time on or prior to March 15, 2000 at a redemption price equal to 105% of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the immediately preceding dividend payment date to the redemption date). After March 15, 2000 and prior to March 15, 2002, the Senior Preferred Stock is not redeemable. On or after March 15, 2002, the Senior Preferred Stock will be redeemable, at the Company's option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of liquidation preference) if redeemed during the twelve-month period commencing on March 15 of the applicable year set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the immediately preceding dividend payment date to the redemption date):

                  YEAR                       PERCENTAGE
                  ----                       ----------

                  2002                          107.00%
                  2003                          105.00%
                  2004 and thereafter           100.00%

         Mandatory Redemption. The Senior Preferred Stock will also be subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on March 15, 2005 at a price equal to the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends to the date of redemption.

         In the event of redemption of fewer than all of the outstanding shares of Senior Preferred Stock, the Senior Preferred Stock will be redeemed on a pro rata basis. The Senior Preferred Stock will be redeemable upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Transfer Agent of the Senior Preferred Stock. On and after any redemption date, dividends will cease to accrue on the Senior Preferred Stock or portions thereof called for redemption unless the Company shall fail to redeem any such Senior Preferred Stock.

SALE OF AM STATIONS

         If the Company has not (a) consummated Asset Sales including the FCC broadcast licenses of WXLX-AM, New York, KXMG-AM, Los Angeles, and WCMQ-AM, Miami, and applied the lesser of (i) $15.0 million of the Asset Sale Proceeds with respect to such Asset Sales or (ii) the excess of the Asset Sale Proceeds with respect to such Asset Sales above $25.0 million, to repurchase Notes or Old Notes, (b) received Net Proceeds from issuances of its Capital Stock (other than Disqualified Capital Stock) after the Issue Date in an amount equal to or greater than $45.0 million or (c) utilized $40.0 million of Asset Sale Proceeds from any Asset Sale(s) to repurchase Notes or Old Notes, in each case, on or prior to the AM Stations Asset Sale Date (as defined below), the Company will issue to the holders of Senior Preferred Stock and Exchange Debentures then outstanding (on a pro rata basis, based upon the liquidation preference and principal amount, respectively, thereof), to the extent permitted by applicable law, (x) on the AM Stations Asset Sale Date, shares of Class A Common Stock representing, in the aggregate, 1.5% of the Common Stock of the Company on a fully diluted basis as of the AM Stations Asset Sale Date and (y) on each anniversary of the AM Stations Asset Sale Date until such time as the Company shall have (A) received Net Proceeds from issuances of its Capital Stock (other than Disqualified Capital Stock) after the Issue Date in an amount equal to or greater than $45.0 million or (B) utilized

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
$40.0 million of Asset Sale Proceeds from any Asset Sale(s) to repurchase Notes or Old Notes, shares of Class A Common Stock representing 1.5% of the Common Stock of the Company on a fully diluted basis as of such anniversary. See "Risk Factors--Risks Related to Government Regulation; Limitation on Issuances of Common Stock."

         As used herein, "AM Stations Asset Sale Date" means April 1, 1998; provided that if, on April 1, 1998, the Company shall have entered into a legally binding sale agreement or agreements for the sale of the FCC broadcast licenses of WXLX-AM, KXMG-AM and WCMQ-AM, and the only condition to the closing of such Asset Sales is the granting by the FCC of final approval of the transfer of such licenses, the AM Stations Asset Sale Date shall be the earlier of (a) the 60th day after the FCC approves the transfer of such licenses or (b) the day the FCC denies approval of any such transfer or any such sale agreement shall have been terminated or ceased to be a legally binding agreement of the parties thereto.

FUTURE EQUITY INFUSION

         If, on any dividend payment date commencing with the March 15, 2000 dividend payment date, the sum of (i) the Net Proceeds received by the Company from issuances of its Capital Stock (other than Disqualified Capital Stock) after the Issue Date, (ii) the aggregate liquidation preference of Senior Preferred Stock redeemed or repurchased by the Company (other than pursuant to the Preferred Stock Exchange Offer) and (iii) the aggregate liquidation preference of Senior Preferred Stock exchanged for Exchange Debentures does not equal or exceed $50.0 million, the Company shall issue to the holders of Senior Preferred Stock, to the extent permitted by applicable law, on each such dividend payment date shares of Class A Common Stock in an amount equal 1% of Common Stock of the Company on a fully diluted basis as of such dividend payment date. See "Risk Factors-- Risks Related to Government Regulation; Limitation on Issuances of Common Stock."

EXCHANGE

         The Company may at its option from time to time on any dividend payment date exchange, in whole or in part, on a pro rata basis, the then outstanding shares of Senior Preferred Stock for Exchange Debentures; provided that immediately after giving effect to any partial exchange, there shall be outstanding shares of Senior Preferred Stock with an aggregate liquidation preference of not less than $75,000,000 and not less than $50,000,000 aggregate principal amount of Exchange Debentures; and provided, further, that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Senior Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) there shall be legally available funds sufficient therefor; (iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture, no default or event of default would exist under the Indenture or the Old Indenture and no default or event of default under any other material instrument governing Indebtedness outstanding at the time would be caused thereby; and (iv) the Exchange Indenture has been qualified under the Trust Indenture Act, if such qualification is required at the time of exchange. Subject to the satisfaction of clauses (i) through (iv) above, the Company has agreed to exchange all outstanding shares of Senior Preferred Stock for Exchange Debentures within 60 days after such exchange is permitted without the Company obtaining any waiver, consent, approval or authorization under the Indenture, the Old Indenture or any other instrument governing Indebtedness outstanding at the time.

         The Company will comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with any exchange, to the extent applicable.

         The holders of outstanding shares of Senior Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 principal amount of Exchange Debentures for each $1.00 liquidation preference of Senior Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Senior Preferred Stock will be issued in principal amounts

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of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Senior Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of Senior Preferred Stock entitle such holder; provided that the Company may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. The Company will send a written notice of exchange by mail to each holder of record of shares of Senior Preferred Stock not less than 30 nor more than 60 days before the date fixed for such exchange. On and after the exchange date, dividends will cease to accumulate on the outstanding shares of Senior Preferred Stock that are to be exchanged, and all rights of the holders of Senior Preferred Stock that is to be exchanged (except the right to receive the Exchange Debentures, an amount in cash equal to the accumulated and unpaid dividends to the exchange date and, if the Company so elects, cash in lieu of any Exchange Debenture which is in an amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures. See "--The Exchange Debentures."

LIQUIDATION PREFERENCE

         Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the Senior Preferred Stock will initially be entitled to be paid, out of the assets of the Company available for distribution, $1,000 per share, plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the immediately preceding dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Senior Preferred Stock are not paid in full, the holders of the Senior Preferred Stock will share equally and ratably in any distribution of assets of the Company first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

VOTING RIGHTS

         Holders of the Senior Preferred Stock will have no voting rights with respect to general corporate matters except as provided by Delaware law or as set forth in the Certificate of Designation. The Certificate of Designation provides that if (i) after March 15, 2002, dividends on the Senior Preferred Stock required to be paid in cash are in arrears and unpaid for two or more semi-annual dividend periods (whether or not consecutive) or (ii) the Company fails to redeem the Senior Preferred Stock on or before March 15, 2005 or fails to discharge any redemption obligation with respect to the Senior Preferred Stock or (iii) the Company fails to make a Change of Control Offer if such an offer is required by the provisions set forth under "--Change of Control" below or fails to purchase shares of Senior Preferred Stock from holders who elect to have such shares purchased pursuant to the Change of Control Offer or (iv) a breach or violation of any of the provisions described under the captions "--Sale of AM Stations," "--Future Equity Infusion" or "--Certain Covenants" occurs and the breach or violation continues for a period of 60 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of Senior Preferred Stock then outstanding or (v) the Company fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $3,000,000 or more at any time, in each case, after a 20-day period during which such default shall not have been cured or such acceleration rescinded, then the number of directors constituting the board of directors of the Company will be adjusted to permit the holders of a majority of the then outstanding shares of Senior Preferred Stock, voting separately and as a class, to elect the lesser of two directors and that number of directors constituting 25% of the members of the board of directors of the Company. Such voting rights will continue until such time as, in the case of a dividend default, all accumulated and unpaid dividends on the Senior Preferred Stock are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied, cured or waived by the holders of at least a majority of the shares of Senior Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (v) above is referred to herein as a "Voting Rights Triggering Event."

         Upon the occurrence of a Voting Rights Triggering Event, the Company shall issue to the holders of Senior Preferred Stock, to the extent permitted by applicable law, on a pro rata basis shares of Class A Common Stock in an amount equal to 2% of the Common Stock on a fully diluted basis on the date of issuance. If, on any dividend payment date after the occurrence of such Voting Rights Triggering Event, any Voting Rights Triggering Event shall be continuing, the Company shall issue to the holders of Senior Preferred Stock, to the extent permitted by applicable law, on a pro rata basis shares of Class A Common Stock in an amount in the aggregate equal to the product of (a) that number of shares of Class A Common Stock equal to 2% of the Common Stock on a fully diluted basis as of each such dividend payment date and (b) a fraction, the numerator of which is the number of days (not to exceed 180 days) during the Dividend Period ending on such dividend payment date that a Voting Rights Triggering Event shall have occurred and been continuing, and the denominator of which is 180. See "Risk Factors--Risks Related to Government Regulation; Limitation on Issuances of Common Stock."

         In addition, the Certificate of Designation provides that the Company will not authorize any additional shares of Senior Preferred Stock or any class or series of capital stock ranking prior to or on a parity with the Senior Preferred Stock with respect to dividend distributions or distributions upon liquidation, winding-up or dissolution without the affirmative vote or consent of holders of at least a majority of the shares of Senior Preferred Stock of the Company then outstanding which are entitled to vote thereon, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that the Company may not amend the Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of the holders of shares of Senior Preferred Stock, without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Senior Preferred Stock which are entitled to vote thereon, voting or consenting, as the case may be, as one class.

         Under Delaware law, holders of Senior Preferred Stock are entitled to vote as a class upon a proposed amendment to the certificate of incorporation of the Company, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

CHANGE OF CONTROL OFFER

         Within 20 days of the occurrence of a Change of Control, the Company shall make an offer to purchase (the "Change of Control Offer") the outstanding Senior Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon (including an amount in cash equal to a prorated dividend for the period from the immediately preceding dividend payment date to the Change of Control Payment Date (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price")) in accordance with the procedures set forth in this covenant.

         Within 20 days of the occurrence of a Change of Control, the Company also shall (i) cause a notice of the Change of Control to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to each holder of Senior Preferred Stock, at the address appearing in the register maintained by the Transfer Agent, a notice stating:

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                  (1) that the Change of Control Offer is being made pursuant to this covenant and that all Senior Preferred Stock tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

                  (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 20 Business Days from the date such notice is mailed (the "Change of Control Payment Date"));

                  (3) that any Senior Preferred Stock not tendered will continue to accumulate dividends;

                  (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Senior Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

                  (5) that holders accepting the offer to have their Senior Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender their certificates representing Senior Preferred Stock to the Company at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

                  (6) that holders will be entitled to withdraw their acceptance if the Company receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of Senior Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such Senior Preferred Stock purchased;

                  (7) that holders whose Senior Preferred Stock is being purchased only in part will be issued new certificates representing the number of shares of Senior Preferred Stock equal to the unpurchased portion of the certificates surrendered; and

                  (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

         On the Change of Control Payment Date, the Company shall accept for payment the Senior Preferred Stock tendered pursuant to the Change of Control Offer and promptly mail to each holder of Senior Preferred Stock so accepted payment in an amount equal to the purchase price for such Senior Preferred Stock, and the Company shall execute and issue a new Senior Preferred Stock certificate equal to any unpurchased shares represented by a certificate surrendered.

         In the event that a Change of Control occurs and the holders of Senior Preferred Stock exercise their right to require the Company to purchase Senior Preferred Stock, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Company will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

         Prior to the mailing of the notice referred to above, but in any event within 20 days following the date on which a Change of Control occurs, the Company covenants that, if the purchase of the Senior Preferred Stock would violate or constitute a default or be prohibited under the Indenture, the Old Indenture or any other instrument governing Indebtedness outstanding at the time, then the Company will, to the extent needed to permit such purchase of Senior Preferred Stock, either (i) repay in full all Indebtedness under the Indenture, the Old Indenture or any such other instrument, as the case may be, or (ii) obtain the requisite consents under the Indenture, the Old Indenture or any such other instrument, as the case may be, to permit the redemption of the Senior

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Preferred Stock as provided above. The Company will first comply with the covenant in the preceding sentence before it will be required to redeem Senior Preferred Stock pursuant to the provisions described above.

CERTAIN COVENANTS

         The Certificate of Designation contains the following covenants.

Limitation on Additional Indebtedness.

         The Company will not, and will not permit any Restricted Subsidiary of the Company to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness), provided that the Company may incur Indebtedness and any Restricted Subsidiary created after the Issue Date may incur Acquisition Indebtedness if (a) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the Company's total consolidated Indebtedness to the Company's EBITDA (determined on a pro forma basis for the last four fiscal quarters of the Company for which financial statements are available at the date of determination) is less than 6.75 to 1; provided, however, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness or Acquisition Indebtedness, then such ratio shall be determined by giving effect to (on a pro forma basis as if the transaction had occurred at the beginning of the four-quarter period) both the incurrence or assumption of such Acquired Indebtedness or Acquisition Indebtedness by the Company or a Restricted Subsidiary, as the case may be, and the inclusion in the Company's EBITDA of the EBITDA of the acquired person, business, property or assets, and (b) no Voting Rights Triggering Event shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

         Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may incur Permitted Indebtedness; provided that the Company shall not incur any Permitted Indebtedness that ranks junior in right of payment to the Exchange Debentures that has a maturity or mandatory sinking fund payment prior to the maturity of the Exchange Debentures.

Limitation on Restricted Payments

         The Company will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless:

                  (a) no Voting Rights Triggering Event shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

                  (b) immediately after giving effect to such Restricted Payment, (i) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness" and (ii) the ratio of the Company's EBITDA (determined on a pro forma basis for the last four fiscal quarters of the Company for which financial statements are available at the date of determination) to the Company's Consolidated Interest Expense (determined on a pro forma basis for the last four fiscal quarters of the Company for which financial statements are available) is equal to or greater than 1.4 to 1; and

                  (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 100% of the Company's EBITDA from the Issue Date to the date of determination minus
         1.4 times the Company's Consolidated Interest Expense from the Issue Date to the date of determination (or in the event such amount shall be a deficit, minus 100% of such deficit), (2) 100% of the aggregate Net Proceeds and the fair market value of marketable securities or other property received by the Company from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock, Capital Stock of the Company issued to any

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         Subsidiary of the Company and the proceeds from the issuance of Capital
         Stock pursuant to the Warrants or the Old Warrants) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted or exercised or exchanged, as the case may be. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

         The provisions of this covenant shall not prohibit (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Certificate of Designation, (ii) so long as no Voting Rights Triggering Event shall have occurred and be continuing, the retirement of any shares of Capital Stock of the Company or Indebtedness subordinated to the Exchange Debenture by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock) of the Company, or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock), (iii) so long as no Voting Rights Triggering Event shall have occurred and be continuing, the redemption or retirement of Indebtedness of the Company subordinated to the Exchange Debentures in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Company that is contractually subordinated in right of payment to the Exchange Debentures to at least the same extent as the subordinated Indebtedness being redeemed or retired, (iv) so long as no Voting Rights Triggering Event shall have occurred and be continuing, the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock; provided that (a) such Disqualified Capital Stock is not subject to mandatory redemption earlier than the maturity of the Exchange Debentures,
(b) such Disqualified Capital Stock is in an aggregate liquidation preference that is equal to or less than the sum of (x) the aggregate liquidation preference of the Disqualified Capital Stock being retired, (y) the amount of accrued and unpaid dividends, if any, and premiums owed, if any, on the Disqualified Capital Stock being retired and (z) the amount of customary fees, expenses and costs related to the incurrence of such Disqualified Capital Stock and (c) such Disqualified Capital Stock is incurred by the same person that initially incurred the Disqualified Capital Stock being retired, except that the Company may incur Disqualified Capital Stock to refund or refinance Disqualified Capital Stock of any Wholly-Owned Restricted Subsidiary of the Company, (v) the payment of dividends (whether or not in cash) on the Senior Preferred Stock in the manner provided in the Certificate of Designation (vi) so long as no Voting Rights Triggering Event shall have occurred and be continuing, the payment of dividends and distributions to the stockholders and warrantholders of the Company on or after the Issue Date in an amount not to exceed $4,000,000 in the aggregate, (vii) the exchange of Senior Preferred Stock for Exchange Debentures and (viii) so long as no Voting Rights Triggering Event shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed $3,000,000. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (c) of the immediately preceding paragraph, amounts expended pursuant to clauses (i) (excluding dividends and distributions pursuant to clause (vi)), (ii) and (viii) shall be included in such calculation.

Limitation on Transactions with Affiliates

         The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (including entities in which the Company or any of its Restricted Subsidiaries own a minority interest) or holder of 10% or more of the Company's Common Stock (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (i) such Affiliate Transaction is between or among the Company and its Wholly-Owned Subsidiaries; or (ii) the terms of such Affiliate Transaction are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate

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
Transaction are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1,000,000 which is not permitted under clause (i) above, such Affiliate Transaction(s) must be approved by a majority of the board of directors of the Company (including a majority of the disinterested directors). In transactions with a value in excess of $3,000,000 which are not permitted under clause (i) above, in addition to the requirements set forth in the immediately preceding sentence, the Company must obtain a written opinion as to the fairness of such a transaction from a nationally recognized expert with experience in appraising the terms or conditions of the type of business or transaction or series of transactions for which approval is required.

         The foregoing provisions will not apply to (i) any Restricted Payment that is not prohibited by the provisions described under "Limitations on Restricted Payments" contained herein or (ii) any transaction approved by the board of directors of the Company, with an officer or director of the Company or of any Subsidiary of the Company in his or her capacity as officer or director entered into in the ordinary course of business, including compensation and employee benefit arrangements with any officer or director of the Company or of any Subsidiary of the Company that are customary for public companies in the radio broadcasting industry.

Limitation on Preferred Stock of Restricted Subsidiaries

         The Company will not permit any Restricted Subsidiary of the Company to issue any Preferred Stock (except Preferred Stock to the Company or a Restricted Subsidiary) or permit any person (other than the Company or a Restricted Subsidiary) to hold any such Preferred Stock unless the Company or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under "Limitation on Additional Indebtedness" in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

         Merger, Consolidation and Sale of Assets. Without the affirmative vote of the holders of a majority of the issued and outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, as a separate class, the Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another person or adopt a plan of liquidation unless (i) either (1) the Company is the surviving or continuing person or (2) the person (if other than the Company) formed by such consolidation or into which the Company is merged or the person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or, in the case of a plan of liquidation, the person to which assets of the Company have been transferred shall be a corporation existing under the laws of the United States or any State thereof or the District of Columbia; (ii) the Senior Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting person, having in respect of such successor, transferee or resulting person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Senior Preferred Stock had immediately prior to such transaction; (iii) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company (in the case of clause (1) of the foregoing clause (i)) or such person (in the case of clause (2) of the foregoing clause
(i)) shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation of Additional Indebtedness" covenant; and (iv) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing.

         Transfer Agent and Registrar. IBJ Schroder Bank & Trust Company is the transfer agent (the "Transfer Agent") and registrar for the Senior Preferred Stock.

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REPORTS TO HOLDERS

         So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission and to the holders of the Senior Preferred Stock. The Certificate of Designation provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Senior Preferred Stock, it will nonetheless continue to furnish such information to the Commission and holders of the Senior Preferred Stock.

THE EXCHANGE DEBENTURES

         The Exchange Debentures, if issued, will be issued under an Indenture (the "Exchange Indenture"), dated as of March 15, 1997 among the Company, the Debenture Guarantors and U.S. Trust Company of New York, as Trustee (the "Debenture Trustee"). The terms of the Exchange Debentures include those stated in the Exchange Indenture and those made a part of the Exchange Indenture by reference to the Trust Indenture Act as in effect on the date of the Exchange Indenture. The Exchange Debentures are subject to all such terms, and holders are referred to the Exchange Indenture and the Trust Indenture Act for a statement of provisions of the Exchange Debentures. The following is a summary of the material terms and provisions of the Exchange Debentures. This summary does not purport to be a complete description of the Exchange Debentures and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Exchange Debentures and the Exchange Indenture (including the definitions contained therein). A copy of the form of Exchange Indenture may be obtained from the Company by any holder or prospective investor upon request. Definitions relating to certain capitalized terms are set forth under "--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Exchange Indenture and such definitions are incorporated by reference herein.

GENERAL

         The Exchange Debentures will be general unsecured obligations of the Company and will be limited in aggregate principal amount to the liquidation preference of the Senior Preferred Stock, plus, without duplication, accumulated and unpaid dividends, on the date or dates on which it is exchanged for Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be issued in fully registered form only, in denominations of $1,000 and integral multiples thereof (other than as described in "--The Senior Preferred Stock--Exchange" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be subordinated to all existing and future Senior Debt of the Company (including the Notes and the Old Notes).

         The Exchange Debentures will be unconditionally guaranteed (each, a "Debenture Guarantee"), on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by the Debenture Guarantors (together with each other Restricted Subsidiary which guarantees the Exchange Debentures pursuant to the covenant described under "Certain Covenants--Limitation on Creation of Subsidiaries").

         The Exchange Debentures will mature on March 15, 2005. The Exchange Debentures will bear interest at the rate of 14 1/4% per annum from the date of exchange for the applicable Senior Preferred Stock (each, an "Exchange Date"). Interest will be payable semi-annually in cash (or, on or prior to March 15, 2002, in additional Exchange Debentures, at the option of the Company) in arrears on each March 15 and September 15, commencing with the first such date after the applicable Exchange Date, to holders of record of the Exchange Debentures at the close of business on the immediately preceding March 1 and September 1, respectively.

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
REDEMPTION

         Optional Redemption. The Exchange Debentures will be redeemable, at the Company's option, in whole at any time or in part from time to time on or prior to March 15, 2000 at a redemption price equal to 105% of the principal amount thereof, plus accrued interest thereon to the date of redemption. After March 15, 2000 and prior to March 15, 2002, the Exchange Debentures are not redeemable. On or after March 15, 2002, the Exchange Debentures will be redeemable, at the Company's option, in whole at any time or in part from time to time, the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on March 15 of the applicable year set forth below, plus, in each case, accrued interest thereon to the date of redemption:

                  YEAR                            PERCENTAGE
                  ----                            ----------

                  2002                               107.00%
                  2003                               105.00%
                  2004 and thereafter                100.00%

SALE OF AM STATIONS

         If the Company has not (a) consummated Asset Sales including the FCC broadcast licenses of WXLX-AM, New York, KXMG-AM, Los Angeles, and WCMQ-AM, Miami, and applied the lesser of (i) $15.0 million of the Asset Sale Proceeds with respect to such Asset Sales or (ii) the excess of the Asset Sale Proceeds with respect to such Asset Sales above $25.0 million, to repurchase Notes or Old Notes, (b) received Net Proceeds from issuances of its Capital Stock (other than Disqualified Capital Stock) after the Issue Date in an amount equal to or greater than $45.0 million or (c) utilized $40 million of Asset Sale Proceeds from any Asset Sale(s) to repurchase Notes or Old Notes, in each case, on or prior to the AM Stations Asset Sale Date, the Company will issue to the holders of Senior Preferred Stock and Exchange Debentures then outstanding (on a pro rata basis, based upon the liquidation preference and principal amount, respectively, thereof), to the extent permitted by applicable law, (x) on the AM Stations Asset Sale Date, shares of Class A Common Stock representing, in the aggregate, 1.5% of the Common Stock of the Company on a fully diluted basis as of the AM Stations Asset Sale Date and (y) on each anniversary of the AM Stations Asset Sale Date until such time as the Company shall have (A) received Net Proceeds from issuances of its Capital Stock (other than Disqualified Capital Stock) after the Issue Date in an amount equal to or greater than $45.0 million or (B) utilized $40.0 million of Asset Sale Proceeds from any Asset Sale(s) to repurchase Notes or Old Notes, shares of Class A Common Stock representing 1.5% of the Common Stock of the Company on a fully diluted basis as of such anniversary. See "Risk Factors--Risks Related to Government Regulation; Limitation on Issuances of Common Stock."

SUBORDINATION

         The Obligations represented by the Exchange Debentures are, to the extent and in the manner provided in the Exchange Indenture, subordinated in right of payment to the prior indefeasible payment and satisfaction in full of all existing and future Senior Debt of the Company.

         In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, arrangement, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, whether voluntary or involuntary, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any general assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company (except in connection with the merger or consolidation of the Company or its liquidation or dissolution following the transfer of substantially all of its assets, upon the terms and conditions permitted under the circumstances described under "--Merger, Consolidation and Sale of Assets") (all of the foregoing referred to

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herein individually as a "Bankruptcy Proceeding" and collectively as "Bankruptcy
Proceedings"), the holders of Senior Debt of the Company will be entitled to receive payment and satisfaction in full of all amounts due on or in respect of all Senior Debt of the Company before the holders of the Exchange Debentures are entitled to receive or retain any payment or distribution of any kind on account of the Exchange Debentures. In the event that, notwithstanding the foregoing, the Debenture Trustee or any holder of Exchange Debentures receives any payment or distribution of assets of the Company of any kind, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Exchange Debentures before all Senior Debt of the Company is paid and satisfied in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

         No payment or distribution of any assets or securities of the Company or any Restricted Subsidiary of the Company of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Exchange Debentures by the Company) may be made by or on behalf of the Company or any Restricted Subsidiary of the Company, including, without limitation, by way of set-off or otherwise, for or on account of the Exchange Debentures, or for or on account of the purchase, redemption or other acquisition of the Exchange Debentures, and neither the Debenture Trustee nor any holder or owner of any Exchange Debentures shall take or receive from the Company or any Restricted Subsidiary of the Company, directly or indirectly in any manner, payment in respect of all or any portion of Exchange Debentures following the delivery by the representative of the holders of Designated Senior Debt (the "Representative") to the Debenture Trustee of written notice of the occurrence of a Payment Default, and in any such event, such prohibition shall continue until such Payment Default is cured, waived in writing or ceases to exist. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph, the Company shall resume making any and all required payments in respect of the Exchange Debentures, including any missed payments.

         Upon the occurrence of a Non-Payment Event of Default on Designated Senior Debt, no payment or distribution of any assets of the Company of any kind may be made by the Company, including, without limitation, by way of set-off or otherwise, on account of the Exchange Debentures, or on account of the purchase or redemption or other acquisition of Exchange Debentures, for a period (a "Payment Blockage Period") commencing on the date of receipt by the Debenture Trustee of written notice from the Representative of such Non-Payment Event of Default unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph) the earliest of (w) more than 179 days shall have elapsed since receipt of such written notice by the Debenture Trustee, (x) such Non-Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist, (y) such Designated Senior Debt shall have been paid in full or (z) such Payment Blockage Period shall have been terminated by written notice to the Company or the Debenture Trustee from such Representative, after which, in the case of clause (w), (x), (y) or (z), the Company shall resume making any and all required payments in respect of the Exchange Debentures, including any missed payments. Notwithstanding any other provision of the Exchange Indenture, in no event shall a Payment Blockage Period commenced in accordance with the provisions of the Exchange Indenture described in this paragraph extend beyond 179 days from the date of the receipt by the Debenture Trustee of the notice referred to above (such period, an "Initial Blockage Period"). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; provided, however, that no such additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced until at least 180 consecutive days have elapsed from the last day of the Initial Blockage Period. Notwithstanding any other provision of the Exchange Indenture, no Non-Payment Event of Default with respect to Designated Senior Debt which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the Representative shall be, or be made, the basis for the

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
commencement of a second Payment Blockage Period initiated by the Representative, whether or not within the Initial Blockage Period, unless such Non-Payment Event of Default shall have been waived for a period of not less than 90 consecutive days.

         Each Debenture Guarantee will, to the extent set forth in the Exchange Indenture, be subordinated in right of payment to the prior payment in full of all Senior Debt of the respective Debenture Guarantor (including a Guarantee of the Notes or a guarantee of the Old Notes by such Debenture Guarantor), and will be subject to the rights of holders of Designated Senior Debt of such Debenture Guarantor to initiate blockage periods, upon terms substantially comparable to the subordination of the Exchange Debentures to all Senior Debt of the Company.

         If the Company or any Debenture Guarantor fails to make any payment on the Exchange Debentures or any Debenture Guarantee, as the case may be, when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Exchange Indenture and would enable the holders of the Exchange Debentures to accelerate the maturity thereof. See "-- Events of Default."

         A holder of Exchange Debentures by his acceptance of Exchange Debentures agrees to be bound by such provisions and authorizes and expressly directs the Debenture Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Exchange Indenture and appoints the Debenture Trustee his attorney-in-fact for such purpose.

CERTAIN COVENANTS

         The Exchange Indenture contains, among others, the following covenants:

Limitation on Other Senior Subordinated Debt

         The Company will not, and will not permit any Debenture Guarantor to, directly or indirectly, incur, contingently or otherwise, any Indebtedness that is both (i) subordinate in right of payment to any Senior Debt of the Company or such Debenture Guarantor, as the case may be, and (ii) senior in right of payment to the Exchange Debentures or the Debenture Guarantee, of such Debenture Guarantor, as the case may be. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the Exchange Debentures and a Debenture Guarantee, as the case may be, if it is not explicitly subordinate in right of payment to Senior Debt at least to the same extent as the Exchange Debentures or the applicable Debenture Guarantee, as the case may be, are subordinate to Senior Debt.

Limitation on Additional Indebtedness

         The Company will not, and will not permit any Restricted Subsidiary of the Company to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness), provided that the Company may incur Indebtedness and any Restricted Subsidiary created after the Issue Date may incur Acquisition Indebtedness if (a) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the Company's total consolidated Indebtedness to the Company's EBITDA (determined on a pro forma basis for the last four fiscal quarters of the Company for which financial statements are available at the date of determination) is less than 7.0 to 1; provided, however, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness or Acquisition Indebtedness, then such ratio shall be determined by giving effect (on a pro forma basis as if the transaction had occurred at the beginning of the four-quarter period) to both the incurrence or assumption of such Acquired Indebtedness or Acquisition Indebtedness by the Company or a Restricted Subsidiary, as the case may be, and the inclusion in the Company's EBITDA of the EBITDA of the acquired person, business, property or assets, and (b) no Default or Event of

Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

         Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may incur Permitted Indebtedness; provided that the Company shall not incur any Permitted Indebtedness that ranks junior in right of payment to the Exchange Debentures that has a maturity or mandatory sinking fund payment prior to the maturity of the Exchange Debentures.

Limitation on Restricted Payments

         The Company will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

                  (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

                  (b) immediately after giving effect to such Restricted Payment, (i) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness" and (ii) the ratio of the Company's EBITDA (as determined on a pro forma basis for the last four fiscal quarters of the Company for which financial statements are available at the date of determination) to the Company's Consolidated Interest Expense (determined on a pro forma basis for the last four fiscal quarters of the Company for which financial statements are available) is equal to or greater than 1.4 to 1; and

                  (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 100% of the Company's EBITDA from the Issue Date to the date of determination minus
         1.4 times the Company's Consolidated Interest Expense from the Issue Date to the date of determination (or in the event such amount shall be a deficit, minus 100% of such deficit), (2) 100% of the aggregate Net Proceeds and the fair market value of marketable securities or other property received by the Company from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock, Capital Stock of the Company issued to any Subsidiary of the Company and the proceeds from the issuance of Capital Stock pursuant to the Warrants or the Old Warrants) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted or exercised or exchanged, as the case may be. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

         The provisions of this covenant shall not prohibit (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture, (ii) so long as no Default or Event of Default shall have occurred and be continuing, the retirement of any shares of Capital Stock of the Company or Indebtedness subordinated to the Exchange Debentures by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock) of the Company, or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock), (iii) so long as no Default or Event of Default shall have occurred and be continuing, the redemption or retirement of Indebtedness of the Company subordinated to the Exchange Debentures in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Company that is contractually subordinated in right of payment to the Exchange Debentures to at least the same extent as the subordinated Indebtedness being redeemed or retired, (iv) so long as no Default or Event of Default shall have occurred and be continuing, the retirement of any shares

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of Disqualified Capital Stock by conversion into, or by exchange for, shares of
Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock; provided that (a) such Disqualified Capital Stock is not subject to mandatory redemption earlier than the maturity of the Exchange Debentures, (b) such Disqualified Capital Stock is in an aggregate liquidation preference that is equal to or less than the sum of (x) the aggregate liquidation preference of the Disqualified Capital Stock being retired, (y) the amount of accrued and unpaid dividends, if any, and premiums owed, if any, on the Disqualified Capital Stock being retired and (z) the amount of customary fees, expenses and costs related to the incurrence of such Disqualified Capital Stock and (c) such Disqualified Capital Stock is incurred by the same person that initially incurred the Disqualified Capital Stock being retired, except that the Company may incur Disqualified Capital Stock to refund or refinance Disqualified Capital Stock of any Wholly-Owned Restricted Subsidiary of the Company, (v) the payment of dividends (whether or not in cash) on the Senior Preferred Stock in the manner provided in the Certificate of Designation and,
(vi) so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends and distributions to the stockholders and warrantholders of the Company on or after the Issue Date in an amount not to exceed $4,000,000 (vii) the exchange of Senior Preferred Stock for Exchange Debentures and (viii) so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed $3,000,000. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with Clause (c) of the immediately preceding paragraph, amounts expended pursuant to clauses (i) (excluding dividends and distributions pursuant to clause (vi)), (ii) and (viii) shall be included in such calculation.

         Not later than the date of making any Restricted Payment, the Company shall deliver to the Debenture Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitation on Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements, and that no Default or Event of Default will result from making the Restricted Payment.

Limitations on Investments

         The Company will not and will not permit any of its Restricted Subsidiaries to, make any Investment other than (i) a Permitted Investment or
(ii) an Investment that is made as a Restricted Payment in compliance with the "Limitation on Restricted Payments" covenant, after the Issue Date.

Limitations on Liens

         The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or asset of the Company or any of its Restricted Subsidiaries or any shares of stock or debt of any of its Restricted Subsidiaries which owns property or assets, now owned or hereafter acquired, other than Liens securing Senior Debt of the Company and the Debenture Guarantors and Permitted Liens.

Limitation on Transactions with Affiliates

         The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (including entities in which the Company or any of its Restricted Subsidiaries own a minority interest) or holder of 10% or more of the Company's Common Stock (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (i) such Affiliate Transaction is between or among the Company and its Wholly-Owned Subsidiaries; or (ii) the terms of such Affiliate Transaction are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Company or such Restricted

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Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1,000,000 which is not permitted under clause (i) above, such Affiliate Transaction(s) must be approved by a majority of the board of directors of the Company (including a majority of the disinterested directors). In transactions with a value in excess of $3,000,000 which are not permitted under clause (i) above, in addition to the requirements set forth in the immediately preceding sentence, the Company must obtain a written opinion as to the fairness of such a transaction from a nationally recognized expert with experience in appraising the terms or conditions of the type of business or transaction or series of transactions for which approval is required.

         The foregoing provisions will not apply to (i) any Restricted Payment that is not prohibited by the provisions described under "Limitations on Restricted Payments" contained herein or (ii) any transaction approved by the board of directors of the Company, with an officer or director of the Company or of any Subsidiary of the Company in his or her capacity as officer or director entered into in the ordinary course of business, including compensation and employee benefit arrangements with any officer or director of the Company or of any Subsidiary of the Company that are customary for public companies in the radio broadcasting industry.

Limitation on Creation of Subsidiaries

         The Company shall not create or acquire, nor permit any of its Restricted Subsidiaries to create or acquire, any Subsidiary other than (i) a Restricted Subsidiary existing as of the date of the Exchange Indenture, (ii) a Restricted Subsidiary that is acquired in connection with the acquisition by the Company of a radio station or radio broadcast license (and which Restricted Subsidiary was not expressly created in contemplation of such acquisition);
(iii) a Restricted Subsidiary created after the Issue Date; or (iv) an Unrestricted Subsidiary; provided, however, that each Restricted Subsidiary acquired or created pursuant to clause (ii) or (iii) shall have executed a Debenture Guarantee, satisfactory in form and substance to the Debenture Trustee (and with such documentation relating thereto as the Debenture Trustee shall require, including, without limitation a supplement or amendment to the Exchange Indenture and opinions of counsel as to the enforceability of such Debenture Guarantee), pursuant to which such Restricted Subsidiary shall become a Debenture Guarantor. As of the Issue Date, the Company will have no Subsidiaries, other than the Debenture Guarantors.

Limitation on Certain Asset Sales

         The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or its Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company's board of directors, and evidenced by a board resolution); (ii) not less than 85% of the consideration received by the Company or its Restricted Subsidiaries, as the case may be, is in the form of cash or cash equivalents (those equivalents allowed under "Temporary Cash Investments"); and (iii) the Asset Sale Proceeds received by the Company or any such Restricted Subsidiary are applied (a) to the extent the Company elects, (x) to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another person) used or useful in media businesses, provided that such investment occurs or the Company or a Restricted Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 181st day following receipt of such Asset Sale Proceeds (the "Reinvestment Date") and Asset Sale Proceeds contractually committed are so applied within 360 days following the receipt of such Asset Sale Proceeds or (y) to repay Senior Debt of the Company or a Debenture Guarantor; and (b) to the extent not applied pursuant to clause (iii)(a), if on the Reinvestment Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $5 million, the Company shall apply an amount equal to such Available Asset Sale Proceeds to an offer to repurchase the Exchange Debentures, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (an "Excess Proceeds Offer"). If an Excess Proceeds Offer is not

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fully subscribed, the Company may retain the portion of the Available Asset Sale
Proceeds not required to repurchase Exchange Debentures.

         If the Company is required to make an Excess Proceeds Offer, the Company shall mail, within 30 days following the Reinvestment Date, a notice to the holders stating, among other things: (1) that such holders have the right to require the Company to apply the Available Asset Sale Proceeds to repurchase such Exchange Debentures at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Company, that each holder must follow in order to have such Exchange Debentures repurchased; and (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the repurchase of such Exchange Debentures.

Limitation on Preferred Stock of Restricted Subsidiaries

         The Company will not permit any Restricted Subsidiary of the Company to issue any Preferred Stock (except Preferred Stock to the Company or a Restricted Subsidiary) or permit any person (other than the Company or a Restricted Subsidiary) to hold any such Preferred Stock unless the Company or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under "Limitation on Additional Indebtedness" in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

Limitation on Capital Stock of Restricted Subsidiaries

         The Company will not (i) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary of the Company, other than Capital Stock of a Restricted Subsidiary of the Company which owns or holds only property or assets acquired by the Company and its Restricted Subsidiaries after the Issue Date, or (ii) permit any of its Restricted Subsidiaries to issue any Capital Stock, other than to the Company or a Wholly-Owned Restricted Subsidiary of the Company. The foregoing restrictions shall not apply to (a) an Asset Sale made in compliance with "Limitation on Certain Asset Sales", (b) the issuance of Preferred Stock in compliance with the covenant described under "Limitation on Preferred Stock of Subsidiaries" or (c) a pledge or hypothecation or other Lien on Capital Stock of a Restricted Subsidiary pursuant to a Permitted Lien securing Bank Indebtedness.

Limitation on Sale and Lease-Back Transactions

         The Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into any Sale and Lease-Back Transaction unless (i) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, as determined by a board resolution of the Company and (ii) the Company could incur the Attributable Debt in respect of such Sale and Lease-Back Transaction in compliance with the covenant described under "Limitation on Additional Indebtedness."

Payments for Consent

         Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Exchange Debentures for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Exchange Indenture or the Exchange Debentures unless such consideration is offered to be paid or agreed to be paid to all holders of the Exchange Debentures which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

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CHANGE OF CONTROL OFFER

         Within 20 days of the occurrence of a Change of Control, the Company shall notify the Debenture Trustee in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") the outstanding Exchange Debentures at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest thereon to the Change of Control Payment Date (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant,

         Within 20 days of the occurrence of a Change of Control, the Company also shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Debenture Trustee and to each holder of the Exchange Debentures, at the address appearing in the register maintained by the Registrar of the Exchange Debentures, a notice stating:

                  (1) that the Change of Control Offer is being made pursuant to this covenant and that all Exchange Debentures tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

                  (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 20 Business Days from the date such notice is mailed (the "Change of Control Payment Date"));

                  (3) that any Exchange Debenture not tendered will continue to accrue interest;

                  (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Exchange Debentures accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

                  (5) that holders accepting the offer to have their Exchange Debentures purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Debentures to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

                  (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Exchange Debentures delivered for purchase, and a statement that such holder is withdrawing his election to have such Exchange Debentures purchased;

                  (7) that holders whose Exchange Debentures are being purchased only in part will be issued new Exchange Debentures equal in principal amount to the unpurchased portion of the Exchange Debentures surrendered, provided that each Exchange Debenture purchased and each such new Exchange Debenture issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

                  (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

                  (9) the name and address of the Paying Agent.

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         On the Change of Control Payment Date, the Company shall (i) accept for payment Exchange Debentures or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Exchange Debentures or portions thereof so tendered and
(iii) deliver or cause to be delivered to the Debenture Trustee Exchange Debentures or portions thereof so accepted for cancellation. The Paying Agent shall promptly mail to each holder of Exchange Debentures so accepted payment in an amount equal to the purchase price for such Exchange Debentures, and the Company shall execute and issue, and the Debenture Trustee shall promptly authenticate and mail to such holder, a new Exchange Debenture equal in principal amount to any unpurchased portion of the Exchange Debentures surrendered; provided that each such new Exchange Debenture shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

         The Exchange Indenture will provide that, if the Company or any Restricted Subsidiary thereof has issued any outstanding (i) Indebtedness that is subordinated in right of payment to the Exchange Debentures or any Debenture Guarantee or (ii) Preferred Stock (other than the Senior Preferred Stock), and the Company or such Subsidiary is required to repay, repurchase, redeem or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock (other than the Senior Preferred Stock) in the event of a change of control of the Company, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any such repayment, repurchase, redemption or distribution with respect to such subordinated Indebtedness or Preferred Stock (other than the Senior Preferred Stock) until such time as the Company shall have paid the Change of Control Purchase Price in full to the holders of Exchange Debentures that have accepted the Company's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of the Exchange Debentures.

         Prior to the mailing of the notice referred to above, but in any event within 20 days following the date on which a Change of Control occurs, the Company covenants that, if the purchase of the Exchange Debentures would violate or constitute a default or be prohibited under the Indenture, the Old Indenture or any other instrument governing Indebtedness outstanding at the time, then the Company will, to the extent needed to permit such purchase of Exchange Debentures, either (i) repay in full all Indebtedness under the Indenture, the Old Indenture and any such other instrument, as the case may be, or (ii) obtain the requisite consents under the Indenture, the Old Indenture and any such other instrument, as the case may be, to permit the redemption of the Exchange Debentures as provided above. The Company will first comply with the covenant in the preceding sentence before it will be required to purchase Exchange Debentures pursuant to the provisions described above.

         In the event that a Change of Control occurs and the holders of Exchange Debentures exercise their right to require the Company to purchase Exchange Debentures, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Company will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

MERGER AND CONSOLIDATION

         The Company will not and will not permit any Debenture Guarantor (other than a Debenture Guarantor to be released from its obligations under its Debenture Guarantee as described under "Debenture Guarantees"), to consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any person unless: (i) the Company or the Debenture Guarantor, as the case may be, shall be the continuing person, or the person (if other than the Company or the Debenture Guarantor) formed by such consolidation or into which the Company or the Debenture Guarantor, as the case may be, is merged or to which the properties and assets of the Company or the Debenture Guarantor, as the case may be, are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Debenture Trustee, in form satisfactory to the Debenture Trustee, all of the obligations of the Company or the Debenture Guarantor, as the case may be, under the Exchange Debentures

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or its Debenture Guarantee and the Exchange Indenture, and the obligations under the Exchange Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis the Company or such person could incur at least $1.00 additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness," provided that a Debenture Guarantor may merge into the Company or another person that is a Debenture Guarantor without complying with this clause
(iii).

         In connection with any consolidation, merger or transfer contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Debenture Trustee, in form and substance reasonably satisfactory to the Debenture Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

DEBENTURE GUARANTEES

         The Exchange Debentures are guaranteed on a senior subordinated basis by the Debenture Guarantors. All payments pursuant to a Debenture Guarantee by a Debenture Guarantor are subordinated in right of payment to the prior payment in full of all Senior Debt of such Debenture Guarantor, to the same extent and in the same manner that all payments pursuant to the Exchange Debentures are subordinated in right of payment to the prior payment in full of all Senior Debt of the Company. The obligations of each Debenture Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Debenture Guarantor (including, without limitation, any guarantees of other Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Debenture Guarantor in respect of the obligations of such other Debenture Guarantor under its Debenture Guarantee or pursuant to its contribution obligations under the Exchange Indenture, result in the obligations of such Debenture Guarantor under the Debenture Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Debenture Guarantor that makes a payment or distribution under a Debenture Guarantee shall be entitled to a contribution from each other Debenture Guarantor in a pro rata amount based on the Adjusted Net Assets of each Debenture Guarantor.

         A Debenture Guarantor shall be released from all of its obligations under its Debenture Guarantee if all or substantially all of its assets are sold or all of its Capital Stock owned by the Company and its Restricted Subsidiaries is sold, in each case in a transaction in compliance with the covenant described under "Limitation on Certain Asset Sales," or the Debenture Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, the Company or another Debenture Guarantor in a transaction in compliance with "Merger and Consolidation," and such Debenture Guarantor has delivered to the Debenture Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

EVENTS OF DEFAULT

         The following events are defined in the Exchange Indenture as "Events of Default":

                  (i) default in payment of any principal of, or premium, if any, on the Exchange Debentures;

                  (ii) default for 30 days in payment of any interest on the Exchange Debentures;

                  (iii) default by the Company or any Debenture Guarantor in the observance or performance of any other covenant in the Exchange Debentures, Debenture Guarantees or the Exchange Indenture for 60 days after written notice from the Debenture Trustee or the holders of not less than 25% in aggregate principal amount of the Exchange Debentures then outstanding;

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
                  (iv) failure to pay when due principal, interest or premium in an aggregate amount of $3,000,000 or more with respect to any Indebtedness of the Company or any Restricted Subsidiary thereof, or the acceleration of any such Indebtedness aggregating $3,000,000 or more which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 30 days after written notice as provided in the Exchange Indenture, or such acceleration shall not be rescinded or annulled within 10 days after written notice as provided in the Exchange Indenture;

                  (v) any final judgment or judgments for the payment of money in excess of $3,000,000 shall be rendered against the Company or any Restricted Subsidiary thereof, and shall remain undischarged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; or

                  (vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary thereof.

         The Exchange Indenture provides that the Debenture Trustee may withhold notice to the holders of the Exchange Debentures of any default (except in payment of principal or premium, if any, or interest on the Exchange Debentures) if the Debenture Trustee considers it to be in the best interest of the holders of the Exchange Debentures to do so.

         The Exchange Indenture will provide that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, then the Debenture Trustee or the holders of not less than 25% in aggregate principal amount of the Exchange Debentures then outstanding may declare to be immediately due and payable, the entire principal amount of all the Exchange Debentures then outstanding plus accrued interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Debenture Trustee, the holders of a majority in aggregate principal amount of outstanding Exchange Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than nonpayment of accelerated principal, premium, or interest, have been cured or waived as provided in the Exchange Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such principal, premium and interest amount with respect to all of the Exchange Debentures shall be due and payable immediately without any declaration or other act on the part of the Debenture Trustee or the holders of the Exchange Debentures.

         The holders of a majority in principal amount of the Exchange Debentures then outstanding shall have the right to waive any existing default or compliance with any provision of the Exchange Indenture or the Exchange Debentures and to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, subject to certain limitations specified in the Exchange Indenture.

         No holder of any Exchange Debenture will have any right to institute any proceeding with respect to the Exchange Indenture or for any remedy thereunder, unless such holder shall have previously given to the Debenture Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Exchange Debentures shall have made written request and offered reasonable indemnity to the Debenture Trustee to institute such proceeding as a trustee, and unless the Debenture Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Exchange Debentures a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted on such Exchange Debenture on or after the respective due dates expressed in such Exchange Debenture.

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DEFEASANCE AND COVENANT DEFEASANCE

         The Exchange Indenture provides the Company may elect either (a) to defease and be discharged from any and all obligations with respect to the Exchange Debentures (except for the obligations to register the transfer or exchange of such Exchange Debentures, to replace temporary or mutilated, destroyed, lost or stolen Exchange Debentures, to maintain an office or agency in respect of the Exchange Debentures and to hold monies for payment in trust) ("defeasance") or (b) to be released from their obligations with respect to the Exchange Debentures under certain covenants contained in the Indenture and described above under "Covenants" ("covenant defeasance"), upon the deposit with the Debenture Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Exchange Debentures, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Exchange Indenture. Such a trust may only be established if, among other things, the Company has delivered to the Debenture Trustee an opinion of counsel (as specified in the Exchange Indenture) (i) to the effect that neither the trust nor the Debenture Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and (ii) describing either a private ruling concerning the Exchange Debentures or a published ruling of the Internal Revenue Service, to the effect that holders of the Exchange Debentures or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred.

MODIFICATION OF INDENTURE

         From time to time, the Company, the Debenture Guarantors and the Debenture Trustee may, without the consent of holders of the Exchange Debentures, amend the Exchange Indenture or the Exchange Debentures or supplement the Exchange Indenture for certain specified purposes, including providing for uncertificated Exchange Debentures in addition to certificated Exchange Debentures, and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any holder. The Exchange Indenture contains provisions permitting the Company, the Debenture Guarantors and the Debenture Trustee, with the consent of holders of at least a majority in principal amount of the outstanding Exchange Debentures, to modify or supplement the Exchange Indenture or the Exchange Debentures, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Exchange Debentures whose holders must consent to an amendment, supplement, or waiver to the Exchange Indenture, Debenture Guarantees or the Exchange Debentures, (ii) reduce the rate of or change the time for payment of interest on any Exchange Debenture, (iii) reduce the principal of or premium on or change the stated maturity of any Exchange Debenture, (iv) make any Exchange Debenture payable in money other than that stated in the Exchange Debenture or change the place of payment from New York, New York, (v) change the amount or time of any payment required by the Exchange Debentures or reduce the premium payable upon any redemption of Exchange Debentures, or change the time when such redemption may be made, (vi) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Exchange Debenture, or (vii) take any other action otherwise prohibited by the Exchange Indenture to be taken without the consent of each holder affected thereby.

REPORTS TO HOLDERS

         So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission and to the holders of the Exchange Debentures. The Exchange Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Exchange Debentures, they will nonetheless continue to furnish such information to the Commission and holders of the Exchange Debentures.

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COMPLIANCE CERTIFICATE

         The Company will deliver to the Debenture Trustee on or before 100 days after the end of the Company's fiscal year and on or before 50 days after the end of each of the first, second and third fiscal quarters in each year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

THE DEBENTURE TRUSTEE

         The Debenture Trustee under the Exchange Indenture will be the Registrar and Paying Agent with regard to the Exchange Debentures. The Exchange Indenture provides that, except during the continuance of an Event of Default, the Debenture Trustee will perform only such duties as are specifically set forth in the Exchange Indenture. During the existence of an Event of Default, the Debenture Trustee will exercise such rights and powers vested in it under the Exchange Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

TRANSFER AND EXCHANGE

         Holders of the Exchange Debentures may transfer or Exchange Debentures in accordance with the Exchange Indenture. The Registrar under the Exchange Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Exchange Indenture. The Registrar is not required to transfer or exchange any Exchange Debenture selected for redemption. Also, the Registrar is not required to transfer or exchange any Exchange Debenture for a period of 15 days before selection of the Exchange Debentures to be redeemed.

         The registered holder of an Exchange Debenture may be treated as the owner of it for all purposes.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms used in the Certificate of Designation and the Exchange Indenture. Reference is made to the Certificate of Designation and the Exchange Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Indebtedness" means Indebtedness of a person (including an Unrestricted Subsidiary) existing at the time such person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such person.

         "Acquisition Indebtedness" means Indebtedness incurred by the Company or by a Restricted Subsidiary the proceeds of which are used for the acquisition of a media business and related facilities and assets or for the construction of a facility pursuant to a construction permit issued by the FCC.

         "Adjusted Net Assets" of a Debenture Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Debenture Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Debenture Guarantee, of such Debenture Guarantor at such date and (y) the present fair ratable value of the assets of such Debenture Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Debenture Guarantor on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Debenture Guarantor in respect of the obligations of such Subsidiary under the Debenture Guarantee), excluding Indebtedness in respect of the Debenture Guarantee, as they become absolute and matured.

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         "Affiliate" of any specified person means any other person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that (a) beneficial ownership of at least 10% of the voting securities of a person shall be deemed to be control and (b) for purposes of the "Limitation on Transactions with Affiliates" covenant, for so long as Raul Alarcon Sr., Raul Alarcon Jr. or Jose Grimalt are directors, officers or shareholders of the Company, they, their respective spouses, lineal descendants and any person controlled by any of them shall be Affiliates of the Company and its Subsidiaries.

         "Asset Sale" means the sale, transfer or other disposition (other than to the Company or any of its Restricted Subsidiaries) in any single transaction or series of transactions of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Company, (b) all or substantially all of the assets of the Company or of any Restricted Subsidiary thereof, or (c) all or substantially all of the assets of any radio station, or part thereof, owned by the Company or any Restricted Subsidiary thereof, or a division, line of business or comparable business segment of the Company or any Restricted Subsidiary thereof; provided that Asset Sales shall not include sales, leases, conveyances, transfers or other dispositions to the Company or to a Restricted Subsidiary or to any other person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other person becomes a Restricted Subsidiary.

         "Asset Sale Proceeds" means, with respect to any Asset Sale, (i) cash received by the Company or any Restricted Subsidiary of the Company from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale, (c) provision for minority interest holders in any Restricted Subsidiary of the Company as a result of such Asset Sale and (d) deduction of appropriate amounts to be provided by the Company or any such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or any such Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (ii) promissory notes and other noncash consideration received by the Company or any such Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash.

         "Attributable Debt" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of (i) the fair value of the property subject to such arrangement (as determined by the board of directors of the Company) and (ii) the present value (discounted at the interest rate implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

         "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sales that have not been applied in accordance with clauses (iii)(a) or (iii)(b), and that have not been the basis for an Excess Proceeds Offer in accordance with clause (iii)(b) of the first paragraph of "Certain Covenants--Limitation on Certain Asset Sales".

         "Bank Indebtedness" means (i) Indebtedness of the Company incurred in accordance with the Indenture owing to one or more commercial banking institutions that are members of the Federal Reserve System and (ii) any guarantee by a Guarantor of any Indebtedness of the Company of the type set forth in clause (i) of this definition.

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
         "Capital Stock" means, with respect to any person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such person or any option, warrant or other security convertible into any of the foregoing.0

         "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

         "Certificate of Designation" means the Certificate of Designation creating the Senior Preferred Stock, as in effect on the Issue Date.

         A "Change of Control" of the Company will be deemed to have occurred at such time as (i) any person (including a person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
Act) of 50% or more of the total voting power of the Company's Common Stock,
(ii) prior to a Public Equity Offering, Permitted Holders shall cease to own beneficially at least 40% of the total voting power of the Company's Common Stock, (iii) any person (including a person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner of more than 30% of the total voting power of the Company's Common Stock, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company, (iv) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, or (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the board of directors of the Company.

         "Common Stock" of any person means all Capital Stock of such person that is generally entitled to (i) vote in the election of directors of such person or (ii) if such person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such person.

         "Consolidated Interest Expense" means, with respect to any person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such person and its Subsidiaries on a consolidated basis (including, but not limited to, cash dividends paid on Preferred Stock, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales)) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company).

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
         "Consolidated Net Income" means, with respect to any person, for any period, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the Net Income of any person (the "other person") in which the person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other person to be consolidated into the net income of the person in question in accordance with
GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the person in question or the Subsidiary, (b) the Net Income of any Subsidiary of the person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the Exchange Debentures or the Exchange Indenture) shall be excluded to the extent of such restriction or limitation,
(c) (i) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, and (d) extraordinary gains and losses shall be excluded.

         "Credit Facility" means Indebtedness of the Company and its Restricted Subsidiaries under a revolving credit facility in an aggregate principal amount not to exceed the greater of (a) $10,000,000 or (b) 75% of the net book value of the Company's accounts receivable.

         "Designated Senior Debt" means any Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $10,000,000 (or accredit value in the case of Indebtedness issued at a discount) and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

         "Disqualified Capital Stock" means any Capital Stock of the Company or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Exchange Debentures, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary of the Company and (ii) any Preferred Stock of the Company, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Company is obligated to pay current dividends or distributions in cash during the period prior to March 15, 2005; provided, however, that Preferred Stock of the Company or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Company or such Restricted Subsidiary, which provisions have substantially the same effect as the provisions of the Exchange Indenture described under "Change of Control," shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions; and provided, further, that the Senior Preferred Stock shall be deemed not to be Disqualified Capital Stock.

         "EBITDA" means, for any person, for any period, an amount equal to (a) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such Period (but only including Redeemable Dividends in the calculation of such Consolidated Interest Expense to the extent that such Redeemable Dividends have not been excluded in the calculation of Consolidated Net Income), plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing Consolidated Net Income for such period, minus (b) all non-cash items increasing Consolidated Net Income for such period, all for such person and its Subsidiaries determined in accordance with GAAP, except that with respect to the Company each of the foregoing items shall be determined on a consolidated basis with respect to the Company and its Restricted Subsidiaries only, provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular

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Investment of such person shall be included only (x) if cash income has been received by such person with respect to such Investment during each of the previous four fiscal quarters, or (y) if the cash income derived from such Investment is attributable to Temporary Cash Investments.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "GAAP" means generally accepted accounting principles as in effect on the Issue Date.

                  "Guarantee" means a guarantee of the Notes.

         "incur" means, with respect to any Indebtedness or other obligation of any person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such person (and "incurrence," "incurred," "incurable," and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

         "Indebtedness" means (without duplication), with respect to any person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a lien to which the property or assets owned or held by such person is subject, whether or not the obligation or obligations secured thereby shall have been assumed, (iii) guarantees of items of other persons which would be included within this definition for such other persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (v) in the case of the Company, Disqualified Capital Stock of the Company or any Restricted Subsidiary thereof, and (vi) obligations of any such person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP). The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount, including the Old Notes, is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be "Indebtedness" of the Company or any Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

         "Infinity Note" means the $3,000,000 aggregate principal amount of Indebtedness issued by the Company to Infinity Holding Corp. of Orlando on the Issue Date.

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         "Interest Rate Agreement" means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

         "Investments" means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any person or the making of any investment in any person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

         "Issue Date" means the date of original issuance of the Senior Preferred Stock.

         "Lien" means with respect to any property or asset of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention, agreement having substantially the same economic effect as any of the foregoing).

         "Net Income" means, with respect to any person for any period, the net income (loss) of such person determined in accordance with GAAP.

         "Net Proceeds" means (a) in the case of any sale of Capital Stock by the Company or any of its Restricted Subsidiaries, the aggregate net proceeds received by the Company or such Restricted Subsidiary, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the board of directors of the Company, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Company or any of its Restricted Subsidiaries which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Company or such Restricted Subsidiary upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Company in connection therewith). For the avoidance of doubt, the issuance of Senior Preferred Stock as payment of dividends on Senior Preferred Stock shall be deemed to result in no Net Proceeds received by the Company from any such issuance.

         "Non-Payment Event of Default" means any event (other than a Payment Default) the occurrence of which entitles one or more persons to accelerate the maturity of any Designated Senior Debt.

         "Notes" means the $75,000,000 aggregate principal amount of 11% Senior Notes issued by the Company on the Issue Date.

         "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

         "Officers' Certificate" means, with respect to any person, a certificate signed by the Chairman of the Board of Directors, the President or any Vice President and the Treasurer or any assistant Treasurer of such person

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that shall comply with applicable provisions of the Certificate of Designation or the Exchange Indenture, as the case may be.

         "Old Notes" means the $107,059,000 aggregate principal amount of 12 1/2% Senior Notes due 2002 of the Company.

         "Old Warrants" means Warrants issued pursuant to the Warrant Agreement dated as of June 29, 1994 between the Company and IBJ Schroder Bank & Trust Company, as Warrant Agent.

         "Payment Default" means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of (or premium, if any) or interest on or any other amount payable in connection with Designated Senior Debt.

         "Permitted Holders" means (i) Raul Alarcon Jr., (ii) the heirs, executors, administrators testamentary, trustees, legatees or beneficiaries of the person described in (i) and (iii) a trust, the beneficiaries of which include only persons described in (i) and (ii) and their respective spouses and lineal descendants.

         "Permitted Indebtedness" means:

                  (i) Indebtedness of the Company or any Restricted Subsidiary arising under or in connection with the Credit Facility;

                  (ii) Indebtedness under the Notes and the Guarantees;

                  (iii) Indebtedness not covered by any other clause of this definition which is outstanding on the Issue Date (including the Old Notes and guarantees thereof and the Infinity Note);

                  (iv) Indebtedness of the Company to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary;

                  (v) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business which Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed 5% of the Company's consolidated total assets;

                  (vi)  Refinancing Indebtedness;

                  (vii) Indebtedness represented by any guarantee by a Guarantor or Debenture Guarantor of Indebtedness of the Company permitted to be incurred under the Indenture;

                  (viii) other Indebtedness of the Company not to exceed $2,000,000 at any one time outstanding; and

                  (ix) Indebtedness under the Exchange Debentures and the Debenture Guarantees.

                  "Permitted Investments" means, for any person, Investments made on or after the Issue Date consisting of

                  (i) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary;

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
                  (ii) Temporary Cash Investments;

                  (iii) Investments by the Company, or by a Restricted Subsidiary thereof, in a person, if as a result of such Investment (a) such person becomes a Restricted Subsidiary of the Company or (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary thereof;

                  (iv) an Investment that is made by the Company or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Company or Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under "Limitation on Sale of Assets";

                  (v) Investments by the Company or any of its Restricted Subsidiaries in any other person pursuant to the terms of a "local marketing agreement" or similar arrangement relating to a radio station owned or licensed by such person; and

                  (vi) other Investments not to exceed $3,000,000 at any one time outstanding.

         "Permitted Liens" means (i) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary of the Company or at the time such corporation is merged into the Company or any of its Restricted Subsidiaries, provided that such Liens are not incurred in connection with, or in contemplation of, such corporation becoming a Restricted Subsidiary of the Company or merging into the Company or any of its Restricted Subsidiaries, (ii) Liens securing Refinancing Indebtedness, provided that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended, (iii) Liens in favor of the Company or any of its Restricted Subsidiaries, (iv) Liens securing industrial revenue bonds, (v) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the Exchange Indenture, provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) the principal amount of the Indebtedness secured by such Lien, does not exceed 100% of such costs, and (c) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item, (vi) Liens on Capital Stock of Restricted Subsidiaries and accounts receivable, the proceeds thereof and related records to secure the Credit Facility, (vii) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business, which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (viii) Liens securing Bank Indebtedness, (ix) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $500,000 in the aggregate at any one time outstanding, (x) Liens securing Acquisition Indebtedness, provided that such Liens do not extend to or cover any Property other than the Property acquired with the proceeds of such Acquisition Indebtedness and any improvements thereto, (xi) any extensions, substitutions, replacements or renewals of the foregoing, and (xii) Liens on Property or assets of the Company and its Restricted Subsidiaries acquired after the Issue Date.

         "Preferred Stock" means any Capital Stock of a person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such person over the holders of other Capital Stock issued by such person.

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         "Property" of any person means all types of real, personal, tangible, intangible or mixed property owned by such person whether or not included in the most recent consolidated balance sheet of such person and its Subsidiaries under GAAP.

         "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such person incurred in connection therewith.

         "Redeemable Dividend" means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.

         "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries (other than pursuant to clause (iv) of the definition of "Permitted Indebtedness") pursuant to the terms of the Certificate of Designation or the Exchange Indenture, as the case may be, but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Exchange Debentures to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Exchange Debentures, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Exchange Debentures has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Exchange Debentures, (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and (v) such Refinancing Indebtedness is incurred by the same person that initially incurred the Indebtedness being refunded, refinanced or extended, except that the Company may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly-Owned Subsidiary of the Company.

         "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Restricted Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary of the Company (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock), and (y) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Restricted Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Subsidiaries (other than (i) Senior Preferred Stock and (ii) Capital Stock owned by the Company), (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Exchange Debentures or a Debenture Guarantee (other than any such subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), (iv) the making of any Investment or guarantee of any Investment in any person other than a Permitted Investment, (v) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and

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(vi) forgiveness of any Indebtedness of an Affiliate of the Company to the
Company or a Restricted Subsidiary existing on the Issue Date.

         "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Issue Date. The board of directors of the Company may designate any Unrestricted Subsidiary or any person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant.

         "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person in contemplation of such leasing.

         "Senior Debt" of any person means, the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowed claim in such proceeding) on, and any and all other fees, expense reimbursement obligations, indemnities and other amounts due pursuant to their terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all obligations of such person with respect to any Interest Rate Agreement, (b) all obligations of such person to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments, (c) all other Indebtedness of such person which does not provide that it is to rank pari passu with or subordinate to the Exchange Debentures or the Debenture Guarantee of such person, as the case may be, and (d) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Debt described above. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (i) Indebtedness of the Company to any of its Subsidiaries, (ii) Indebtedness represented by the Exchange Debentures,
(iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Debt, (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or (v) Indebtedness incurred in violation of the Exchange Indenture.

         "Senior Preferred Stock" means the 14 1/4% Senior Exchangeable Preferred Stock of the Company.

         "Subsidiary" of any specified person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with generally accepted accounting principles such entity is consolidated with the first-named person for financial statement purposes.

         "Temporary Cash Investments" means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase; (ii) Investments in certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000 and rated at least A by Standard & Poor's Corporation and A-2 by Moody's Investors Service, Inc., maturing within 365 days of purchase; or

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(iii) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses (i) and (ii).

         "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Company which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the board of directors of the Company; provided that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with the covenant set forth under "Limitation on Restricted Payments." The Debenture Trustee shall be given prompt notice by the Company of each resolution adopted by the board of directors of the Company under this provision, together with a copy of each such resolution adopted.

         "Warrants" means the Warrants issued pursuant to the Warrant Agreement dated as of March 15, 1997 between the Company and IBJ Schroder Bank & Trust Company, as Warrant Agent.

         "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary which is a Wholly-Owned Subsidiary.

         "Wholly-Owned Subsidiary" means any Subsidiary of the Company, all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

COMMON STOCK REGISTRATION RIGHTS

         Pursuant to the Preferred Stock Registration Rights Agreement, the Company agreed to use its best efforts to file with the Commission a registration statement on the appropriate form with respect to the shares of Class A Common Stock pursuant to the provisions set forth under "Description of the Senior Preferred Stock and Exchange Debentures--Senior Preferred Stock--Sale of AM Stations" "--Future Equity Infusion" and "--Voting" and "Description of Senior Preferred Stock and Exchange Debentures--Exchange Debentures--Sale of AM Stations" (such shares, the "Contingent Class A Shares") within 45 days after the Issue Date and cause such registration statement to become effective within 120 days after the Issue Date and, if any Contingent Class A Shares are issued prior to the effectiveness of such registration statement, the resale of such Contingent Class A Shares by the holders thereof. The Registration Statement of which this Prospectus is a part is intended to satisfy such registration requirements. The Company has agreed to keep the registration statement relating to the Contingent Class A Shares continuously effective so long as any shares of Senior Preferred Stock remain outstanding.

         If Contingent Class A Shares are issued prior to the effectiveness of the registration statement, the holders thereof will be required to deliver the prospectus contained therein in connection with resales of such Contingent Class A Shares. A holder of Contingent Class A Shares which delivers such prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Preferred Stock Registration Rights Agreement (including certain indemnification rights and obligations).

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                          BOOK-ENTRY; DELIVERY AND FORM

         The Series A Securities were issued as single, permanent global certificates in definitive, fully registered form (the "Series A Global Securities"). Except for Series B Securities issued to Non-Global Purchasers (as defined below), the Series B Securities will initially be issued in the form of one or more global certificates (collectively, the "Series B Global Certificates"). The Series A Global Securities were deposited on the date of the closing of the Offerings, and the Series B Global Certificates will be deposited on the date of closing of the Exchange Offer with, or on behalf of, the Depository and registered in the name of a nominee of DTC.

         Securities (i) originally purchased by or transferred to foreign purchasers or Accredited Investors who are not QIBs or (ii) held by QIBs who elect to take physical delivery of their certificates instead of holding their interest through Global Securities (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered certificated form ("Certificated Securities"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or such Global Security has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in such Global Security. "Global Securities" means the Series A Global Securities or the Series B Global Securities, as the case may be.

THE GLOBAL SECURITIES

         The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Securities, DTC or its custodian will credit, on its internal system, the principal amount of Notes, shares of Senior Preferred Stock or number of Warrants, as the case may be, of the individual beneficial interest represented by such Global Security to the respective accounts for persons who have accounts with DTC and (ii) ownership of beneficial interests in the Global Securities will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons who have accounts with DTC ("Participants")) and the records of Participants (with respect to interests of persons other than Participants). Such accounts initially will be designated by or on behalf of the Initial Purchaser and ownership of beneficial interests in the Global Securities will be limited to Participants or persons who hold interests through Participants. QIBs hold their interests in the Global Securities directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system.

         So long as DTC or its nominee is the registered owner or holder of any of the Global Securities, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes, and Preferred Stock represented by the applicable Global Security for all purposes under the Indenture or Certificate of Designation, as the case may be. No beneficial owner of an interest in the Global Securities will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture or Certificate of Designation, as the case may be.

         Payments on the Global Securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or the Transfer Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

         The Company expects that DTC or its nominee, upon receipt of any payment in respect of a Global Security, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the applicable Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in Global Securities held through such Participants will be governed by standing instructions and customary practice, as is now the case with securities

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
held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

         Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell such Security to persons in states which required physical delivery of Certificated Securities, or to pledge such securities, such holder must transfer its interest in the applicable Global Security in accordance with the normal procedures of DTC.

         DTC has advised the Company that it will take any action permitted to be taken by a holder of Securities (including the presentation of Notes and Senior Preferred Stock for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Securities are credited and only respect of such portion of the Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Securities representing Notes for Certificated Securities, which it will distribute to its Participants.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Securities among Participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchaser or any other person will have any responsibility for the performance by DTC or its Participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

         If DTC is at any time unwilling or unable to continue as a depositary for the Global Securities and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Securities.

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                          DESCRIPTION OF CAPITAL STOCK

         The following summary of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Company's Charter the Company's by-laws.

         The Company's authorized capital stock consists of 5,000,000 shares of Class A Common Stock, $.01 par value, 200,000 shares of Class B Common Stock, $.01 par value, 500,000 shares of preferred stock and 413,930 shares of Senior Preferred Stock.

COMMON STOCK

         All of the outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The rights of holders of shares of Class A Common Stock and Class B Common Stock are identical except for voting rights and conversion provisions.

         Voting Rights. Holders of Class A Common Stock are entitled to one vote per share on all matters that are submitted to holders of Common Stock for a vote. Holders of Class B Common Stock are entitled to eight votes per share on all matters submitted to holders of Common Stock for a vote.

         Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of Common Stock which is entitled to vote is required to approve any amendment to the Restated and Amended Certificate of Incorporation of the Company which would increase or decrease the aggregate number of authorized shares of any class, increase or decrease the par value of the shares of any class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely.

         Other Provisions. Subject to the rights of any Preferred Stock, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor, and upon liquidation or dissolution are entitled to receive all assets available for distribution to the stockholders. The holders of Common Stock have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such shares.

PREFERRED STOCK

         The only outstanding preferred stock will be the Senior Preferred Stock. See "Description of Senior Preferred Stock and Exchange Debentures."

SECTION 203 OF THE DELAWARE LAW

         Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
(i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

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DIRECTORS' LIABILITY

         The Company has included in its Charter and Bylaws provisions to: (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty (provided that such provisions do not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit); and (ii) indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

         In addition, the Company has obtained liability insurance for cash director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WARRANTS

         The Warrants were issued under a Warrant Agreement (the "Warrant Agreement") dated March 24, 1997 between the Company and IBJ Schroder Bank & Trust Company, as Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Warrants and the Warrant Agreement, including the definitions therein of certain terms.

         Each Warrant will entitle the registered holder thereof, subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option, prior to 5:00 P.M., New York city time, on June 30, 1999 Warrant (the "Expiration Date"), to purchase at a price of $.01 per Warrant (the "Exercise Price") from the Company 0.428 shares of Class A Common Stock (or such other number as may result from adjustments as provided in the Warrant Agreement). The number of shares of Class A Common stock for which a Warrant may be exercised is subject to adjustment as set forth in the Warrant Agreement.

         Warrants may be exercised on or after the Exercisability Date, and before the Warrant Expiration Date, by surrendering the Warrant Certificate evidencing such Warrants with the form of election to purchase shares set forth on the reverse side thereof duly completed and executed by the holder thereof and paying in full the Exercise Price for such Warrants at the office or agency designated for such purpose, which will initially be the corporate trust office of the Warrant Agent in New York, New York. Each Warrant may only be exercised in whole and the Exercise Price may be paid only in cash or by certified or official bank check. "Exercisability Date" is defined in the Warrant Agreement as the date of occurrence of both an Exercise Event (as defined below) and the Separability Date (as defined below). "Exercise Event" is defined in the Warrant Agreement as the date of the earliest of: (1) a Change of Control (as defined in the Warrant Agreement), (2) seven days prior to consummation of a Public Equity Offering (as defined in the Warrant Agreement), (3) the date on which any class of equity securities of the Company is listed on a national securities exchange or authorized for quotation on the National Association of Securities Dealers, Inc. Automated Quotation System, or (4) June 29, 1998. "Separability Date" is defined in the Warrant Agreement to mean June 1, 1997 or such earlier date as may be determined by the Initial Purchaser, such date to be confirmed by written notice from the Company to the Warrant Agent; provided that if such date is not a business day, the Separability Date shall be the next succeeding business day.

         The Warrant Agreement provides that, if in the opinion of counsel to the Company approval of the FCC is required before the Company may issue shares upon the exercise of any Warrant, the Company may defer the issuance of such Warrant Shares until such time as approval of the FCC is obtained or is no longer required. The Company has agreed to promptly commence any proceeding before the FCC required to permit the exercise of the outstanding Warrants and to use its best efforts to obtain any order of the FCC or similar approval necessary

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to permit such exercise and maintain such approval in full force and effect. In the event that at the Warrant Expiration Date, the exercise of Warrants has been suspended such that the Warrants have not been exercised for a period of one full year, the Warrant Expiration Date shall be extended to such date as is necessary so that the Warrants will have been exercisable for one full year prior to the Warrant Expiration Date. See "Risk Factors-- Risks Related to Government Regulation; Limitation on Issuances of Common Stock."

         The Warrant Certificates evidencing the Warrants may be surrendered for exercise or exchange, and the transfer of Warrant Certificates will be registrable, at the office or agency of the Company maintained for such purpose, which initially will be the corporate trust office of the Warrant Agent in New York, New York. The Warrant Certificates will be issued only in fully registered form. No service charge will be made for any exercise, exchange or registration of transfer of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Holders of Warrants will not be entitled, by virtue of being such holders, to receive dividends, vote, receive notice of any meetings of stockholders or otherwise have any right of stockholders of the Company.

         The number of shares of Class A Common Stock issuable upon exercise of a Warrant (the "Exercise Rate") is subject to adjustment from time to time upon the occurrence of certain events, including (a) dividends or distributions on Common Stock of the Company payable in the Common Stock of the Company or certain other Capital Stock of the Company; (b) subdivisions, combinations or certain reclassifications of the Common Stock of the Company; (c) distributions to all holders of Common Stock of the Company of rights, warrants or options to purchase Common Stock of the Company at a price per share less than the Current Market Value (as defined below) at the Time of Determination (as defined in the Warrant Agreement); (d) sales by the Company of Common Stock of the Company or of securities convertible into or exchangeable or exercisable for Common Stock of the Company (other than pursuant to (1) the exercise of the Warrants or the Old Warrants, (2) any options, warrants or rights outstanding as of the date of the Warrant Agreement, (3) without limiting any options, warrants or rights outstanding pursuant to the immediately preceding clause (2), any directors' plans and employee stock option or purchase plans to the extent that the aggregate number of shares of Common Stock of the Company (or securities convertible into or exchangeable or exercisable for the Common Stock of the Company) distributed under all such directors' plans and employee stock option and purchase plans does not exceed 25,000 shares of the Company's Common Stock at any time, and (4) any security convertible into, or exchangeable or exercisable for, the Company's Common Stock as to which the issuance thereof has previously been the subject of any required adjustment pursuant to the Warrant Agreement and exercisable securities of the Company for which the applicable adjustment has already been made) at a price per share less than the Current Market Value at the Time of Determination, and (e) distributions to stockholders of assets, debt securities or certain rights, warrants or options to purchase securities of the Company (excluding the Distribution and cash dividends or other cash distributions from current or retained earnings other than any extraordinary cash dividend). The Warrant Agreement permits the Company voluntarily to increase the Exercise Rate from time to time for a period of time not less than 20 business days.

         "Current Market Value" per share of Common Stock of the Company or any other security at any date means (1) if the security is not registered under the Exchange Act, (i) the value of the security determined in good faith by the Board of Directors of the Company and certified in a board resolution, based on the most recently completed arm's-length transaction between the Company and a person other than an affiliate of the Company and the closing of which occurs on such date or shall have occurred within the six months preceding such date, (ii) if no such transaction shall have occurred on such date or within such six-month period, the value of the security most recently determined as of a date within the six months preceding such date by an independent financial expert or (iii) if neither clause (i) nor (ii) is applicable, the value of the security determined as of such date by an independent financial expert, or (2) if the security is registered under the Exchange Act, the average of the daily closing bid prices for each business day during the period commencing 15 business days before such date and ending on the date one day prior to such date or, if the security has been registered under the Exchange Act for

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less than 15 consecutive business days before such date, then the average of the daily closing bid prices for all of the business days before such date for which daily closing bid prices are available. If the closing bid price is not determinable for at least 10 business days in such period, the Current Market Value of the security shall be determined as if the security were not registered under the Exchange Act.

         If the Company is a party to a consolidation, merger or binding share exchange, or certain transfers of all or substantially all of its assets occur, the right to exercise a Warrant for Class A Common Stock of the Company may be changed by the Company into a right to receive securities, cash or other assets of the Company or another person.

         In the event of a taxable distribution to holders of Common Stock of the Company which results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend.

         The Warrant Agreement permits, with certain exceptions, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of Warrant Certificates under the Warrant Agreement at any time by the Company and the Warrant Agent with the consent of the holders of Warrant Certificates representing a majority in number of the then outstanding Warrants.

REGISTRATION AND TAKE-ALONG RIGHTS

         The Company, the Management Stockholders (as defined below) and the Initial Purchaser entered into a Registration Rights and Stockholders' Agreement dated March 15, 1997 (the "Common Stock Registration Rights Agreement") with respect to the shares of Class A Common Stock (and other securities, if any) issuable upon exercise of the Warrants ("Registrable Securities"). The Common Stock Registration Rights Agreement provides that the Initial Purchaser and persons to whom Registrable Securities are transferred (collectively, "Holders") will have the registration rights and other rights and obligations with respect to the Registrable Securities described below.

         Registration Rights. Holders of Registrable Securities will have the demand registration rights described in this paragraph only following the occurrence of an Exercise Event. After the occurrence of an Exercise Event, the Holders of at least 25% of the outstanding Warrants and Registrable Securities will be entitled to require the Company to effect up to two registrations under the Securities Act of Registrable Securities (each a "Demand Registration"), subject to certain limitations. Upon a demand, the Company will prepare, file and cause to be effective within 180 days of such demand a registration statement in respect of all of the Registrable Securities; provided that in lieu of filing such registration statement the Company may make an offer to repurchase all of the Warrants and Registrable Securities at a price per share equal to the fair market value per share of Class A Common Stock (without any discount for lack of liquidity, the amount of Class A Common Stock proposed to be sold or the fact that the Warrants and shares of Class A Common Stock held by the Holders may represent a minority interest in a private company) determined by a nationally recognized investment banking firm selected by the Company.

         Holders of Registrable Securities will also have the right to include such Registrable Securities in any registration statement under the Securities Act filed by the Company for its own account or for the account of any of its securityholders (other than (i) a registration statement on Form S-4 or S-8, (ii) a registration statement filed in connection with an offer of securities solely to existing securityholders or (iii) a demand registration with respect to the Old Warrants) for sale on the same terms and conditions as the securities of the Company or any other selling securityholder included therein (a "Piggy-Back Registration") in the case of a Piggy-Back Registration, the number of Registrable Securities requested to be included therein is subject to reduction to the extent that the

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Company is advised by the managing underwriter therefor that the total number of shares proposed to be included therein is such as to materially and adversely affect the success of the offering.

         The Common Stock Registration Rights Agreement will include customary covenants on the part of the Company and will provide that the Company will indemnify the Holders of Registrable Securities included in any registration statement and any underwriter with respect thereto against certain liabilities.

         Take-Along Rights. In the event of any proposed transfer, sale or other disposition (collectively, a "Transfer") of Common Stock by any of the Existing Stockholders in any transaction, or a series of related transactions involving shares of Common Stock aggregating at least 15% of the shares of Common Stock then owned by the Existing Stockholders to a person (such other person being hereinafter referred to as the "proposed purchaser"), other than pursuant to an Exempt Transfer (as defined below), each of the Holders and the holders of Contingent Class A Shares shall have the right to require the proposed purchaser to purchase from each of them up to a percentage of the number of Warrants, Registrable Securities and Contingent Class A Shares owned by such Holder or holder of Contingent Class A Shares equaling the percentage derived by dividing the total number of shares of Common Stock the Existing Stockholder proposes to transfer by the total number of shares of Common Stock outstanding. Any Warrants, Registrable Securities and Contingent Class A Shares purchased from the Holders pursuant to such provision shall be paid for at the same price per security and upon the same terms and conditions of such proposed transfer by such Existing Stockholder; provided that the price per Warrant to be paid by the proposed purchaser shall equal the product of (i) the price proposed to be paid per share of Common Stock and (ii) the fractional interest in a share of Class A Common Stock for which such Warrant is exercisable, less the exercise price of such Warrant. The Company shall notify, or cause to be notified, each Holder and holder of Contingent Class A Shares in writing of each such proposed transfer at least 20 days prior to the date thereof. Such notice shall set forth (i) the name of the proposed purchaser and the number of shares of Common Stock proposed to be transferred, (ii) the name and address of the proposed purchaser, (iii) the proposed amount of consideration and terms and conditions of payment offered by such proposed purchaser (if the proposed consideration is not cash, the notice shall describe the terms of the proposed consideration) and (iv) that either the proposed purchaser has been informed of the "take-along right" and has agreed to purchase Warrants, Registrable Securities and Contingent Class A Shares in accordance with the terms hereof or that the selling Existing Stockholder will make such purchase.

         The take-along right may be exercised by any Holder or holder of Contingent Class A Shares by delivery of a written notice to the Company (the "Take-Along Notice"), within 10 days following their receipt of the notice specified in the preceding paragraph. The Take-Along Notice shall state the amount of Warrants, Registrable Securities and Contingent Class A Shares that such Holder or holder of Contingent Class A Shares proposes to include in such transfer to the proposed purchaser determined as aforesaid. Failure to provide a Take-Along Notice within the 10-day notice period shall be deemed to constitute an election by such holder not to exercise its take-along rights.

         In the event that the proposed purchaser does not purchase Warrants, Registrable Securities and Contingent Class A Shares from the Holders and holders of Contingent Class A Shares on the same terms and conditions as purchased from the Existing Stockholder, then the Existing Stockholder making such Transfer shall purchase such Warrants, Registrable Securities and Contingent Class A Shares if the Transfer occurs.

         Take-along rights shall terminate upon the effectiveness of any registration statement filed with the Commission with respect to shares of Common Stock in an initial public offering or subsequent public offering if, after giving effect to such offering, at least 20% of the Company's Common Stock on a fully-diluted basis would be held by persons unaffiliated with the Company and without restriction on transfer under the Securities Act.

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         As used herein, the term "Exempt Transfer" shall mean a transfer by a
Existing Stockholder to another Existing Stockholder.

         As used herein, the term "Existing Stockholders" shall mean (i) Mr. Raul Alarcon, Jr., Mr. Pablo Alarcon Sr. and Mr. Jose Grimalt, (ii) any employee benefit plan of the Company or any participants therein, (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any person described in (i) or (ii), and (iv) a trust the beneficiaries of which include any persons described in (i) and their respective spouses and lineal descendants.

OLD WARRANTS

         As part of the private offering of the Old Notes in June 1994, the Company also sold Warrants to purchase shares of Class A Common Stock (the "Old Warrants"). Each Old Warrant may be exercised at a price of $.01 per share at any time after the earliest to occur of: (i) a change in control of the Company;
(ii) seven days prior to the consummation of a public offering of equity securities of the Company, unless FCC approval is required prior to the date the Old Warrants may be exercised; (iii) the date on which any equity securities of the Company are listed on a national securities exchange or authorized for quotation on the Nasdaq National Market; (iv) the making of any adjustment of the exercise rate after which the Old Warrants may be exercised only for cash; and (v) June 29, 1998, provided, however, that such dates may be extended by the Company in order to comply with FCC rules and regulations. The Warrant Agreement governing the Old Warrants contains antidilution provisions which entitle the Warrantholders to receive their pro rata share of any stock splits or dividends payable on any Class A Common Stock.

REGISTRATION RIGHTS

         The Company is a party to the Registration Rights Agreement pursuant to which holders of shares of Class A Common Stock issuable upon the exercise of the Old Warrants have the registration rights and other rights and obligations with respect to the Registrable Securities described below.

         Pursuant to the Registration Rights Agreement, the holders of at least 25% of the outstanding Registrable Securities are entitled to require the Company to effect up to two registrations under the Securities Act of such Registrable Securities (each a "demand registration"), subject to certain limitations. Upon a demand, the Company is required to prepare, file and cause to be effective within 180 days of such demand a registration statement in respect of all of the Registrable Securities; provided, that in lieu of filing such registration statement, the Company may make an offer to repurchase all of the Registrable Securities at a price per share equal to the fair market value per share of Common Stock (without any discount for lack of liquidity, the amount of Common Stock proposed to be sold or the fact that such shares of Common Stock may represent a minority interest in a private company) determined by a nationally recognized investment banking firm selected by the Company.

         Holders of Registrable Securities also have the right to include Registrable Securities in any registration statement under the Securities Act filed by the Company for its own account or for the account of any of its securityholders (other than (i) a registration statement on Form S-4 or S-8, (ii) a registration statement filed in connection with an offer of securities solely to existing securityholders or (iii) a demand registration) for sale on the same terms and conditions as the securities of the Company or any other selling securityholder included therein ("piggy-back registration"). In the case of a piggy-back registration, the number of Registrable Securities requested to be included therein is subject to reduction to the extent that the Company is advised by the managing underwriter therefor that the total number of shares proposed to be included therein is such as to materially and adversely affect the success of the offering.

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
         The Registration Rights Agreement includes customary covenants on the part of the Company including the Company's agreement to indemnify the holders of Registrable Securities included in any registration statement and any underwriter with respect thereto against certain liabilities.

ALIEN OWNERSHIP

         The Company's Charter restricts the ownership and voting of the Company's capital stock, including its Common Stock, in accordance with the Communications Act and the rules of the FCC to prohibit direct ownership of more than 25% of the Company's outstanding capital stock (or beneficial ownership of more than 25% of the Company's capital stock through others) by or for the account of aliens, foreign governments, or non-U.S. corporations or corporations otherwise subject to control by such persons or entities. The Company's Charter also prohibits any transfer of the Company's capital stock which would cause the Company to violate this prohibition. In addition, the Company's Charter authorizes the Board of Directors of the Company to adopt such provisions as it deems necessary to enforce these prohibitions. See "Business--Federal Regulation of Broadcasting--Alien Ownership Restrictions."

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                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

                                     GENERAL

         The following discussion summarizes certain material United States federal income tax considerations generally applicable to purchasers of the Notes and the Senior Preferred Stock. The federal income tax considerations set forth below are based upon currently existing provisions of the Code (the "Code"), applicable permanent, temporary and proposed Treasury Regulations ("Treasury Regulations"), judicial authority, and current administrative rulings and pronouncements of the Service. There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been, or will be, sought on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below. This discussion applies only to a person who is
(i) a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof, or
(iii) an estate or trust that is not a foreign estate or trust (a "U.S.
Holder").

         The summary is not a complete analysis or description of all potential federal tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on, particular U.S. Holders, and does not address foreign, state, local or other tax consequences. This summary does not purport to address special classes of taxpayers (such as S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, foreign companies, nonresident alien individuals, regulated investment companies, broker-dealers and tax-exempt organizations) who are subject to special treatment under the federal income tax laws, or persons that hold Notes or the Senior Preferred Stock that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Furthermore, estate and gift tax consequences are not discussed herein. No opinion of counsel or ruling from the IRS will be requested with respect to any of the matters discussed herein.

         The discussion assumes that the Notes, the Senior Preferred Stock and the Exchange Debentures that may be issued in redemption of the Senior Preferred Stock will be held as capital assets within the meaning of section 1221 of the Code.

         BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE PURCHASER OF THE NOTES OR THE SENIOR PREFERRED STOCK IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW) AFFECTING THE PURCHASE, HOLDING AND DISPOSITION OF THE NOTES, THE SENIOR PREFERRED STOCK OR THE EXCHANGE DEBENTURES.

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                                    THE NOTES

INTEREST AND ADDITIONAL AMOUNTS

         Interest on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

         Original Issue Discount. There is a risk that the Notes will be treated as having original issue discount ("OID"). In such case, a U.S. Holder (including a cash basis holder) generally would be required to include the OID on the Notes in income for U.S. federal income tax purposes under the accrual method on a constant yield basis (or perhaps at the beginning of each interest period) resulting in the inclusion of interest in income in advance of the receipt of cash attributable to that income.

         In general, the amount of OID, if any, on a debt instrument is the excess of its "stated redemption price at maturity" over its "issue price," subject to a statutorily defined de minimis exception. The "issue price" of a debt instrument issued for cash is equal to the offering price to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of an underwriter, placement agent or wholesaler) at which price a substantial amount of such debt instruments was sold. According to the Treasury Regulations, the issue price of the Notes does not change even if part of the issue is subsequently sold at a different price. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments).

         In general, the amount of OID that a holder of a debt instrument with OID must include in gross income for United States federal income tax purposes will be the sum of the "daily portions" of OID with respect to such debt instrument for each day during the taxable year or portion of a taxable year on which such holder holds the debt instrument. The daily portion is determined under a constant yield method by allocating to each day of an accrual period (generally, a six month period) a pro rata portion of an amount equal to the "adjusted issue price" of the debt instrument at the beginning of the accrual period multiplied by the yield to maturity of the debt instrument. The yield to maturity of a debt instrument is the discount rate that, when applied to all payments due under the debt instrument produces a present value equal to the issue price of the debt instrument. The "adjusted issue price" is the issue price of the debt instrument increased by the accrued OID for all prior accrual periods (and decreased by the amount of cash payments made in all prior accrual periods, other than qualified stated interest payments).

         As described under "Description of the Notes--Interest", in the event of a Registration Default, additional interest ("Additional Interest") shall become payable with respect to the Notes. It is not expected that such a Registration Default would materially affect the U.S. federal income tax consequences of the ownership of Notes by U.S. Holders, except that U.S. Holders using the cash method of tax accounting may be required to include such Additional Interest in gross income on an economic accrual basis. Treasury Regulations provide that in the case of a debt instrument such as a Note that provides for an alternative payment schedule applicable upon the occurrence of one or more contingencies, the yield and maturity of such debt instrument for purposes of calculating the amount of OID, if any, are determined by assuming that the payments will be made according to the stated payment schedule of the debt instrument unless, based on all the facts and circumstances as of the closing date, it is more likely than not that payments will not be made in accordance with the stated payment schedule of the debt instrument. The Company has determined that it is more likely than not that Additional Interest will not be required to be paid. As a result, the Company will assume that no Additional Interest will be paid. This determination by the Company is generally binding on all U.S. Holders of Notes, unless a U.S. Holder explicitly discloses on a statement attached to such Holder's timely filed United States federal income tax return for the

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taxable year that includes the acquisition date of the Note that its determination of yield and maturity is different from that of the Company. The yield to maturity of the Notes is 11 percent, based on the issue price and computed on the basis of semiannual compounding. The above yield does not take into account any Additional Interest. There can be no assurance that forthcoming Treasury Regulations will not require that such amounts be included in computing the yield to maturity. If Additional Interest does become payable, then solely for purposes of the accrual of OID, if any, the yield and maturity of the Notes will be redetermined by treating the Notes as reissued on the date on which a Registration Default occurs for an amount equal to its adjusted issue price on that date.

TAX BASIS OF NOTES

         A U.S. Holder's initial tax basis in the Notes will be equal to purchase price paid by the U.S. Holder for the Notes. The tax basis of the Notes in the hands of each U.S. Holder will be increased by the amount of OID, if any, on such Note that is included in the U.S. Holder's gross income and will be decreased by the amount of any cash payments received with respect to the debt instrument (other than payments of qualified stated interest), whether such payments are denominated as principal or interest.

ELECTION

         A U.S. Holder of Notes, subject to certain limitations, may elect to include all interest and discount on the Notes in gross income under the constant yield method. For this purpose, interest includes stated and unstated interest, acquisition discount, OID, de minimis market discount and market discount, as adjusted by any amortizable bond premium or acquisition premium. Any such election, if made in respect of a market discount bond, will constitute an election to include market discount in income currently on all market discount bonds acquired by such U.S. Holder on or after the first day of the first taxable year to which the election applies. See "Market Discount on Resale of the Notes."

ACQUISITION PREMIUM

         If a U.S. Holder of a Note acquired such Note for an amount in excess of its "adjusted issue price" but less than or equal to the sum of all amounts payable on the Note after the date of such purchase, such Note will have an acquisition premium to the extent of such excess. Notwithstanding the OID rules described in "Original Issue Discount" above, the U.S. Holder of a Note with an acquisition premium would be entitled to reduce the daily portion of OID includible in income by a fraction, the numerator of which is the excess of the adjusted tax basis of the Note immediately after its acquisition over the adjusted issue price of the Note and the denominator of which is the excess of the sum of all payments (other than payments of qualified state interest) after the purchase date over such Note's adjusted issue price.

MARKET DISCOUNT ON RESALE OF THE NOTES

         The market discount provisions of sections 1276-1278 of the Code may affect the resale of the Notes. If a U.S. Holder acquires a Note (generally other than in an original issue) at a market discount that equals or exceeds one-quarter percent of the stated redemption price at maturity times the number of complete years to maturity of the Note at the time of acquisition and thereafter recognizes gain upon a disposition (or makes a gift) of the Note, the lesser of (i) such gain (or appreciation, in the case of a gift) or (ii) the portion of the market discount that accrued while the Note was held by such U.S. Holder, will be treated as ordinary income at the time of the disposition. For these purposes, market discount equals the excess of the stated redemption price at maturity (or, if the Note is issued with OID, its "revised issued price" as defined in the Code) over the basis of the Note in the hands of such U.S. Holder immediately after its acquisition. A U.S. Holder of a Note may elect to include any market discount in income currently as it accrues rather than upon disposition of the Note. This election is revocable only with the consent of the IRS and applies to all market discount bonds acquired by the U.S. Holder on or after the first day of the taxable year in which the holder makes the election. In addition, although market

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discount generally accrues on a straight line basis over the term of the Note, at the election of the U.S. Holder, it may accrue on a constant interest basis. If this election is made, the holder is deemed to make the election to take market discount into income as it accrues.

         A U.S. Holder of any Note who acquired it at a market discount may be required to defer the deduction of all or a portion of any interest paid or accrued on any indebtedness incurred or continued to purchase or carry the Note until the market discount is recognizable upon a subsequent disposition of the Note. Such a deferral is not required, however, if the U.S. Holder elects to include accrued market discount in income currently.

AMORTIZABLE BOND PREMIUM

         Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess will constitute amortizable bond premium that the holder may elect to amortize under the constant yield method over the period from his acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce his tax basis in the related obligation by the amount of the aggregate amortization allowable for amortizable bond premium. Amortizable bond premium will be treated under the Code as an offset to interest income on the related debt instrument for federal income tax purposes, subject to the promulgation of Treasury Regulations altering such treatment.

DISPOSITION OF THE NOTES

         Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a Note, will be a taxable event for U.S. federal income tax purposes. In such event, in general, a U.S. Holder of Notes will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received (except to the extent attributable to accrued interest on the Notes) and (ii) the U.S. Holder's tax basis in the Notes (as increased by any OID and market discount previously included in income by the U.S. Holder and decreased by any amortizable bond premium, if any, deducted over the term of the Notes). Subject to the market discount rules discussed above, any such gain or loss generally will be long-term capital gain or loss, provided the Notes have been held for more than one year. The deductibility of capital losses is subject to limitations. At the time of sale, exchange, disposition, retirement or redemption, a U.S. Holder of the Notes must also include in income any previously accrued but unrecognized OID.

                           THE SENIOR PREFERRED STOCK

TAX BASIS OF PREFERRED STOCK

         The purchase price of the Series A Senior Preferred Stock with the Warrants was treated as the purchase of an investment unit for Federal income tax purposes. In order to determine the issue price for each security, the aggregate issue price of the Series A Senior Preferred Stock and Warrants was allocated between each of the securities based on their relative fair market value on the date of issuance. A U.S. Holder's initial tax basis in the Series B Senior Preferred Stock should be equal to the portion of purchase price paid by the U.S. Holder for the Series A Senior Preferred Stock (adjusted to take into account any constructive distributions on the Series A Senior Preferred Stock under Section 305 of the Code) immediately before the exchange.

DISPOSITION OF THE SENIOR PREFERRED STOCK

         Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of Senior Preferred Stock will be a taxable event for U.S. federal income tax purposes. In such event, in general, a U.S. Holder of Senior Preferred Stock will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received and (ii) the Holder's tax basis in the Senior Preferred Stock. Any such gain or loss will generally be long-term capital gain

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or loss, provided the Senior Preferred Stock has been held for more than one year. The deductibility of capital losses is subject to limitations.

DIVIDENDS ON THE SENIOR PREFERRED STOCK OR THE COMMON STOCK

         Dividends paid on the Senior Preferred Stock (including dividends of additional shares of Senior Preferred Stock and issuances of shares of Common Stock with respect to the Senior Preferred Stock) or the Common Stock acquired with respect to the Senior Preferred Stock will be taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of distributions paid on the Senior Preferred Stock or the Common Stock exceeds the Company's current or accumulated earnings and profits (as determined for federal income tax purposes), the distributions will be treated as a return of capital, thus reducing the holder's adjusted tax basis in such Senior Preferred Stock or Common Stock and increasing the amount of gain (or reducing the amount of loss) which may be realized by such holder upon a sale or exchange of the Senior Preferred Stock or the Common Stock. The amount of any distribution which exceeds the holder's adjusted basis in the Senior Preferred Stock or the Common Stock will be taxed as capital gain, and will be long-term capital gain if the holder's holding period for such Senior Preferred Stock or Common Stock exceeds one year. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of the Company's allocable earnings and profits, unless the context indicates otherwise.

         Dividends Received Deduction. Dividends paid to a corporate holder who owns less than 20 percent of the Company (by vote or value) will be eligible for the 70 percent dividends-received deduction under section 243 of the Code, subject to the limitations contained in sections 246 and 246A of the Code. In general, the dividends-received deduction is available only if the stock in respect of which the dividends are paid is held for at least 46 days (91 days in the case of a dividend attributable to a period or periods aggregating more than 366 days). A taxpayer's holding period for these purposes is reduced by periods during which the taxpayer's risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell or similar transactions. The dividends-received deduction will also not be available if the taxpayer is under an obligation to make related payments with respect to positions in substantially similar or related property. The dividends-received deduction will be limited to specified percentages of a corporate holder's taxable income and may be reduced or eliminated if the corporate holder has indebtedness "directly attributable" to its investment in the stock. Prospective corporate purchasers of the Senior Preferred Stock should consult their own tax advisors to determine whether these limitations might apply to them.

         For purposes of computing its alternative minimum tax, dividends eligible for the 70 percent dividends-received deduction are included in a corporate holder's "adjusted current earnings." If such adjusted current earnings exceed the corporate holder's alternative minimum taxable income (determined without regard to the adjustments for adjusted current earnings or the alternative tax net operating loss deduction), 75 percent of the excess is added to the holder's alternative minimum taxable income.

         Extraordinary Dividends. Under section 1059 of the Code, if a corporate holder receives an "extraordinary dividend" from the Company with respect to the Senior Preferred Stock or the Common Stock which it has not held for more than two years on the dividend announcement date, the basis of the Senior Preferred Stock or the Common Stock will be reduced (but not below zero) by the non-taxed portion of the dividend. If, because of the limitation on reducing basis below zero, any amount of the non-taxed portion of an extraordinary dividend has not been applied to reduce basis, such amount will be treated as gain from the sale or exchange of the Senior Preferred Stock or the Common Stock when the holder disposes of such stock. Generally, the non-taxed portion of an extraordinary dividend is the amount excluded from income under section 243 of the Code (relating to the dividends-received deduction). An extraordinary dividend on the Senior Preferred Stock (or the Common Stock) generally would include any dividend that (i) equals or exceeds five percent of the holder's adjusted tax basis in the Senior Preferred Stock (10 percent of the holder's adjusted basis in the Common Stock), treating all

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dividends having ex-dividend dates within an 85-day period as one dividend or
(ii) exceeds 20 percent of the holder's adjusted tax basis in the Senior Preferred Stock (or the Common Stock), treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on the Senior Preferred Stock or the Common Stock is an extraordinary dividend, a holder may elect to use the fair market value of such stock rather than its adjusted tax basis for purposes of determining the five percent (or 20 percent) limitation if the holder is able to establish to the satisfaction of the Secretary of the Treasury the fair market value of the Senior Preferred Stock (or the Common Stock) as of the day before the ex-dividend date. An extraordinary dividend would also include any amount treated as a dividend in the case of a redemption of the Senior Preferred Stock or the Common Stock that is either non-pro rata as to all holders or part of a partial liquidation, without regard to the period the holder held the stock. Corporate holders should see "Certain Federal Income Tax Considerations--Redemption of the Senior Preferred Stock" for a discussion of when a redemption of the Senior Preferred Stock will constitute an extraordinary dividend.

         Certain "qualified preferred dividends," however, are not considered extraordinary dividends. A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends when acquired, provided, however, that the actual rate of return (as determined under section 1059(e)(3) of the Code) on such stock does not exceed 15 percent. If a qualified preferred dividend announced within two years of the date of acquisition of the preferred stock exceeds the five percent (or 20 percent) threshold for extraordinary dividend status described above, (i)
section 1059(a) will not apply (and no reduction in basis will be required) if the holder holds the stock for more than five years and (ii) if the holder disposes of the stock before it has been held for more than five years, the aggregate reduction in basis under section 1059(a) will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the holder over the qualified preferred dividends that would have been paid during such period on the basis of the stated rate of return, as determined under section 1059(e)(3) of the Code. The length of time that a holder is deemed to have held stock for purposes of section 1059 of the Code is determined under principles similar to those contained in section 246(c) of the Code discussed above.

         Proposed Legislation. The Clinton Administration's Budget Proposal for Fiscal Year 1998, released February 6, 1997 (the "Administration's Proposal"), proposed certain tax law changes that would, among other things, (i) reduce the dividends received deduction available to corporate U.S. Holders from 70% to 50% of dividends received with respect to dividends paid or accrued more than 30 days after the date of enactment of legislation, (ii) require a corporate U.S. Holder to satisfy the holding period required by section 246(c) of the Code immediately before or immediately after the U.S. Holder becomes entitled to receive any dividend with respect to dividends paid or accrued more than 30 days after the date of enactment of legislation and (iii) require immediate recognition of gain under section 1059 of the Code to the extent a corporate U.S. Holder's tax basis with respect to which any extraordinary dividend is received is reduced below zero with respect to distributions after September 13, 1995. It is not clear whether such proposals will be enacted or, if enacted, whether they will be enacted in the form proposed.

         In addition, the Administration's Proposal includes a provision that would eliminate the dividends received deduction for dividends on limited term preferred stock issued more than 30 days after the date of enactment of legislation. For this purpose, limited term preferred stock generally includes any preferred stock if the issuer or a related person is required to redeem or purchase the stock within 20 years of the issue date. It is not clear whether such proposal will be enacted or, if enacted, whether it will be enacted in the form proposed. However, if the proposal to eliminate the dividends received deduction on limited term preferred stock is enacted in its current form, the dividends received deduction may be eliminated with respect to Dividend Shares issued more than 30 days after the date of enactment of legislation. Prospective purchasers of the Senior Preferred Stock are urged to consult their tax advisors with respect to the effect of proposed legislation.

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SENIOR PREFERRED STOCK DISCOUNT

         The Senior Preferred Stock is subject to mandatory redemption on March 15, 2005 (the "Mandatory Redemption"). In addition, subject to certain restrictions, the Senior Preferred Stock is redeemable at any time at the option of the Company at specified redemption prices (the "Optional Redemption"). See "Description of Senior Preferred Stock and Exchange Debentures--Redemption". Pursuant to Section 305(c) of the Code, U.S. Holders of Senior Preferred Stock may be required to treat a portion of the difference between the Senior Preferred Stock's issue price and its redemption price as constructive distributions of property includible in income on a periodic basis. For purposes of determining whether such constructive distribution treatment applies, the Mandatory Redemption and the Optional Redemption are tested separately. Constructive distribution treatment is required if either (or both) of these tests is satisfied.

         Section 305(c) of the Code provides that the entire amount of a redemption premium with respect to preferred stock that is subject to mandatory redemption is treated as being distributed to the holders of such preferred stock on an economic accrual basis. Preferred stock generally is considered to have a redemption premium for this purpose if the price at which it must be redeemed (the "Redemption Price") exceeds its issue price (as determined in accordance with an allocation of the issue price of the Units, as discussed above) by more than a de minimis amount. For this purpose, such excess (the "Senior Preferred Stock Discount") will be treated as zero if it is less than 1/4 of 1% of the Redemption Price multiplied by the number of complete years from the date of issuance of the stock until the stock must be redeemed. Senior Preferred Stock Discount is taxable as a constructive distribution to the U.S. Holder (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over the term of the preferred stock using a constant interest rate method similar to that described above for accruing OID. See "--Original Issue Discount" above.

         Under recently issued regulations (the "Regulations") Senior Preferred Stock Discount will arise due to the Optional Redemption feature only if, based on all of the facts and circumstances as of the date the Senior Preferred Stock is issued, redemption pursuant to the Optional Redemption is more likely than not to occur. Even if redemption were more likely than not to occur, however, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of changes in economic or market conditions over which neither the issuer nor the U.S. Holder has legal or practical control, such as changes in prevailing dividend rates. The Regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if
(i) the issuer and the U.S. Holder are unrelated, (ii) there are no arrangements that effectively require the issuer to redeem the stock and (iii) exercise of the option to redeem would not reduce the yield of the stock.

         Although the issue is not free from doubt, the Company believes that the Senior Preferred Stock will be considered to have been issued with an unreasonable redemption premium.

         Dividend Shares received by U.S. Holders of the Senior Preferred Stock may bear Senior Preferred Stock Discount depending upon the issue price of such shares (i.e. the fair market value of the Dividend Shares on the date of their issuance). If shares of Senior Preferred Stock (including Dividend Shares) bear Senior Preferred Stock Discount, such shares generally will have different tax characteristics from other shares of Senior Preferred Stock and might trade separately, which might adversely affect the liquidity of such shares.

REDEMPTION OF THE SENIOR PREFERRED STOCK

         A redemption of shares of the Senior Preferred Stock for cash or for Exchange Debentures will be a taxable event. A redemption of shares of the Senior Preferred Stock for cash will be treated as a dividend to the extent of the Company's current or accumulated earnings and profits (as determined for federal income tax

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purposes), unless the redemption (i) results in a "complete termination" of the holder's stock interest in the Company under section 302(b)(3) of the Code, or
(ii) is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Code. In the case of a redemption of shares of the Senior Preferred Stock for Exchange Debentures, the amount of the dividend will not exceed the gain realized upon the exchange. In determining whether the redemption is treated as a dividend, the holder must take into account not only stock he actually owns, but also stock he constructively owns within the meaning of section 318 of the Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company. For these purposes, a redemption of the Senior Preferred Stock for cash that results in a reduction in the proportionate interest in the Company (taking into account any ownership of the Common Stock and any stock of the Company that is constructively owned) of a holder whose relative stock interest in the Company is minimal (an interest of less than one percent should satisfy this requirement) and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holder's stock interest in the Company.

         If the redemption of the Senior Preferred Stock for cash or for Exchange Debentures is not treated as a distribution taxable as a dividend, the redemption would result in capital gain or loss equal to the difference between the amount of cash (or the value of the Exchange Debentures) received and the holder's adjusted tax basis in the Senior Preferred Stock redeemed. This gain or loss would be long-term capital gain or loss if the holder's holding period for the Senior Preferred Stock exceeded one year. Under the Code, capital gains recognized by corporations currently are taxed at a maximum rate of 35 percent. The maximum rate on capital gains in the case of individuals currently is 28 percent.

         If a redemption of the Senior Preferred Stock is treated as a distribution, the amount of the distribution will be measured by the amount of cash (or the value of the Exchange Debentures) received by a holder. As described above, the distribution will be taxable as a dividend to the extent of the Company's earnings and profits (but not, in the case of the receipt of Exchange Debentures, in excess of the gain realized upon the exchange). The amount of the distribution in excess of the Company's earnings and profits will reduce the holder's basis in the redeemed Senior Preferred Stock, and, to the extent the amount of the distribution exceeds such basis, will result in capital gain. If a holder is left with basis in the redeemed Senior Preferred Stock, such basis will be transferred to any remaining stock holdings in the Company.

         Under section 1059 of the Code, as discussed above, the term extraordinary dividend includes any redemption of stock that is treated as a dividend and that is non-pro rata as to all holders of the stock of the Company, including holders of the Common Stock, irrespective of the holding period. Consequently, to the extent an exchange of the Senior Preferred Stock constitutes a dividend, it will constitute an extraordinary dividend to a corporate holder. See "Certain Federal Income Tax Considerations--Dividends on the Senior Preferred Stock or the Common Stock." The Administration's Proposal includes a provision generally effective for distributions after May 3, 1995, that would require immediate recognition of gain under section 1059 of the Code with respect to any redemption treated as a dividend (in whole or in part) when the non-taxed portion of the dividend exceeds the basis of the shares surrendered if the redemption is treated as a dividend due to options being counted as stock ownership. It is not clear whether such proposal will be enacted in the form proposed.

INTEREST ON THE EXCHANGE DEBENTURES

         Interest on the Exchange Debentures will be taxable to a U.S. Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

         Original Issue Discount. There is a risk that the Exchange Debentures will be treated as having OID (and such will be the case if any interest payments made by the Company are paid with additional Exchange Debentures in lieu of cash). In such case, a U.S. Holder (including a cash basis holder) generally would be required to include

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the interest on the Exchange Debentures in income for U.S. federal income tax purposes under the accrual method on a constant yield basis (or perhaps at the beginning of each interest period) resulting in the inclusion of interest in income somewhat in advance of the receipt of cash attributable to that income.

         In general, the amount of OID, if any, on a debt instrument is the excess of its "stated redemption price at maturity" over its "issue price," subject to a statutorily defined de minimis exception. The "issue price" of a debt instrument issued for publicly traded stock is equal to the fair market value of such stock. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments).

         In general, the amount of OID that a holder of a debt instrument with OID must include in gross income for United States federal income tax purposes will be the sum of the "daily portions" of OID with respect to such debt instrument for each day during the taxable year or portion of a taxable year on which such holder holds the debt instrument. The daily portion is determined under a constant yield method by allocating to each day of an accrual period (generally, a six month period) a pro rata portion of an amount equal to the "adjusted issue price" of the debt instrument at the beginning of the accrual period multiplied by the yield to maturity of the debt instrument. The yield to maturity of a debt instrument is the discount rate that, when applied to all payments due under the debt instrument produces a present value equal to the issue price of the debt instrument. The "adjusted issue price" is the issue price of the debt instrument increased by the accrued OID for all prior accrual periods (and decreased by the amount of cash payments made in all prior accrual periods, other than qualified stated interest payments).

         Under certain circumstances described more fully above in "Description of Senior Preferred Stock and Exchange Debentures--The Exchange Debentures--Sale of AM Stations," the Company may issue shares of Class A Common Stock to U.S. Holders of the Exchange Debentures. The Company intends to treat the issuance of Class A Common Stock as additional interest for Federal income tax purposes. If the issuance of Class A Common Stock is treated as additional interest, regulations governing the treatment of debt instruments that provide for contingent payments (the "Contingent Payment Regulations") would apply to the Exchange Debentures. The Contingent Payment Regulations provide that contingencies that are remote or incidental are ignored. The Company intends to treat the obligation to issue the Class A Common Stock as remote or incidental. Such treatment is binding on U.S. Holders (although it is not binding on the IRS) unless a U.S. Holder explicitly discloses on its tax return for the taxable year which includes the acquisition date of the Exchange Debentures that the treatment for such holder is different. If circumstances change so that the Company becomes obligated to issue shares of Class A Common Stock, then the Exchange Debentures will be treated as retired and reissued for an amount equal to the Exchange Debentures' adjusted issue price on that date.

         However, there can be no assurance that the IRS will respect the treatment described above, and there is a risk that the issuance of the Class A Common Stock will not be considered remote or incidental. In such case, under the Contingent Payment Regulations, the Company must construct a projected payment schedule for the Exchange Debentures and U.S. Holders generally must recognize interest income on a constant yield basis (similar to the method prescribed for including OID in income) based on the projected payment schedule, with certain adjustments if actual payments differ from projected payments. The Company's projected payment schedule is binding on U.S. Holders, unless a U.S. Holder explicitly discloses on its return for the taxable year that includes the acquisition date of the Exchange Debentures its intention to use a different payment schedule and the reason for using a different payment schedule.

         The projected payment schedule will be determined by including all noncontingent payments (including stated interest) and the "expected value" of all contingent payments on the Exchange Debentures. The projected payment schedule must produce the "comparable yield," which is the yield at which the Company would issue

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a fixed rate debt instrument with terms and conditions similar to those of the
Exchange Debentures. The amount of interest that accrues each accrual period is the product of the "comparable yield" and the Exchange Debentures' "adjusted issue price" at the beginning of each accrual period (generally, the six month period ending on each interest payment date). The "adjusted issue price" of an Exchange Debenture is equal to the issue price of the Exchange Debentures (as discussed above), increased by interest previously accrued on the Exchange Debenture (determined without adjustments), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the Exchange Debentures. Except for adjustments made for differences between actual and projected payments, the amount of interest included in income by a U.S. Holder of an Exchange Debenture is the sum of the "daily portions" of interest income with respect to the Exchange Debenture for each day during the taxable year (or portion thereof) on which such U.S. Holder held such Exchange Debenture. The "daily portions" of interest income are determined by allocating to each day in any accrual period a ratable portion of the interest income allocable to that accrual period. If actual payments differ from projected payments, then U.S. Holders will generally be required in any given taxable year either to include additional interest in gross income, in the case where the actual payments exceed projected payments in such taxable year, or, in the case where the actual payments are less than the projected payments in such taxable year, to reduce the amount of interest income otherwise accounted (or, in certain circumstances, take an ordinary loss). As applied to the Exchange Debentures, the actual payments will include stated interest and the fair market value of any Class A Common Stock at the time of its issuance.

         If the Exchange Debentures are sold or otherwise disposed of when there are remaining contingent payments under the projected payment schedule, then any gain recognized upon such sale or other disposition will be ordinary interest income. Any loss recognized will be ordinary loss to the extent the U.S. Holder's total interest inclusions on an Exchange Debenture exceed the total amount of ordinary loss the U.S. Holder took into account pursuant to the adjustments described above.

         Thus, under the rules described above, U.S. Holders of Exchange Debentures may be required to include amounts in income prior to the receipt of cash payments attributable to such income. U.S. Holders are strongly urged to consult their tax advisors with respect to the application of the Contingent Payment Regulations to their individual situations. In addition to the rules described above, the Contingent Payment Regulations provide special rules for U.S. Holders whose basis in an Exchange Debenture is different from the adjusted issue price of the Exchange Debenture.

TAX BASIS OF EXCHANGE DEBENTURES

         A U.S. Holder's initial tax basis in the Exchange Debentures will be equal to the U.S. Holder's tax basis in the Senior Preferred Stock exchanged therefor plus the amount of gain, if any, recognized upon such exchange. The tax basis of the Exchange Debentures in the hands of each U.S. Holder will be increased by the amount of OID, if any, on such Exchange Debentures that is included in the U.S. Holder's gross income and will be decreased by the amount of any cash payments received with respect to the debt instrument (other than payments of qualified stated interest), whether such payments are denominated as principal or interest.

ELECTION

         A U.S. Holder of Exchange Debentures, subject to certain limitations, may elect to include all interest and discount on the Exchange Debentures in gross income under the constant yield method. For this purpose, interest includes stated and unstated interest, acquisition discount, OID, de minimis market discount and market discount, as adjusted by any amortizable bond premium or acquisition premium. Any such election, if made in respect of a market discount bond, will constitute an election to include market discount in income currently on all market discount bonds acquired by such U.S. Holder on or after the first day of the first taxable year to which the election applies.

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ACQUISITION PREMIUM

         If a U.S. Holder of an Exchange Debenture acquired such Exchange Debenture for an amount in excess of its "adjusted issue price" but less than or equal to the sum of all amounts payable on the Exchange Debenture after the date of such purchase, such Exchange Debenture will have an acquisition premium to the extent of such excess. Notwithstanding the OID rules described in "Original Issue Discount" above, the U.S. Holder of an Exchange Debenture with an acquisition premium would be entitled to reduce the daily portion of OID includible in income by a fraction, the numerator of which is the excess of the adjusted tax basis of the Exchange Debenture immediately after its acquisition over the adjusted issue price of the Exchange Debenture and the denominator of which is the excess of the sum of all payments (other than payments of qualified state interest) after the purchase date over such Exchange Debenture's adjusted issue price.

MARKET DISCOUNT ON RESALE OF THE EXCHANGE DEBENTURES

         The market discount provisions of sections 1276-1278 of the Code may affect the resale of the Exchange Debentures. If a U.S. Holder acquires an Exchange Debenture (generally other than in an original issue) at a market discount that equals or exceeds one-quarter percent of the stated redemption price at maturity times the number of complete years to maturity of the Exchange Debenture at the time of acquisition and thereafter recognizes gain upon a disposition (or makes a gift) of the Exchange Debenture, the lesser of (i) such gain (or appreciation, in the case of a gift) or (ii) the portion of the market discount that accrued while the Exchange Debenture was held by such U.S. Holder, will be treated as ordinary income at the time of the disposition. For these purposes, market discount equals the excess of the stated redemption price at maturity (or, if the Exchange Debenture is issued with OID, its "revised issued price" as defined in the Code) over the basis of the Exchange Debenture in the hands of such U.S. Holder immediately after its acquisition. A U.S. Holder of an Exchange Debenture may elect to include any market discount in income currently as it accrues rather than upon disposition of the Exchange Debenture. This election is revocable only with the consent of the IRS and applies to all market discount bonds acquired by the U.S. Holder on or after the first day of the taxable year in which the holder makes the election. In addition, although market discount generally accrues on a straight line basis over the term of the Exchange Debenture, at the election of the U.S. Holder, it may accrue on a constant interest basis. If this election is made, the holder is deemed to make the election to take market discount into income as it accrues.

         A U.S. Holder of any Exchange Debenture who acquired it at a market discount may be required to defer the deduction of all or a portion of any interest paid or accrued on any indebtedness incurred or continued to purchase or carry the Exchange Debenture until the market discount is recognizable upon a subsequent disposition of the Exchange Debenture. Such a deferral is not required, however, if the U.S. Holder elects to include accrued market discount in income currently.

AMORTIZABLE BOND PREMIUM

         Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess will constitute amortizable bond premium that the holder may elect to amortize under the constant yield method over the period from his acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce his tax basis in the related obligation by the amount of the aggregate amortization allowable for amortizable bond premium. Amortizable bond premium will be treated under the Code as an offset to interest income on the related debt instrument for federal income tax purposes, subject to the promulgation of Treasury Regulations altering such treatment.

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DISPOSITION OF THE EXCHANGE DEBENTURES

         Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of an Exchange Debenture, will be a taxable event for U.S. federal income tax purposes. In such event, in general, a U.S. Holder of Exchange Debentures will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received (except to the extent attributable to accrued interest on the Exchange Debentures) and (ii) the U.S. Holder's tax basis in the Exchange Debentures (as increased by any OID and market discount previously included in income by the U.S. Holder and decreased by any amortizable bond premium, if any, deducted over the term of the Exchange Debentures). Subject to the market discount rules discussed above, any such gain or loss generally will be long-term capital gain or loss, provided the Exchange Debentures have been held for more than one year. The deductibility of capital losses is subject to limitations. At the time of sale, exchange, disposition, retirement or redemption, a U.S. Holder of the Exchange Debentures must also include in income any previously accrued but unrecognized OID.

BACKUP WITHHOLDING

         Under section 3406 of the Code and applicable Treasury Regulations, a noncorporate holder of the Preferred Stock, the Common Stock acquired with respect to the Senior Preferred Stock or the Exchange Debentures may be subject to backup withholding at the rate of 31 percent with respect to "reportable payments," which include dividends paid on or the proceeds of a sale, exchange or redemption of, the Notes, the Senior Preferred Stock, the Common Stock or the Exchange Debentures, as the case may be. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a TIN to the payor in the manner required, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee underreporting" described in section 3406(c) of the Code or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(1)(C) of the Code. As a result, if any one of the events listed above occurs, the Company will be required to withhold an amount equal to 31 percent from any dividend or interest payment made with respect to the Notes, the Senior Preferred Stock, the Common Stock or the Exchange Debentures or any payment of proceeds of a redemption of the Notes, the Senior Preferred Stock or the Exchange Debentures to a noncorporate holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liabilities, so long as the required information is provided to the IRS. The Company will report to the holders of the Notes, the Senior Preferred Stock, the Common Stock and the Exchange Debentures and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payment on those securities.

CERTAIN TAX CONSEQUENCES TO THE COMPANY

         As of the end of September 29, 1996 the Company had net operating loss ("NOL") carryovers of approximately $69.1 million. The issuance of the Series A Senior Preferred Stock and Warrants in connection with the Unit Offering likely caused the Company to have an ownership change, as defined under section 382 of the Code. As a result, the Company's NOLs are subject to an annual limitation equal to the product of the federal long-term tax-exempt interest rate (currently 5.48%) times the fair market value of all of the outstanding stock of the Company immediately prior to the ownership change (subject to certain adjustments). The annual limitation on the use of the Company's NOLs may be increased to the extent that the Company sells certain built-in gain assets, as defined in the Code.

         Generally, under Sections 163(e)(5) and 163(i) of the Code, a C corporation that is an issuer of debt obligations subject to the high yield discount obligations ("HYDOs") rules may not deduct any portion of OID on the obligations until such portion is actually paid. A debt obligation generally is subject to the HYDO rules, and the OID is not deductible until paid with respect thereto, if it is issued by a corporation and the debt obligation

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(i) has a maturity date which is more than five years from the date of its issue, (ii) has a yield to maturity which equals or exceeds five percentage points over the applicable federal rate for the calendar month in which the obligation is issued and (iii) has "significant original issue discount." Moreover, if the debt obligation's yield to maturity exceeds the applicable federal rate plus six percentage points, a ratable portion of the issuing corporation's deduction for OID (the "Disqualified OID") will be denied. For purposes of the dividends received deduction under Section 243 of the Code, the Disqualified OID will be treated as a dividend to the extent it would have been so treated if it had been distributed by the issuing corporation with respect to its stock. Amounts treated as dividends will be nondeductible by the issuer, and may qualify for the dividend received deduction for corporate U.S. Holders, but will be treated as OID and not as dividends for withholding tax purposes. Due to their maturity date, yield to maturity, and de minimis amount of OID, it is anticipated that neither the Notes nor the Exchange Debentures will constitute HYDOs.

         THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR U.S. HOLDER OF NOTES, SENIOR PREFERRED STOCK, OR EXCHANGE DEBENTURES IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO ANY TAX CONSEQUENCES TO THEM FROM THE PURCHASE, OWNERSHIP, AND DISPOSITION OF NOTES, SENIOR PREFERRED STOCK, OR EXCHANGE DEBENTURES INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

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                                  LEGAL MATTERS

         Certain legal matters with respect to the Series B Securities offered hereby will be passed upon for the Company by Kaye, Scholer, Fierman, Hays & Handler, LLP, New York, New York, counsel to the Company.

                                     EXPERTS

         The consolidated historical financial statements of Spanish Broadcasting System, Inc. and subsidiaries as of September 24, 1995 and September 29, 1996, and for each of the fiscal years in the three-year period ended September 29, 1996, included in this Prospectus and elsewhere in this Registration Statement have been audited by KPMG Peat Marwick LLP, independent public accountants ("KPMG"), as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

         The combined historical financial statements of New Age Broadcasting Inc. ("New Age") and The Seventies Broadcasting Corporation ("Seventies") as of September 30, 1994 and 1995, and for each of the years in the two-year period ended September 30, 1995, included in this Prospectus and elsewhere in this Registration Statement have been audited by Voynow Bayard and Company, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting. The combined historical financial statements for New Age and Seventies as of and for the year ended September 30, 1996 included in the Prospectus and elsewhere in this Registration Statement have been audited by KPMG indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                     PAGE
                                                                                     ----
SPANISH BROADCASTING SYSTEM, INC. AND SUBSIDIARIES:

AUDITED FINANCIAL STATEMENTS

Report of KPMG Peat Marwick LLP, independent auditors..............................  F-3

Consolidated Balance Sheets as of September 24, 1995 and September 29, 1996........  F-4

Consolidated Statements of Operations for each of the fiscal years in the three-year period ended September 29, 1996..................................  F-5

Consolidated Statements of Changes in Stockholders' Deficiency for each of the fiscal years in the three-year period ended September 29, 1996...........  F-6

Consolidated Statements of Cash Flows for each of the fiscal years in the three-year period ended September 29, 1996..................................  F-7

Notes to Consolidated Financial Statements.........................................  F-8

UNAUDITED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheet as of December 29, 1996.......................  F-23

Condensed Consolidated Statements of Operations for the three months ended December 31, 1995 and December 29, 1996...................................  F-24

Condensed Consolidated Statements of Cash Flows for the three months ended December 31, 1995 and December 29, 1996...................................  F-25

Notes to Condensed Consolidated Financial Statements...............................  F-26

NEW AGE BROADCASTING, INC.:

AUDITED FINANCIAL STATEMENTS

Report of Voynow, Bayard and Company, independent auditors.........................  F-28

Balance Sheet at September 30, 1994................................................  F-29

Statement of Income and Retained Earnings for the year ended
   September 30, 1994..............................................................  F-30

Statement of Cash Flows for the year ended September 30, 1994......................  F-31

Notes to Financial Statements......................................................  F-32

                                                                                     PAGE
                                                                                     ----
NEW AGE BROADCASTING, INC. AND THE SEVENTIES BROADCASTING CORPORATION:

AUDITED FINANCIAL STATEMENTS

Report of Voynow, Bayard and Company, independent auditors.........................  F-37

Combined Balance Sheet at September 30, 1995.......................................  F-38

Combined Statement of Income and Retained Earnings for the year ended
   September 30, 1995..............................................................  F-39

Combined Statement of Cash Flows for the year ended September 30, 1995.............  F-40

Notes to Combined Financial Statements.............................................  F-41

NEW AGE BROADCASTING INC. AND THE SEVENTIES BROADCASTING CORPORATION:

AUDITED FINANCIAL STATEMENTS

Report of KPMG Peat Marwick LLP, independent auditors..............................  F-47

Combined Balance Sheet at September 30, 1996.......................................  F-48

Combined Statement of Income for the year ended September 30, 1996.................  F-49

Combined Statement of Cash Flows for the year ended September 30, 1996.............  F-50

Combined Statement of Changes in Stockholders' Equity for the year ended
   September 30, 1996..............................................................  F-51

Notes to Combined Financial Statements.............................................  F-52

UNAUDITED FINANCIAL STATEMENTS

Condensed Combined Balance Sheet at December 31, 1996..............................  F-59

Condensed Combined Statements of Operations for the three months ended December 31, 1995 and 1996................................................  F-60

Condensed Combined Statements of Cash Flows for the three months ended December 31, 1995 and 1996................................................  F-61

Notes to Combined Financial Statements.............................................  F-62

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Spanish Broadcasting System, Inc.:

         We have audited the consolidated balance sheets of Spanish Broadcasting System, Inc. and subsidiaries as of September 24, 1995 and September 29, 1996 and the consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended September 29, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spanish Broadcasting System, Inc. and subsidiaries as of September 24, 1995 and September 29, 1996, and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended September 29, 1996, in conformity with generally accepted accounting principles.

         As discussed in note 2(d) to the consolidated financial statements, effective September 25, 1995, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

                                           KPMG Peat Marwick LLP

New York, New York
November 21, 1996

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 24, 1995 AND SEPTEMBER 29, 1996

                                                                                         1995                 1996
                                                                                         ----                 ----
         ASSETS
Current assets:
   Cash and cash equivalents ................................................       $ 17,817,119        $  5,468,079
   Receivables:
     Trade (note 7) .........................................................         12,614,434          12,104,500
     Barter .................................................................          3,770,316           3,236,289
                                                                                    ------------        ------------
                                                                                      16,384,750          15,340,789
Less allowance for doubtful accounts ........................................          5,184,886           4,510,763
                                                                                    ------------        ------------
         Net receivables ....................................................         11,199,864          10,830,026
Other current assets ........................................................            549,270           1,115,332
                                                                                    ------------        ------------
         Total current assets ...............................................         29,566,253          17,413,437
Property and equipment, net of accumulated
   depreciation of $11,824,873 in 1995 and
   $13,662,458 in 1996 (notes 4 and 9) ......................................         17,596,572          18,873,036
Franchise costs, net of accumulated amortization
   of $13,955,089 in 1995 and $16,673,482 in
   1996 (notes 3 and 5) .....................................................         50,251,987         133,917,182
Deferred financing costs, net of accumulated
   amortization of $990,194 in 1995 and $1,974,195
   in 1996 (note 5) .........................................................          5,647,915           6,235,341
Due from related party (note 7) .............................................            286,947             289,869
Other assets ................................................................            279,566             131,294
                                                                                    ------------        ------------
                                                                                    $103,629,240        $176,860,159
                                                                                    ============        ============

     LIABILITIES AND STOCKHOLDERS' DEFICIENCY Current liabilities:
   Current portion of long-term debt (note 6) ...............................       $     61,565        $     53,572
   Accounts payable .........................................................          1,253,641           1,564,015
   Accrued expenses .........................................................          3,061,724           3,354,192
   Accrued interest .........................................................          2,341,919           2,394,621
   Income taxes payable .....................................................            196,835                  --
   Unearned revenue .........................................................            656,875             875,256
                                                                                    ------------        ------------
         Total current liabilities ..........................................          7,572,559           8,241,656
Senior secured notes, net of unamortized discount
   of $12,743,913 in 1995 and $7,612,631 in 1996
   (note 5) .................................................................         94,315,087          99,446,369
New senior secured notes, net of unamortized
   discount of $1,818,118 (note 5) ..........................................                 --          35,381,003
Deferred income taxes payable ...............................................          1,745,682             387,960
Long-term debt, less current portion (note 6) ...............................          1,146,066           1,033,368
Redeemable Series A Preferred Stock, $.01 par value Authorized 49,201 shares;
   issued and outstanding 39,951 shares (liquidation value
   $39,951,000) (note 5) ....................................................                 --          35,938,659
Stockholders' deficiency (notes 5 and 8):
Class A common stock, $.01 par value.  Authorized
   5,000,000 shares; issued and outstanding 558,135
   shares in 1995 and 1996 ..................................................              5,581               5,581
Class B common stock, $.01 par value.  Authorized
   200,000 shares; issued and outstanding 48,533
   shares in 1995 and 1996 ..................................................                485                 485
Additional paid-in capital ..................................................          5,690,934          10,806,004
Accumulated deficit .........................................................         (4,425,882)        (11,906,690)
                                                                                    ------------        ------------
                                                                                       1,271,118          (1,094,620)
Less loans receivable from stockholders (note 7) ............................         (2,421,272)         (2,474,236)
                                                                                    ------------        ------------
   Total stockholders' deficiency ...........................................         (1,150,154)         (3,568,856)
                                                                                    ------------        ------------
Commitments and contingencies (notes 3, 9 and 11)
                                                                                    $103,629,240        $176,860,159
                                                                                    ============        ============

          See accompanying notes to consolidated financial statements.

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

          FISCAL YEARS ENDED SEPTEMBER 25, 1994, SEPTEMBER 24, 1995 AND
                               SEPTEMBER 29, 1996


                                                  1994               1995               1996
                                              -----------        -----------        -----------
Gross revenues ........................       $45,825,089        $54,152,328        $55,337,720
Less agency commissions ...............         5,688,219          6,828,430          6,702,302
                                              -----------        -----------        -----------
         Net revenues .................        40,136,870         47,323,898         48,635,418
                                              -----------        -----------        -----------

Operating expenses (notes 7 and 9):
   Engineering ........................         1,439,983          1,484,585          1,773,027
   Programming ........................         4,853,155          5,044,967          5,864,066
   Selling ............................        10,141,557         11,106,770         13,864,695
   General and administrative .........         5,709,679          5,361,320          6,374,622
   Corporate expenses .................         2,884,328          4,281,141          3,747,714
   Depreciation and amortization ......         3,255,672          3,389,034          4,555,978
                                              -----------        -----------        -----------
                                               28,284,374         30,667,817         36,180,102
                                              -----------        -----------        -----------
         Operating income .............        11,852,496         16,656,081         12,455,316

Other income (expense):

   Interest expense, net of interest
     income of $318,463 in 1994,
     $826,821 in 1995 and $547,952
     in 1996 ..........................       (14,203,446)       (12,874,392)       (16,533,278)

   Financing costs ....................        (3,457,611)                --           (876,579)

   Other, net (notes 4 and 11) ........            34,709           (380,660)          (697,741)
                                              -----------        -----------        -----------

         Income (loss) before income
           taxes and extraordinary item        (5,773,852)         3,401,029         (5,652,282)

Income tax expense (benefit) (note 10)         (2,231,070)         1,411,394         (1,165,800)
                                              -----------        -----------        -----------

         Income (loss) before
           extraordinary item .........        (3,542,782)         1,989,635         (4,486,482)

Extraordinary item--gain on
  extinguishment of debt, net of
  deferred Federal income taxes
  of $2,895,014 and current state
  and local income taxes of
   $165,910 (note 5) ..................        70,254,772                 --                 --
                                              -----------        -----------        -----------

         Net income (loss) ............       $66,711,990        $ 1,989,635        $(4,486,482)
                                              ===========        ===========        ===========


          See accompanying notes to consolidated financial statements.

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
          FISCAL YEARS ENDED SEPTEMBER 25, 1994, SEPTEMBER 24, 1995 AND
                               SEPTEMBER 29, 1996

                                                        NO PAR VALUE              CLASS A                      CLASS B
                                                        COMMON STOCK            COMMON STOCK                 COMMON STOCK
                                                     -----------------       ------------------         --------------------
                                                     NO. OF     STATED       NO. OF        PAR          NO. OF          PAR
                                                     SHARES     VALUE        SHARES       VALUE         SHARES         VALUE
                                                     ------     ------       ------       -----         ------         -----
Balance at September 26, 1993 ................        1,449   $ 300,000          --       $   --            --       $    --
Exchange of common shares (note 8) ...........       (1,449)   (300,000)    558,135        5,581        48,533            485
Issuance of warrants (note 5) ................           --          --          --           --            --             --
Decrease in loans receivable from stockholders           --          --          --           --            --             --
Net income ...................................           --          --          --           --            --             --
Balance at September 25, 1994 ................           --          --     558,135        5,581        48,533            485
Increase in loans receivable from stockholders           --          --          --           --            --             --
Net income ...................................           --          --          --           --            --             --
                                                     ------   ---------     -------       ------       -------       --------
Balance at September 24, 1995 ................           --          --     558,135        5,581        48,533            485
Increase in loans receivable from stockholders           --          --          --           --            --             --
Costs associated with issuance of Redeemable
  Series A Preferred Stock (note 5) ..........           --          --          --           --            --             --
Issuance of warrants (note 5) ................           --          --          --           --            --             --
Accretion of preferred stock .................           --          --          --           --            --             --
Preferred stock issued as dividends (note 5)             --          --          --           --            --             --
Net loss .....................................           --          --          --           --            --             --
                                                                                                                     --------
Balance at September 29, 1996 ................           --   $      --     558,135       $5,581        48,533       $    485
                                                     ======   =========     =======       ======       =======       ========


                                                     TOTAL PAR                                      LESS: LOANS
                                                       VALUE          ADDITIONAL                     RECEIVABLE            TOTAL
                                                      COMMON           PAID-IN      ACCUMULATED         FROM           STOCKHOLDERS'
                                                       STOCK           CAPITAL        DEFICIT       STOCKHOLDERS        DEFICIENCY
                                                       -----           -------        -------       ------------         ----------
Balance at September 26, 1993 ................        300,000                 --    (73,127,507)     (2,390,444)       (75,217,951)
Exchange of common shares (note 8) ...........       (293,934)           293,934             --              --
Issuance of warrants (note 5) ................             --          5,397,000             --              --          5,397,000
Decrease in loans receivable from stockholders             --                 --             --         148,476            148,476
Net income ...................................             --                 --     66,711,990              --         66,711,990
Balance at September 25, 1994 ................          6,066          5,690,934     (6,415,517)     (2,241,968)        (2,960,485)
Increase in loans receivable from stockholders             --                 --             --        (179,304)          (179,304)
Net income ...................................             --                 --      1,989,635              --          1,989,635
                                                     --------        -----------    -----------     -----------        -----------
Balance at September 24, 1995 ................          6,066          5,690,934     (4,425,882)     (2,421,272)        (1,150,154)
Increase in loans receivable from stockholders             --                 --             --         (52,964)           (52,964)
Costs associated with issuance of Redeemable
  Series A Preferred Stock (note 5) ..........             --         (1,718,437)            --              --         (1,718,437)
Issuance of warrants (note 5) ................             --          6,833,507             --              --          6,833,507
Accretion of preferred stock .................             --                 --       (541,416)             --           (541,416)
Preferred stock issued as dividends (note 5)               --                 --     (2,452,910)             --         (2,452,910)
Net loss .....................................             --                 --     (4,486,482)             --         (4,486,482)
                                                     --------        -----------    -----------     -----------        -----------
Balance at September 29, 1996 ................          6,066         10,806,004    (11,906,690)     (2,474,236)        (3,568,856)
                                                     ========        ===========    ===========     ===========        ===========

          See accompanying notes to consolidated financial statements.

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          FISCAL YEARS ENDED SEPTEMBER 25, 1994, SEPTEMBER 24, 1995 AND
                               SEPTEMBER 29, 1996


                                                             1994               1995                1996
                                                             ----               ----                ----
Cash flows from operating activities:
Net income (loss) ............................       $ 66,711,990        $ 1,989,635        $ (4,486,482)

Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
  Gain on extinguishment of debt .............        (73,315,696)                --                  --
  Depreciation and amortization ..............          3,255,672          3,389,034           4,555,978
  Change in allowance for doubtful
    accounts .................................           (243,110)         1,379,365            (674,123)
  Amortization of debt discount ..............          1,094,591          4,617,496           5,591,004
  Interest satisfied through the
    issuance of New Notes ....................                 --                 --           2,199,121
  Amortization of deferred financing costs ...            192,428            797,766             984,001
  Write down of fixed assets .................                 --                 --             697,741
  Imputed interest ...........................          2,460,781             95,559                  --
  Deferred income taxes ......................            663,944          1,081,738          (1,357,722)
  Changes in operating assets and liabilities:
    (Increase) decrease in receivables .......         (1,138,634)        (2,843,053)          1,043,961
    Increase in other current assets .........           (189,358)          (223,518)           (566,062)
    (Increase) decrease in other assets ......         (4,096,060)         3,900,002             148,272
    (Decrease) increase in accounts
      payable ................................           (830,189)          (249,024)            310,374
    Increase in accrued expenses .............            692,001            275,432             292,468
    Increase in accrued interest .............          8,671,077             38,179              52,702
    Increase (decrease) in income
      taxes payable ..........................            112,578             (8,101)           (196,835)
    Increase in unearned revenue .............             79,189            197,468             218,381
                                                     ------------        -----------        ------------

         Total adjustments ...................        (62,590,786)        12,448,343          13,299,261
                                                     ------------        -----------        ------------

         Net cash provided by operating
           activities ........................          4,121,204         14,437,978           8,812,779
                                                     ------------        -----------        ------------

Cash flows from investing activities:
  Additions to property and equipment ........           (896,781)        (4,888,188)         (3,811,436)
  Acquisition of radio license ...............                 --           (100,305)        (86,358,962)
  Increase in franchise costs ................                 --                 --             (24,980)
                                                     ------------        -----------        ------------

         Net cash used in investing activities           (896,781)        (4,988,493)        (90,195,378)
                                                     ------------        -----------        ------------

Cash flows from financing activities:
  Repayments of debt, including accrued
    interest in 1994 .........................        (83,385,784)        (2,843,176)           (120,691)
  Proceeds from senior notes, net of
    financing costs of $6,225,998 in
    1994 and $1,605,426 in 1996 ..............         87,774,002                 --          33,394,574
  Proceeds from Redeemable Series A
    Preferred Stock, net of issuance
    costs of $1,718,437 ......................                 --                 --          35,781,563
  (Increase) decrease in deferred
    financing costs ..........................                 --           (412,111)             33,999
  Decrease (increase) in loans
    receivable from stockholders .............            148,476           (179,304)            (52,964)
  Repayment of loan payable to stockholder ...                 --           (200,000)                 --
  Advances to related party ..................            (22,834)          (134,342)             (2,922)
                                                     ------------        -----------        ------------

         Net cash provided by (used in)
           financing activities ..............          4,513,860         (3,768,933)         69,033,559
                                                     ------------        -----------        ------------

         Net increase (decrease) in
           cash and cash equivalents .........          7,738,283          5,680,552         (12,349,040)

Cash and cash equivalents at beginning of year          4,398,284         12,136,567          17,817,119
                                                     ------------        -----------        ------------

Cash and cash equivalents at end of year .....       $ 12,136,567        $17,817,119        $  5,468,079
                                                     ============        ===========        ============

          See accompanying notes to consolidated financial statements.

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 25, 1994, SEPTEMBER 24, 1995 AND
                               SEPTEMBER 29, 1996

(1)  ORGANIZATION AND NATURE OF BUSINESS

         Spanish Broadcasting System, Inc. (the "Company") was organized under the laws of the State of Delaware on June 1, 1994 to serve as a holding company, directly or indirectly, for seven active corporations, each of which either owns or services radio stations and each of which was owned by three Principal Stockholders. The Principal Stockholders and the Company entered into a contribution agreement pursuant to which on June 29, 1994, upon FCC approval, among other releases, the Principal Stockholders contributed to the Company all of the capital stock in eight of the corporations beneficially owned by them in exchange for common stock of the Company (the "Reorganization").

         The Company owns and operates nine Spanish-language radio stations serving the New York, Miami and Los Angeles markets through its direct and indirect subsidiaries, Spanish Broadcasting System of New York, Inc., SBS of Greater New York, Inc., Spanish Broadcasting System of Florida, Inc. and Spanish Broadcasting System of California, Inc. Additionally, the Company's other direct and indirect subsidiaries include Alarcon Holdings, Inc. ("Alarcon"), Spanish Broadcasting System Network, Inc. ("SBS Network") and SBS Promotions, Inc. ("SBS Promotions"). Alarcon owns and operates the building where the Company's corporate offices are located. SBS Network and SBS Promotions are currently dormant. SBS Network was formerly the Company's exclusive agency representative for national advertising sales. SBS Promotions formerly performed promotional services for the Company's radio stations.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

         (a)  BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries. The Company is a holding company with no independent assets or operations other than its investments in subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Reorganization was accounted for as a transaction between companies under common control, in a manner similar to a pooling of interests. Accordingly, the operations of the Company's subsidiaries have been included in the accompanying consolidated financial statements for the periods prior to the effective date of the Reorganization.

         The Company's subsidiaries (hereinafter referred to in this paragraph collectively as "Subsidiary Guarantors") are fully, unconditionally, and jointly and severally liable for the Company's senior unsecured notes and new senior secured notes referred to in note 5. The Subsidiary Guarantors are wholly owned and constitute all of the Company's direct and indirect subsidiaries, except for certain subsidiaries that are not consequential. The Company has not included separate financial statements of the aforementioned subsidiaries because (i) the aggregate assets, liabilities, earnings and equity of such subsidiaries are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis, and (ii) the separate financial statements and other disclosures concerning such subsidiaries are not deemed material to investors.

         The Company's fiscal year is the 52-week period which ends on the last Sunday of September.

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         (b)  REVENUE RECOGNITION

         Revenues are recognized when advertisements are aired.

         (c)  PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. The Company depreciates the cost of its property and equipment using the straight-line method over the respective estimated useful lives. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining life of the lease or the useful life of the improvements.

         The Company capitalized interest in connection with the renovation of its facilities. The capitalized interest is recorded as part of the related building and is amortized over the estimated useful life of the building.

         (d)  LONG-LIVED ASSETS

         In March 1995, Statement of Financial Accounting Standards No. 121, (Statement 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," was issued. Statement 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the fourth quarter of fiscal 1996, the Company elected early adoption of Statement 121. See note 4 for impairment loss related to fixed assets.

         (e)  FRANCHISE COSTS

         Franchise costs represent the excess cost to acquire the Company's radio station assets over the allocated fair value of the net tangible assets acquired and are amortized on a straight-line basis over periods not exceeding 40 years, based on the industry practice of renewing franchises periodically. In evaluating the recoverability of franchise costs, management gives consideration to a number of factors, including analysis of the estimated future undiscounted cash flows from operations for each market, the dispositions of other radio properties in specific markets and input from appraisers.

         (f)  FINANCING COSTS

         During fiscal 1994, the Company expensed $3,457,611 of costs related to unsuccessful refinancings. During fiscal 1996, the Company expensed $876,579 of costs related to an initial public offering that was aborted. The net deferred financing costs at September 24, 1995 and September 29, 1996 of $5,647,915 and $6,235,341, respectively, relate to the successful refinancing of the Company's debt and additional financing obtained in connection with the acquisition of radio station WPAT-FM as discussed in note 5.

         Deferred financing costs are being amortized on a straight-line basis over the respective lives of the related indebtedness.

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         (g)  BARTER TRANSACTIONS

         The Company records barter transactions at the fair value of goods or services received.

         (h)  CASH EQUIVALENTS

         Cash equivalents, consisting primarily of interest-bearing money market accounts and certificates of deposits, totaled approximately $17,527,000 and $4,697,000 at September 24, 1995 and September 29, 1996, respectively.

         (i)  INCOME TAXES

         The Company files a consolidated Federal income tax return with its direct and indirect subsidiaries. The Company accounts for income taxes in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109 (Statement 109), "Accounting for Income Taxes." Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (j)  USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (k)  CONCENTRATION OF RISK

         All of the Company's business is conducted in the New York, Miami and Los Angeles markets. Net revenues earned from radio stations located in New York. Miami and Los Angeles represented 32%, 16% and 52%, respectively, of total revenues for the year ended September 24, 1994; 37%, 16% and 47%, respectively, of total revenues for the year ended September 24, 1995; and 51%, 17% and 32%, respectively, of total revenues for the year ended September 29, 1996. The increase in market concentration risk in New York in fiscal 1996 results from the acquisition of WPAT-FM as discussed in note 3.

(3)  ACQUISITIONS

         During fiscal 1994, the Company entered into an agreement to construct a tower to broadcast over radio station WSKP-FM in Key West, Florida ("WSKP-FM") with an option to purchase the newly constructed station. In July 1995, the Company consummated its purchase of WSKP-FM for a total purchase price of $180,305. A portion of the purchase price was financed by the seller through a note payable of $80,000 (see note 6). The FCC

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


license and assets of the station have been pledged as collateral under this note payable. During fiscal 1996, this note was repaid in full.

         On March 25, 1996, the Company acquired the FCC broadcast license and substantially all of the assets used or useful in the operation of radio station WPAT-FM for $84,550,000, plus financing and closing costs of $1,808,962. The Company financed this purchase with a combination of the proceeds from the issuance of the Company's Redeemable Series A Preferred Stock, 12 1/4% Senior Secured Notes due 2001 (see note 5) together with cash on hand. The Company assumed operational responsibility of WPAT-FM on January 20, 1996 under an interim agreement, at which time the Company changed the musical format of WPAT-FM to Spanish language adult contemporary.

         The Company's consolidated results of operations include the results of WPAT-FM from the date of acquisition. The acquisition of WPAT-FM was accounted for by the purchase method of accounting. The purchase price has been allocated to the assets acquired, principally franchise costs, based on their estimated fair values at the date of acquisition. The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred as of the beginning of fiscal 1995, after giving effect to certain adjustments, including amortization of franchise costs and interest expense on the acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future.

                                            YEAR ENDED
                                 ---------------------------------
                                 SEPTEMBER 24,       SEPTEMBER 29,
                                     1995                1996
                                 -------------       -------------
                                            (UNAUDITED)
Net revenues.................   $55,070,000          $51,214,000
Net loss.....................    (1,060,000)          (8,894,000)

         In August 1996, the Company entered into an agreement to purchase substantially all of the assets of radio station WYSY-FM in Chicago from Infinity Broadcasting Corporation for $33 million. (See note 13).

         In September 1996, the Company entered into an agreement to purchase substantially all of the assets of radio stations WRMA-FM and WXDJ-FM from New Age Communications and the Seventies Broadcasting Corporation (the "Sellers"), respectively, under a combined contract for approximately $111 million. (See
Note 13). In September 1996, one of the Sellers became the executive vice president and chief operating officer of the Company.

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(4)  PROPERTY AND EQUIPMENT

         Property and equipment consist of the following at September 24, 1995 and September 29, 1996:

                                                                                             ESTIMATED
                                                            1995             1996           USEFUL LIVES
                                                            ----             ----           ------------
Land................................................  $ 2,350,000        $ 1,798,785                 --
Building and building leasehold
  improvements......................................   14,768,299         15,349,050           20 years
Tower and antenna systems...........................    3,172,696          5,517,659         7-15 years
Studio and technical equipment......................    4,343,344          4,562,969           10 years
Furniture and fixtures..............................    1,529,233          1,543,918         3-10 years
Transmitter equipment...............................      991,889          1,264,093         7-10 years
Leasehold improvements..............................    1,074,557          1,085,922         5-13 years
Computer equipment..................................      840,584            935,563            5 years
Other...............................................      350,843            477,535            5 years
                                                      -----------        -----------
                                                       29,421,445         32,535,494
Less accumulated depreciation and
  amortization.....................................    11,824,873         13,662,458
                                                      -----------        -----------
                                                      $17,596,572        $18,873,036
                                                      ===========        ===========

         During fiscal 1996, the Company wrote down the value of its land and building located on Sunset Boulevard in Los Angeles (which was part of the assets acquired in the purchase of the Los Angeles AM radio station) by $697,741. The write down was based on current market values of real estate in the Los Angeles area. This amount is included in other, net in the accompanying consolidated statement of operations.

(5)  SENIOR NOTES AND PREFERRED STOCK

         On June 29, 1994, the Company, through a private placement offering (the "Offering") completed the sale of 107,059 units (the "Units"), each consisting of $1,000 principal amount of 12% Senior Notes (the "Notes") due 2002 and 107,059 Warrants (the "Warrants") each to purchase one share of Class A voting common stock at a price of $0.01 per share. The Notes and Warrants became separately transferable on June 29, 1994. The Notes were issued at a substantial discount from their principal amount and generated proceeds to the Company of $87,774,002, net of financing costs of $6,225,998. Of the $94,000,000 of gross proceeds, $88,603,000 was allocated to the Notes and $5,397,000 was determined to be the value of the Warrants. The net proceeds were used (i) to satisfy in full all obligations to the Company's two principal lenders for a total of approximately $83,000,000 in cash; this satisfaction resulted in the release of the assets and stock held as collateral by the principal lenders, (ii) to deposit $4,000,000 into a blocked account which was subsequently used to cover the settlement of litigation relating to the obligations to a former stockholder under certain noncompete and redemption agreements (see note 11), and (iii) for general corporate purposes. The satisfaction of the obligations to the principal lenders were made at discounts to their face values, resulting in a gain on extinguishment of this debt of $70,254,772, net of income taxes of $3,060,924. Such amount has been classified as an extraordinary item in the accompanying fiscal 1994 consolidated statement of operations.

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         The Notes bear interest at a rate of 7% per annum from the date of original issue until June 15, 1997 and at a rate of 12 1/2% per annum from and after such date until maturity on June 15, 2002. Interest is payable semiannually on June 15 and December 15, commencing December 15, 1994. The Notes will not be redeemable at the option of the Company, except that the Company may redeem up to $20 million aggregate principal amount of the Notes on or prior to June 15, 1997 at 110% of the accreted value of the Notes, plus accrued and unpaid interest to the redemption date, out of the proceeds of one or more public offerings of the Company's common stock. The Notes are senior unsecured obligations of the Company and are unconditionally guaranteed, on a senior unsecured basis, as to payment of principal, premium, if any, and interest, jointly and severally, by each subsidiary of the Company. In the event of a change of control, as defined, the Company will be required to make an offer to purchase all of the outstanding Notes at a purchase price equal to 101% of their accreted value, in the case of a purchase prior to June 15, 1997, and thereafter at a purchase price equal to 101% of the principal amount thereof, in each case plus accrued and unpaid interest to the date of purchase. The indenture pursuant to which the Notes are issued contains covenants restricting the incurrence of additional indebtedness, the payment of dividends and distributions, the creation of liens, asset sales, mergers or consolidations, among other things. The Company registered the Notes with the Securities and Exchange Commission, which registration became effective on October 26, 1994. The discount on the Notes is being amortized over the term of the Notes to result in an effective interest rate of 12 1/2% per annum.

         The Warrants will expire on June 30, 1999. Each warrant entitles the holder to acquire, on or after the exercise date, as defined, and prior to the expiration date, one share of Class A voting common stock at $0.01 per share, subject to adjustment from time to time upon the occurrence of certain changes in common stock, common stock distributions, issuances of options or convertible securities, dividends and distributions and certain other increases in the number of shares of common stock, as defined.

         On March 25, 1996 the Company financed the purchase of radio station WPAT-FM with a combination of the proceeds from the sale in a private placement of 37,500 shares of the Company's Redeemable Series A Preferred Stock (Preferred Stock) and $35 million of the Company's 12 1/4% Senior Secured Notes (the "New Senior Notes") due 2001 together with cash on hand. The Company also issued to the holders of the Preferred Stock and New Senior Notes warrants (the "New Warrants") to purchase, in the aggregate, 6% of the Company's common stock on a fully diluted basis which are exercisable no later than June 29, 1998. Of the gross proceeds of $72.5 million, $35 million relates to the New Senior Notes and $37.5 million relates to the Preferred Stock. The value of the New Warrants was determined to be $6,833,507 of which $2,277,840 was allocated to the warrants associated with the New Senior Notes and $4,555,667 was allocated to the warrants associated with the Preferred Stock. In connection with this transaction, the Company capitalized deferred financing costs of $1,605,426 related to the New Senior Notes and charged issuance costs of $1,718,437 related to the Preferred Stock to additional paid-in capital.

         The New Senior Notes are secured by the FCC license of radio station WPAT-FM and are guaranteed by each of the Company's subsidiaries. They will be senior obligations of the Company that will rank senior in right of payment to all subordinated indebtedness of the Company and equally ranked with all existing and future senior indebtedness of the Company including the Notes. The New Senior Notes are due on June 1, 2001 and bear interest at the rate of 12 1/2% per annum payable quarterly, increasing by 0.25% for each three-month period from the issue date to March 1997, and 0.50% for each period of three months thereafter, provided that the interest rate on the New Senior Notes may not exceed 14.75% per annum. The discount on the New Senior Notes is being amortized over the term of the New Senior Notes to result in an effective interest rate of 15.9% per annum,

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


inclusive of interest rate escalations. Until March 24, 1998, interest may be paid in cash or in additional New Senior Notes. In June 1996 and September 1996, the Company elected to satisfy interest due through the issuance of $2,199,121 additional New Senior Notes issued at face value.

         The carrying value of the Notes and New Senior Notes approximates market value at September 29, 1996.

         The Preferred Stock is entitled to dividends at the rate of 12.75% per annum payable quarterly, increasing by 0.25% for each period of three months from issue date through March 1997 and 0.50% for each period of three months thereafter, provided that the dividend rate will at no time exceed 15.25%. During the first three years, dividends may be paid in cash or additional shares of Preferred Stock. In June 1996 and September 1996, the Company elected to satisfy the dividends due of $2,452,910 through the issuance of 2,451 additional preferred shares and $1,910 in cash (for fractional shares). The holders of the Preferred Stock may, at their option, exchange Preferred Stock into New Senior Notes in an amount equal to the accreted value of Notes that are redeemed or otherwise retired by the Company. The Company is required to redeem the Preferred Stock on December 1, 2002.

         Covenants under the indentures governing the New Senior Notes and Preferred Stock are substantially identical to the covenants of the Notes.

         The Company will be required to make an offer to purchase the New Senior Notes and Preferred Stock upon a change of control, as defined. The Company will be required to make an offer to purchase the Preferred Stock upon the sale of certain assets but only after satisfying the offer to purchase obligations under the outstanding Notes.

         The New Senior Notes and the Preferred Stock will be redeemable, at the Company's option, during the first 18 months following issuance at 100% of the principal amount and liquidation value, respectively, provided, however, that the New Senior Notes will not be redeemable until all of the Preferred Stock is redeemed or exchanged into Notes or New Senior Notes. The New Senior Notes and the Preferred Stock will be redeemable at the following premium to principal amount and liquidation value, respectively, during the periods set forth below:

PERIOD FOLLOWING ISSUANCE                              PREMIUM
-------------------------                              -------
18-24 months.........................................     105%
24-26 months.........................................     103%
36-48 months.........................................     101%
Thereafter...........................................     100%


         Under the terms of the indentures, the Company is required to commence an orderly auction process for radio stations WXLX-AM and KXED-AM. The Company will also be required to waive its rights to reinvest the proceeds of such sales and immediately offer to purchase outstanding Notes at 100% of accreted value as required under the indenture. All remaining proceeds must be utilized to make an offer to purchase or mandatorily redeem Preferred Stock.

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         The Company is permitted to repurchase the New Warrants during the first two years from issuance, assuming no New Senior Notes or Preferred Stock are outstanding and such purchase is permitted under the Indenture, at prices ranging from $182.70 per Warrant to $439.38 per Warrant.

         If on the first, second or third anniversaries of the issuance of the New Senior Notes and Preferred Stock, the sum of the aggregate principal amount of the New Senior Notes and the aggregate liquidation value of the Preferred Stock outstanding exceeds the sum of $50 million plus the accreted value of the Notes that have been repurchased, redeemed or otherwise retired by the Company, the Company will issue the holders of the New Senior Notes and Preferred Stock, on a pro rata basis, ten-year warrants (the "Penalty Warrants") to purchase, in the aggregate, 10% of the Company's common stock at an aggregate exercise price of $5 million. Thereafter, in the event that the New Senior Notes and the Preferred Stock are fully redeemed prior to the first anniversary of the issuance of Penalty Warrants, the Company will have the option to repurchase Penalty Warrants for an aggregate purchase price of $5 million (or, if the Penalty Warrants have been exercised, the option to repurchase the underlying warrant shares for an aggregate purchase price of $10 million).

         If any New Senior Notes or Preferred Stock are outstanding 18 months following the issuance thereof, the Company will use its best efforts to publicly register the outstanding New Senior Notes and Preferred Stock. In the event that New Senior Notes or Preferred Stock remain outstanding on the second anniversary of issuance, the interest and/or dividend rates will increase by 100 basis points to the extent such New Senior Notes or Preferred Stock are not then publicly registered.

(6)  LONG-TERM DEBT

         Long-term debt consists of the following at September 24, 1995 and September 29, 1996:

                                                                         1995                   1996
                                                                      ----------             ----------
Obligation under capital lease with related
   party payable in monthly installments of
   $9,000, including interest at 6.25%, commencing
   June 1992 (see note 9).........................................    $1,116,005             $1,075,314

Note payable in monthly installments of $1,547,
   plus interest at 6%, commencing January 1996
   (see note 3)...................................................        80,000                     --

Other.............................................................        11,626                 11,626
                                                                      ----------             ----------
                                                                       1,207,631              1,086,940

Less current portion..............................................        61,565                 53,572
                                                                      ----------             ----------
                                                                      $1,146,066             $1,033,368
                                                                      ==========             ==========

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



         The scheduled maturities of long-term debt are as follows at September 29, 1996:

  FISCAL YEAR
ENDING SEPTEMBER
----------------
1997...........................................................    $   53,572
1998...........................................................        44,644
1999...........................................................        47,516
2000...........................................................        50,572
2001...........................................................        53,825
Thereafter.....................................................       836,811
                                                                   ----------
                                                                   $1,086,940
                                                                   ==========


(7)  LOANS WITH STOCKHOLDERS AND RELATED PARTY TRANSACTIONS

         At September 24, 1995, the Company had loans receivable from stockholders totaling $2,421,272 including interest of $312,012. In May 1994, these stockholders entered into agreements with the Company pursuant to which these loans would bear interest at a rate that varied with the prime rate and mature in 2001. Effective in December 1995, the Company exchanged the existing notes for amended and restated notes in the aggregate principal amounts of $2,474,236, including accrued interest through that date. The amended and restated notes bear interest at 6.36% per annum and mature on December 30, 2025. The notes are payable in 30 equal annual aggregate installments of $186,728, commencing on December 30, 1996. The board of directors approved the terms of the exchange of the notes. Loans receivable from stockholders have been classified as an increase in stockholders' deficiency in the accompanying consolidated balance sheets. Interest receivable on stockholder loans of $118,021 is included in other current assets.

         At September 24, 1995 and September 29, 1996, the Company has advances totaling $286,947 and $289,869, respectively, due from a party related through common ownership. Payment of this balance is guaranteed by an officer of the Company. Additionally, at September 24, 1995 and September 29, 1996, the Company had trade receivables totaling $373,190 due from this related party which have been fully reserved.

         The Company pays the operating expenses for a boat owned by a party related through common ownership which is used by the Company for business entertainment purposes. Such expenses approximated $77,000, $99,000 and $126,000 for the fiscal years ended September 25, 1994, September 24, 1995 and September 29, 1996, respectively. The Company leases an apartment from a stockholder of the Company for annual rentals of $108,000 through August 1997. Additionally, the Company occupies a building under a capital lease agreement with certain stockholders (see note 9).

         The Company had a loan payable to a stockholder of $200,000 at September 25, 1994 which bore interest at 10% per annum. This loan was repaid in June 1995.

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(8)  CAPITAL STOCK

         During fiscal 1994, in connection with the Reorganization and the Offering, the Company consolidated its radio station operations through the contribution by the Principal Stockholders to the Company of their interests in eight corporations in exchange for common stock of the Company. As a result of the contribution, the Company issued 558,135 shares of Class A common stock and 48,533 shares of Class B common stock. The difference between the par value of the previously issued shares of $300,000 and the newly issued shares of $6,066 was reflected as additional paid-in capital of $293,934.

         During fiscal 1996, the Company amended and restated its Certificate of Incorporation to increase the aggregate number of authorized shares of $0.01 par value Class A common stock from 2,000,000 to 5,000,000 and create and authorize 500,000 shares of $0.01 par value preferred stock. Characteristics and privileges concerning the preferred stock are at the discretion of the board of directors. During fiscal 1996, 49,201 preferred shares were designated as Redeemable Series A Preferred Stock (see note 5). In addition, the Company has authorized 200,000 shares of $0.01 par value Class B common stock. The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to eight votes per share. Shares of Class B common stock may be converted into an equal number of shares of Class A common stock, at the option of the holder, at any time. Each share of Class B common stock automatically converts into one share of Class A common stock on the exercise date, as defined in the Warrant agreement relating to the Notes discussed in note 5.

         In 1994 the Company adopted a stock option plan pursuant to which the Company has reserved up to 26,750 shares of Class A common stock for issuance upon the exercise of options granted under the plan. The plan covers all regular salaried employees of the Company and its subsidiaries. No options have been granted under this plan to date.

(9)  COMMITMENTS

         The Company occupies a building under a capital lease agreement with certain stockholders of the Company expiring in June 2012. The amount capitalized under this lease agreement and included in property and equipment at September 24, 1995 and September 29, 1996 is $1,025,000 and $963,500, net of
accumulated depreciation of $205,000 and $266,500, respectively.

         The Company leases office space and facilities and certain equipment under operating leases, one of which is with a related party (see note 7), that expire at various dates through 2013. Certain leases provide for base rental payments plus escalation charges for real estate taxes and operating expenses.

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         At September 29, 1996, future minimum lease payments under such leases are as follows:

                                                         CAPITAL       OPERATING
FISCAL YEAR                                               LEASE         LEASES
-----------                                               -----         ------
1997.................................................   $  149,000     $  597,600
1998.................................................      149,000        461,100
1999.................................................      149,000        294,900
2000.................................................      149,000        149,600
2001.................................................      149,000        148,200
Thereafter...........................................    1,589,333      2,050,200
                                                        ----------     ----------
         Total minimum lease payments................    2,334,333     $3,701,600
                                                                       ==========
         Less executory costs........................      642,333
                                                        ----------
                                                                                      1,692,000
         Less interest at 6.25%......................      616,686
                                                        ----------
         Present value of minimum lease payments.....   $1,075,314
                                                        ==========

         Total rent expense for the fiscal years ended September 25, 1994, September 24, 1995 and September 29, 1996 amounted to $971,398, $943,107 and $1,097,144, respectively.

         The Company has agreements to sublease its radio frequencies and portions of its tower sites. Such agreements provide for payments through 2002. The future minimum rental income to be received under these agreements as of September 29, 1996 is as follows:

FISCAL YEAR                                                        AMOUNT
-----------                                                        ------
1997........................................................    $  466,060
1998........................................................       485,130
1999........................................................       504,477
2000........................................................       236,674
2001........................................................       256,143
Thereafter..................................................       109,330
                                                                ----------
                                                                $2,057,814
                                                                ==========

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         At September 29, 1996, the Company is committed to the purchase of broadcast rights for various sports, news and other programming and has employment contracts for certain on-air talent and general managers expiring through 2000. Future payments under such contracts are as follows:

                                     PROGRAMMING      EMPLOYMENT
FISCAL YEAR                           CONTRACTS        CONTRACTS     TOTAL
-----------                           ---------        ---------     -----
1997..............................     $450,406       $1,436,249   $1,886,655
1998..............................      289,653          639,284      928,937
1999..............................       31,283          368,867      400,150
2000..............................       14,286          232,200      246,486
2001..............................        4,012           19,350       23,362
                                       --------       ----------   ----------
                                       $789,640       $2,695,950   $3,485,590
                                       ========       ==========   ==========

         Certain sports programming contracts provide for sharing in a portion of advertising revenues or sharing of net profits relating to the specific broadcasts. In addition, certain employment contracts provide for additional amounts to be paid if station ratings or cash flow targets are met.

         The Company has a five-year agreement with Katz Communications, Inc. ("KCI") expiring in fiscal 1998, whereby KCI became the Company's exclusive national sales agent and representative. In connection with this agreement, SBS Network ceased representation for the Company's stations in this capacity. In consideration for this agreement, KCI paid SBS Network $500,000 during fiscal 1994. Under the terms of the agreement, the Company agreed to pay KCI a commission on the net national advertising billings, which ranges between 14% and 20%, over the life of the agreement.

(10)  INCOME TAXES

         Total income tax expense (benefit) for the fiscal year ended September 25, 1994 was deferred and allocated as follows:

Loss from operations.........................................     $(2,231,070)
Extraordinary item--gain on extinguishment of debt...........       3,060,924
                                                                  -----------
                                                                  $   829,854
                                                                  ===========

         The provision (benefit) for income taxes for the fiscal years ended September 24, 1995 and September 29, 1996 consists of the following:

                                              1995              1996
                                           ----------       -----------
Current:
  State and local......................    $  329,656       $   191,922
Deferred:
  Federal..............................     1,081,738        (1,357,722)
                                           ----------       -----------
                                           $1,411,394       $(1,165,800)
                                           ==========       ===========

         During fiscal 1995 and 1996, the Company utilized net operating loss carryforwards of approximately $837,000 and $686,000, respectively.

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         The difference between the fiscal 1994 income tax benefit (attributable to operations) at the Federal statutory rate and the effective rate was due to state and local income tax benefits. The difference between the fiscal 1995 income tax expense at the Federal statutory rate and the effective rate was attributable to the utilization of net operating loss carryforwards, as well as state and local income taxes. The difference between the fiscal 1996 income tax benefit at the Federal statutory rate and the effective rate was primarily attributable to state and local income taxes, recurring non-deductible expenses and non-deductible expenses incurred in connection with the Company's financing transactions.

         The tax effect of temporary differences and carryforwards that give rise to deferred tax assets and deferred tax liabilities at September 24, 1995 and September 29, 1996 is as follows:

                                                              1995             1996
                                                          -----------      -----------
Deferred tax assets:
  Net operating loss carryforwards.....................   $31,320,000      $27,627,781
  Deferred interest....................................            --        4,963,048
  Allowance for doubtful accounts......................     2,073,954        1,804,305
  Fixed assets.........................................            --          279,095
                                                          -----------      -----------

         Total deferred tax assets.....................    33,393,954       34,674,229
                                                          -----------      -----------

Deferred tax liabilities:
  Depreciation and amortization........................     9,097,466        8,932,667
  Intangible assets....................................     8,382,950        8,382,950
  Deferred debt forgiveness............................    17,396,470       17,396,470
  Unearned revenue.....................................       262,750          350,102
                                                          -----------      -----------

         Total deferred tax liabilities................    35,139,636       35,062,189
                                                          -----------      -----------

         Net deferred tax liability....................  $(1,745,682)     $  (387,960)
                                                         ===========      ===========

         During fiscal 1994, as a result of the refinancing of the Company's debt discussed in note 5, the Company recognized an extraordinary gain on debt extinguishment of $70,254,772, net of income taxes of $3,060,924, for financial statement purposes. For Federal income tax purposes, income from the discharge of this indebtedness reduced available net operating loss carryforwards and reduced the tax basis of certain assets. As a result, the valuation allowance for gross deferred tax assets was eliminated in fiscal 1994, reflecting the utilization, as a result of the extraordinary gain, of net operating loss carryforwards for financial statement purposes. In addition, certain timing differences were created which gave rise to deferred tax liabilities that will result in taxable income in future years when the assets are realized or settled.

         During fiscal 1995, the recognition of the $70,254,772 gain on debt extinguishment for Federal income tax purposes was redistributed upon filing of the fiscal 1994 tax returns. This resulted in additional amounts used to reduce the tax basis of certain assets, additional deferred debt forgiveness and preservation of available net operating loss carryforwards. The net effect of the redistribution of the discharge of indebtedness for Federal income tax purposes did not significantly affect the Company's net deferred tax position.

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         At September 29, 1996, the Company has net operating loss carryforwards of approximately $69,069,000 available to offset future taxable income expiring as follows:

                                                            NET
EXPIRING IN                                          OPERATING LOSS
SEPTEMBER                                             CARRYFORWARDS
---------                                             -------------
2004..........................................        $ 5,210,000
2005..........................................         12,578,000
2006..........................................         14,233,000
2007..........................................         13,390,000
2008..........................................         12,213,000
2009..........................................         11,445,000
                                                      -----------
                                                      $69,069,000
                                                      ===========


(11)  LITIGATION

         The Company is the defendant in a number of lawsuits and claims incidental in its ordinary course of business, certain of which have been brought by former employees. It is not possible at the present time to estimate the ultimate liability, if any, of the Company with respect to such litigation. However, management believes that the ultimate liability, if any, would not be material to the Company's consolidated financial position or results of operations.

         In April 1995, the Company settled ongoing litigation with a former stockholder for $3.5 million, including imputed interest. The difference between the amount accrued by the Company and the settlement amount totaled $352,878 and is recorded in other expense in the accompanying consolidated statement of operations for the fiscal year ended September 24, 1995.

(12)  SUPPLEMENTAL CASH FLOW INFORMATION

         The Company paid $2,295,489, $8,152,213 and $8,254,402 for interest and $53,332, $337,757 and $632,990 for income taxes during fiscal 1994, 1995 and
1996, respectively. During the year ended September 24, 1995, the Company financed $80,000 of the purchase price of radio station WSKP-FM through the issuance of a note payable to the seller. During the year ended September 29, 1996, the Company issued $2,199,121 of New Notes as payment for interest and issued $2,452,910 of Preferred Stock as payment of dividends.

(13) SUBSEQUENT EVENTS - UNAUDITED

         On March 27, 1997, the Company consummated an offering of $75,000,000 in principal of its 11% Senior Notes due 2004, and an offering of $175,000,000 representing 175,000 units (the "Units"), each Unit consisting of one share of 14-1/4% Senior Exchangeable Preferred Stock, and one warrant to purchase 0.428 shares of the Company's Class A Common Stock in transactions exempt from the registration requirements of the Securities Act. In conjunction with the Offerings, the Company effected a series of transactions including (i) the acquisitions of WYSY-FM in Chicago from Infinity Broadcasting Corporation for $33,000,000 and WRMA-FM and WXDJ-FM from New Age Communications and The Seventies Broadcasting Corporation, respectively,

                        SPANISH BROADCASTING SYSTEM, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



for a total of $111,000,000, (ii) the refinancing of the Company's Senior Secured Notes due 2001 and Senior Exchangeable Preferred Stock, Series A and the repurchase of related warrants to purchase an aggregate of 6.0% of the Company's Common Stock, on a fully-diluted basis, (iii) the solicitation of certain consents from the holders of the Company's 12 1/2% Senior Notes due 2002, and
(iv) the declaration of a dividend of $4 million to stockholders and existing warrantholders. See "The Offerings and Transactions".

               SPANISH BROADCASTING SYSTEM, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 29,
                                                                       1996
                                                                   ------------
                                                                   (UNAUDITED)
                                     ASSETS
Current Assets:
Cash and Cash Equivalents ..................................       $  4,899,168
Receivables:
  Trade ....................................................         11,239,993
  Less Allowance for Doubtful Accounts .....................          1,885,747
                                                                   ------------
    Net Receivables--Trade .................................          9,354,246
Barter (Net of Allowance for Doubtful Accounts of $2,668,816
  at December, 1996.) ......................................            501,385
                                                                   ------------
         Net Receivables ...................................          9,855,631
Other Current Assets .......................................          1,809,645
                                                                   ------------
         Total Current Assets ..............................         16,564,444
Property and Equipment, Net ................................         19,318,647
Franchise Costs, Net .......................................        133,033,237
Due From Related Party .....................................            289,869
Deferred Financing Costs, Net ..............................          6,011,632
Other Assets ...............................................            101,294
Deferred Taxes .............................................            233,040
                                                                   ------------
                                                                   $175,552,163
                                                                   ============
                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:
Current Portion of Long Term Debt ..........................       $     48,371
Accounts Payable and Accrued Expenses ......................          4,631,931
Accrued Interest ...........................................            387,264
Unearned Revenue ...........................................            838,640
                                                                   ------------
         Total Current Liabilities .........................          5,906,206
Senior Notes, Net of Unamortized Discount ..................        137,571,140
Deferred Income Taxes ......................................                 --
Long-Term Debt, Less Current Portion .......................          1,031,189
Redeemable Series A Preferred Stock, $.01 Par Value ........
  Authorized 49,201 Shares; Issued and Outstanding 41,274
  Shares--December, 1996 ...................................         37,509,402
Stockholders Deficiency:
Class A Common Stock, $.01 Par Value.  Authorized 5,000,000
  Shares; Issued and Outstanding 558,135 Shares ............              5,581
Class B Common Stock, $.01 Par Value.  Authorized 200,000
  Shares; Issued and Outstanding 48,533 Shares .............                485
Additional Paid in Capital .................................         10,806,004
Accumulated Deficit ........................................        (14,803,608)
                                                                   ------------
                                                                     (3,991,538)
Less: Loans Receivable from Stockholders ...................         (2,474,236)
                                                                   ------------
Total Stockholders' Deficiency .............................         (6,465,774)
                                                                   ------------
                                                                   $175,552,163
                                                                   ============

See accompanying notes to unaudited condensed consolidated financial statements.

               SPANISH BROADCASTING SYSTEM, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND ACCUMULATED DEFICIT
                                   (UNAUDITED)


                                                        THREE MONTHS            THREE MONTHS
                                                            ENDED                   ENDED
                                                        DECEMBER 31,            DECEMBER 29,
                                                            1995                    1996
                                                        ------------            ------------
Gross broadcasting revenues....................         $13,850,701             $ 13,994,572
  Less: agency commissions.....................           1,745,434                1,628,432
                                                        -----------             ------------
         Net broadcasting revenues.............          12,105,267               12,366,140
                                                        -----------             ------------
Operating expenses:
Engineering....................................             437,984                  497,770
  Program......................................           1,410,785                1,517,389
  Selling......................................           3,546,845                3,537,480
  General and Administrative...................           1,592,544                1,531,285
  Corporate expenses...........................             842,053                  993,993
  Depreciation & Amortization..................             820,196                1,394,547
                                                        -----------             ------------
                                                          8,650,407                9,472,464
                                                        -----------             ------------
         Operating income......................           3,454,860                2,893,676
         Other expense (income):
           Interest expense, net...............           3,234,810                5,006,413
           Other, net..........................                 (7)                   27,438
                                                       -----------              ------------

Income (loss) before income taxes..............             220,057              (2,140,175)
Income taxes...................................             101,046                (814,000)
                                                        -----------            ------------

Net income (loss)..............................             119,011              (1,326,175)
Accumulated deficit at beginning of period.....         (4,425,882)             (11,906,690)
Accretion of Preferred Stock...................                  --                (246,054)
Preferred Stock issued as dividends............                  --              (1,324,689)
                                                        -----------            ------------

Accumulated deficit at end of period...........        $(4,306,871)            $(14,803,608)
                                                       ===========             ============


See accompanying notes to unaudited condensed consolidated financial statements.

               SPANISH BROADCASTING SYSTEM, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           THREE MONTHS ENDED DECEMBER 31, 1995 AND DECEMBER 29, 1996
                                   (UNAUDITED)


                                                                               1995               1996
                                                                               ----               ----
Cash flows from operating activities:
Net income (loss) ..................................................       $   119,011        $(1,326,175)
                                                                           -----------        -----------
   Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
      Depreciation and amortization ................................           820,196          1,394,547
      Provision for losses on receivables ..........................           120,100            358,818
      Amortization of debt discount ................................         1,215,657          1,558,046
      Interest satisfied through the issuance of new notes .........                --          1,185,722
      Amortization of deferred financing costs .....................           224,055            282,005
      Deferred income taxes ........................................            75,000           (621,000)
      Changes in operating assets and liabilities:
        Decrease in receivables ....................................         1,395,316            615,577
        Increase in other current assets ...........................          (482,570)          (694,313)
        Decrease (increase) in other assets ........................           (10,200)            30,000
        Increase (decrease) in accounts payable and accrued expenses           375,209           (286,276)
        Decrease in accrued interest ...............................        (2,007,355)        (2,007,357)
        Decrease in income taxes payable ...........................          (196,835)                --
        Decrease in unearned revenue ...............................           (99,500)           (36,616)
                                                                           -----------        -----------

   Total adjustments ...............................................         1,429,073          1,779,153
                                                                           -----------        -----------

   Net cash provided by operating activities .......................         1,548,084            452,978
                                                                           -----------        -----------

Cash flows from investing activities:
  Deposit for acquisition of radio station WPAT-FM .................        (3,000,000)                --
  Additions to property and equipment ..............................        (1,137,978)          (956,213)
                                                                           -----------        -----------

   Net cash used in investing activities ...........................        (4,137,978)          (956,213)
                                                                           -----------        -----------

Cash flows from financing activities:
  Increase in deferred financing costs .............................          (863,362)           (58,296)
  Repayments of long-term debt .....................................            (6,482)            (7,380)
  Advances to related party ........................................            (3,490)                --
                                                                           -----------        -----------

   Net cash used in financing activities ...........................          (873,334)           (65,676)
                                                                           -----------        -----------

Net decrease in cash and cash equivalents ..........................        (3,463,228)          (568,911)

Cash and cash equivalents at beginning of period ...................        17,817,119          5,468,079
                                                                           -----------        -----------

Cash and cash equivalents at end of period .........................       $14,353,891        $ 4,899,168
                                                                           ===========        ===========

Cash paid for:
  Interest .........................................................       $ 4,027,295        $ 4,027,832
                                                                           ===========        ===========
  Income taxes .....................................................       $   459,622        $   342,923
                                                                           ===========        ===========

See accompanying notes to unaudited condensed consolidated financial statements.

               SPANISH BROADCASTING SYSTEM, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1995 AND DECEMBER 29, 1996
                                   (UNAUDITED)

(1)  BASIS OF PRESENTATION

         The condensed consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The accompanying unaudited condensed consolidated financial statements for the three month periods ended December 31, 1995 and December 29, 1996 do not contain all disclosures required by generally accepted accounting principles. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company as of and for the fiscal year ended September 29, 1996.

         In the opinion of management of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, which are all of a normal, recurring nature, necessary for a fair presentation of the results of the interim periods. The results of operations for the three month period ended December 29, 1996 are not necessarily indicative of the results for a full year.

(2)  ACQUISITIONS AND DISPOSITIONS

         In conjunction with the Acquisitions, the Company has reassessed its business strategy and determined that WXLX-AM, KXMG-AM, WCMQ-AM and WSKP-FM do not provide a strategic fit with the Company's long-term plans. Management has decided to redeploy the capital invested in these assets and focus on the development of its remaining FM stations, which management believes offer significantly better coverage of the Hispanic population to advertisers. The Company is actively pursuing all opportunities to sell these stations.

         On March 25, 1996 the Company completed the acquisition of WPAT-FM, serving the New York metropolitan area for $86.4 million including financing and closing costs. The Company's consolidated results of operations for the three month period ended December 31, 1995 exclude the results of WPAT-FM which has been operated by the Company since January 20, 1996. The following unaudited pro-forma summary presents the consolidated results of operations as if the acquisition had occurred as of the beginning of fiscal year 1996, after giving effect to certain adjustments, including amortization of franchise costs and interest expense on the acquisition debt. These pro-forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future.

                                           THREE MONTHS
                                               ENDED
                                           DECEMBER 31,
PRO-FORMA RESULTS                              1995
-----------------                              ----
Net Revenues..........................       $14,474
Net Loss..............................       $(1,365)


(3) SUBSEQUENT EVENTS

         On March 27, 1997, the Company consummated an offering of $75,000,000 in principal of its 11% Senior Notes due 2004, and an offering of $175,000,000 representing 175,000 units (the "Units"), each Unit consisting of one share of 14-1/4% Senior Exchangeable Preferred Stock, and one warrant to purchase 0.428

               SPANISH BROADCASTING SYSTEM, INC. AND SUBSIDIARIES shares of the Company's Class A Common Stock in transactions exempt from the registration requirements of the Securities Act. In conjunction with the Offerings, the Company effected a series of transactions including (i) the acquisitions of WYSY-FM in Chicago from Infinity Broadcasting Corporation for $33,000,000 and WRMA-FM and WXDJ-FM from New Age Communications and The Seventies Broadcasting Corporation, respectively for a total of $111,000,000,
(ii) the refinancing of the Company's Senior Secured Notes due 2001 and Senior Exchangeable Preferred Stock, Series A and the repurchase of related warrants to purchase an aggregate of 6.0% of the Company's Common Stock, on a fully-diluted basis, (iii) the solicitation of certain consents from the holders of the Company's 12 1/2% Senior Notes due 2002, and (iv) the declaration of a dividend of $4 million to stockholders and existing warrantholders. See "The Offerings and Transactions".

                          INDEPENDENT AUDITORS' REPORT

The Shareholders
New Age Broadcasting, Inc.
Miami, Florida 33145

Gentlemen:

         We have audited the accompanying balance sheet of New Age Broadcasting, Inc. (an S corporation) as of September 30, 1994 and the related statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion the financial statements referred to above present fairly in all material respects, the financial position of New Age Broadcasting, Inc. as of September 30, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                     VOYNOW, BAYARD AND COMPANY
                                     Certified Public Accountants

Ft. Lauderdale, Florida
December 2, 1994

                           NEW AGE BROADCASTING, INC.
                                  BALANCE SHEET
                               SEPTEMBER 30, 1994

                                     ASSETS
CURRENT ASSETS
Cash (Note 6F)..................................................................                           $  209,618
Cash, restricted funds (Note 2).................................................                              100,000
Accounts receivable:
  Trade (net of allowance for doubtful accounts
    of $111,626) ...............................................................       1,343,103
  Barter (Note 1E)..............................................................          86,436            1,429,539
                                                                                       ---------
Prepaid expenses................................................................                               58,742
                                                                                                           ----------
         Total Current Assets...................................................                            1,797,899
PLANT, PROPERTY AND EQUIPMENT (Note 1C)
  Technical equipment, studio and tower.........................................         546,091
  Office equipment and fixtures, and transportation
    equipment...................................................................         275,021
                                                                                       ---------
         .......................................................................         821,112
  Accumulated depreciation......................................................         539,886
                                                                                       ---------
         Net Plant, Property and Equipment......................................                              281,226
OTHER ASSETS (Note 1F)
Transmitter site leasehold interest, trademark,
  FCC license and goodwill (net of amortization
  of $1,324,485)................................................................       6,464,036
Deferred financing costs (net of amortization of
  $48,534)......................................................................          78,077
Lease costs (net of amortization of $1,925).....................................           2,713
Deposits .......................................................................         265,009
                                                                                       ---------

         Total Other Assets.....................................................                            6,809,835
                                                                                                           ----------

         TOTAL ASSETS...........................................................                           $8,888,960
                                                                                                           ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt (Note 3)....................................                           $  655,249
  Accounts payable:
    Trade.......................................................................                               42,694
    Barter (Note 1E)............................................................                               15,855
  Accrued expenses..............................................................                              119,342
                                                                                                           ----------
         Total Current Liabilities..............................................                              833,140
LONG-TERM DEBT
Notes payable (Note 3)
  AT&T Commercial Finance Company...............................................       3,427,000
  Transportation equipment financing............................................          28,531
  Stockholders (Note 3C)........................................................         217,345
                                                                                       ---------
         Total..................................................................       3,672,876
Less: Current portion...........................................................         655,249
                                                                                       ---------
         Total Long-Term Debt...................................................                            3,017,627
                                                                                                           ----------

         TOTAL LIABILITIES......................................................                            3,850,767
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY
Capital stock (par value $10; 1,000 shares authorized,
  180 shares issued and outstanding) (Note 5)...................................           1,800
Additional paid in capital......................................................         998,200
Retained earnings...............................................................       4,038,193
                                                                                       ---------
  Net Stockholders' Equity......................................................                            5,038,193
                                                                                                           ----------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............................                           $8,888,960
                                                                                                           ==========

See independent auditors' report.

    The accompanying notes are an integral part of the financial statements.

                           NEW AGE BROADCASTING, INC.

                    STATEMENT OF INCOME AND RETAINED EARNINGS
                          YEAR ENDED SEPTEMBER 30, 1994

GROSS BROADCASTING REVENUES..................................................                     $ 8,339,045
  Less agency commissions....................................................                      (1,029,036)
NET REVENUE..................................................................                       7,310,009
OPERATING EXPENSES
  Technical..................................................................     765,129
  Sales  ....................................................................   1,475,112
  General and administrative.................................................     423,845
                                                                                ---------

         Total Operating Expenses............................................                       2,664,086
                                                                                                  -----------

INCOME FROM OPERATIONS.......................................................                       4,645,923
OTHER INCOME, (EXPENSES)
  Interest income............................................................      57,771
  Officer compensation.......................................................   (220,000)
  Interest expense, bank.....................................................   (314,252)
  Interest expense, shareholders.............................................   (152,599)
  Amortization...............................................................   (229,305)
  Depreciation...............................................................    (98,946)
                                                                                --------

         Net Other Expenses..................................................                         957,331
                                                                                                  -----------

         NET INCOME..........................................................                       3,688,592
RETAINED EARNINGS, BEGINNING.................................................                         349,601
                                                                                                  -----------
RETAINED EARNINGS, ENDING....................................................                     $ 4,038,193
                                                                                                  ===========


See independent auditors' report.


    The accompanying notes are an integral part of the financial statements.

                           NEW AGE BROADCASTING, INC.

                             STATEMENT OF CASH FLOWS
                          YEAR ENDED SEPTEMBER 30, 1994

CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME...................................................................                            $ 3,688,592
ADJUSTMENTS TO RECONCILE NET INCOME TO
  NET CASH PROVIDED BY OPERATING ACTIVITIES:
  Add (deduct) expenses not using cash
    Depreciation and amortization............................................           328,251
    Increase in bad debt allowance...........................................            90,186
  Changes in assets and liabilities (Increase) decrease in:
      Accounts receivable....................................................         (373,497)
      Prepaid expenses.......................................................            14,230
    (Decrease) in:
      Accounts payable and accrued expenses..................................         (251,382)
                                                                                    ----------
         Total Adjustments...................................................                               (192,212)
                                                                                                         -----------
         Net Cash Provided by Operating Activities...........................                              3,496,380

CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for property and equipment....................................          (95,703)
  Expenditures for trademark acquisition.....................................          (35,432)
                                                                                    ----------
         Net Cash Used in Investing Activities...............................                              (131,135)

CASH FLOWS FROM FINANCING ACTIVITIES
  Acquisition of new financing, equipment....................................            17,623
  Repayment of bank debt.....................................................         (409,334)
  Repayment of shareholder debt..............................................       (3,697,401)
                                                                                    ----------
         Net Cash Used in Financing Activities...............................                             (4,089,112)
                                                                                                         -----------

NET DECREASE IN CASH.........................................................                              (723,867)
CASH, BEGINNING..............................................................                              1,033,485
                                                                                                         -----------
CASH, ENDING.................................................................                            $   309,618
                                                                                                         ===========

SUPPLEMENTAL INFORMATION
  Interest paid..............................................................                            $   453,224
                                                                                                         ===========

See independent auditors' report.


    The accompanying notes are an integral part of the financial statements.

                           NEW AGE BROADCASTING, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A. Organization

         New Age Broadcasting, Inc. was incorporated on November 19, 1987 under the laws of the State of Florida. Its principal office and place of business is in the Miami, Florida area.

  B. Operations

         The corporation is engaged in the business of operating an FM radio station, WXDJ-FM. Revenue is gained from the sale of commercial time to third parties.

  C. Plant, Property and Equipment

         All plant, property and equipment accounts are stated at cost; additions and major improvements are capitalized; expenditures for maintenance, repairs and minor renewals are expensed as incurred. Any gain or loss on disposition of assets is reflected in the statement of income. Depreciation of assets is computed by use of the straight-line method over the estimated useful lives of the respective assets, ranging from 5 to 7 years.

  D. Station Acquisition

         The corporation acquired the operating assets of WXDJ-FM on December 1, 1987 for a purchase price of $8,100,000. The total purchase price was allocated to the assets in proportion to their relative estimated fair market values based on independent appraisals obtained by management. The allocation of the purchase price is summarized, as follows:

Station furniture, fixtures and equipment.............................    $  472,210
Transmitter site leasehold interest, FCC license and goodwill.........     7,627,790
                                                                          ----------
Total Allocated Purchase Price........................................    $8,100,000
                                                                          ==========

  E. Barter Transactions

         Reciprocal trade agreement transactions for advertising time are recorded at fair market value of the merchandise or services received and are included in broadcast revenues and expenses. Any uncompleted transactions are recorded in accounts receivable and payable as appropriate.

                           NEW AGE BROADCASTING, INC.

  F. Intangible Assets

         Costs of acquiring the leasehold interest and FCC license, as well as financing and organization costs, are capitalized. These intangible assets are being amortized over the following estimated lives on a straight-line basis:

                                                                          AMORTIZATION
                                                                          EXPENSE FISCAL
                                                                            YEAR ENDED
                                                                           SEPTEMBER 30,
ASSET                                           COST         LIFE              1994
-----                                           ----         ----              ----
Transmitter site leasehold, FCC license
  and goodwill.............................  $7,753,090     40 years         $202,835
Trademark..................................      35,431     14 years              221
Deferred financing costs...................     126,612      5 years           25,322
Lease costs, new tower.....................       4,638      5 years              927
                                                                             --------
                                                                             $229,305
                                                                             ========

2.  CASH, RESTRICTED FUNDS

         The company has placed $100,000 in a restricted bank account to comply with State of Florida regulation related to a current promotional contest. The restriction is expected to be removed from these funds at the contest conclusion during the next quarter.

3.  FINANCING ARRANGEMENTS

  A. Notes Payable, AT&T Commercial Finance Corporation

         A term note was secured on October 29, 1992 from AT&T Commercial Finance Corporation in the original amount of $4,150,000. Monthly principal payments are required under the loan agreements as follows:

03/1/93 through 11/1/93........................      $40,000
12/1/93 through 11/1/94........................       33,000
12/1/94 through 11/1/95........................       36,000
12/1/95 through 11/1/96........................       40,000
12/1/96 through 10/1/97........................       44,000

         The remaining balance of the debt is due in full on November 1, 1997.

         Interest is due monthly on the debt calculated at a rate based on the prime rate plus two percent. At September 30, 1994 this rate was 9.75%.

         Substantially all corporate assets have been pledged to secure this obligation. In addition, the stockholders have pledged their stock and have given their personal guarantees to secure the obligation. The debt agreements include stipulations limiting capital expenditures, compensation, investments and dividends and for maintenance of a minimum level of working capital.

                           NEW AGE BROADCASTING, INC.

  B. Notes Payable, Transportation Equipment

         The company has secured financing for station vehicles in 1993 and 1994 from a local commercial bank. Forty-eight monthly payments of $742 are due including interest. The debts are secured by the vehicles financed, as well as by the personal guarantees of certain stockholders.

  C. Notes Payable, Stockholders

         Financing has been arranged from the stockholders on a demand basis. The original amount of this financing was $3,510,000 with the related accrued, unpaid interest amounting to $1,944,746 as of October 1, 1993. Due to stipulations contained in the AT&T Commercial Finance Corporation loan agreements described above, this debt and the related accrued, unpaid interest has previously been classified as long term obligations of the company. By agreement between the parties in fiscal year 1994, the company was permitted to use excess cash to repay stockholder debt. As of September 30, 1994, $217,345 remained due to the stockholders and was repaid in October, 1994.

  D. The notes mature over the next three years as follows:

YEAR ENDING SEPTEMBER 30

1995..................................................     $  655,249
1996..................................................        484,905
1997..................................................      2,532,722
                                                           ----------
                                                           $3,672,876
                                                           ==========

4.  INCOME TAXES

         Effective March 1, 1988, the company elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and the State of Florida Code with a fiscal year ending on September 30. Under these provisions, the company does not pay federal or state corporate income taxes on its income. The individual stockholders are liable for federal and state income taxes on their respective shares of the company's taxable income.

         From inception to February 29, 1988, the company was taxed under provisions Subchapter C of the Internal Revenue Code which taxes the company directly on its income. The company had incurred net operating losses of $360,260, for tax purposes, which are available to be carried over to offset taxable income in future years up to 2002 should "C" status be elected at some future date prior to 2002.

5.  CAPITAL STOCK

         The company is authorized to issue 1,000 shares of common stock with a par value of $10. At the time of issuance, this stock is designated to be either voting or nonvoting by action of the Board of Directors. On February 29, 1988, the company issued and has outstanding 180 shares of common stock, which consist of 49 voting shares and 131 nonvoting shares.

                           NEW AGE BROADCASTING, INC.

6. COMMITMENTS AND CONTINGENCIES

  A. Office Space Lease

         The company has secured office space in Miami, Florida under a lease which commenced May 21, 1991. The company has exercised its second renewal option under that lease for the period June 1, 1994 through May 31, 1996.

  B. Antenna Tower Lease

         The company has secured antenna tower space at a facility in Miami and is currently operating at that site under a temporary FCC operating permit. The lease covering these facilities is for a five-year period, with six five-year renewal periods, commencing September 1, 1992 with monthly rents of $3,500 plus sales tax.

         The antenna facility lease contains provisions allowing for the subletting of the facility subject to typical landlord approval policies. The company is in the process of obtaining a new site for its permanent transmitter facility. In the event that the company relocates its antenna facility prior to the expiration of the lease term, a duplicate rental payment would be expected if a suitable replacement tenant cannot be located for the existing facility.

  C. Minimum rents are required under the above leases as follows:

                                                OFFICE      ANTENNA
YEAR ENDING SEPTEMBER 30,                        SPACE       TOWER      TOTAL
-------------------------                        -----       -----      -----
1995.....................................      $ 60,472    $ 44,940   $105,412
1996.....................................        42,190      44,940     87,130
1997.....................................            --      41,195     41,195
                                               --------    --------   --------
                                               $102,662    $131,075   $233,737
                                               ========    ========   ========

         Rent expense for the year ended September 30,1994 amounted to $108,783.

  D. The company has obtained office equipment under the terms of a lease which has been recorded as a capitalized lease transaction. In this transaction, both the asset and the corresponding liability have been recorded. The terms of the lease agreement require the payment of 60 monthly installments of $141 including interest.

  E. Temporary Operating Permit

         The company is broadcasting from the facility in Miami, Florida under the authority of a special temporary authorization granted by the FCC. This authorization was necessary due to the destruction of the permanent tower by Hurricane Andrew. This special temporary authorization expires on February 14, 1995. The company has filed an application of extension, which is being reviewed by the FCC. Although an extension has not yet been granted and the company has not returned to its original facility, management expects no interruption in operations due to its continuing efforts in obtaining a permanent transmitter facility.

  F. The company had bank deposits of $109,618 at September 30, 1994 in excess of federally insured limits.

                           NEW AGE BROADCASTING, INC.

7.  RELATED PARTY TRANSACTIONS

         Affiliated companies will utilize the station as part of their promotional programming from time to time. Rates and terms for these spots are similar to those offered to other customers. During the fiscal year, these cash spots amounted to $58,775 of gross billings.

8.  SUBSEQUENT EVENT

         An agreement has been made by the owners of the corporation to acquire the assets and operations of another radio station in the South Florida area. The acquisition will actually be undertaken by a new corporation with identical ownership as the company. It is expected that the acquisition financing arrangements will involve a refinancing of the debt discussed in note 3A, with the new loan balance secured by the assets of both companies.

                          INDEPENDENT AUDITORS' REPORT

The Shareholders
New Age Broadcasting, Inc. and
  The Seventies Broadcasting Corporation
Miami, Florida 33145


Gentlemen:

         We have audited the accompanying combined balance sheet of New Age Broadcasting, Inc. and the Seventies Broadcasting Corporation (both S corporations) as of September 30, 1995 and the related combined statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion the financial statements referred to above present fairly in all material respects, the financial position of New Age Broadcasting, Inc. and The Seventies Broadcasting Corporation as of September 30, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                             VOYNOW, BAYARD AND COMPANY
                                             Certified Public Accountants

Ft. Lauderdale, Florida
November 7, 1995

                           NEW AGE BROADCASTING, INC.
                                       AND
                     THE SEVENTIES BROADCASTING CORPORATION
                             COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1995


                                     ASSETS
CURRENT ASSETS
Cash and cash equivalents (Note 6F)........................................                            $ 1,413,127
Accounts receivable:
  Trade (net of allowance for doubtful accounts of $64,757)................    2,326,187
  Barter (Note 1D).........................................................       52,484
                                                                              ----------
                                                                                                         2,378,671
  Prepaid expenses.......................................................                                  117,220
                                                                                                       -----------
                                                                                                         3,909,018
PLANT, PROPERTY AND EQUIPMENT (Note 1E)
  Technical equipment, studio and tower..................................      1,757,993
  Office equipment and fixtures, and transportation equipment............        503,188
  Capitalized tower lease (Note 3).......................................        643,686
                                                                              ----------
                                                                               2,904,867
  Accumulated depreciation...............................................        913,455
                                                                              ----------
                                                                                                         1,991,412
OTHER ASSETS (Note 1F)
  Transmitter site leasehold interests, trademark, FCC licenses
    and goodwill (net of amortization of $1,848,071)                          25,739,435
  Deferred financing costs (net of amortization of $66,139)                      429,891
  Lease costs (net of amortization of $2,849)                                      1,789
  Deposits                                                                       273,035
                                                                              ----------
                                                                                                        26,444,150
                                                                                                       -----------
         TOTAL ASSETS....................................................                              $32,344,580
                                                                                                       ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt (Notes 2 and 3)......................                              $ 1,500,713
  Accounts payable, Trade................................................                                  210,398
  Accrued expenses.......................................................                                  283,401
                                                                                                       -----------
                                                                                                         1,994,512
LONG-TERM DEBT Notes payable (Note 2):
  AT&T Commercial Finance Corporation....................................     23,435,921
  Transportation equipment financing.....................................         19,628
  Stockholders (Note 2C).................................................      1,450,000
  Capital lease obligation (Note 3)......................................        641,523
                                                                              ----------
                                                                              25,547,072
Less: Current portion....................................................      1,500,713
                                                                              ----------
                                                                                                        24,046,359
                                                                                                       -----------
TOTAL LIABILITIES........................................................                               26,040,871
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY
  Capital stock (Note 5).................................................      1,080,000
  Retained earnings......................................................      5,223,709
                                                                              ----------
         Total Stockholders' Equity......................................                                6,303,709
                                                                                                       -----------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................                              $32,344,580
                                                                                                       ===========


See independent auditors' report.

    The accompanying notes are an integral part of the financial statements.

                           NEW AGE BROADCASTING, INC.
                                       AND
                     THE SEVENTIES BROADCASTING CORPORATION

               COMBINED STATEMENT OF INCOME AND RETAINED EARNINGS
                          YEAR ENDED SEPTEMBER 30, 1995



GROSS BROADCASTING REVENUES..............................................                              $13,414,345
  Less: agency commissions...............................................                               (1,793,697)
NET REVENUE..............................................................                               11,620,648
OPERATING EXPENSES
  Technical..............................................................      1,591,184
  Sales  ................................................................      2,203,143
  General and administrative.............................................        923,126
                                                                             -----------
                                                                                                         4,717,453
                                                                                                       -----------
INCOME FROM OPERATIONS...................................................                                6,903,195
OTHER INCOME (EXPENSES)
  Interest income........................................................         46,667
  Officer compensation...................................................       (347,500)
  Interest expense, bank.................................................     (2,000,679)
  Amortization...........................................................       (669,832)
  Depreciation...........................................................       (363,590)
  Abandonment loss.......................................................       (110,527)
                                                                             -----------
                                                                                                        (3,445,461)
                                                                                                       -----------
         NET INCOME......................................................                                3,457,734
RETAINED EARNINGS, BEGINNING.............................................                                4,006,630
                                                                                                       -----------
                                                                                                         7,464,364
LESS: DISTRIBUTIONS......................................................                                2,240,655
                                                                                                       -----------

RETAINED EARNINGS, ENDING................................................                              $ 5,223,709
                                                                                                       ===========


See independent auditors' report.


    The accompanying notes are an integral part of the financial statements.

                           NEW AGE BROADCASTING, INC.
                                       AND
                     THE SEVENTIES BROADCASTING CORPORATION

                        COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED SEPTEMBER 30, 1995

CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME...............................................................                              $ 3,457,734
ADJUSTMENTS TO RECONCILE NET INCOME TO
  NET CASH PROVIDED BY OPERATING ACTIVITIES:
  Add (deduct) expenses not using cash
  Depreciation and amortization..........................................      1,043,401
  Loss on abandonment of assets..........................................        110,527
  Decrease in bad debt allowance.........................................        (46,869)
Changes in assets and liabilities (Increase) decrease in:
    Accounts receivable..................................................       (831,486)
    Prepaid expenses.....................................................         (1,802)
    Deposit..............................................................         (8,026)
  Increase in:
    Accounts payable and accrued expenses................................        219,853
                                                                             -----------
                                                                                                           485,598
                                                                                                       -----------
  Net Cash Provided by Operating Activities..............................                                3,943,332

CASH FLOWS FROM INVESTING ACTIVITIES
  Cash purchase of property and equipment................................     (1,541,440)
  Expenditures for license acquisition...................................    (18,548,970)
  Expenditures for trademark.............................................         (1,120)
  Expenditures for loan costs............................................       (447,210)
                                                                             -----------
         Net Cash (Used in) Investing Activities.........................                              (20,538,740)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds of bank loan, net.............................................     22,137,858
  Repayment of shareholder debt..........................................       (117,345)
  Distributions paid.....................................................     (2,240,655)
  Repayment of bank debt.................................................     (2,140,000)
                                                                             -----------
         Net Cash Provided by Financing Activities.......................                               17,639,858
                                                                                                       -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS................................                                1,044,450
CASH AND CASH EQUIVALENTS, BEGINNING.....................................                                  368,677
                                                                                                       -----------
CASH AND CASH EQUIVALENTS, ENDING........................................                              $ 1,413,127
                                                                                                       ===========
SUPPLEMENTAL INFORMATION
  Interest paid..........................................................                              $ 1,908,049
                                                                                                       ===========

See independent auditors' report.

    The accompanying notes are an integral part of the financial statements.

                           NEW AGE BROADCASTING, INC.
                                       AND
                     THE SEVENTIES BROADCASTING CORPORATION

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A. Organization and Operations

         New Age Broadcasting, Inc. and The Seventies Broadcasting Corporation are incorporated under the laws of the State of Florida with principal offices and places of business in the Miami, Florida area. The corporations are engaged in the business of operating FM radio stations, WXDJ-FM and WRMA-FM. Revenue is earned from the sale of commercial time.

  B. Principles of Combination

         The financial statements of the two corporations have been presented on a combined basis, as of September 30, 1995, because of their identical operation, management and ownership. In addition, a common sales staff offers commercial advertisements to customers from either one or both stations. All material intercompany transactions and balances are eliminated in combination.

  C. Station Acquisitions

         New Age Broadcasting, Inc. acquired the operating assets of WXDJ-FM on December 1, 1987 for a purchase price of $8,100,000. The Seventies Broadcasting Corporation acquired the operating assets of WRMA-FM on January 26, 1995 for a purchase price of $21,250,000. The total purchase price was allocated to the assets acquired in proportion to their relative estimated fair market values based on independent appraisals obtained by management. The allocations are summarized as follows:

                                                                               WXDJ               WRMA
                                                                               ----               ----
Station furniture, fixtures and equipment...............................   $  472,210           $ 1,451,030
Transmitter site leasehold interest, FCC license
  and goodwill .........................................................    7,627,790            19,798,970
                                                                           ----------           -----------
Total Purchase Price....................................................   $8,100,000           $21,250,000
                                                                           ==========           ===========

  D. Barter Transactions

         Reciprocal trade agreement transactions for advertising time are recorded at the fair market value of the merchandise or services received and are included in broadcast revenues and expenses. Any incomplete transactions are recorded in accounts receivable or payable where appropriate.

  E. Plant, Property and Equipment

         Plant, property and equipment is stated at cost; additions and major improvements are capitalized; expenditures for maintenance, repairs and minor renewals are expensed as incurred. Any gain or loss on disposition of assets is reflected in the statement of income. Depreciation of assets is computed by use of the straight-line method over the estimated useful lives of the respective assets, ranging from 5 to 10 years.

                           NEW AGE BROADCASTING, INC.
                                       AND
                     THE SEVENTIES BROADCASTING CORPORATION

            NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


  F. Intangible Assets

         Costs of acquiring the leasehold interest and FCC license, as well as financing costs, are capitalized. These intangible assets are being amortized over the following estimated lives on a straight-line basis:

                                                                                                     AMORTIZATION
                                                                                                       EXPENSE
                                                                                                      YEAR ENDED
                                                                                                     SEPTEMBER 30,
ASSET                                                           COST                LIFE                 1995
-----                                                           ----                ----                 ----
Transmitter site leaseholds, FCC licenses
  and goodwill..........................................     $27,552,060          40 years             $523,807
Trademark...............................................          35,431          14 years                  885
Deferred financing costs................................         496,040           5 years              144,216*
Lease costs, new tower..................................           4,638           5 years                  924
                                                                                                       --------
                                                                                                       $669,832

*Includes $39,755 of unexpired cost on old debt at time of refinancing.

  G. Statement of Cash Flows

         For purposes of the statement of cash flows, the companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

2.  FINANCING ARRANGEMENTS

  A. Note Payable, AT&T Commercial Finance Corporation

         A term note was secured on January 26, 1995 from AT&T Commercial Finance Corporation with the original principal amount of approximately $25,400,000. The financing was used in the acquisition of the assets of WRMA-FM and the refinancing of the remaining debt balance of WXDJ-FM, amounting to $3,322,000.
Monthly principal payments are required under the loan agreement as follows:

03/01/95 through 02/01/96.............................      $ 80,000
03/01/96 through 02/01/97.............................       150,000
03/01/97 through 02/01/98.............................       165,000
03/01/98 through 02/01/99.............................       180,000
03/01/99 through 01/01/2000...........................       200,000

         The remaining balance of the debt is due in full on February 1, 2000.

         Interest is due monthly on the debt calculated at a rate based on the commercial paper rate plus four percent. At September 30, 1995 this rate was 9.86%.

                           NEW AGE BROADCASTING, INC.
                                       AND
                     THE SEVENTIES BROADCASTING CORPORATION

            NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


         Substantially all corporate assets have been pledged to secure this obligation. In addition, the stockholders have extended their personal guarantees in the aggregate amount of $5,000,000. The debt agreements include stipulations limiting capital expenditures, compensation, investments, dividends and for the maintenance of minimum levels of working capital.

  B. Notes Payable, Transportation Equipment

         The company has secured financing for station vehicles in 1993 and 1994 from a local commercial bank. Forty-eight monthly payments of $742 are due including interest. The debts are secured by the vehicles financed, as well as by the personal guarantees of certain stockholders.

  C. Notes Payable, Stockholders

         Financing has been arranged from the stockholders on a demand basis in the amount of $1,450,000. Annual interest has been accrued at the rate of six percent. This debt has been subordinated to the AT&T Commercial Finance Corporation obligation.

  D. The notes mature over the next five years as follows:

YEAR ENDING SEPTEMBER 30
------------------------
1996.....................................   $ 1,458,903
1997.....................................     1,913,903
1998.....................................     2,086,822
1999.....................................     2,300,000
2000.....................................    17,245,921
                                            -----------
                                            $25,005,549

3.  CAPITAL LEASE

         As part of the acquisition of WRMA-FM, the company assumed the obligation of a lease for space on the transmission tower. The lease is for a fifty year term which commenced February 1, 1988. Based on the provisions of Financial Accounting Standards Board Statement No. 13, the lease meets the criteria of a capital lease and, accordingly, has been recorded as an asset with a capitalized cost of $643,686. Depreciation of $9,979 and interest of $25,700, related to this asset, have been charged to operations and included in technical expenses on the income statement.

         In the initial year of the lease the annual base rent amounted to $36,100 payable monthly. The rent increases annually by the U.S. Department of Labor Consumer Price Index but never by more than 10%.

                           NEW AGE BROADCASTING, INC.
                                       AND
                     THE SEVENTIES BROADCASTING CORPORATION

            NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


         Future minimum lease payments inclusive of CPI increases to date, under the capitalized lease are as follows:

YEAR ENDING SEPTEMBER 30
------------------------
1996.................................................................................................    $   44,576
1997.................................................................................................        44,576
1998.................................................................................................        44,576
1999.................................................................................................        44,576
2000.................................................................................................        44,576
Thereafter...........................................................................................     1,663,872
                                                                                                         ----------
         Total.......................................................................................     1,886,752
Less amount representing interest assuming an implicit effective
  rate of 6%.........................................................................................     1,245,231
                                                                                                         ----------
Present value of minimum lease payments..............................................................    $  641,521
                                                                                                         ==========

4.  INCOME TAXES

         Both New Age Broadcasting, Inc., effective March 1, 1988, and The Seventies Broadcasting Corporation, effective July 8, 1994 have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and the State of Florida Code with fiscal years ending on September 30 and December 31, respectively. Under these provisions, the company does not pay federal or state corporate income taxes on its income. The individual stockholders are liable for federal and state income taxes on their respective shares of the company's taxable income.

         From inception to February 29, 1988, New Age Broadcasting, Inc. was taxed under provisions of Subchapter C of the Internal Revenue Code in which the company is taxed directly on its income. The company had incurred net operating losses of $360,260, for tax purposes, which are available to be carried over to offset taxable income in future years up to year 2002 should "S" status be terminated at some future date prior to year 2002.

5.  CAPITAL STOCK

         New Age Broadcasting, Inc. is authorized to issue 1,000 shares of common stock with a par value of $10. At the time of issuance, this stock was designated to be either voting or nonvoting by action of the Board of Directors. The company issued on February 29, 1988 and has outstanding 180 shares, consisting of 49 voting shares and 131 nonvoting shares.

         Seventies Broadcasting Corporation is authorized to issue 7,500 shares of common stock with a par value of $.01. The company issued on July 8, 1994 and has outstanding 1,000 shares.

                           NEW AGE BROADCASTING, INC.
                                       AND
                     THE SEVENTIES BROADCASTING CORPORATION

            NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


6.  COMMITMENTS AND CONTINGENCIES

  A. Office Space Leases

         Each company has secured office space in Miami, Florida under a five-year lease which expires on April 30, 2000 with a five year renewal option exercisable at that time.

  B. Antenna Tower Lease

         New Age Broadcasting, Inc. has secured antenna tower space at a facility in Miami and is currently operating at that site under a temporary FCC operating permit. The lease covering these facilities is for a five-year period, with six five-year renewal periods, commencing September 1, 1992 with monthly rents of $3,500 plus sales tax.

         The antenna facility lease contains provisions allowing for the subletting of the facility subject to typical landlord approval policies. The company is in the process of obtaining a new site for its permanent transmitter facility. In the event that the company relocates its antenna facility prior to the expiration of the lease term, a duplicate rental payment would be expected if a suitable replacement tenant cannot be located for the existing facility.

         The Seventies Broadcasting Corporation antenna tower facility arrangement is detailed in Note 3.

  C. Minimum rentals required under the above noncancellable operating leases are as follows:

                                                                                         ANTENNA
                                                              OFFICE SPACE                TOWER
YEAR ENDING SEPTEMBER 30,                               WXDJ             WRMA             WXDJ           TOTAL
-------------------------                               ----             ----             ----           -----
1996..............................................    $64,332          $70,875           $42,000          $177,207
1997..............................................     66,444           70,875            42,000           179,319
1998..............................................     66,444           70,875            38,500           175,819
1999..............................................     66,444           70,875                             137,319
2000..............................................     22,150           23,625                              45,775

Rent expense for the year ended September 30, 1995 amounted to $239,249.

  D. Station Vehicles

         The Seventies Broadcasting Corporation has assumed vehicle leases acquired in the acquisition. Remaining payments on these leases which expire in 1996 are $5,695.

                           NEW AGE BROADCASTING, INC.
                                       AND
                     THE SEVENTIES BROADCASTING CORPORATION

            NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


  E. Temporary Operating Permit

         New Age Broadcasting, Inc. is broadcasting from the facility in Miami, Florida under the authority of a special temporary authorization granted by the FCC. This authorization was necessary due to the destruction of the permanent tower by Hurricane Andrew. This special temporary authorization expires on February 14, 1996. Although an extension has not yet been granted and the company has not returned to its original facility, management expects no interruption in operations due to a construction permit granted by the FCC for a new antenna and tower location and a pending application for a city of license change which would allow WXDJ to remain at the existing temporary tower location on a permanent basis.

  F. The companies have bank deposits of $74,537 at September 30, 1995 in excess of federally insured limits. The companies at September 30, 1995 have $1,178,295 on deposit with the Merrill Lynch Institutional Fund (an uninsured fund).

  G. Litigation

         The Seventies Broadcasting Corporation is involved in a lawsuit over a lease for office space occupied by the company when it acquired WRMA. Management believes that the lease is unenforceable and the company has since relocated from these premises. Management believes that it will prevail in this legal action and has, accordingly, made no provision in the financial statements for any amounts under the lease obligation.

7.  RELATED PARTY TRANSACTIONS

         Affiliated companies will occasionally utilize the stations as part of their promotional programming. Rates and terms for these spots are similar to those offered to other customers. During the fiscal year, revenue from these cash spots amounted to $273,680.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders
  New Age Broadcasting Inc.
  and The Seventies Broadcasting Corporation:

         We have audited the accompanying combined balance sheet of New Age Broadcasting Inc. and The Seventies Broadcasting Corporation as of September 30, 1996 and the related combined statements of income, changes in stockholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of New Age Broadcasting Inc. and The Seventies Broadcasting Corporation as of September 30, 1996, and the results of their operations and their cash flows for the year ended September 30, 1996, in conformity with generally accepted accounting principles.


                                                 KPMG Peat Marwick LLP

New York, New York
November 15, 1996

                          NEW AGE BROADCASTING INC. AND
                     THE SEVENTIES BROADCASTING CORPORATION

                             COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1996

                             ASSETS (NOTES 2 AND 6)

Current assets:
  Cash and cash equivalents........................................................................    $   535,243
  Receivables, net of allowance for doubtful accounts of $47,669...................................      2,468,932
  Prepaid expenses and other current assets........................................................        113,360
                                                                                                       -----------
         Total current assets......................................................................      3,117,535
Property and equipment, net of accumulated depreciation of $1,299,069 (note 4).....................      1,751,679
Intangible assets, net of accumulated amortization of $2,705,959 (note 5) .........................     25,382,210
Other assets.......................................................................................        306,722
                                                                                                       -----------
                                                                                                       $30,558,146
                                                                                                       ===========
                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt (note 6)......................................................       1,912,594
  Current portion of capital lease obligation (note 8)............................................           3,621
  Accounts payable................................................................................          56,122
  Accrued expenses (note 9).......................................................................         550,948
  Unearned revenue................................................................................          62,878
                                                                                                       -----------
         Total current liabilities................................................................       2,586,163
Long-term debt, less current portion (note 6).....................................................      20,462,743
Capital lease obligation, less current portion (note 8)...........................................         635,336
Commitments and contingencies (notes 2, 8 and 9)
Stockholders' equity:
  New Age Broadcasting common stock, $10 par value.  Authorized
    1,000 shares; 180 shares issued and outstanding...............................................           1,800
  The Seventies Broadcasting Corporation common stock, $.01 par value.  Authorized 7,500 shares; 1,000 shares issued and
    outstanding...................................................................................              10
  Additional paid-in-capital......................................................................       1,078,190
  Retained earnings...............................................................................       5,793,904
                                                                                                       -----------

         Total stockholders' equity...............................................................       6,873,904
                                                                                                       -----------
                                                                                                       $30,558,146
                                                                                                       ===========

            See accompanying notes to combined financial statements.

                          NEW AGE BROADCASTING INC. AND
                     THE SEVENTIES BROADCASTING CORPORATION

                          COMBINED STATEMENT OF INCOME
                          YEAR ENDED SEPTEMBER 30, 1996

Gross revenues (note 7)..........................................................................     $16,070,961
Less agency commissions..........................................................................      (2,110,537)
                                                                                                      -----------
         Net revenues............................................................................      13,960,424
                                                                                                      -----------

Operating expenses (notes 8 and 9):
  Selling........................................................................................       1,524,965
  General and administrative.....................................................................       1,521,784
  Programming....................................................................................       1,360,601
  Advertising and promotion......................................................................         581,510
  Engineering....................................................................................         245,943
  Officers' salaries.............................................................................         275,000
  Depreciation and amortization..................................................................       1,076,224
                                                                                                      -----------
                                                                                                        6,586,027
                                                                                                      -----------
         Operating income.......................................................................        7,374,397
Interest expense, net of interest income of $43,864 (note 7) ...................................       (2,261,202)
                                                                                                      -----------

         Net income.............................................................................      $ 5,113,195
                                                                                                      ===========



            See accompanying notes to combined financial statements.

                          NEW AGE BROADCASTING INC. AND
                     THE SEVENTIES BROADCASTING CORPORATION

                        COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED SEPTEMBER 30, 1996

Cash flows from operating activities:
   Net income...................................................................................      $ 5,113,195
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization..............................................................        1,076,224
     Change in allowance for doubtful accounts..................................................          (17,088)
     Amortization of deferred financing costs...................................................           99,205
     Changes in operating assets and liabilities:
       Increase in receivables..................................................................          (73,173)
       Increase in prepaid expenses and other current assets....................................          (33,687)
       Decrease in other assets.................................................................           (3,860)
       Decrease in accounts payable.............................................................         (154,276)
       Increase in accrued expenses.............................................................          337,172
       Decrease in unearned revenue.............................................................           (6,747)
                                                                                                      -----------

       Total adjustments........................................................................         1,231,490
                                                                                                       -----------

       Net cash provided by operating activities................................................         6,344,685
                                                                                                       -----------

Cash flows from investing activities:
  Additions to property and equipment...........................................................         (145,881)
  Additions to intangible assets................................................................             (910)
                                                                                                      -----------

       Net cash used in investing activities....................................................         (146,791)
                                                                                                      -----------

Cash flows from financing activities:
  Repayments of long-term debt..................................................................       (1,080,212)
  Repayment of stockholders' loans..............................................................       (1,450,000)
  Payments of capital lease obligation..........................................................           (2,566)
  Distributions to stockholders.................................................................       (4,543,000)
                                                                                                      -----------

       Net cash used in financing activities....................................................       (7,075,778)
                                                                                                      -----------

       Net decrease in cash and cash equivalents................................................         (877,884)

Cash and cash equivalents at beginning of year..................................................         1,413,127
                                                                                                      ------------
Cash and cash equivalents at end of year........................................................      $    535,243
                                                                                                      ============

Supplemental cash flow information:
  Cash paid for interest........................................................................      $  2,298,491
                                                                                                      ============


            See accompanying notes to combined financial statements.

                          NEW AGE BROADCASTING INC. AND
                     THE SEVENTIES BROADCASTING CORPORATION

              COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                          YEAR ENDED SEPTEMBER 30, 1996

                                     NEW AGE BROADCASTING INC.             THE SEVENTIES BROADCASTING CORP.     COMBINED
                               --------------------------------------    -----------------------------------    --------
                               COMMON  STOCK   ADDITIONAL                COMMON  STOCK  ADDITIONAL              ADDITIONAL
                               NO. OF   PAR    PAID-IN     RETAINED      NO. OF   PAR    PAID-IN    RETAINED     PAID-IN
                               SHARES  VALUE   CAPITAL     EARNINGS      SHARES  VALUE   CAPITAL    EARNINGS     CAPITAL
Balance at September 30, 1995   180   $1,800   $998,200   $ 4,991,242    1,000   $10     $79,990   $ 232,467    $1,078,190
Distributions to stockholders   --      --         --      (3,683,000)    --      --        --      (860,000)         --
Net income ..................   --      --         --       4,260,991     --      --        --       852,204          --
                                ---   ------   --------   -----------    -----   ---     -------   ---------    ----------
Balance at September 30, 1996   180   $1,800   $998,200   $ 5,569,233    1,000   $10     $79,990   $ 224,671    $1,078,190
                                ===   ======   ========   ===========    =====   ===     =======   =========    ==========

                                             COMBINED
                                    ---------------------------
                                     RETAINED      STOCKHOLDERS'
                                     EARNINGS         EQUITY
Balance at September 30, 1995      $ 5,223,709    $ 6,303,709
Distributions to stockholders       (4,543,000)    (4,543,000)
Net income ..................        5,113,195      5,113,195
                                   -----------    -----------
Balance at September 30, 1996      $ 5,793,904    $ 6,873,904
                                   ===========    ===========


            See accompanying notes to combined financial statements.

                          NEW AGE BROADCASTING INC. AND
                     THE SEVENTIES BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

(1)  ORGANIZATION AND NATURE OF BUSINESS

         New Age Broadcasting Inc. ("New Age") and The Seventies Broadcasting Corporation ("SBC") (collectively, the "Companies") are each incorporated under the laws of the State of Florida and have their principal places of business in the Miami, Florida area. The Companies are owned by the same principal stockholders and are engaged in the business of operating radio stations. New Age owns and operates radio station WXDJ-FM and SBC owns and operates radio station WRMA-FM, both serving the greater Miami area.

(2)  DISPOSITION OF ASSETS

         In September 1996, the Companies entered into an agreement to sell substantially all of the Companies' collective assets used or useful in the operation of its radio stations for approximately $111 million, subject to adjustments based on broadcast cash flow, as defined in the agreement. Completion of the transaction is pending FCC approval, among other things. Under the terms of the agreement, the buyer has delivered a $10 million letter of credit to the Companies. The Companies may draw upon the letter of credit if an event of default occurs, as defined in the agreement. If an event of default occurs, liquidated damages are limited to $30 million, as defined in the agreement.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)  BASIS OF PRESENTATION

         The combined financial statements include the accounts of both New Age and SBC. All significant intercompany balances and transactions have been eliminated in combination.

         (b)  REVENUE RECOGNITION

         Revenues are recognized when advertisements are aired.

         (c)  PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. The Company depreciates the cost of its office and radio station equipment and furniture and fixtures using the straight-line method over estimated useful lives, which range from five to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining life of the lease or the useful life of the improvements.

         (d)  INTANGIBLE ASSETS

         Intangible assets consist of the excess of cost over the aggregate fair value of the net assets acquired, as well as the values attributed to identifiable intangibles. Such costs are being amortized on a straight-line basis over the respective estimated useful lives, which range from five to 40 years. In evaluating the recoverability of intangible assets, management gives consideration to a number of factors, including the operating performance of its stations and dispositions of other radio properties in specific markets, among other things.

                          NEW AGE BROADCASTING INC. AND
                     THE SEVENTIES BROADCASTING CORPORATION

              NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


         (e)  USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         (f)  BARTER TRANSACTIONS

         The Company records barter transactions at the fair value of goods or services received.

         (g)  INCOME TAXES

         New Age and SBC have elected to be taxed as S corporations, with fiscal years ending on September 30 and December 31, respectively, under the Internal Revenue Code and the State of Florida Code. Accordingly, the Companies do not pay Federal or state income taxes, as their stockholders will include their pro-rata share of taxable income or loss in their individual income tax returns. New Age has $278,885 on deposit with the Internal Revenue Service relating to the difference in taxes that would be payable for its stockholders on a calendar year basis versus a fiscal year basis. This amount is classified as other assets in the accompanying combined balance sheet.

         From inception to February 29, 1988, New Age was taxed under the provisions of subchapter C of the Internal Revenue Code. During that period, the Company incurred net operating losses of $360,260 for tax purposes, which are available to be carried forward to offset taxable income in future years up to 2002, should S corporation status be terminated before then.

         (h)  FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts reported in the accompanying combined balance sheet for cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair values.

         (i)  CASH EQUIVALENTS

         The Companies consider all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

                          NEW AGE BROADCASTING INC. AND
                     THE SEVENTIES BROADCASTING CORPORATION

              NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


(4)  PROPERTY AND EQUIPMENT

         Property and equipment consist of the following at September 30, 1996:

Transmitter equipment................................................................................   $ 1,059,548
Studio and technical equipment.......................................................................       792,826
Capitalized tower lease..............................................................................       643,686
Furniture and fixtures...............................................................................       378,515
Leasehold improvements...............................................................................        61,894
Vehicles.............................................................................................        46,346
Computer equipment...................................................................................        28,448
Construction in progress.............................................................................        39,485
                                                                                                        -----------
                                                                                                          3,050,748
Less accumulated depreciation........................................................................    (1,299,069)
                                                                                                        -----------
                                                                                                        $ 1,751,679


(5)  INTANGIBLE ASSETS

     Intangible assets consist of the following at September 30, 1996:

FCC licenses.........................................................................................   $27,552,060
Loan acquisition costs...............................................................................       496,040
Trademarks...........................................................................................        35,431
Tower lease costs....................................................................................         4,638
                                                                                                        -----------
                                                                                                         28,088,169
Less accumulated amortization........................................................................    (2,705,959)
                                                                                                        -----------
                                                                                                        $25,382,210

(6)  LONG-TERM DEBT

     Long-term debt consists of the following at September 30, 1996:
AT&T Commercial Finance Corporation note, payable in monthly installments plus interest at the 30-day commercial paper
  rate plus 3.75%(a).................................................................................   $22,365,921
Barnett Bank note, payable in monthly installments of
  $375, including interest at 7.75%(b)...............................................................         3,284
Barnett Bank note, payable in monthly installments of
  $367, including interest at 6.25%(b)...............................................................         6,132
                                                                                                        -----------
                                                                                                         22,375,337
Less current portion.................................................................................    (1,912,594)
                                                                                                        -----------
                                                                                                        $20,462,743

                          NEW AGE BROADCASTING INC. AND
                     THE SEVENTIES BROADCASTING CORPORATION

              NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


         (a) A term note was secured on January 26, 1995 from AT&T Commercial Finance Corporation. The original principal amount of approximately $25,400,000 was used to finance the purchase of the operating assets of WRMA-FM by SBC in January 1995 and to refinance existing debt of New Age in the amount of $3,322,000.

                  The term note was amended on February 16, 1995 and August 1, 1996 to remove or replace certain provisions of the original loan agreement.

                  The Companies may elect to defer principal payments in the event that certain criteria are met, including adherence to certain financial ratio covenants and the existence of no events of default. In July 1996, the Company elected to defer principal payments under this provision, totalling $450,000.

                  Interest is due monthly in arrears on the balance of principal outstanding at the beginning of each month, at a rate based on the 30-day commercial paper rate plus 3.75%. At September 30, 1996, this rate was 9.15%.

                  Substantially all of the Companies' assets have been pledged as security under this agreement. In addition, the stockholders of the companies have personally guaranteed the obligation in an aggregate amount of $3,000,000. The agreement contains covenants and stipulations, including limits on capital expenditures, directors' compensation, investment and distributions, and the maintenance of various financial ratios, among other things.

                  The loan agreement requires monthly principal payments according to the following schedule:

                  March 1, 1995 through February 1, 1996..........      $ 80,000
                  March 1, 1996 through February 1, 1997..........       150,000
                  March 1, 1997 through February 1, 1998..........       165,000
                  March 1, 1998 through February 1, 1999..........       180,000
                  March 1, 1999 through February 1, 2000..........       200,000

                  The remaining principal balance is due on February 1, 2000. At September 30, 1996, the carrying value of this indebtedness approximates market value.

         (b) The Companies also secured financing from Barnett Bank of South Florida for station vehicles purchased in 1993 and 1994. These obligations are secured by the vehicles that were financed and by the personal guarantees of certain stockholders.

                          NEW AGE BROADCASTING INC. AND
                     THE SEVENTIES BROADCASTING CORPORATION

              NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


         The scheduled maturities of long-term debt are as follows at September 30, 1996:

FISCAL YEAR
ENDING
SEPTEMBER 30,
-------------
1997........................................................   $ 1,912,594
1998........................................................     2,086,822
1999........................................................     2,300,000
2000........................................................    16,075,921
                                                               -----------
                                                               $22,375,337

(7)  RELATED PARTY TRANSACTIONS

         The Companies have had transactions in the normal course of business with entities whose owners are also stockholders of the Companies. The Companies have sold commercial air time to entities owned by the Companies' stockholders at varying rates, which were consistent with market rates. Revenue from the sale of air time to entities owned by stockholders of the Companies during 1996 amounted to $71,430. At September 30, 1996, receivables included $19,975 due from such related parties.

         The Companies had subordinated loans payable to stockholders in the aggregate amount of $1,450,000 at September 30, 1995, which bore interest at 6% per annum. The AT&T loan agreement was amended during 1996 to allow these loans to be repaid in full during 1996. Interest expense related to these loans payable included in the accompanying combined statement of income totalled $30,750 for fiscal 1996.

(8)  COMMITMENTS

         (a)  LEASES

         The Company leases office space and facilities, and certain equipment under operating leases that expire at various dates through 2000. Certain leases provide for base rental payments plus escalation charges for real estate taxes and operating expenses.

         New Age is broadcasting from its antenna tower facility in Miami, Florida under the authority of a special temporary authorization granted by the FCC and has been granted a construction permit by the FCC to construct a new antenna by January 3, 1997 related to its pending city of license change. This matter is a direct result of the destruction of New Age's permanent tower in Homestead, Florida by Hurricane Andrew in 1992. Management has requested an extension of this deadline, and believes that its request will be granted by the FCC with no interruption of operations.

         The Company leases transmission tower space under a capital lease agreement that expires in February 2038. The amount capitalized under this lease agreement and included in property and equipment at September 30, 1996 is $643,686, net of accumulated depreciation of $24,949.

                          NEW AGE BROADCASTING INC. AND
                     THE SEVENTIES BROADCASTING CORPORATION

              NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


         At September 30, 1996, future minimum lease payments under such leases are as follows:

                                                                               CAPITAL                 OPERATING
FISCAL YEAR                                                                     LEASE                   LEASES
-----------                                                                     -----                   ------
1997.....................................................................    $    44,576               $229,968
1998.....................................................................         44,576                224,004
1999.....................................................................         44,576                185,504
2000.....................................................................         44,576                 92,685
2001.....................................................................         44,576                 19,992
Thereafter...............................................................      1,619,296                     --
                                                                             -----------               --------
Total minimum lease payments.............................................      1,842,176               $752,153
                                                                                                       ========
Less interest at 6%......................................................     (1,203,219)
                                                                             -----------
Present value of minimum lease payments..................................        638,957
Less current portion.....................................................          3,621
                                                                             -----------
                                                                             $   635,336
                                                                             ===========


         Total rent expense for the fiscal year ended September 30, 1996 amounted to $578,683, which includes a contingent liability arising from litigation (see note 9).

         (B)  EMPLOYMENT CONTRACTS

         At September 30, 1996, the Company had employment contracts for certain on-air talent, general managers and other employees expiring through February 1999. Future payments under such contracts are as follows at September 30, 1996:

FISCAL YEAR

1997..................................................      $810,534
1998..................................................       169,058
1999..................................................         5,000
                                                            --------
                                                            $984,592

         Certain contracts contain provisions for severance and provisions whereby employees terminated without cause are entitled to the remaining payments due under the contract. The Companies' minimum liability under such contracts was $462,273 at September 30, 1996.

(c)  STANDBY LETTER OF CREDIT

         In connection with the litigation discussed in note 9, the Companies have been required to maintain a standby letter of credit in the amount of $325,000. It is anticipated that this amount will approximate the monetary value of the final settlement of the litigation.

                          NEW AGE BROADCASTING INC. AND
                     THE SEVENTIES BROADCASTING CORPORATION

              NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


(9)  LITIGATION

         SBC is involved in litigation relating to an alleged breach of a studio lease plus interest and attorneys' fees and costs. An adverse judgment delivered by the Bankruptcy Court is currently in appeal. While management is vigorously contesting the findings of the Bankruptcy Court, the likelihood of success of the pending appeal is considered uncertain, and therefore SBC has accrued $350,000, which is included in accrued expenses in the accompanying combined balance sheet, in connection with this matter.

      NEW AGE BROADCASTING INC. AND THE SEVENTIES BROADCASTING CORPORATION
                        CONDENSED COMBINED BALANCE SHEET
                                   (UNAUDITED)

                                                                               DECEMBER 31,
                                                                                   1996
                                                                                   ----

                                     ASSETS
Current assets:
Cash and cash equivalents .................................................   $    416,111
Receivables ...............................................................      3,147,708
  Less allowance for doubtful accounts ....................................        (47,669)
                                                                              ------------
         Net receivables ..................................................      3,100,039
Other current assets ......................................................         68,326
                                                                              ------------
         Total current assets .............................................      3,584,476
                                                                              ------------
Property and equipment, net ...............................................      1,679,188
Franchise costs, net ......................................................     25,181,010
Other assets ..............................................................        306,722
                                                                              ------------
                                                                              $ 30,751,396
                                                                              ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long term debt .........................................   $  1,961,355
Accounts payable and accrued expenses .....................................        504,092
Unearned revenue ..........................................................         64,045
                                                                              ------------
         Total current liabilities ........................................      2,529,492
Long-term debt, less current portion ......................................     21,050,128
Stockholders' equity:
New Age Broadcasting common stock,
  $10 par value.  Authorized 1,000 shares;
  issued and outstanding 180 shares .......................................          1,800
The Seventies Broadcasting Corporation
  common stock, $.01 par value.  Authorized
  7,500 shares; issued and outstanding 1,000 shares .......................             10
Additional paid in capital ................................................      1,078,190
Retained earnings .........................................................      6,091,776
                                                                              ------------

         Total stockholders' equity .......................................      7,171,776
                                                                              ------------
                                                                              $ 30,751,396
                                                                              ============

  See accompanying notes to unaudited condensed combined financial statements.

      NEW AGE BROADCASTING INC. AND THE SEVENTIES BROADCASTING CORPORATION
                   CONDENSED COMBINED STATEMENTS OF OPERATIONS
                  THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996
                                   (UNAUDITED)

                                                                                   1995                   1996
                                                                                   ----                   ----
Gross broadcasting revenues..................................................    4,350,351               4,375,411
Less: agency commissions.....................................................      552,212                 585,844
                                                                                 ---------               ---------
         Net broadcasting revenues...........................................    3,798,139               3,789,567
                                                                                 ---------               ---------
Operating expenses
  Engineering................................................................       50,975                  59,403
  Program....................................................................      309,873                 361,115
  Selling.............................................................             560,002                 417,082
  General and Administrative.................................................      248,639                 231,656
  Corporate expenses.........................................................       62,500                  68,750
  Depreciation & Amortization................................................      246,063                 246,063
                                                                                 ---------               ---------
                                                                                 1,478,052               1,384,069
                                                                                 ---------               ---------
         Operating income....................................................    2,320,087               2,405,498
                                                                                 ---------               ---------

Other expense:
  Interest expense, net......................................................      615,456                 557,626
                                                                                 ---------               ---------

Net income...................................................................    1,704,631               1,847,872
                                                                                 =========               =========



   See accompanying notes to unaudited condensed combined financial statement

      NEW AGE BROADCASTING INC. AND THE SEVENTIES BROADCASTING CORPORATION
                   CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                  THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996
                                   (UNAUDITED)

                                                                   1995          1996
                                                                   ----          ----
Cash flows from operating activities:
   Net income ..............................................   $ 1,704,631    $ 1,847,872
                                                               -----------    -----------
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization .........................       246,063        246,063
     Amortization of deferred financing costs ..............        33,283         33,283
     Changes in operating assets and liabilities:
       Increase in receivables .............................      (410,526)      (631,107)
       Decrease in prepaid expenses and other current assets        24,196         45,034
       Decrease in accounts payable and accrued expenses ...       (98,713)      (102,978)
       (Decrease) increase in unearned revenue .............        (9,737)         1,167
                                                               -----------    -----------
             Total adjustments .............................      (215,434)      (408,538)
                                                               -----------    -----------

Net cash provided by operating activities ..................     1,489,197      1,439,334
                                                               -----------    -----------

Cash flows from investing activities:
Additions to property and equipment ........................       (37,840)        (5,655)
                                                               -----------    -----------

    Net cash used in investing activities ..................       (37,840)        (5,655)
                                                               -----------    -----------

Cash flows from financing activities:
Distributions to stockholders ..............................             0     (1,550,000)
Repayments of long-term debt ...............................      (245,918)        (2,811)
                                                               -----------    -----------

    Net cash used in financing activities ..................      (245,918)    (1,552,811)
                                                               -----------    -----------

Net increase (decrease) in cash and cash equivalents .......     1,205,439       (119,132)
Cash and cash equivalents at beginning of period ...........     1,413,127        535,243
                                                               -----------    -----------

Cash and cash equivalents at end of period .................   $ 2,618,566    $   416,111
                                                               ===========    ===========

Cash paid for:
  Interest .................................................   $   598,949    $   476,093
                                                               ===========    ===========


  See accompanying notes to unaudited condensed combined financial statements.

                          NEW AGE BROADCASTING INC. AND
                     THE SEVENTIES BROADCASTING CORPORATION

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996
                                   (UNAUDITED)

1)  BASIS OF PRESENTATION

         The condensed combined financial statements include the accounts of New Age Broadcasting Inc. and the Seventies Broadcasting Corporation (the "Companies"). All significant intercompany balances and transactions have been eliminated in combination. The accompanying unaudited condensed combined financial statements for the three month periods ended December 31, 1995 and 1996 do not contain all disclosures required by generally accepted accounting principles. These condensed combined financial statements should be read in conjunction with the combined financial statements of the Companies as of and for the fiscal year ended September 30, 1996.

         In the opinion of management of the Companies, the accompanying unaudited condensed combined financial statements contain all adjustments, which are all of a normal, recurring nature, necessary for a fair presentation of the results of the interim periods. The results of operations for the three month period ended December 31, 1996 are not necessarily indicative of the results for a full year.

2)  DISPOSITION OF ASSETS

         In March 1997, the Companies sold substantially all of the Companies' collective assets used or useful in the operation of its radio stations for approximately $111 million to Spanish Broadcasting System, Inc. See "The Offerings and Transactions."

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SERIES B NOTES OR THE SERIES B SENIOR PREFERRED STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                               ------------------


                                TABLE OF CONTENTS
                                                         PAGE
                                                         ----
Summary...............................................     1
Risk Factors..........................................    22
The Exchange Offer....................................    28
Certain Federal Income Tax Consequences of
   Exchange Offer.....................................    37
Plan of Distribution..................................    38
The Company...........................................    39
The Offerings.........................................    40
Capitalization........................................    41
Pro Forma Combined Financial Statements...............    42
Selected Historical Consolidated Financial Data.......    50
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations......................................    53
Business..............................................    57
Management............................................    73
Principal Stockholders................................    77
Certain Relationships and Related Transactions........    78
Description of the Old Notes..........................    80
Description of the Notes..............................    81
Description of Senior Preferred Stock and
   Exchange Debentures................................   102
Book-Entry; Delivery and Form.........................   136
Description of Capital Stock..........................   138
Certain Federal Income Tax Considerations.............   145
Legal Matters.........................................   158
Experts...............................................   158
Index to Financial Statements.........................    F1


UNTIL _________, 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE SERIES B NOTES AND THE SERIES B SENIOR, PREFERRED STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN SELLING SERIES B SECURITIES RECEIVED IN EXCHANGE FOR SERIES A SECURITIES HELD FOR THEIR OWN ACCOUNT. SEE "PLAN OF DISTRIBUTION."




                              SPANISH BROADCASTING
                                  SYSTEM, INC.





                                OFFER TO EXCHANGE

                       11% SENIOR NOTES DUE 2004, SERIES A
                                       FOR
                       11% SENIOR NOTES DUE 2004, SERIES B
                                       AND
              14 1/4 SENIOR EXCHANGEABLE PREFERRED STOCK, SERIES A
                                       FOR
              14 1/4 SENIOR EXCHANGEABLE PREFERRED STOCK, SERIES B




                           ---------------------------


                                   PROSPECTUS

                           ---------------------------




                              _______________, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

         SBS' Certificate of Incorporation provides that its directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. Certificate further provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

         The directors and officers of each of the Company are covered under directors' and officers' liability insurance policies maintained by the Company.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)          EXHIBITS


         1.1 Financial Advisory Agreement dated March 4, 1997 between the Company and CIBC Wood Gundy Securities Corp., as financial advisor (incorporated by reference to the Company's Current Report on Form 8- K dated March 27, 1997 (Commission File No. 33-82114) (the "Current Report")).

         3.1 Amended and Restated Certificate of Incorporation of the Company, dated March 21, 1996 (incorporated by reference to
                  Exhibit 3.1.1 of the Company's Current Report on Form 8-K dated March 25, 1996 (the "1996 Current Report")).

         3.2      By-Laws of the Company (incorporated by reference to Exhibit
                  3.1.2 of the Company's Registration Statement on Form S-4 (Commission File No. 33-82114) (the "1994 Registration Statement")).

         3.3 Certificate of Designation of Senior Exchangeable Preferred Stock, Series A, filed March 27, 1997 (incorporated by reference to the Current Report).

         4.1 Indenture dated June 29, 1994 among the Company, IBJ Schroder Bank & Trust Company, as Trustee, the Guarantors named therein and the Purchasers named therein (incorporated by reference to Exhibit 4.1 of the 1994 Registration Statement).

         4.2 Second Supplemental Indenture dated as of March 21, 1997 to Indenture dated as of June 29, 1994 among the Company, the Guarantors named therein and IBJ Schroder Bank & Trust Company, as Trustee (incorporated by reference to the Current Report).

         4.3 Indenture dated as of March 15, 1997, among the Company, the Guarantors named therein, IBJ Schroder Bank & Trust Company, as Trustee, and CIBC Wood Gundy Securities Corp., as Initial Purchaser (incorporated by reference to the Current Report).

         4.4 Exchange Debenture Indenture dated as of March 15, 1997, among the Company, the Guarantors named therein, U.S. Trust Company of New York, as Trustee, and CIBC Wood Gundy Securities Corp., as Initial Purchaser (incorporated by reference to the Current Report).

         5.1 Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP regarding legality.(1)

         10.1 Securities Purchase Agreement dated as of March 24, 1997 by and among the Company, the Guarantors named therein and CIBC Wood Gundy Securities Corp., as Initial Purchaser (incorporated by reference to the Current Report).

         10.2 Unit Agreement dated as of March 15, 1997 among the Company, the Guarantors and IBJ Schroder Bank & Trust Company, as Trustee (incorporated by reference to the Current Report).

         10.3 Warrant Agreement dated as of March 15, 1997 by and among the Company and IBJ Schroder Bank & Trust Company, as Warrant Agent (incorporated by reference to the Current Report).

         10.4 Common Stock Registration Rights and Stockholders Agreement dated as of March 15, 1997 among the Company, certain Management Stockholders named therein and CIBC Wood Gundy Securities Corp., as Initial Purchaser (incorporated by reference to the Current Report).

         10.5 Notes Registration Rights Agreement dated as of March 15, 1997 among the Company, the Guarantors named therein and CIBC Wood Gundy Securities Corp., as Initial Purchaser (incorporated by reference to the Current Report).

         10.6 Preferred Stock Registration Rights Agreement dated as of March 15, 1997 among the Company, the Guarantors named therein and CIBC Wood Gundy Securities Corp., as Initial Purchaser (incorporated by reference to the Current Report).

         10.7 National Radio Sales Representation Agreement dated as of February 3, 1997 between Caballero Spanish Media, L.L.C. and the Company (incorporated by reference to the Current Report).

         10.8 Employment Agreement dated as of March 4, 1997 between Raul Alarcon, Jr. and the Company (incorporated by reference to the Current Report).

         10.9 Employment Agreement dated September 27, 1996 between Russell Oasis and the Company. (incorporated by reference to Exhibit 10.42 of the Company's Annual Report on Form 10-K for the Year Ended September 29, 1996 (the "1996 10-K)).

         10.10 Asset Purchase Agreement dated September 16, 1996 among Raul Alarcon, Jr., New Age Broadcasting, Inc., The Seventies Broadcasting Corporation and the Company, and with respect only to Section 9.3 thereof, Alan Potamkin, Russell Oasis and Robert Potamkin (incorporated by reference to Exhibit 10.43 of the 1996 10-K).

         10.11 First Amendment to Asset Purchase Agreement dated December 26, 1996 among Raul Alarcon, Jr., New Age Broadcasting, Inc., The Seventies Broadcasting Corporation and the Company, and with respect only to Section 9.3 thereof, Alan Potamkin, Russell Oasis and Robert Potamkin (incorporated by reference to the Current Report).

         10.12 Second Amendment to Asset Purchase Agreement dated February 28, 1997 among Raul Alarcon, Jr., New Age Broadcasting, Inc., The Seventies Broadcasting Corporation and the Company, and with respect only to Section 9.3 thereof, Alan Potamkin, Russell Oasis and Robert Potamkin (incorporated by reference to the Current Report).

         10.13 Asset Purchase Agreement dated August 22, 1996 between Infinity Holdings Corp. of Orlando and the Company (incorporated by reference to Exhibit 10.44 of the 1996 10-K).

         10.14 Letter Agreement dated January 13, 1997 between the Company and Caballero Spanish Media, LLC (incorporated by reference to the Current Report).

         10.15 1994 Stock Option Plan of the Company (incorporated by reference to Exhibit 10.4 of the 1994 Registration Statement).

         10.16 Broadcast Station License dated September 20, 1983 issued by the Federal Communications Commission ("FCC") to Sabre Broadcasting Corporation in connection with WXLX-AM, together with an Assignment thereof from Sabre Broadcasting Corporation to Spanish Broadcasting System, Inc., a New Jersey Corporation ("SBS-NJ") and evidence of license renewal (incorporated by reference to Exhibit 10.8.1 of the 1994 Registration Statement).

         10.17 Construction Permit dated July 21, 1993 issued by the FCC to SBS- NJ in connection with WXLX-AM (incorporated by reference to Exhibit 10.8.2 of the 1994 Registration Statement).

         10.18 AM Broadcast Station Construction Permit dated February 1, 1991 issued by the FCC to "SBS-NJ" in connection with WXLX-AM (incorporated by reference to the 1996 Current Report).

         10.19 Ground Lease dated December 18, 1995 between Louis Viola Company and SBS-NJ (incorporated by reference to the 1996 Current Report).

         10.20 Ground Lease dated December 18, 1995 between Frank F. Viola and Estate of Thomas C. Viola and SBS-NJ (incorporated by reference to the 1996 Current Report).

         10.21 Broadcast Station License dated November 23, 1994 issued by the FCC to Spanish Broadcasting System of New York, Inc. ("SBS- NY"), in connection with WSKQ-FM (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 24, 1994 (the "1994 10-K")).

         10.22 Broadcast Station License dated September 25, 1990 issued by the FCC to Spanish Broadcasting System of Florida, Inc. ("SBS-Fla") in connection with WCMQ-AM, together with evidence of license renewal (incorporated by reference to Exhibit 10.10 of the 1994 Registration Statement).

         10.23 Evidence of renewal of Federal Communications Commission ("FCC") Broadcast Radio License of WCMQ-AM (incorporated by reference to the 1996 Current Report).

         10.24 Broadcast Station License dated April 1, 1994 issued by the FCC to SBS-Fla in connection with WCMQ-FM, together with evidence of license (incorporated by reference to Exhibit
                  10.11 of the 1994 Registration Statement).

         10.25 Evidence of renewal of FCC Broadcast Radio License for WCMQ-FM (incorporated by reference to the 1996 Current Report).

         10.26 Broadcast Station License dated July 28, 1993 issued by the FCC to SBS-Fla in connection with WZMQ-FM (incorporated by reference to Exhibit 10.12 of the 1994 Registration Statement).

         10.27 Evidence of renewal of FCC Broadcast Radio License for WZMQ-FM (incorporated by reference to the 1996 Current Report).

         10.28 Broadcast Station License dated April 8, 1986 issued by the FCC to SBS-NJ in connection with KXMG-AM, together with evidence of license renewal (incorporated by reference to Exhibit 10.13 of the 1994 Registration Statement).

         10.29 Broadcast Station License dated February 21, 1992 issued by the FCC to SBS-Fla in connection with KLAX-FM, together with evidence of license renewal (incorporated by reference to Exhibit 10.14 of the 1994 Registration Statement).

         10.30 Broadcast Station License dated June 26, 1995 issued by the FCC to CSJ Investments, Inc. in connection with WSKP-FM (the "WSKP Broadcast License") (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 26, 1995 (the "1995 10-K").

         10.31 Consent to Assignment of the WSKP Broadcast License from CSJ Investments, Inc. to SBS-Fla issued by the FCC (incorporated by reference to the 1995 10-K).

         10.32 Evidence of renewal of FCC Broadcast Radio License for WSKP-FM (incorporated by reference to the 1996 Current Report).

         10.33 Lease and License Agreement dated February 1, 1991 between Empire State Building Company, as landlord, and SBS-NY, as tenant (incorporated by reference to Exhibit 10.15.1 of the 1994 Registration Statement).

         10.34 Modification of Lease and License dated June 30, 1992 between Empire State Building Company and SBS-NY related to WSKQ- FM (incorporated by reference to Exhibit 10.15.2 of the 1994 Registration Statement).

         10.35 Lease and License Modification and Extension Agreement dated as of June 30, 1992 between Empire State Building Company, as landlord, and SBS-NY as tenant (incorporated by reference to Exhibit 10.15.3 of the 1994 Registration Statement).

         10.36 Employment Agreement dated April 26, 1993 by and between SBS-NY, and Alfredo Rodriguez (incorporated by reference to Exhibit 10.16 of the 1994 Registration Statement).

         10.37 Employment Agreement dated June 23, 1995 by and between Spanish Broadcasting Systems of California, Inc. ("SBS-CA") and Alfredo Rodriquez (incorporated by reference to Exhibit
                  10.15 to 1995 10-K).

         10.38 Employment Agreement dated July 19, 1993 by and between SBS-NJ and Alfredo Alonso (incorporated by reference to Exhibit
                  10.18 of the 1994 Registration Statement).

         10.39 Employment Agreement dated May 3, 1994 by and between SBS- Fla and Claudia Puig (incorporated by reference to Exhibit 10.19 of the 1994 Registration Statement).

         10.40 Employment Agreement dated October 24, 1995 between SBS-NY and Beatriz Pino (incorporated by reference to Exhibit 10.18 of 1995 10-K).

         10.41 Representation Agreement dated as of September 27, 1993 between Katz Communications, Inc. and SBS-NJ in connection with WXLX- AM (incorporated by reference to Exhibit 10.20 of the 1994 Registration Statement).

         10.42 Representation Agreement dated as of September 27, 1993 between Katz Communications, Inc. and SBS-NY in connection with WSKQ-FM (incorporated by reference to Exhibit 10.21 of the 1994 Registration Statement).

         10.43 Representation Agreement dated as of September 27, 1993 between Katz Communications, Inc. and SBS-CA in connection with KXMG-AM (incorporated by reference to Exhibit 10.22 of the 1994 Registration Statement).

         10.44 Representation Agreement dated as of September 27, 1993 between Katz Communications, Inc. and SBS-CA in connection with KLAX-FM (incorporated by reference to Exhibit 10.23 of the 1994 Registration Statement).

         10.45 Representation Agreement dated as of September 27, 1993 between Katz Communications, Inc. and SBS-Fla in connection with WCMQ-AM (incorporated by reference to Exhibit 10.24 of the 1994 Registration Statement).

         10.46 Representation Agreement dated as of September 27, 1993 between Katz Communications, Inc. and SBS-Fla in connection with WCMQ-FM (incorporated by reference to Exhibit 10.25 of the 1994 Registration Statement).

         10.47 Representation Agreement dated as of September 27, 1993 between Katz Communications, Inc. and SBS-Fla in connection with WZMQ-FM (incorporated by reference to Exhibit 10.26 of the 1994 Registration Statement).

         10.48 Promissory Note, dated as of December 31, 1995 of Raul Alarcon, Sr. to SBS-NJ in the principal amount of $577,323 (incorporated by reference to Exhibit 10.26 of the 1995 10-K).

         10.49 Promissory Note, dated as of December 31, 1995 of Raul Alarcon, Jr. to SBS-NJ in the principal amount of $1,896,913 (incorporated by reference to Exhibit 10.27 of the 1995 10-K).

         10.50 Lease Agreement dated June 1, 1992 among Raul Alarcon, Sr., Raul Alarcon, Jr., and SBS-Fla (incorporated by reference to
                  Exhibit 10.30 of the 1994 Registration Statement).

         10.51 Transmitted Facility Sublicense (KTYM/KSKQ-FM) dated as of June 1, 1991 between Trans-America Broadcasting Corporation and SBS-CA relating to KSKQ-FM (Baldwin Hills Tower Lease) (incorporated by reference to Exhibit 10.31 of the 1994 Registration Statement).

         10.52 Indenture dated October 12, 1988 between Alarcon Holdings, Inc. and SBS-NJ related to the studio located at 26 West 56th Street, NY, NY (incorporated by reference to Exhibit 10.32 of the 1994 Registration Statement).

         10.53 Communications Equipment Site Lease Agreement between Freeman Properties, Inc. and SBS-Fla dated July 1, 1992 (WZMQ/ WKLG-FM) (incorporated by reference to Exhibit 10.33 of the 1994 Registration Statement).

         10.54 Lease Option Agreement made as of October 1, 1995 between KPWR, Inc. and the Company relating to Flint Peak (incorporated by reference to the 1996 Current Report).

         10.55 Form of Lease Agreement by and between KPWR, Inc. and the Company relating to KLAX (incorporated by reference to the 1996 Current Report).

         10.56 Asset Purchase Agreement dated as of October 30, 1995 between SBS-NJ and Park Radio of Greater New York, Inc. ("Park Radio") (incorporated by reference to Exhibit 10.32 of the 1995 10-K).

         10.57 First Amendment dated as of March 18, 1996 to the Asset Purchase Agreement dated as of October 1995, among SBS-NJ, Park Radio and SBS of Greater New York, Inc. ("SBS-GNY") (incorporated by reference to the 1996 Current Report).

         10.58 Escrow Agreement dated as of October 30, 1995 by and among SBS-NJ, Park Radio and Media Ventures (incorporated by reference to the 1996 Current Report).

         10.59 Time Brokerage Agreement dated as of January 20, 1995 between the SBS-GNY and Park Radio (incorporated by reference to the 1996 Current Report).

         10.60 Broadcast Station License dated June 1, 1984 issued by the FCC to Capital Cities Communications, Inc. ("Capital Cities") in connection with WPAT-FM, together with FCC License Renewal authorization granted October 29, 1991 to Park Radio, as assignee of Capital Cities and the assignment of the Broadcast Station License for WPAT-FM from Park Radio to SBS-NY (incorporated by reference to the 1996 Current Report).

         10.61 Agreement of Lease dated as of March 1, 1996. No WT-1744-A-119 1067 between The Port Authority of New Jersey and SBS-GNY as assignee of Park Radio (incorporated by reference to the 1996 Current Report).

         10.62 Employment Agreement dated September 27, 1996 between Russell Oasis and the Company.(2)

         10.63 Asset Purchase Agreement dated September 16, 1996 among Raul Alarcon, Jr., New Age Broadcasting, Inc., The Seventies Broadcasting Corporation and the Company, and with respect only to Section 9.3 thereof, Alan Potamkin, Russell Oasis and Robert Potamkin.(2)

         10.64 Asset Purchase Agreement dated August 22, 1996 between Infinity Holdings Corp. of Orlando and the Company.(2)

         13.1 Annual Report of the Company (incorporated by reference to the Annual Report on Form 10-K of the Company for the fiscal year ended September 29, 1996 (Commission File No. 33-82114) of Spanish Broadcasting System, Inc., a Delaware corporation).

         21.1     List of Subsidiaries of the Company.(2)

         23.1     Consent of KPMG Peat Marwick LLP.(2)

         23.2     Consent of Voynow Bayard and Company.(2)

         24.1     Power of Attorney (included in signature page).

         25.1     Statement of Eligibility of Trustee.(2)


(1)      To be filed by Amendment.

(2)      Filed herewith.

         (b)      FINANCIAL STATEMENT SCHEDULES

                  All Schedules are omitted because they are either not applicable or the required information is included in the financial statements or notes thereto appearing elsewhere in this Registration Statement.

ITEM 22.          UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred o paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (b)      The undersigned registrant hereby undertakes:

                  (1) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                  (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering rate may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The registrant undertakes that every prospectus: (i) is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 1st day of May, 1997.

                                                SPANISH BROADCASTING SYSTEM,
                                                INC.



                                                By: /s/ Raul Alarcon, Jr.
                                                   --------------------------
                                                   Name:    Raul Alarcon, Jr.
                                                   Title:   President and Chief
                                                            Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each persons whose signature appears below hereby authorizes Raul Alarcon, Jr. and Joseph A. Garcia, and each of them, as attorney-in-fact, to sign and file in his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 1st day of May, 1997.

                  Signature
                  ---------


/s/ Raul Alarcon Jr.           President, Chief Executive Officer and a Director
----------------------------   (principal executive officer)
    Raul Alarcon Jr.

/s/ Joseph A. Garcia           Executive Vice President and Chief Financial
----------------------------   Officer
   Joseph A. Garcia            (principal financial and accounting officer)

/s/ Pablo Raul Alarcon Sr.     Chairman of the Board of Directors
----------------------------
   Pablo Raul Alarcon Sr.

/s/ Jose Grimalt               Secretary and a Director
-----------------------------
   Jose Grimalt

/s/ Arnold Shieffer            Director
-----------------------------
   Arnold Sheiffer

/s/ Joseph A. Garcia
-----------------------------
Joseph A. Garcia, Attorney-in-Fact

                                  EXHIBIT INDEX


         1.1 Financial Advisory Agreement dated March 4, 1997 between the Company and CIBC Wood Gundy Securities Corp., as financial advisor (incorporated by reference to the Company's Current Report on Form 8-K dated March 27, 1997 (Commission File No. 33- 82114)(the "Current Report")).

         3.1 Amended and Restated Certificate of Incorporation of the Company, dated March 21, 1996 (incorporated by reference to Exhibit 3.1.1 of the Company's Current Report on Form 8-K dated March 25, 1996 (the "1996 Current Report")).

         3.2 By-Laws of the Company (incorporated by reference to Exhibit 3.1.2 of the Company's Registration Statement on Form S-4 (Commission File No. 33-82114) (the "1994 Registration Statement")).

         3.3 Certificate of Designation of Senior Exchangeable Preferred Stock, Series A, filed March 27, 1997 (incorporated by reference to the Current Report).

         4.1 Indenture dated June 29, 1994 among the Company, IBJ Schroder Bank & Trust Company, as Trustee, the Guarantors named therein and the Purchasers named therein (incorporated by reference to Exhibit 4.1 of the 1994 Registration Statement).

         4.2 Second Supplemental Indenture dated as of March 21, 1997 to Indenture dated as of June 29, 1994 among the Company, the Guarantors named therein and IBJ Schroder Bank & Trust Company, as Trustee (incorporated by reference to the Current Report).

         4.3 Indenture dated as of March 15, 1997, among the Company, the Guarantors named therein, IBJ Schroder Bank & Trust Company, as Trustee, and CIBC Wood Gundy Securities Corp., as Initial Purchaser (incorporated by reference to the Current Report).

         4.4 Exchange Debenture Indenture dated as of March 15, 1997, among the Company, the Guarantors named therein, U.S. Trust Company of New York, as Trustee, and CIBC Wood Gundy Securities Corp., as Initial Purchaser (incorporated by reference to the Current Report).

         5.1 Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP regarding legality. (1)

         10.1 Securities Purchase Agreement dated as of March 24, 1997 among the Company, the Guarantors named therein and CIBC Wood Gundy Securities Corp., as Initial Purchaser (incorporated by reference to the Current Report).

         10.2 Unit Agreement dated as of March 15, 1997 among the Company, the Guarantors and IBJ Schroder Bank & Trust Company, as Trustee (incorporated by reference to the Current Report).

         10.3 Warrant Agreement dated as of March 15, 1997 among the Company and IBJ Schroder Bank & Trust Company, as Warrant Agent (incorporated by reference to the Current Report).

         10.4 Common Stock Registration Rights and Stockholders Agreement dated as of March 15, 1997 among the Company, certain Management Stockholders named therein and CIBC Wood Gundy Securities Corp., as Initial Purchaser (incorporated by reference to the Current Report).

         10.5 Notes Registration Rights Agreement dated as of March 15, 1997 among the Company, the Guarantors named therein and CIBC Wood Gundy Securities Corp., as Initial Purchaser (incorporated by reference to the Current Report).

         10.6 Preferred Stock Registration Rights Agreement dated as of March 15, 1997 among the Company, the Guarantors named therein and CIBC Wood Gundy Securities Corp., as Initial Purchaser (incorporated by reference to the Current Report).

         10.7 National Radio Sales Representation Agreement dated as of February 3, 1997 between Caballero Spanish Media, L.L.C. and the Company (incorporated by reference to the Current Report).

         10.8 Employment Agreement dated as of March 4, 1997 between Raul Alarcon, Jr. and the Company (incorporated by reference to the Current Report).

         10.9 Employment Agreement dated September 27, 1996 between Russell Oasis and the Company (incorporated by reference to Exhibit 10.42 of the Company's Annual Report on Form 10-K for the Year Ended September 29, 1996 (the "1996 10-K")).

         10.10 Asset Purchase Agreement dated September 16, 1996 among Raul Alarcon, Jr., New Age Broadcasting, Inc., The Seventies Broadcasting Corporation and the Company, and with respect only to Section 9.3 thereof, Alan Potamkin, Russell Oasis and Robert Potamkin (incorporated by reference to Exhibit 10.43 of the 1996
                      10-K).

         10.11 First Amendment to Asset Purchase Agreement dated December 26, 1996 among Raul Alarcon, Jr., New Age Broadcasting, Inc., The Seventies Broadcasting Corporation and the Company, and with respect only to Section 9.3 thereof, Alan Potamkin, Russell Oasis and Robert Potamkin (incorporated by reference to the Current Report).

         10.12 Second Amendment to Asset Purchase Agreement dated February 28, 1997 among Raul Alarcon, Jr., New Age Broadcasting, Inc., The Seventies Broadcasting Corporation and the Company, and with respect only to Section 9.3 thereof, Alan Potamkin, Russell Oasis and Robert Potamkin (incorporated by reference to the Current Report).

         10.13 Asset Purchase Agreement dated August 22, 1996 between Infinity Holdings Corp. of Orlando and the Company (incorporated by reference to Exhibit 10.44 of the Company's 1996 10-K).

         10.14 Letter Agreement dated January 13, 1997 between the Company and Caballero Spanish Media, LLC (incorporated by reference to the Current Report).

         10.15 1994 Stock Option Plan of the Company (incorporated by reference to Exhibit 10.4 of the 1994 Registration Statement).

         10.16 Broadcast Station License dated September 20, 1983 issued by the Federal Communications Commission ("FCC") to Sabre Broadcasting Corporation in connection with WXLX-AM, together with an Assignment thereof from Sabre Broadcasting Corporation to Spanish Broadcasting System, Inc., a New Jersey Corporation ("SBS-NJ") and evidence of license renewal (incorporated by reference to Exhibit
                      10.8.1 of the 1994 Registration Statement).

         10.17 Construction Permit dated July 21, 1993 issued by the FCC to SBS- NJ in connection with WXLX-AM (incorporated by reference to Exhibit 10.8.2 of the 1994 Registration Statement).

         10.18 AM Broadcast Station Construction Permit dated February 1, 1991 issued by the FCC to SBS-NJ in connection with WXLX-AM (incorporated by reference to the 1996 Current Report).

         10.19 Ground Lease dated December 18, 1995 between Louis Viola Company and SBS-NJ (incorporated by reference to the 1996 Current Report).
         10.20        Ground Lease dated December 18, 1995 between Frank F.
                      Viola and Estate of Thomas C. Viola and SBS-NJ (incorporated by reference to the 1996 Current Report).

         10.21 Broadcast Station License dated November 23, 1994 issued by the FCC to Spanish Broadcasting System of New York, Inc. ("SBS-NY"), in connection with WSKQ-FM (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 24, 1994 (the "1994 10-K")).

         10.22 Broadcast Station License dated September 25, 1990 issued by the FCC to Spanish Broadcasting System of Florida, Inc. ("SBS-Fla") in connection with WCMQ-AM, together with evidence of license renewal (incorporated by reference to Exhibit 10.10 of the 1994 Registration Statement).

         10.23 Evidence of renewal of Federal Communications Commission ("FCC") Broadcast Radio License of WCMQ-AM (incorporated by reference to the 1996 Current Report).

         10.24 Broadcast Station License dated April 1, 1994 issued by the FCC to SBS-Fla in connection with WCMQ-FM, together with evidence of license (incorporated by reference to Exhibit 10.11 of the 1994 Registration Statement).

         10.25 Evidence of renewal of FCC Broadcast Radio License for WCMQ-FM (incorporated by reference to the 1996 Current Report).

         10.26 Broadcast Station License dated July 28, 1993 issued by the FCC to SBS-Fla in connection with WZMQ-FM (incorporated by reference to Exhibit 10.12 of the 1994 Registration Statement).

         10.27 Evidence of renewal of FCC Broadcast Radio License for WZMQ-FM (incorporated by reference to the 1996 Current Report).

         10.28 Broadcast Station License dated April 8, 1986 issued by the FCC to SBS-NJ in connection with KXMG-AM, together with evidence of license renewal (incorporated by reference to Exhibit 10.13 of the 1994 Registration Statement).

         10.29 Broadcast Station License dated February 21, 1992 issued by the FCC to SBS-Fla in connection with KLAX-FM, together with evidence of license renewal (incorporated by reference to Exhibit 10.14 of the 1994 Registration Statement).

         10.30 Broadcast Station License dated June 26, 1995 issued by the FCC to CSJ Investments, Inc. in connection with WSKP-FM (the "WSKP Broadcast License") (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 26, 1995 (the "1995 10-K").

         10.31 Consent to Assignment of the WSKP Broadcast License from CSJ Investments, Inc. to SBS-Fla issued by the FCC (incorporated by reference to the 1995 10-K).

         10.32 Evidence of renewal of FCC Broadcast Radio License for WSKP-FM (incorporated by reference to the 1996 Current Report).

         10.33 Lease and License Agreement dated February 1, 1991 between Empire State Building Company, as landlord, and SBS-NY, as tenant (incorporated by reference to Exhibit 10.15.1 of the 1994 Registration Statement).

         10.34 Modification of Lease and License dated June 30, 1992 between Empire State Building Company and SBS-NY related to WSKQ-FM (incorporated by reference to Exhibit 10.15.2 of the 1994 Registration Statement).

         10.35 Lease and License Modification and Extension Agreement dated as of June 30, 1992 between Empire State Building Company, as landlord, and SBS-NY as tenant (incorporated by reference to Exhibit 10.15.3 of the 1994 Registration Statement).

         10.36 Employment Agreement dated April 26, 1993 by and between SBS-NY, and Alfredo Rodriguez (incorporated by reference to Exhibit 10.16 of the 1994 Registration Statement).

         10.37 Employment Agreement dated June 23, 1995 by and between Spanish Broadcasting Systems of California, Inc. ("SBS-CA") and Alfredo Rodriquez (incorporated by reference to Exhibit 10.15 to 1995 10-K).

         10.38 Employment Agreement dated July 19, 1993 by and between SBS-NJ and Alfredo Alonso (incorporated by reference to Exhibit 10.18 of the 1994 Registration Statement).

         10.39 Employment Agreement dated May 3, 1994 by and between SBS-Fla and Claudia Puig (incorporated by reference to Exhibit
                      10.19 of the 1994 Registration Statement).

         10.40 Employment Agreement dated October 24, 1995 between SBS-NY and Beatriz Pino (incorporated by reference to Exhibit
                      10.18 of 1995 10-K).

         10.41 Representation Agreement dated as of September 27, 1993 between Katz Communications, Inc. and SBS-NJ in connection with WXLX-AM (incorporated by reference to Exhibit 10.20 of the 1994 Registration Statement).

         10.42 Representation Agreement dated as of September 27, 1993 between Katz Communications, Inc. and SBS-NY in connection with WSKQ-FM (incorporated by reference to Exhibit 10.21 of the 1994 Registration Statement).

         10.43 Representation Agreement dated as of September 27, 1993 between Katz Communications, Inc. and SBS-CA in connection with KXMG-AM (incorporated by reference to Exhibit 10.22 of the 1994 Registration Statement).

         10.44 Representation Agreement dated as of September 27, 1993 between Katz Communications, Inc. and SBS-CA in connection with KLAX-FM (incorporated by reference to Exhibit 10.23 of the 1994 Registration Statement).

         10.45 Representation Agreement dated as of September 27, 1993 between Katz Communications, Inc. and SBS-Fla in connection with WCMQ-AM (incorporated by reference to Exhibit 10.24 of the 1994 Registration Statement).

         10.46 Representation Agreement dated as of September 27, 1993 between Katz Communications, Inc. and SBS-Fla in connection with WCMQ-FM (incorporated by reference to Exhibit 10.25 of the 1994 Registration Statement).

         10.47 Representation Agreement dated as of September 27, 1993 between Katz Communications, Inc. and SBS-Fla in connection with WZMQ-FM (incorporated by reference to Exhibit 10.26 of the 1994 Registration Statement).

         10.48 Promissory Note, dated as of December 31, 1995 of Raul Alarcon, Sr. to SBS-NJ in the principal amount of $577,323 (incorporated by reference to Exhibit 10.26 of the 1995 10-K).

         10.49 Promissory Note, dated as of December 31, 1995 of Raul Alarcon, Jr. to SBS-NJ in the principal amount of $1,896,913 (incorporated by reference to Exhibit 10.27 of the 1995 10-K).

         10.50 Lease Agreement dated June 1, 1992 among Raul Alarcon, Sr., Raul Alarcon, Jr., and SBS-Fla (incorporated by reference to Exhibit 10.30 of the 1994 Registration Statement).

         10.51 Transmitted Facility Sublicense (KTYM/KSKQ-FM) dated as of June 1, 1991 between Trans-America Broadcasting Corporation and SBS-CA relating to KSKQ-FM (Baldwin Hills Tower Lease) (incorporated by reference to Exhibit 10.31 of the 1994 Registration
                      Statement).

         10.52 Indenture dated October 12, 1988 between Alarcon Holdings, Inc. and SBS-NJ related to the studio located at 26 West 56th Street, NY, NY (incorporated by reference to Exhibit
                      10.32 of the 1994 Registration Statement).

         10.53 Communications Equipment Site Lease Agreement between Freeman Properties, Inc. and SBS-Fla dated July 1, 1992 (WZMQ/WKLG-FM) (incorporated by reference to Exhibit
                      10.33 of the 1994 Registration Statement).

         10.54 Lease Option Agreement made as of October 1, 1995 between KPWR, Inc. and the Company relating to Flint Peak (incorporated by reference to the 1996 Current Report).

         10.55 Form of Lease Agreement by and between KPWR, Inc. and the Company relating to KLAX (incorporated by reference to the 1996 Current Report).

         10.56 Asset Purchase Agreement dated as of October 30, 1995 between SBS-NJ and Park Radio of Greater New York, Inc. ("Park Radio") (incorporated by reference to Exhibit 10.32 of the 1995 10-K).

         10.57 First Amendment dated as of March 18, 1996 to the Asset Purchase Agreement dated as of October 1995, among SBS-NJ, Park Radio and SBS of Greater New York, Inc. ("SBS-GNY") (incorporated by reference to the 1996 Current Report).

         10.58 Escrow Agreement dated as of October 30, 1995 by and among SBS-NJ, Park Radio and Media Ventures (incorporated by reference to the 1996 Current Report).

         10.59 Time Brokerage Agreement dated as of January 20, 1995 between the SBS-GNY and Park Radio (incorporated by reference to the 1996 Current Report).

         10.60 Broadcast Station License dated June 1, 1984 issued by the FCC to Capital Cities Communications, Inc. ("Capital Cities") in connection with WPAT-FM, together with FCC License Renewal authorization granted October 29, 1991 to Park Radio, as assignee of Capital Cities and the assignment of the Broadcast Station License for WPAT-FM from Park Radio to SBS-NY (incorporated by reference to the 1996 Current Report).

         10.61 Agreement of Lease dated as of March 1, 1996. No WT-1744-A-119 1067 between The Port Authority of New Jersey and SBS-GNY as assignee of Park Radio (incorporated by reference to the 1996 Current Report).

         13.1 Annual Report of the Company (incorporated by reference to the 1996 10-K).

         21.1         List of Subsidiaries of the Company.(2)

         23.1         Consent of KPMG Peat Marwick LLP.(2)

         23.2         Consent of Voynow Bayard and Company.(2)

         24.1         Power of Attorney (included in signature page).

         25.1         Statement of Eligibility of Trustee.(2)


(1)      To be filed by Amendment.

(2)      Filed herewith.